EXHIBIT 99.2
FINANCIAL STATEMENTS OF MERRILL LYNCH & CO., INC.
(Note: The page numbers in this Exhibit 99.2 correspond to Merrill Lynch’s 2007 Annual Report and 2008 Second Quarter Form 10-Q)

Management’s Discussion of Financial Responsibility, Disclosure Controls and
Procedures, and Report on Internal Control Over Financial Reporting

Financial Responsibility
Oversight is provided by independent units within Merrill Lynch, working together to maintain Merrill Lynch’s internal control standards. Corporate Audit reports directly to the Audit Committee of the Board of Directors, providing independent appraisals of Merrill Lynch’s internal controls and compliance with established policies and procedures. Finance management establishes accounting policies and procedures, measures and monitors financial risk, and independently from the businesses prepares financial statements that fairly present the underlying transactions and events of Merrill Lynch. Independent risk groups monitor capital adequacy and liquidity management and have oversight responsibility for Merrill Lynch’s market and credit risks independent from business line management. These groups have clear authority to enforce trading and credit limits using various systems and procedures to monitor positions and risks. The Office of the General Counsel serves in a counseling and advisory role to management and the business groups. In this role, the Office of the General Counsel develops policies; works with the business in monitoring compliance with internal policies, external rules, and industry regulations; and provides legal advice, representation, execution, and transaction support to the businesses.

ML & Co. has established a Disclosure Committee to assist the Chief Executive Officer and Chief Financial Officer in fulfilling their responsibilities for overseeing the accuracy and timeliness of disclosures made by ML & Co. The Disclosure Committee is made up of senior representatives of Merrill Lynch’s Finance, Investor Relations, Office of the General Counsel, Treasury, Tax and independent risk groups, and is responsible for implementing and evaluating disclosure controls and procedures on an ongoing basis. The Disclosure Committee meets at least eight times a year. Meetings are held as needed to review key events and disclosures impacting the period throughout each fiscal quarter and prior to the filing of ML & Co.’s Form 10-K and 10-Q reports and proxy statement with the SEC.

The Board of Directors designated Merrill Lynch’s Guidelines for Business Conduct as the company’s code of ethics for directors, officers and employees in performing their duties. The Guidelines set forth written standards for employee conduct with respect to conflicts of interest, disclosure obligations, compliance with applicable laws and rules and other matters. The Guidelines also set forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Guidelines in a confidential manner. The Board of Directors adopted Merrill Lynch’s Code of Ethics for Financial Professionals in 2003. The Code, which applies to all Merrill Lynch professionals who participate in our public disclosure process, supplements our Guidelines for Business Conduct and is designed to promote honest and ethical conduct, full, fair and accurate disclosure and compliance with applicable laws.

The independent registered public accounting firm, Deloitte & Touche LLP, performs annual audits of Merrill Lynch’s financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States). They openly discuss with the Audit Committee their views on the quality of the financial statements and related disclosures and the adequacy of Merrill Lynch’s internal accounting controls. Quarterly review reports on the unaudited interim financial statements are also issued by Deloitte & Touche LLP. The Audit Committee appoints the independent registered public accounting firm. The independent registered public accounting firm is given unrestricted access to all financial records and related data, including minutes of meetings of stockholders, the Board of Directors, and committees of the Board.

As part of their oversight role, committees of the Board supervise management in the formulation of corporate policies, procedures and controls. The Audit Committee, which consists of four independent directors, oversees the internal audit function and considers the adequacy of our internal controls. In addition, the Audit Committee reviews the framework established by management to assess and manage the major categories of risk affecting Merrill Lynch; the policies and procedures for managing operational, legal and reputational risk; and oversees the compliance function. It also reviews the annual Consolidated Financial Statements and other material financial information with management and Merrill Lynch’s independent registered public accounting firm, and evaluates the performance, independence and fees of our independent registered public accounting firm and the professional services it provides. The Audit Committee also has the authority to appoint or replace the independent registered public accounting firm and monitors the treatment of concerns relating to accounting, internal accounting controls and auditing matters reported by employees, shareholders and other interested parties.

The Finance Committee, which consists of four independent directors, reviews, recommends, and approves policies regarding financial commitments and investments. It also reviews and approves certain financial commitments, acquisitions, divestitures, and proprietary investments. In addition, the Finance Committee oversees balance sheet and capital management, corporate funding policies and financing plans. It also reviews Merrill Lynch’s policies and procedures for managing exposure to market and credit risks, and when appropriate, reviews significant risk exposures and trends in these categories of risk.

Disclosure Controls and Procedures
During the 2007 year-end financial close process, management implemented additional reviews and analyses of certain financial data presented in the Consolidated Financial Statements, including an enhanced review of the Consolidated Statements of Cash Flows. As a result of the enhanced reviews, the Company discovered an error, due to an adjustment that incorrectly reflected cash flows received from certain customer transactions, affecting its Consolidated Statements of Cash Flows for 2005 and 2006. The adjustment resulted in an overstatement of cash flows received from derivatives financing transactions (financing activities) and was offset by a corresponding overstatement in cash flows used for trading liabilities (operating activities). Management determined that its 2005 and 2006 Consolidated Statements of Cash Flows should be restated and has done so in its 2007 Annual Report.

ML & Co.’s Disclosure Committee assists with implementing, monitoring and evaluating our disclosure controls and procedures. ML & Co.’s Chief Executive Officer, Chief Financial Officer and Disclosure Committee have evaluated the effectiveness of ML & Co.’s disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934) as of the end of the period covered by this Report. Based on that evaluation, ML & Co.’s Chief Executive Officer and Chief Financial Officer have concluded that ML & Co.’s disclosure controls and procedures are effective.

No other change in ML & Co.’s internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934) occurred during the fourth fiscal quarter of 2007 that has materially affected, or is reasonably likely to materially affect, ML & Co.’s internal control over financial reporting.

Report on Internal Control Over Financial Reporting
Management recognizes its responsibility for establishing and maintaining adequate internal control over financial reporting and has designed internal controls and procedures to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements and related notes in accordance with generally accepted accounting principles in the United States of America. Management assessed the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 28, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on our assessment, management believes that Merrill Lynch maintained effective internal control over financial reporting as of December 28, 2007.

Deloitte & Touche LLP, Merrill Lynch’s independent registered public accounting firm, has issued an opinion on the effectiveness of Merrill Lynch’s internal control over financial reporting as of December 28, 2007, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This report appears under “Report of Independent Registered Public Accounting Firm” on the following page.

New York, New York
February 25, 2008

Merrill Lynch 2007 Annual Report	page 78

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:
We have audited the internal control over financial reporting of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 28, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Merrill Lynch’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on Merrill Lynch’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Merrill Lynch maintained, in all material respects, effective internal control over financial reporting as of December 28, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 28, 2007 of Merrill Lynch and our report dated February 25, 2008 expressed an unqualified opinion on those financial statements, included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements.

New York, New York
February 25, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:
We have audited the accompanying consolidated balance sheets of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 28, 2007 and December 29, 2006, and the related consolidated statements of (loss)/earnings, changes in stockholders’ equity, comprehensive (loss)/income and cash flows for each of the three years in the period ended December 28, 2007. These financial statements are the responsibility of Merrill Lynch’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch as of December 28, 2007 and December 29, 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 28, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1, 3, 13 and 14 to the consolidated financial statements, in 2007 Merrill Lynch adopted Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 Merrill Lynch changed its method of accounting for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”.

As discussed in Note 20, the 2006 and 2005 consolidated financial statements have been restated.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Merrill Lynch’s internal control over financial reporting as of December 28, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2008 expressed an unqualified opinion on Merrill Lynch’s internal control over financial reporting.

New York, New York
February 25, 2008

Merrill Lynch 2007 Annual Report	page 80

Consolidated Statements of (Loss)/Earnings

	YEAR ENDED LAST FRIDAY IN DECEMBER
	2007	2006	2005
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	(52 WEEKS)	(52 WEEKS)	(52 WEEKS)
Revenues
Principal transactions	$(12,067)	$7,248	$3,647
Commissions	7,284	5,985	5,277
Investment banking	5,582	4,648	3,777
Managed accounts and other fee-based revenues	5,465	6,273	5,701
Earnings from equity method investments	1,627	556	567
Other	(2,190)	2,883	1,848

	5,701	27,593	20,817
Interest and dividend revenues	56,974	39,790	26,031
Less interest expense	51,425	35,571	21,571

Net interest profit	5,549	4,219	4,460
Gain on merger	–	1,969	–

Revenues, Net of Interest Expense	11,250	33,781	25,277

Non-Interest Expenses
Compensation and benefits	15,903	16,867	12,314
Communications and technology	2,057	1,838	1,599
Brokerage, clearing, and exchange fees	1,415	1,096	855
Occupancy and related depreciation	1,139	991	931
Professional fees	1,027	885	729
Advertising and market development	785	686	593
Office supplies and postage	233	225	209
Other	1,522	1,383	1,286

Total Non-Interest Expenses	24,081	23,971	18,516

Pre-Tax (Loss)/Earnings from Continuing Operations	(12,831)	9,810	6,761
Income tax (benefit)/expense	(4,194)	2,713	1,946

Net (Loss)/Earnings from Continuing Operations	$(8,637)	$7,097	$4,815

Discontinued Operations:
Pre-tax earnings from discontinued operations	1,397	616	470
Income tax expense	537	214	169

Net Earnings from Discontinued Operations	860	402	301

Net (Loss)/Earnings	$(7,777)	$7,499	$5,116
Preferred stock dividends	270	188	70

Net (Loss)/Earnings Applicable to Common Stockholders	$(8,047)	$7,311	$5,046

Basic (loss)/earnings per common share from continuing operations	$(10.73)	$7.96	$5.32
Basic earnings per common share from discontinued operations	1.04	0.46	0.34

Basic (Loss)/Earnings Per Common Share	$(9.69)	$8.42	$5.66

Diluted (loss)/earnings per common share from continuing operations	$(10.73)	$7.17	$4.85
Diluted earnings per common share from discontinued operations	1.04	0.42	0.31

Diluted (Loss)/Earnings Per Common Share	$(9.69)	$7.59	$5.16

Dividend Paid Per Common Share	$1.40	$1.00	$0.76
Average Shares Used in Computing Earnings Per Common Share
Basic	830.4	868.1	890.7
Diluted	830.4	963.0	977.7

See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	DEC. 28, 2007	DEC. 29, 2006

Assets
Cash and cash equivalents	$41,346	$32,109
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	22,999	13,449
Securities financing transactions
Receivables under resale agreements (includes $100,214 measured at fair value in 2007 in accordance with SFAS No. 159)	221,617	178,368
Receivables under securities borrowed transactions	133,140	118,610

	354,757	296,978

Trading assets, at fair value (includes securities pledged as collateral that can be sold or repledged of $78,787 in 2007 and $58,966 in 2006)
Derivative contracts	72,689	36,262
Equities and convertible debentures	60,681	48,527
Corporate debt and preferred stock	37,849	32,854
Mortgages, mortgage-backed, and asset-backed	28,013	44,401
Non-U.S. governments and agencies	15,082	21,075
U.S. Government and agencies	11,219	13,086
Municipals, money markets and physical commodities	9,136	7,643

	234,669	203,848

Investment securities (includes $4,685 measured at fair value in 2007 in accordance with SFAS No. 159) (includes securities pledged as collateral that can be sold or repledged of $16,124 in 2007 and $4 in 2006)	82,532	83,410

Securities received as collateral, at fair value	45,245	24,929

Other receivables
Customers (net of allowance for doubtful accounts of $24 in 2007 and $41 in 2006)	70,719	49,427
Brokers and dealers	22,643	18,900
Interest and other	33,487	21,054

	126,849	89,381

Loans, notes, and mortgages (net of allowances for loan losses of $533 in 2007 and $478 in 2006) (includes $1,149 measured at fair value in 2007 in accordance with SFAS No. 159)	94,992	73,029

Separate accounts assets	–	12,314

Equipment and facilities (net of accumulated depreciation and amortization of $5,518 in 2007 and $5,213 in 2006)	3,127	2,924

Goodwill and intangible assets	5,091	2,457

Other assets	8,443	6,471

Total Assets	$1,020,050	$841,299

Merrill Lynch 2007 Annual Report	page 82

Consolidated Balance Sheets

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNT)	DEC. 28, 2007	DEC. 29, 2006
Liabilities
Securities financing transactions
Payables under repurchase agreements (includes $89,733 measured at fair value in 2007 in accordance with SFAS No. 159)	$235,725	$222,624
Payables under securities loaned transactions	55,906	43,492

	291,631	266,116

Short-term borrowings	24,914	18,110
Deposits	103,987	84,124
Trading liabilities, at fair value
Derivative contracts	73,294	42,040
Equities and convertible debentures	29,652	23,268
Non-U.S. governments and agencies	9,407	13,385
U.S. Government and agencies	6,135	12,510
Corporate debt and preferred stock	4,549	6,323
Municipals, money markets and other	551	1,336

	123,588	98,862

Obligation to return securities received as collateral, at fair value	45,245	24,929
Other payables
Customers	63,582	49,414
Brokers and dealers	24,499	24,282
Interest and other	44,545	38,897

	132,626	112,593

Separate accounts liabilities	–	12,314
Long-term borrowings (includes $76,334 measured at fair value in 2007 in accordance with SFAS No. 159)	260,973	181,400
Junior subordinated notes (related to trust preferred securities)	5,154	3,813

Total Liabilities	988,118	802,261

Commitments and Contingencies
Stockholders’ Equity
Preferred Stockholders’ Equity (liquidation preference of $30,000 per share; issued: 2007 — 155,000 shares; 2006 — 105,000 shares; liquidation preference of $1,000 per share; issued: — 2007 — 115,000 shares)	4,383	3,145
Common Stockholders’ Equity
Shares exchangeable into common stock	39	39
Common stock (par value $1.33 1/3 per share; authorized: 3,000,000,000 shares; issued: 2007 — 1,354,309,819 shares; 2006 — 1,215,381,006 shares)	1,805	1,620
Paid-in capital	27,163	18,919
Accumulated other comprehensive loss (net of tax)	(1,791)	(784)
Retained earnings	23,737	33,217

	50,953	53,011

Less: Treasury stock, at cost (2007 — 418,270,289 shares; 2006 — 350,697,271 shares)	23,404	17,118

Total Common Stockholders’ Equity	27,549	35,893

Total Stockholders’ Equity	31,932	39,038

Total Liabilities and Stockholders’ Equity	$1,020,050	$841,299

See Notes to Consolidated Financial Statements.

Consolidated Statements of Changes in Stockholders’ Equity

	YEAR ENDED LAST FRIDAY IN DECEMBER
	AMOUNTS			SHARES
(DOLLARS IN MILLIONS)	2007	2006	2005	2007	2006	2005
Preferred Stock, net
Balance, beginning of year	$3,145	$2,673	$630	104,928	89,685	21,000
Issuances	1,615	374	2,143	165,000	12,000	72,000
Shares (repurchased) re-issuances	(377)	98	(100)	(12,794)	3,243	(3,315)

Balance, end of year	4,383	3,145	2,673	257,134	104,928	89,685

Common Stockholders’ Equity
Shares Exchangeable into Common Stock
Balance, beginning of year	39	41	41	2,659,926	2,707,797	2,782,712
Exchanges	–	(2)	–	(106,944)	(47,871)	(74,915)

Balance, end of year	39	39	41	2,552,982	2,659,926	2,707,797

Common Stock
Balance, beginning of year	1,620	1,531	1,465	1,215,381,006	1,148,714,008	1,098,991,806
Capital issuance and acquisition(1)	122	–	–	91,576,096
Shares issued to employees	63	89	66	47,352,717	66,666,998	49,722,202

Balance, end of year	1,805	1,620	1,531	1,354,309,819	1,215,381,006	1,148,714,008

Paid-in Capital
Balance, beginning of year	18,919	13,320	11,460
Capital issuance and acquisition(1)	4,643	–	–
Employee stock plan activity	1,962	2,351	1,173
Amortization of employee stock grants	1,639	3,248	687

Balance, end of year	27,163	18,919	13,320

Accumulated Other Comprehensive Loss
Foreign Currency Translation Adjustment (net of tax)
Balance, beginning of year	(430)	(507)	(289)
Translation adjustment	(11)	77	(218)

Balance, end of year	(441)	(430)	(507)

Net Unrealized Gains (Losses) on Investment Securities
Available-for-Sale Securities (net of tax)
Balance, beginning of year	(192)	(181)	(91)
Net unrealized losses on available-for-sale	(2,460)	(15)	(156)
Adjustment to initially apply SFAS No. 159(2)	172
Other adjustments(3)	971	4	66

Balance, end of year	(1,509)	(192)	(181)

Deferred Gains (Losses) on Cash Flow Hedges (net of tax)
Balance, beginning of year	2	(3)	21
Net deferred Gains (losses) on cash flow hedges	81	5	(24)

Balance, end of year	83	2	(3)

Defined Benefit Pension and Postretirement Plans (net of tax)
Balance, beginning of year	(164)	(153)	(122)
Net gains	240	–	–
Minimum pension liability adjustment	–	(76)	(31)
Adjustment to initially apply SFAS No. 158(2)	–	65	–

Balance, end of year	76	(164)	(153)

Balance, end of year	(1,791)	(784)	(844)

Retained Earnings
Balance, beginning of year	33,217	26,824	22,485
Net (loss)/earnings	(7,777)	7,499	5,116
Preferred stock dividends declared	(270)	(188)	(70)
Common stock dividends declared	(1,235)	(918)	(707)
Adjustment to initially apply SFAS No. 157	53	–	–
Adjustment to initially apply SFAS No. 159	(185)	–	–
Adjustment to initially apply FIN 48	(66)	–	–

Balance, end of year	23,737	33,217	26,824

Treasury Stock, at cost
Balance, beginning of year	(17,118)	(7,945)	(4,230)	(350,697,271)	(233,112,271)	(170,955,057)
Shares repurchased	(5,272)	(9,088)	(3,700)	(62,112,876)	(116,610,876)	(63,068,200)
Shares issued to (reacquired from) employees and other(4)	(1,014)	(89)	(18)	(5,567,086)	(1,021,995)	836,071
Share exchanges	–	4	3	106,944	47,871	74,915

Balance, end of year	(23,404)	(17,118)	(7,945)	(418,270,289)	(350,697,271)	(233,112,271)

Total Common Stockholders’ Equity	27,549	35,893	32,927

Total Stockholders’ Equity	$31,932	$39,038	$35,600

See Notes to Consolidated Financial Statements.

(1)	Related to the acquisition of First Republic Bank (“First Republic”) and to additional shares issued to Davis Selected Advisors and Temasek Holdings.
(2)	For the initial year of application, the adjustment is not reflected on the Statement of Comprehensive (Loss)/Income.
(3)	Other adjustments relate to policyholder liabilities, deferred policy acquisition costs, and income taxes.
(4)	Share amounts are net of reacquisitions from employees of 12,490,283 shares, 6,622,887 shares, and 4,360,607 shares in 2007, 2006 and 2005, respectively.

Merrill Lynch 2007 Annual Report	page 84

Consolidated Statements of Comprehensive (Loss)/Income

	YEAR ENDED LAST FRIDAY IN DECEMBER
(DOLLARS IN MILLIONS)	2007	2006	2005
Net (Loss) Earnings	$(7,777)	$7,499	$5,116
Other Comprehensive (Loss) Income
Foreign currency translation adjustment:
Foreign currency translation (losses) gains	(282)	(366)	129
Income tax (expense) benefit	271	443	(347)

Total	(11)	77	(218)

Net unrealized (losses) gains on investment securities available-for-sale:
Net unrealized holding (losses) gains arising during the period	(2,291)	(16)	184
Reclassification adjustment for realized (gains) losses included in net (loss)/earnings	(169)	1	(340)

Net unrealized losses on investment securities available-for-sale	(2,460)	(15)	(156)

Adjustments for:
Policyholder liabilities	4	1	12
Deferred policy acquisition costs	–	–	(2)
Income tax benefit	967	3	56

Total	(1,489)	(11)	(90)

Deferred gains (losses) on cash flow hedges:
Deferred gains (losses) on cash flow hedges	162	9	(2)
Reclassification adjustment for realized (gains) included in net (loss)/earnings	(30)	(2)	(23)
Income tax (expense) benefit	(51)	(2)	1

Total	81	5	(24)

Defined benefit pension and postretirement plans:
Minimum pension liability adjustment	–	(110)	(46)
Net actuarial gains	353	–	–
Prior service costs	6	–	–
Reclassification adjustment for realized losses included in net (loss)/earnings	23	–	–
Income tax (expense) benefit	(142)	34	15

Total	240	(76)	(31)

Total Other Comprehensive Loss	(1,179)	(5)	(363)

Comprehensive (Loss)/Income	$(8,956)	$7,494	$4,753

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

	YEAR ENDED LAST FRIDAY IN DECEMBER
		2006	2005
		AS RESTATED	AS RESTATED
(DOLLARS IN MILLIONS)	2007	SEE NOTE 20	SEE NOTE 20
Cash flows from operating activities:
Net (loss)/earnings	$(7,777)	$7,499	$5,116
Adjustments to reconcile net (loss)/earnings to cash used for operating activities:
Gain on merger	–	(1,969)	–
Gain on sale of MLIG	(316)	–	–
Depreciation and amortization	901	523	473
Share-based compensation expense	1,795	3,156	1,003
Deferred taxes	(4,924)	(360)	232
Earnings from equity method investments	(1,409)	(421)	(417)
Other	160	1,045	1,017
Changes in operating assets and liabilities:
Trading assets	(29,650)	(55,392)	25,902
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	(8,886)	(1,019)	3,259
Receivables under resale agreements	(43,247)	(15,346)	(84,166)
Receivables under securities borrowed transactions	(14,530)	(26,126)	2,014
Customer receivables	(21,280)	(9,562)	(2,217)
Brokers and dealers receivables	(3,744)	(6,825)	(19)
Proceeds from loans, notes, and mortgages held for sale	72,054	41,317	31,255
Other changes in loans, notes, and mortgages held for sale	(86,894)	(47,670)	(34,554)
Trading liabilities	23,878	9,554	(12,402)
Payables under repurchase agreements	13,101	29,557	44,386
Payables under securities loaned transactions	12,414	24,157	(2,901)
Customer payables	14,135	13,795	1,238
Brokers and dealers payables	113	4,791	(605)
Trading investment securities	9,333	(867)	2,048
Other, net	2,411	6,400	(4,937)

Cash used for operating activities	(72,362)	(23,763)	(24,275)

Cash flows from investing activities:
Proceeds from (payments for):
Maturities of available-for-sale securities	13,362	13,222	25,452
Sales of available-for-sale securities	39,327	16,176	36,574
Purchases of available-for-sale securities	(58,325)	(31,357)	(51,283)
Maturities of held-to-maturity securities	2	18	16
Purchases of held-to-maturity securities	(3)	(15)	–
Loans, notes, and mortgages held for investment, net	5,113	(681)	(9,678)
Proceeds from the sale of discontinued operations	1,250	–	–
Acquisitions, net of cash	(2,045)	–	–
Other investments	(5,048)	(6,546)	(1,442)
Transfer of cash balances related to merger	–	(651)	–
Equipment and facilities, net	(719)	(1,174)	(278)

Cash used for investing activities	(7,086)	(11,008)	(639)

Cash flows from financing activities:
Proceeds from (payments for):
Commercial paper and short-term borrowings	6,316	9,123	(154)
Issuance and resale of long-term borrowings	165,107	87,814	49,703
Settlement and repurchases of long-term borrowings	(93,258)	(42,545)	(31,195)
Deposits	9,884	4,108	270
Derivative financing transactions	848	608	1,742
Issuance of common stock	4,787	1,838	858
Issuance of preferred stock, net	1,123	472	2,043
Common stock repurchases	(5,272)	(9,088)	(3,700)
Other common stock transactions	(60)	539	(80)
Excess tax benefits related to share-based compensation	715	531	–
Dividends	(1,505)	(1,106)	(777)

Cash provided by financing activities	88,685	52,294	18,710

Increase (decrease) in cash and cash equivalents	9,237	17,523	(6,204)
Cash and cash equivalents, beginning of period	32,109	14,586	20,790

Cash and cash equivalents, end of period	$41,346	$32,109	$14,586

Supplemental disclosure of cash flow information:
Cash paid for:
Income taxes	$1,846	$2,638	$1,443
Interest	$49,881	$35,685	$21,519

Non-cash investing and financing activities:
The investment recorded in connection with the merger of the MLIM business with BlackRock in September 2006 totaled $7.7 billion. The book value of net asset transfers, derecognition of goodwill and other adjustments totaled $4.9 billion.
Issuances of Common Stock and Preferred Stock of $926 million and $115 million, respectively, related to the First Republic acquisition.
See Notes to Consolidated Financial Statements.

Merrill Lynch 2007 Annual Report	page 86

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Description of Business
Merrill Lynch & Co., Inc. (“ML & Co.”) and together with its subsidiaries, (“Merrill Lynch”, “we”, “our”, or “us”) provide investment, financing, insurance, and related services to individuals and institutions on a global basis through its broker, dealer, banking, and other financial services subsidiaries. Its principal subsidiaries include:

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a U.S.-based broker-dealer in securities and futures commission merchant;

•	Merrill Lynch International (“MLI”), a U.K.-based broker-dealer in securities and dealer in equity and credit derivatives;

•	Merrill Lynch Government Securities Inc. (“MLGSI”), a U.S.-based dealer in U.S. Government securities;

•	Merrill Lynch Capital Services, Inc., a U.S.-based dealer in interest rate, currency, credit derivatives and commodities;

•	Merrill Lynch Bank USA (“MLBUSA”), a U.S.-based, state chartered, Federal Deposit Insurance Corporation (“FDIC”)-insured depository institution;

•	Merrill Lynch Bank & Trust Co., FSB (“MLBT-FSB”), a U.S.-based, federally chartered, FDIC-insured depository institution;

•	Merrill Lynch International Bank Limited (“MLIB”), an Ireland-based bank;

•	Merrill Lynch Mortgage Capital, Inc., a U.S.-based dealer in syndicated commercial loans;

•	Merrill Lynch Japan Securities Co., Ltd. (“MLJS”), a Japan-based broker-dealer;

•	Merrill Lynch Derivative Products, AG, a Switzerland-based derivatives dealer; and

•	ML IBK Positions Inc., a U.S.-based entity involved in private equity and principal investing.

Services provided to clients by Merrill Lynch and other activities include:

•	Securities brokerage, trading and underwriting;

•	Investment banking, strategic advisory services (including mergers and acquisitions) and other corporate finance activities;

•	Wealth management products and services, including financial, retirement and generational planning;

•	Investment management and advisory and related record-keeping services;

•	Origination, brokerage, dealer, and related activities in swaps, options, forwards, exchange-traded futures, other derivatives, commodities and foreign exchange products;

•	Securities clearance, settlement financing services and prime brokerage;

•	Private equity and other principal investing activities;

•	Proprietary trading of securities, derivatives and loans;

•	Banking, trust, and lending services, including deposit-taking, consumer and commercial lending, including mortgage loans, and related services;

•	Insurance and annuities sales; and

•	Research across the following disciplines: global fundamental equity research, global fixed income and equity-linked research, global economics and foreign exchange research and global investment strategy.

Basis of Presentation
The Consolidated Financial Statements include the accounts of ML & Co. and subsidiaries (collectively, “Merrill Lynch”). The Consolidated Financial Statements are presented in accordance with U.S. Generally Accepted Accounting Principles, which include industry practices. Intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

The Consolidated Financial Statements are presented in U.S. dollars. Many non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar, often the currency of the country in which a subsidiary is domiciled. Subsidiaries’ assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary’s functional currency and related hedging, net of related tax effects, are reported in stockholders’ equity as a component of accumulated other comprehensive loss. All other translation adjustments are included in earnings. Merrill Lynch uses derivatives to manage the currency exposure arising from activities in non-U.S. subsidiaries. See the Derivatives section for additional information on accounting for derivatives.

During the fourth quarter of 2007, Merrill Lynch began reporting revenues and expenses from special purpose entity (“SPE”) investments that are consolidated under Statement of Financial Accounting Standards (“SFAS”) No. 94, Consolidation of All Majority-Owned

Subsidiaries (“SFAS No. 94”) and Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51 (“FIN 46R”), in their respective line items in the Consolidated Statements of Earnings, whereas in prior periods, these amounts were reported separately as revenues from consolidated investments and expenses of consolidated investments. The majority of the revenues and expenses that were reclassified are now reported in interest and other revenues and other expenses. All prior period amounts have been reclassified to conform to the current period presentation.

Merrill Lynch offers a broad array of products and services to its diverse client base of individuals, small to mid-size businesses, employee benefit plans, corporations, financial institutions, and governments around the world. These products and services are offered from a number of locations globally. In some cases, the same or similar products and services may be offered to both individual and institutional clients, utilizing the same infrastructure. In other cases, a single infrastructure may be used to support multiple products and services offered to clients. When Merrill Lynch analyzes its profitability, it does not focus on the profitability of a single product or service. Instead, Merrill Lynch looks at the profitability of businesses offering an array of products and services to various types of clients. The profitability of the products and services offered to individuals, small to mid-size businesses, and employee benefit plans is analyzed separately from the profitability of products and services offered to corporations, financial institutions, and governments, regardless of whether there is commonality in products and services infrastructure. As such, Merrill Lynch does not separately disclose the costs associated with the products and services sold or general and administrative costs either in total or by product.

When determining the prices for products and services, Merrill Lynch considers multiple factors, including prices being offered in the market for similar products and services, the competitiveness of its pricing compared to competitors, the profitability of its businesses and its overall profitability, as well as the profitability, creditworthiness, and importance of the overall client relationships.

Shared expenses that are incurred to support products and services and infrastructures are allocated to the businesses based on various methodologies, which may include headcount, square footage, and certain other criteria. Similarly, certain revenues may be shared based upon agreed methodologies. When looking at the profitability of various businesses, Merrill Lynch considers all expenses incurred, including overhead and the costs of shared services, as all are considered integral to the operation of the businesses.

Discontinued Operations
On August 13, 2007, we announced that we will form a strategic business relationship with AEGON, N.V. (“AEGON”) in the areas of insurance and investment products. As part of this relationship, we had agreed to sell Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York (together “Merrill Lynch Insurance Group” or “MLIG”) to AEGON for $1.3 billion. We will continue to serve the insurance needs of our clients through our core distribution and advisory capabilities. The sale of MLIG was completed in the fourth quarter of 2007 and resulted in an after-tax gain of approximately $316 million. The gain along with the financial results of MLIG, have been reported within discontinued operations for all periods presented. We previously reported the results of MLIG in the Global Wealth Management (“GWM”) business segment. Refer to Note 17 to the Consolidated Financial Statements for additional information.

On December 24, 2007 we announced that we had reached an agreement with GE Capital to sell Merrill Lynch Capital, a wholly-owned middle-market commercial finance business. The sale includes substantially all of Merrill Lynch Capital’s operations, including its commercial real estate division. This transaction closed on February 4, 2008. We have included results of Merrill Lynch Capital within discontinued operations for all periods presented. We previously reported results of Merrill Lynch Capital in the Global Markets and Investment Banking (“GMI”) business segment. Refer to Note 17 to the Consolidated Financial Statements for additional information.

Consolidation Accounting Policies
The Consolidated Financial Statements include the accounts of Merrill Lynch, whose subsidiaries are generally controlled through a majority voting interest. In certain cases, Merrill Lynch subsidiaries may also be consolidated based on a risks and rewards approach. Merrill Lynch does not consolidate those special purpose entities that meet the criteria of a qualified special purpose entity (“QSPE”).

Merrill Lynch determines whether it is required to consolidate an entity by first evaluating whether the entity qualifies as a voting rights entity (“VRE”), a variable interest entity (“VIE”), or a QSPE.

VREs — In accordance with the guidance in FIN 46R, VREs are defined to include entities that have both equity at risk that is sufficient to fund future operations and have equity investors with decision making ability that absorb the majority of the expected losses and expected returns of the entity. In accordance with SFAS No. 94, Merrill Lynch generally consolidates those VREs where it holds a controlling financial interest. For investments in limited partnerships and certain limited liability corporations that Merrill Lynch does not control, Merrill Lynch applies Emerging Issues Task Force (“EITF”) Topic D-46, Accounting for Limited Partnership Investments, which requires use of the equity method of accounting for investors that have more than a minor influence, which is typically defined as an investment of greater than 3% of the outstanding equity in the entity. For more traditional corporate structures, in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, Merrill Lynch applies the equity method of accounting where it has significant influence over the investee. Significant influence can be evidenced by a significant

Merrill Lynch 2007 Annual Report	page 88

ownership interest (which is generally defined as a voting interest of 20% to 50%), significant board of director representation, or other contracts and arrangements.

VIEs — Those entities that do not meet the VRE criteria as defined in FIN 46R are generally analyzed for consolidation as either VIEs or QSPEs. Merrill Lynch consolidates those VIEs in which it absorbs the majority of the variability in expected losses and/or the variability in expected returns of the entity as required by FIN 46R. Merrill Lynch relies on a qualitative and/or quantitative analysis, including an analysis of the design of the entity, to determine if it is the primary beneficiary of the VIE and therefore must consolidate the VIE. Merrill Lynch reassesses whether it is the primary beneficiary of a VIE upon the occurrence of a reconsideration event.

QSPEs — QSPEs are passive entities with significantly limited permitted activities. QSPEs are generally used as securitization vehicles and are limited in the type of assets they may hold, the derivatives that they can enter into and the level of discretion they may exercise through servicing activities. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS No. 140”), and FIN 46R, Merrill Lynch does not consolidate QSPEs.

Securitization Activities
In the normal course of business, Merrill Lynch securitizes: commercial and residential mortgage loans and home equity loans; municipal, government, and corporate bonds; and other types of financial assets. Merrill Lynch may retain interests in the securitized financial assets through holding tranches of the securitization. In accordance with SFAS No. 140, Merrill Lynch recognizes transfers of financial assets that relinquish control as sales to the extent of cash and any proceeds received. Control is considered to be relinquished when all of the following conditions have been met:

•	The transferred assets have been legally isolated from the transferor even in bankruptcy or other receivership;

•	The transferee has the right to pledge or exchange the assets it received, or if the entity is a QSPE the beneficial interest holders have that right; and

•	The transferor does not maintain effective control over the transferred assets (e.g. the ability to unilaterally cause the holder to return specific transferred assets).

Revenue Recognition
Principal transactions revenues include both realized and unrealized gains and losses on trading assets and trading liabilities and investment securities classified as trading investments. These instruments are recorded at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marketplace participants. Gains and losses are recognized on a trade date basis.

Commissions revenues includes commissions, mutual fund distribution fees and contingent deferred sales charge revenue, which are all accrued as earned. Commissions revenues also includes mutual fund redemption fees, which are recognized at the time of redemption. Commissions revenues earned from certain customer equity transactions are recorded net of related brokerage, clearing and exchange fees.

Investment banking revenues include underwriting revenues and fees for merger and acquisition advisory services, which are accrued when services for the transactions are substantially completed. Underwriting revenues are presented net of transaction-related expenses. Transaction-related expenses, primarily legal, travel and other costs directly associated with the transaction, are deferred and recognized in the same period as the related revenue from the investment banking transaction to match revenue recognition.

Managed accounts and other fee-based revenues primarily consist of asset-priced portfolio service fees earned from the administration of separately managed accounts and other investment accounts for retail investors, annual account fees, and certain other account-related fees. In addition, until the merger of our Merrill Lynch Investment Management (“MLIM”) business with BlackRock, Inc. (“BlackRock”) at the end of the third quarter of 2006 (“BlackRock merger”), managed accounts and other fee-based revenues also included fees earned from the management and administration of retail mutual funds and institutional funds such as pension assets, and performance fees earned on certain separately managed accounts and institutional money management arrangements. For additional information regarding the BlackRock merger, refer to Note 18 to the Consolidated Financial Statements.

Earnings from equity method investments includes Merrill Lynch’s pro rata share of income and losses associated with investments accounted for under the equity method.

Other revenues include gains/(losses) on investment securities, including unrealized losses on certain available-for-sale securities, gains/(losses) on private equity investments that are held for capital appreciation and/or current income, and gains/(losses) on loans and other miscellaneous items.

Contractual interest and dividends received and paid on trading assets and trading liabilities, excluding derivatives, are recognized on an accrual basis as a component of interest and dividend revenues and interest expense. Interest and dividends on investment securities are recognized on an accrual basis as a component of interest and dividend revenues. Interest related to loans, notes, and mortgages, securities financing activities and certain short- and long-term borrowings are recorded on an accrual basis with related interest recorded as interest revenue or interest expense, as applicable. Contractual interest expense on structured notes is recorded as a component of interest expense.

Use of Estimates
In presenting the Consolidated Financial Statements, management makes estimates regarding:

•	Valuations of assets and liabilities requiring fair value estimates;

•	The outcome of litigation;

•	The realization of deferred taxes and the recognition and measurement of uncertain tax positions;

•	Assumptions and cash flow projections used in determining whether VIEs should be consolidated and the determination of the qualified status of QSPEs;

•	The carrying amount of goodwill and intangible assets;

•	The amortization period of intangible assets with definite lives;

•	Valuation of share-based payment compensation arrangements; and

•	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Consolidated Financial Statements, and it is possible that such changes could occur in the near term. A discussion of certain areas in which estimates are a significant component of the amounts reported in the Consolidated Financial Statements follows:

Fair Value Measurement
Merrill Lynch accounts for a significant portion of its financial instruments at fair value or considers fair value in their measurement. Merrill Lynch accounts for certain financial assets and liabilities at fair value under various accounting literature, including SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”), SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), and SFAS No. 159, Fair Value Option for Certain Financial Assets and Liabilities (“SFAS No. 159”). Merrill Lynch also accounts for certain assets at fair value under applicable industry guidance, namely broker-dealer and investment company accounting guidance.

Merrill Lynch early adopted the provisions of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), in the first quarter of 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. SFAS No. 157 nullifies the guidance provided by EITF Issue No. 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities (“EITF 02-3”), which prohibited recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable.

Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent the present value of amounts estimated to be received from or paid to a marketplace participant in settlement of these instruments (i.e., the amount Merrill Lynch would expect to receive in a derivative asset assignment or would expect to pay to have a derivative liability assumed). These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services, while taking into account the counterparty’s creditworthiness, or Merrill Lynch’s own creditworthiness, as appropriate. Determining the fair value for OTC derivative contracts can require a significant level of estimation and management judgment.

New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions that market participants would use in pricing the instrument, which may impact the results of operations reported in the Consolidated Financial Statements. For instance, on long-dated and illiquid contracts extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark to fair value all positions consistently when only a subset of prices are directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models to correlate more closely to the market price of these instruments.

Prior to adoption of SFAS No. 157, Merrill Lynch followed the provisions of EITF 02-3. Under EITF 02-3, recognition of day one gains and losses on derivative transactions where model inputs that significantly impact valuation are not observable were prohibited. Day one gains and losses deferred at inception under EITF 02-3 were recognized at the earlier of when the valuation of such derivative became

Merrill Lynch 2007 Annual Report	page 90

observable or at the termination of the contract. SFAS No. 157 nullifies this guidance in EITF 02-3. Although this guidance in EITF 02-3 has been nullified, the recognition of significant inception gains and losses that incorporate unobservable inputs are reviewed by management to ensure such gains and losses are derived from observable inputs and/or incorporate reasonable assumptions about the unobservable component, such as implied bid-offer adjustments.

Certain financial instruments recorded at fair value are initially measured using mid-market prices which results in gross long and short positions marked-to-market at the same pricing level prior to the application of position netting. The resulting net positions are then adjusted to fair value representing the exit price as defined in SFAS No. 157. The significant adjustments include liquidity and counterparty credit risk.

Liquidity
Merrill Lynch makes adjustments to bring a position from a mid-market to a bid or offer price, depending upon the net open position. Merrill Lynch values net long positions at bid prices and net short positions at offer prices. These adjustments are based upon either observable or implied bid-offer prices.

Counterparty Credit Risk
In determining fair value Merrill Lynch considers both the credit risk of its counterparties, as well its own creditworthiness. Credit risk to third parties is generally mitigated by entering into netting and collateral arrangements. Net exposure is then measured with consideration of a counterparty’s creditworthiness and is incorporated into the fair value of the respective instruments. The calculation of the credit adjustment for derivatives is generally based upon observable market credit spreads.

SFAS No. 157 requires that Merrill Lynch’s own creditworthiness be considered when determining the fair value of an instrument. The approach to measuring the impact of Merrill Lynch’s own credit on an instrument is the same approach as that used to measure third party credit risk.

See Note 3 to the Consolidated Financial Statements for further information.

Legal Reserves
Merrill Lynch is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until years after the litigation has been commenced, in which case no accrual is made until that time. Accruals are subject to significant estimation by management with input from outside counsel.

Income Taxes
Merrill Lynch provides for income taxes on all transactions that have been recognized in the Consolidated Financial Statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Accordingly, deferred taxes are adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on the earnings history and other factors of the legal entities through which the deferred tax assets will be realized as discussed in SFAS No. 109. See Note 14 to the Consolidated Financial Statements for further discussion of income taxes.

Merrill Lynch recognizes and measures its unrecognized tax benefits in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Merrill Lynch estimates the likelihood, based on their technical merits, that tax positions will be sustained upon examination based on the facts and circumstances and information available at the end of each period. Merrill Lynch adjusts the level of unrecognized tax benefits when there is more information available, or when an event occurs requiring a change. The reassessment of unrecognized tax benefits could have a material impact on Merrill Lynch’s effective tax rate in the period in which it occurs.

ML & Co. and certain of its wholly-owned subsidiaries file a consolidated U.S. federal income tax return. Certain other Merrill Lynch entities file tax returns in their local jurisdictions.

Variable Interest Entities and Qualified Special Purpose Entities
In the normal course of business, Merrill Lynch enters into a variety of transactions with VIEs. The applicable accounting guidance requires Merrill Lynch to perform a qualitative and/or quantitative analysis of a VIE to determine whether it is the primary beneficiary of the VIE and therefore must consolidate the VIE. In performing this analysis, Merrill Lynch makes assumptions regarding future performance of assets held by the VIE, taking into account estimates of credit risk, estimates of the fair value of assets, timing of cash flows, and other significant factors. It should also be noted that although a VIE’s actual results may differ from projected outcomes, a revised consolidation analysis is not required unless a reconsideration event occurs. If a VIE meets the conditions to be considered a QSPE, it is typically not required to be consolidated by Merrill Lynch. A QSPE’s activities must be significantly limited. A servicer of the assets held by a QSPE may have discretion in restructuring or working out assets held by the QSPE as long as the discretion is significantly limited and the parameters of that discretion are fully described in the legal documents that established the QSPE. Determining whether the activities of a QSPE and its servicer meet these conditions requires the use of judgment by management.

Goodwill and Intangibles
Merrill Lynch makes certain subjective and complex judgments with respect to its goodwill and intangible assets. These include assumptions and estimates used to determine the fair value of its reporting units. Reporting unit fair value is measured based on the market approach, using market-multiple analyses. Merrill Lynch also makes assumptions and estimates in valuing its intangible assets and determining the useful lives of its intangible assets with definite lives.

Employee Stock Options
The fair value of stock options with vesting based solely on service requirements is estimated as of the grant date based on a Black-Scholes option pricing model. The fair value of stock options with vesting that is partially dependent on pre-determined increases in the price of Merrill Lynch’s common stock is estimated as of the grant date using a lattice option pricing model. These models take into account the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends, and the risk-free interest rate for the expected term of the option. Judgment is required in determining certain of the inputs to the model. The expected life of the option is based on an analysis of historical employee exercise behavior. The expected volatility is based on Merrill Lynch’s historical monthly stock price volatility for the same number of months as the expected life of the option. The fair value of the option estimated at grant date is not adjusted for subsequent changes in assumptions.

Balance Sheet Captions

Cash and Cash Equivalents
Merrill Lynch defines cash equivalents as short-term, highly liquid securities, federal funds sold, and interest-earning deposits with maturities, when purchased, of 90 days or less, that are not used for trading purposes. The amounts recognized for cash and cash equivalents in the Consolidated Balance Sheets approximate fair value amounts.

Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations
Merrill Lynch maintains relationships with clients around the world and, as a result, it is subject to various regulatory regimes. As a result of its client activities, Merrill Lynch is obligated by rules mandated by its primary regulators, including the Securities and Exchange Commission (“SEC”) and the Commodities Futures Trading Commission (“CFTC”) in the United States and the Financial Services Authority (“FSA”) in the United Kingdom to segregate or set aside cash and/or qualified securities to satisfy these regulations, which have been promulgated to protect customer assets. In addition, Merrill Lynch is a member of various clearing organizations at which it maintains cash and/or securities required for the conduct of its day-to-day clearance activities. The amounts recognized for cash and securities segregated for regulatory purposes or deposited with clearing organizations in the Consolidated Balance Sheets approximate fair value amounts.

Securities Financing Transactions
Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers and earn residual interest rate spreads (also referred to as “matched-book transactions”), obtain securities for settlement and finance inventory positions. Merrill Lynch also engages in securities financing for customers through margin lending (see the Customer Receivables and Payables section).

Resale and repurchase agreements are accounted for as collateralized financing transactions and may be recorded at their contractual amounts plus accrued interest or at fair value under the fair value option election in SFAS No. 159. Resale and repurchase agreements recorded at fair value are generally valued based on pricing models that use inputs with observable levels of price transparency. Changes in the fair value of resale and repurchase agreements are reflected in principal transactions revenues and the contractual interest coupon is recorded as interest revenue or interest expense, respectively. For further information refer to Note 3 to the Consolidated Financial Statements. Resale and repurchase agreements recorded at their contractual amounts plus accrued interest approximate fair value, as the fair value of these items is not materially sensitive to shifts in market interest rates because of the short-term nature of these instruments or to credit risk because the resale and repurchase agreements are fully collateralized.

Merrill Lynch’s policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily and Merrill Lynch may require counterparties to deposit additional collateral or may return collateral pledged when appropriate.

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Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Consolidated Balance Sheets.

Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC.

Securities borrowed and loaned transactions are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fees received or paid by Merrill Lynch are recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value, and Merrill Lynch may require counterparties to deposit additional collateral or may return collateral pledged, when appropriate. The carrying value of these instruments approximates fair value as these items are not materially sensitive to shifts in market interest rates because of their short-term nature and/or their variable interest rates.

All firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are disclosed parenthetically in trading assets or, if applicable, in investment securities on the Consolidated Balance Sheets.

In transactions where Merrill Lynch acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes an asset on the Consolidated Balance Sheets carried at fair value, representing the securities received (securities received as collateral), and a liability for the same amount, representing the obligation to return those securities (obligation to return securities received as collateral). The amounts on the Consolidated Balance Sheets result from non-cash transactions.

Trading Assets and Liabilities
Merrill Lynch’s trading activities consist primarily of securities brokerage and trading; derivatives dealing and brokerage; commodities trading and futures brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (e.g. securities and loans) and derivative instruments used for trading purposes or for managing risk exposures in other trading inventory. See the Derivatives section for additional information on accounting policy for derivatives. Trading assets and trading liabilities also include commodities inventory.

Trading assets and liabilities are generally recorded on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date (“short sales”). Commodities inventory is recorded at the lower of cost or market value. Changes in fair value of trading assets and liabilities (i.e., unrealized gains and losses) are recognized as principal transactions revenues in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

Derivatives
A derivative is an instrument whose value is derived from an underlying instrument or index, such as interest rates, equity securities, currencies, commodities or credit spreads. Derivatives include futures, forwards, swaps, or option contracts, or other financial instruments with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies). Derivative activity is subject to Merrill Lynch’s overall risk management policies and procedures.

SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the Consolidated Balance Sheets and measure those instruments at fair value. The fair value of all derivatives is recorded on a net-by-counterparty basis on the Consolidated Balance Sheets where management believes a legal right of setoff exists under an enforceable netting agreement.

The accounting for changes in fair value of a derivative instrument depends on its intended use and if it is designated and qualifies as an accounting hedging instrument.

Merrill Lynch enters into derivatives to facilitate client transactions, for proprietary trading and financing purposes, and to manage risk exposures arising from trading assets and liabilities. Derivatives entered into for these purposes are recognized at fair value on the Consolidated Balance Sheets as trading assets and liabilities, and changes in fair value are reported in current period earnings as principal transactions revenues.

Merrill Lynch also enters into derivatives in order to manage risk exposures arising from assets and liabilities not carried at fair value as follows:

1.	Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. In addition, Merrill Lynch’s regulated bank entities accept time deposits of varying rates and maturities. Merrill Lynch enters into derivative transactions to hedge these liabilities. Derivatives used most frequently include swap agreements that:

•	Convert fixed-rate interest payments into variable payments;

•	Change the underlying interest rate basis or reset frequency; and

•	Change the settlement currency of a debt instrument.

2.	Merrill Lynch enters into hedges on marketable investment securities to manage the interest rate risk, currency risk, and net duration of its investment portfolios.

3.	Merrill Lynch has fair value hedges of long-term fixed rate resale and repurchase agreements to manage the interest rate risk of these assets and liabilities. Subsequent to the adoption of SFAS No. 159, Merrill Lynch elects to account for these instruments on a fair value basis rather than apply hedge accounting.

4.	Merrill Lynch uses foreign-exchange forward contracts, foreign-exchange options, currency swaps, and foreign-currency-denominated debt to hedge its net investments in foreign operations. These derivatives and cash instruments are used to mitigate the impact of changes in exchange rates.

5.	Merrill Lynch enters into futures, swaps, options and forward contracts to manage the price risk of certain commodity inventory.

Derivatives entered into by Merrill Lynch to hedge its funding, marketable investment securities and net investments in foreign subsidiaries are reported at fair value in other assets or interest and other payables on the Consolidated Balance Sheets. Derivatives used to hedge commodity inventory are included in trading assets and trading liabilities on the Consolidated Balance Sheets.

Derivatives that qualify as accounting hedges under the guidance in SFAS No. 133 are designated as one of the following:

1.	A hedge of the fair value of a recognized asset or liability (“fair value” hedge). Changes in the fair value of derivatives that are designated and qualify as fair value hedges of interest rate risk, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest revenue or expense. Changes in the fair value of derivatives that are designated and qualify as fair value hedges of commodity price risk, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings in principal transactions.

2.	A hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge). Changes in the fair value of derivatives that are designated and qualify as effective cash flow hedges are recorded in accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic interest accruals on a variable-rate asset or liability are recorded in earnings).

3.	A hedge of a net investment in a foreign operation. Changes in the fair value of derivatives that are designated and qualify as hedges of a net investment in a foreign operation are recorded in the foreign currency translation adjustment account within accumulated other comprehensive loss. Changes in the fair value of the hedge instruments that are associated with the difference between the spot translation rate and the forward translation rate are recorded in current period earnings in other revenues.

Merrill Lynch formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, Merrill Lynch discontinues hedge accounting. Under the provisions of SFAS No. 133, 100% hedge effectiveness is assumed for those derivatives whose terms meet the conditions of SFAS No. 133 “short-cut method.”

As noted above, Merrill Lynch enters into fair value and cash flow hedges of interest rate exposure associated with certain investment securities and debt issuances. Merrill Lynch uses interest rate swaps to hedge this exposure. Hedge effectiveness testing is required for certain of these hedging relationships on a quarterly basis. For fair value hedges, Merrill Lynch assesses effectiveness on a prospective basis by comparing the expected change in the price of the hedge instrument to the expected change in the value of the hedged item under various interest rate shock scenarios. For cash flow hedges, Merrill Lynch assesses effectiveness on a prospective basis by comparing the present value of the projected cash flows on the variable leg of the hedge instrument against the present value of the projected cash flows of the hedged item (the “change in variable cash flows” method) under various interest rate, prepayment and credit shock scenarios. In addition, Merrill Lynch assesses effectiveness on a retrospective basis using the dollar-offset ratio approach. When assessing hedge effectiveness, there are no attributes of the derivatives used to hedge the fair value exposure that are excluded from the assessment. Ineffectiveness associated with these hedges was immaterial for all periods presented. The deferred net gains on derivative instruments designated as cash flow hedges that were in accumulated other comprehensive loss at December 28, 2007 and are expected to be reclassified into earnings during 2008 is approximately $44 million.

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Merrill Lynch also enters into fair value hedges of commodity price risk associated with certain commodity inventory. For these hedges, Merrill Lynch assesses effectiveness on a prospective and retrospective basis using regression techniques. The difference between the spot rate and the contracted forward rate which represents the time value of money is excluded from the assessment of hedge effectiveness and is recorded in principal transactions revenues. The amount of ineffectiveness related to these hedges reported in earnings was not material for all periods presented.

For hedges of net investments in foreign operations, $432 million and $1.1 billion of net losses related to non-U.S. dollar hedges of investments in non-U.S. dollar subsidiaries were included in accumulated other comprehensive loss on the Consolidated Balance Sheets for the years ended 2007 and 2006, respectively. These amounts were substantially offset by net gains on the hedged investments.

Derivatives that Contain a Significant Financing Element
In the ordinary course of trading activities, Merrill Lynch enters into certain transactions that are documented as derivatives where a significant cash investment is made by one party. These transactions can be in the form of simple interest rate swaps where the fixed leg is prepaid or may be in the form of equity-linked or credit-linked transactions where the initial investment equals the notional amount of the derivative. Certain derivative instruments entered into or modified after June 30, 2003 that contain a significant financing element at inception and where Merrill Lynch is deemed to be the borrower, are included in financing activities in the Consolidated Statements of Cash Flows. In addition, the cash flows from all other derivative transactions that do not contain a significant financing element at inception are included in operating activities.

Investment Securities
Investment securities consist of marketable investment securities and non-qualifying investments. Refer to Note 5 to the Consolidated Financial Statements for further information.

Marketable Investments
ML & Co. and certain of its non-broker-dealer subsidiaries follow the guidance prescribed by SFAS No. 115 when accounting for investments in debt and publicly traded equity securities. Merrill Lynch classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities. Held-to-maturity securities are carried at cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is reduced. For Merrill Lynch, the trading classification under SFAS No. 115 generally includes those securities that are bought and held principally for the purpose of selling them in the near term, securities that are economically hedged, or securities that contain a bifurcatable embedded derivative as defined in SFAS No. 133. Securities classified as trading are marked to fair value through earnings. All other qualifying securities are classified as available-for-sale with unrealized gains and losses reported in accumulated other comprehensive loss. Any unrealized losses deemed other-than-temporary are included in current period earnings and removed from accumulated other comprehensive loss.

Realized gains and losses on investment securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the average cost method.

Investment securities are reviewed at least quarterly to assess whether any impairment is other-than-temporary. The determination of other-than-temporary impairment requires judgment and will depend on several factors, including but not limited to the severity and duration of the decline in value of the investment securities and the financial condition of the issuer. Merrill Lynch’s impairment review generally includes:

•	Identifying investments with indicators of possible impairment;

•	Analyzing individual investments with fair value less than amortized cost, including estimating future cash flows, and considering the length of time and extent to which the investment has been in an unrealized loss position;

•	Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment; and

•	Documenting the analysis and conclusions.

To the extent that Merrill Lynch has the ability and intent to hold the investments for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of the investment, no impairment charge will be recognized.

Non-Qualifying Investments
Non-qualifying investments are those investments that are not within the scope of SFAS No. 115 and primarily include private equity investments accounted for at fair value and securities carried at cost or under the equity method of accounting.

Private equity investments that are held for capital appreciation and/or current income are accounted for under the AICPA Accounting and Auditing Guide, Investment Companies (“the Investment Company Guide”) and carried at fair value. Additionally, certain private equity investments that are not accounted for under the Investment Company Guide may be carried at fair value under the fair value option election in SFAS No. 159. The carrying value of private equity investments reflects expected exit values based upon market prices or other valuation methodologies including expected cash flows and market comparables of similar companies.

Merrill Lynch has minority investments in the common shares of corporations and in partnerships that do not fall within the scope of SFAS No. 115 or the Investment Company Guide. Merrill Lynch accounts for these investments using either the cost or the equity method of accounting based on management’s ability to influence the investees (See Consolidation Accounting Policies section for more information).

For investments accounted for using the equity method, income is recognized based on Merrill Lynch’s share of the earnings or losses of the investee. Dividend distributions are generally recorded as reductions in the investment balance. Impairment testing is based on the guidance provided in APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, and the investment is reduced when an impairment is deemed other-than-temporary.

For investments accounted for at cost, income is recognized as dividends are received. Impairment testing is based on the guidance provided in FASB Staff Position Nos. SFAS 115-1 and SFAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and the cost basis is reduced when an impairment is deemed other-than-temporary.

Loans, Notes, and Mortgages, Net
Merrill Lynch’s lending and related activities include loan originations, syndications, and securitizations. Loan originations include corporate and institutional loans, residential and commercial mortgages, asset-based loans, and other loans to individuals and businesses. Merrill Lynch also engages in secondary market loan trading and margin lending (see Trading Assets and Liabilities and Customer Receivables and Payables sections, respectively). Loans included in loans, notes, and mortgages are classified for accounting purposes as loans held for investment and loans held for sale.

Loans held for investment are carried at amortized cost, less an allowance for loan losses. The provision for loan losses is based on management’s estimate of the amount necessary to maintain the allowance for loan losses at a level adequate to absorb probable incurred loan losses and is included in interest revenue in the Consolidated Statements of (Loss)/Earnings. Management’s estimate of loan losses is influenced by many factors, including adverse situations that may affect the borrower’s ability to repay, current economic conditions, prior loan loss experience, and the estimated fair value of any underlying collateral. The fair value of collateral is generally determined by third-party appraisals in the case of residential mortgages, quoted market prices for securities, or other types of estimates for other assets.

Management’s estimate of loan losses includes judgment about collectibility based on available information at the balance sheet date, and the uncertainties inherent in those underlying assumptions. While management has based its estimates on the best information available, future adjustments to the allowance for loan losses may be necessary as a result of changes in the economic environment or variances between actual results and the original assumptions.

In general, loans are evaluated for impairment when they are greater than 90 days past due or exhibit credit quality weakness. Loans are considered impaired when it is probable that Merrill Lynch will not be able to collect the contractual principal and interest due from the borrower. All payments received on impaired loans are applied to principal until the principal balance has been reduced to a level where collection of the remaining recorded investment is not in doubt. Typically, when collection of principal on an impaired loan is not in doubt, contractual interest will be credited to interest income when received.

Loans held for sale are carried at lower of cost or fair value and loans for which the fair value option has been elected are carried at fair value; estimation is required in determining these fair values. The fair value of loans made in connection with commercial lending activity, consisting primarily of senior debt, is primarily estimated using discounted cash flows or the market value of publicly issued debt instruments. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on the individual loan characteristics. For certain homogeneous categories of loans, including residential mortgages, automobile loans, and home equity loans, fair value is estimated using an “as-if” securitized price based on estimated performance of the underlying asset pool collateral, rating agency credit structure assumptions and market pricing for similar securitizations previously executed. Declines in the carrying value of loans held for sale and loans accounted for at fair value under the fair value option are included in other revenues in the Consolidated Statements of (Loss)/Earnings.

Nonrefundable loan origination fees, loan commitment fees, and “draw down” fees received in conjunction with financing arrangements are generally deferred and recognized over the contractual life of the loan as an adjustment to the yield. If, at the outset, or any time during the term of the loan, it becomes highly probable that the repayment period will be extended, the amortization is recalculated using the expected remaining life of the loan. When the loan contract does not provide for a specific maturity date, management’s best estimate of the repayment period is used. At repayment of the loan, any unrecognized deferred fee is immediately recognized in earnings. If the loan is accounted for as held for sale, the fees received are deferred and recognized as part of the gain or loss on sale in other revenues. If

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the loan is accounted for under the fair value option, the fees are included in the determination of the fair value and included in other revenue.

Other Receivables and Payables

Customer Receivables and Payables
Customer securities transactions are recorded on a settlement date basis. Receivables from and payables to customers include amounts due on cash and margin transactions, including futures contracts transacted on behalf of Merrill Lynch customers. Due to their short-term nature, such amounts approximate fair value. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected on the Consolidated Balance Sheets.

Brokers and Dealers Receivables and Payables
Receivables from brokers and dealers include amounts receivable for securities not delivered by Merrill Lynch to a purchaser by the settlement date (“fails to deliver”), margin deposits, commissions, and net receivables arising from unsettled trades. Payables to brokers and dealers include amounts payable for securities not received by Merrill Lynch from a seller by the settlement date (“fails to receive”). Brokers and dealers receivables and payables also include amounts related to futures contracts on behalf of Merrill Lynch customers as well as net payables and receivables from unsettled trades. Due to their short-term nature, the amounts recognized for brokers and dealers receivables and payables approximate fair value.

Interest and Other Receivables and Payables
Interest and other receivables include interest receivable on corporate and governmental obligations, customer or other receivables, and stock-borrowed transactions. Also included are receivables from income taxes, underwriting and advisory fees, commissions and fees, and other receivables. Interest and other payables include interest payable for stock-loaned transactions, and short-term and long-term borrowings. Also included are amounts payable for employee compensation and benefits, income taxes, minority interest, non-trading derivatives, dividends, other reserves, and other payables.

Equipment and Facilities
Equipment and facilities consist primarily of technology hardware and software, leasehold improvements, and owned facilities. Equipment and facilities are reported at historical cost, net of accumulated depreciation and amortization, except for land, which is reported at historical cost.

Depreciation and amortization are computed using the straight-line method. Equipment is depreciated over its estimated useful life, while leasehold improvements are amortized over the lesser of the improvement’s estimated economic useful life or the term of the lease. Maintenance and repair costs are expensed as incurred.

Included in the occupancy and related depreciation expense category was depreciation and amortization of $258 million, $216 million, and $198 million in 2007, 2006, and 2005, respectively. Depreciation and amortization recognized in the communications and technology expense category was $394 million, $303 million, and $271 million for 2007, 2006, and 2005, respectively.

Qualifying costs incurred in the development of internal-use software are capitalized when costs exceed $5 million and are amortized over the useful life of the developed software, generally not exceeding three years.

Goodwill
Goodwill is the cost of an acquired company in excess of the fair value of identifiable net assets at acquisition date. Goodwill is tested annually (or more frequently under certain conditions) for impairment at the reporting unit level in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”).

Intangible Assets
Intangible assets consist primarily of value assigned to customer relationships and core deposits. Intangible assets are tested for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), whenever certain conditions exist which would indicate the carrying amount of such assets may not be recoverable. Intangible assets with definitive lives are amortized over their respective estimated useful lives.

Other Assets
Other assets include unrealized gains on derivatives used to hedge Merrill Lynch’s non-trading borrowing and investing activities. All of these derivatives are recorded at fair value with changes reflected in earnings or accumulated other comprehensive loss (refer to the Derivatives section for more information). Other assets also include prepaid pension expense related to plan contributions in excess of obligations, other prepaid expenses, and other deferred charges. Refer to Note 12 to the Consolidated Financial Statements for further information.

In addition, real estate purchased for investment purposes is also included in this category. Real estate held in this category may be classified as either held and used or held for sale depending on the facts and circumstances. Real estate held and used is valued at cost, less depreciation, and real estate held for sale is valued at the lower of cost or fair value, less estimated cost to sell.

Deposits
Savings deposits are interest-bearing accounts that have no maturity or expiration date, whereby the depositor is not required by the deposit contract, but may at any time be required by the depository institution, to give written notice of an intended withdrawal not less than seven days before withdrawal is made. Time deposits are accounts that have a stipulated maturity and interest rate. Depositors holding time deposits may recover their funds prior to the stated maturity but may pay a penalty to do so. In certain cases, Merrill Lynch enters into interest rate swaps to hedge the fair value risk in these time deposits. The carrying amount of deposits approximates fair value amounts. Refer to the Derivatives section for more information.

Short- and Long-Term Borrowings
Merrill Lynch’s general-purpose funding is principally obtained from medium-term and long-term borrowings. Commercial paper, when issued at a discount, is recorded at the proceeds received and accreted to its par value. Long-term borrowings are carried at either the principal amount borrowed, net of unamortized discounts or premiums, adjusted for the effects of fair value hedges or fair value if it has been elected under SFAS No. 159.

Merrill Lynch issues structured debt instruments that have coupons or repayment terms linked to the performance of debt or equity securities, indices, currencies, or commodities, generally referred to as hybrid debt instruments or structured notes. The contingent payment components of these obligations may meet the definition in SFAS No. 133 of an “embedded derivative.” Historically, these hybrid debt instruments were assessed to determine if the embedded derivative required separate reporting (i.e. bifurcation) and accounting, and if so, the embedded derivative was accounted for at fair value and reported in long-term borrowings on the Consolidated Balance Sheets along with the debt obligation. Changes in the fair value of the bifurcated embedded derivative and related economic hedges were reported in principal transactions revenues. Separating an embedded derivative from its host contract required careful analysis, judgment, and an understanding of the terms and conditions of the instrument. Beginning in the first quarter of 2007, Merrill Lynch elected the fair value option in SFAS No. 159 for all hybrid debt instruments issued subsequent to December 29, 2006. Changes in fair value of the entire hybrid debt instrument are reflected in principal transactions revenues and the contractual interest coupon, if any, is recorded as interest expense. For further information refer to Note 3 to the Consolidated Financial Statements.

Merrill Lynch uses derivatives to manage the interest rate, currency, equity, and other risk exposures of its borrowings. See the Derivatives section for additional information on accounting policy for derivatives.

Stock-Based Compensation
Merrill Lynch adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123R”) beginning in the first quarter of 2006. Under SFAS No. 123R, compensation expenses for share-based awards that do not require future service are recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. Merrill Lynch adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for Merrill Lynch, SFAS No. 123R required the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions.

Prior to the adoption of SFAS No. 123R, Merrill Lynch had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees. This included those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. Previously, Merrill Lynch had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left Merrill Lynch. However, because SFAS No. 123R applies only to awards granted or modified in 2006, and thereafter, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards must continue to be amortized over the stated vesting period.

New Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 requires noncontrolling interests in subsidiaries initially to be measured at fair value and classified as a separate component of equity. Under SFAS No. 160, gains or losses on sales of noncontrolling interests in subsidiaries are not recognized, instead sales of noncontrolling interests are accounted for as equity transactions. However, in a sale of a subsidiary’s shares that results in the deconsolidation of the subsidiary, a gain or loss is recognized for the difference between the proceeds of that sale and the carrying amount of the interest sold. Additionally, a new fair value basis is established for any remaining ownership interest. SFAS No. 160 is effective for Merrill Lynch beginning in 2009; earlier application is prohibited. SFAS No. 160 is required to be adopted

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prospectively, with the exception of certain presentation and disclosure requirements (e.g., reclassifying noncontrolling interests to appear in equity), which are required to be adopted retrospectively. We are currently evaluating the impact of SFAS No. 160 on the Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”), which significantly changes the financial accounting and reporting for business combinations. SFAS No. 141R will require:

•	More assets and liabilities measured at fair value as of the acquisition date,

•	Liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period with changes reflected in earnings and not goodwill, and

•	An acquirer in pre-acquisition periods to expense all acquisition-related costs.

SFAS No. 141R is required to be adopted on a prospective basis concurrently with SFAS No. 160 and is effective for business combinations with an acquisition date in fiscal 2009. Early adoption is prohibited. We are currently evaluating the impact of SFAS No. 141R on the Consolidated Financial Statements.

In June 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). The intent of SOP 07-1 is to clarify which entities are within the scope of the AICPA Audit and Accounting Guide, Investment Companies (the “Guide”). For those entities that are investment companies under SOP 07-1, the SOP also addresses whether the specialized industry accounting principles of the Guide (referred to as “investment company accounting”) should be retained by the parent company in consolidation or by an investor that accounts for the investment under the equity method because it has significant influence over the investee. On October 17, 2007, the FASB proposed an indefinite delay of the effective dates of SOP 07-1 to allow the Board to address certain implementation issues that have arisen and possibly revise SOP 07-1.

In April 2007, the FASB issued FSP No. FIN 39-1, Amendment of FASB Interpretation No. 39 (“FSP FIN 39-1”). FSP FIN 39-1 modifies FIN No. 39, Offsetting of Amounts Related to Certain Contracts, and permits companies to offset cash collateral receivables or payables with net derivative positions. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. FSP FIN 39-1 will not have a material effect on our Consolidated Financial Statements as it clarified the acceptability of existing market practice, which we apply, for netting of cash collateral against net derivative assets and liabilities.

In February 2007, the FASB issued SFAS No. 159, which provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided that the entity makes that choice in the first 120 days of that fiscal year, has not yet issued financial statements for any interim period of the fiscal year of adoption, and also elects to apply the provisions of SFAS No. 157 (described below). We early adopted SFAS No. 159 in the first quarter of 2007. In connection with this adoption management reviewed its treasury liquidity portfolio and determined that we should decrease our economic exposure to interest rate risk by eliminating long-term fixed rate assets from the portfolio and replacing them with floating rate assets. The fixed rate assets had been classified as available-for-sale and the unrealized losses related to such assets had been recorded in accumulated other comprehensive loss. As a result of the adoption of SFAS No. 159, the loss related to these assets was removed from accumulated other comprehensive loss and a loss of approximately $185 million, net of tax, primarily related to these assets, was recorded as a cumulative-effect adjustment to beginning retained earnings, with no material impact to total stockholders’ equity. Refer to Note 3 to the Consolidated Financial Statements for additional information.

In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure about fair value measurements. SFAS No. 157 nullifies the guidance provided by EITF 02-3 that prohibits recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable. In addition, SFAS No. 157 prohibits the use of block discounts for large positions of unrestricted financial instruments that trade in an active market and requires an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted provided that the entity has not yet issued financial statements for that fiscal year, including any interim periods. The provisions of SFAS No. 157 are to be applied prospectively, except that the provisions related to block discounts and existing derivative financial instruments measured under EITF 02-3 are to be applied as a one-time cumulative effect adjustment to opening retained earnings in the year of adoption. We early adopted SFAS No. 157 in the first quarter of 2007. The cumulative-effect adjustment to beginning retained earnings was an increase of approximately $53 million, net of tax, primarily representing the difference between the carrying amounts and fair value of derivative contracts valued using the guidance in EITF 02-3. The impact of adopting SFAS No. 157 was not material to our Consolidated Statement of (Loss)/Earnings. Refer to Note 3 to the Consolidated Financial Statements for additional information.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of its defined benefit pension and other postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation as an asset or liability in its statement of financial condition. Upon adoption, SFAS No. 158 requires an entity to recognize previously unrecognized actuarial gains and losses and prior service costs within accumulated other comprehensive loss, net of tax. In accordance with the guidance in SFAS No. 158, we adopted this provision of the standard for year-end 2006. The adoption of SFAS No. 158 resulted in a net credit of $65 million to accumulated other comprehensive loss recorded on the Consolidated Financial Statements at December 29, 2006. SFAS No. 158 also requires defined benefit plan assets and benefit obligations to be measured as of the date of the company’s fiscal year-end. We have historically used a September 30 measurement date. Under the provisions of SFAS No. 158, we will be required to change our measurement date to coincide with our fiscal year-end. This provision of SFAS No. 158 will be effective for us in fiscal 2008. We are currently evaluating the impact of adoption of this provision of SFAS No. 158 on the Consolidated Financial Statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 in the first quarter of 2007. The impact of the adoption of FIN 48 resulted in a decrease to beginning retained earnings and an increase to the liability for unrecognized tax benefits of approximately $66 million. See Note 14 to the Consolidated Financial Statements for further information.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”). SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of amortized cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. Prior to adoption of SFAS No. 156 we accounted for servicing assets and servicing liabilities at the lower of amortized cost or market. We adopted SFAS No. 156 on December 30, 2006. We have not elected to subsequently fair value those mortgage servicing rights (“MSR”) held as of the date of adoption or those MSRs acquired or retained after December 30, 2006. The adoption of SFAS No. 156 did not have a material impact on the Consolidated Financial Statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). SFAS No. 155 clarifies the bifurcation requirements for certain financial instruments and permits hybrid financial instruments that contain a bifurcatable embedded derivative to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instruments and the fair value of the combined hybrid financial instruments is recognized as a cumulative-effect adjustment to beginning retained earnings. We adopted SFAS No. 155 on a prospective basis beginning in the first quarter of 2007. Since SFAS No. 159 incorporates accounting and disclosure requirements that are similar to SFAS No. 155, we apply SFAS No. 159, rather than SFAS No. 155, to our fair value elections for hybrid financial instruments.

Merrill Lynch adopted the provisions of SFAS No. 123R as of the beginning of the first quarter of 2006. Under SFAS No. 123R, compensation expenses for share-based awards that do not require future service are recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. We adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for Merrill Lynch, SFAS No. 123R required the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions.

Prior to the adoption of SFAS No. 123R, we had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees. This included those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. Previously, we had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left Merrill Lynch. However, because SFAS No. 123R applies only to awards granted or modified in 2006, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards must continue to be amortized over the stated vesting period.

Merrill Lynch 2007 Annual Report	page 100

In addition, beginning with performance year 2006, for which we granted stock awards in January 2007, we accrued the expense for future awards granted to retirement-eligible employees over the award performance year instead of recognizing the entire expense related to the award on the grant date. Compensation expense for the 2006 performance year and subsequent stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

SFAS No. 123R also requires expected forfeitures of share-based compensation awards for non-retirement-eligible employees to be included in determining compensation expense. Prior to the adoption of SFAS No. 123R, any benefits of employee forfeitures of such awards were recorded as a reduction of compensation expense when the employee left Merrill Lynch and forfeited the award. In the first quarter of 2006, we recorded a benefit based on expected forfeitures which was not material to the results of operations for the quarter. The adoption of SFAS No. 123R resulted in a charge to compensation expense of approximately $550 million on a pre-tax basis and $370 million on an after-tax basis in the first quarter of 2006.

The adoption of SFAS No. 123R, combined with other business and competitive considerations, prompted us to undertake a comprehensive review of our stock-based incentive compensation awards, including vesting schedules and retirement eligibility requirements, examining their impact to both Merrill Lynch and its employees. Upon the completion of this review, the Management Development and Compensation Committee of Merrill Lynch’s Board of Directors determined that to fulfill the objective of retaining high quality personnel, future stock grants should contain more stringent retirement provisions. These provisions include a combination of increased age and length of service requirements. While the stock awards of employees who retire continue to vest, retired employees are subject to continued compliance with the strict non-compete provisions of those awards. To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees, including certain executive officers, were modified, effective March 31, 2006, to permit employees to be immediately eligible for retirement with respect to those earlier awards. While we modified the retirement-related provisions of the previous stock awards, the vesting and non-compete provisions for those awards remain in force.

Since the provisions of SFAS No. 123R apply to awards modified starting in 2006, these modifications required us to record additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of those awards.

The one-time, non-cash charge associated with the adoption of SFAS No. 123R, and the policy modifications to previous awards resulted in a net charge to compensation expense in the first quarter of 2006 of approximately $1.8 billion pre-tax, and $1.2 billion after-tax, or a net impact of $1.34 and $1.21 on basic and diluted earnings per share, respectively. Policy modifications to previously granted awards amounted to $1.2 billion of the pre-tax charge and impacted approximately 6,300 employees.

Prior to the adoption of SFAS No. 123R, we presented the cash flows related to income tax deductions in excess of the compensation expense recognized on share-based compensation as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123R requires cash flows resulting from tax deductions in excess of the grant-date fair value of share-based awards to be included in cash flows from financing activities. The excess tax benefits of $283 million related to total share-based compensation included in cash flows from financing activities in the first quarter of 2006 would have been included in cash flows from operating activities if we had not adopted SFAS No. 123R.

As a result of adopting SFAS No. 123R, approximately $600 million of liabilities associated with the Financial Advisor Capital Accumulation Award Plan (“FACAAP”) were reclassified to stockholders’ equity. In addition, as a result of adopting SFAS No. 123R, the unamortized portion of employee stock grants, which was previously reported as a separate component of stockholders’ equity on the Consolidated Balance Sheets, has been reclassified to Paid-in capital.

In June 2005, the FASB ratified the consensus reached by the Emerging Issues Task Force on Issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF 04-5 was effective beginning in the third quarter of 2005 for all new limited partnership agreements and any limited partnership agreements that were modified. For those partnership agreements that existed at the date EITF 04-5 was issued, the guidance became effective in the first quarter of 2006. The adoption of this guidance did not have a material impact on the Consolidated Financial Statements.

Note 2. Segment and Geographic Information

Segment Information
Merrill Lynch’s operations are organized into two business segments: Global Markets and Investment Banking (“GMI”) and Global Wealth Management (“GWM”). GMI provides full service global markets and origination products and services to corporate, institutional, and government clients around the world. GWM creates and distributes investment products and services for individuals, small- to mid-size businesses, and employee benefit plans. Prior to the fourth quarter of 2006, Merrill Lynch reported its business activities in three business segments: GMI, Global Private Client (“GPC”) and MLIM. Effective with the merger of the MLIM business with BlackRock, Inc. (“BlackRock”) in September 2006 (the “BlackRock Merger”), MLIM ceased to exist as a separate business segment.

Results for year-end 2006 include one-time compensation expenses incurred in the first quarter of 2006, as follows: $1.4 billion in GMI, $281 million in GWM and $109 million in MLIM; refer to Note 1, New Accounting Pronouncements, to the Consolidated Financial Statements for further information on one-time compensation expenses.

The principal methodologies used in preparing the segment results in the table that follows are:

•	Revenues and expenses are assigned to segments where directly attributable;

•	Principal transactions, net interest and investment banking revenues and related costs resulting from the client activities of GWM are allocated among GMI and GWM based on production credits, share counts, trade counts, and other measures which estimate relative value;

•	Through the third quarter of 2006, MLIM received a net advisory fee from GWM relating to certain MLIM-branded products offered through GWM’s 401(k) product offering;

•	Through the third quarter of 2006, revenues and expenses related to mutual fund shares bearing a contingent deferred sales charge were reflected in segment results as if MLIM and GWM were unrelated entities;

•	Interest (cost of carry) is allocated by charging each segment based on its capital usage and Merrill Lynch’s blended cost of capital;

•	Acquisition financing costs and other corporate interest are included in the Corporate items because management excludes these items from segment operating results in evaluating segment performance;

•	Merrill Lynch has revenue and expense sharing agreements for joint activities between segments, and the results of each segment reflect the agreed-upon apportionment of revenues and expenses associated with these activities; and

•	Residual expenses (i.e., those related to overhead and support units) are attributed to segments based on specific methodologies (e.g., headcount, square footage, intersegment agreements).

Merrill Lynch 2007 Annual Report	page 102

Management believes that the following information by business segment provides a reasonable representation of each segment’s contribution to the consolidated net revenues and pre-tax earnings and losses from continuing operations, and represents information that is relied upon by management in its decision-making processes:

(DOLLARS IN MILLIONS)	GMI	GWM	MLIM(1)	CORPORATE(2)	TOTAL
2007
Non-interest revenues	$(4,950)	$11,719	$–	$(1,068)	$5,701
Net interest profit(3)	2,282	2,302	–	965	5,549

Revenues, net of interest expense	(2,668)	14,021	–	(103)	11,250
Non-interest expenses	13,677	10,391	–	13	24,081

Pre-tax (loss)/earnings from continuing operations(4)	$(16,345)	$3,630	$–	$(116)	$(12,831)

Year-end total assets	$917,227	$97,266	$–	$5,557	$1,020,050

2006
Non-interest revenues	$15,947	$9,738	$1,867	$2,010	$29,562
Net interest profit(3)	2,358	2,103	33	(275)	4,219

Revenues, net of interest expense	18,305	11,841	1,900	1,735	33,781
Non-interest expenses	13,013	9,551	1,263	144	23,971

Pre-tax earnings from continuing operations(4)	$5,292	$2,290	$637	$1,591	$9,810

Year-end total assets	$745,692	$92,660	$–	$2,947	$841,299

2005
Non-interest revenues	$10,155	$8,844	$1,780	$38	$20,817
Net interest profit(3)	3,257	1,645	27	(469)	4,460

Revenues, net of interest expense	13,412	10,489	1,807	(431)	25,277
Non-interest expenses	8,744	8,422	1,221	129	18,516

Pre-tax earnings/(loss) from continuing operations(4)	$4,668	$2,067	$586	$(560)	$6,761

Year-end total assets	$590,054	$76,908	$7,470	$6,583	$681,015

(1)	MLIM ceased to exist in connection with the BlackRock merger in September 2006.
(2)	Includes the impact of junior subordinated notes (related to trust preferred securities) and other corporate items. In addition, results for 2007 include an allocation of non-interest revenues (principal transactions) and net interest profit among the business and corporate segments associated with certain hybrid financing instruments accounted for under SFAS No. 159. Results for 2006 include $2.0 billion of non-interest revenues and $202 million of non-interest expenses related to the closing of the BlackRock merger.
(3)	Management views interest income net of interest expense in evaluating results.
(4)	See Note 17 to the Consolidated Financial Statements for further information on discontinued operations.

Geographic Information
Merrill Lynch conducts its business activities through offices in the following five regions:

•	United States;

•	Europe, Middle East, and Africa;

•	Pacific Rim;

•	Latin America; and

•	Canada.

The principal methodologies used in preparing the geographic information below are as follows:

•	Revenues and expenses are generally recorded based on the location of the employee generating the revenue or incurring the expense without regard to legal entity;

•	Pre-tax earnings or loss from continuing operations include the allocation of certain shared expenses among regions; and

•	Intercompany transfers are based primarily on service agreements.

The information that follows, in management’s judgment, provides a reasonable representation of each region’s contribution to the consolidated net revenues and pre-tax earnings or loss from continuing operations:

(DOLLARS IN MILLIONS)	2007	2006(1)	2005
Revenues, net of interest expense
Europe, Middle East, and Africa	$5,973	$6,896	$4,755
Pacific Rim	5,065	3,703	2,692
Latin America	1,401	1,009	841
Canada	430	386	228

Total Non-U.S.	12,869	11,994	8,516
United States(2)(4)(5)	(1,619)	21,787	16,761

Total revenues, net of interest expense	$11,250	$33,781	$25,277

Pre-tax (loss)/earnings from continuing operations(3)(6)
Europe, Middle East, and Africa	$1,211	$2,091	$1,307
Pacific Rim	2,403	1,204	960
Latin America	632	357	340
Canada	235	181	47

Total Non-U.S.	4,481	3,833	2,654
United States(2)(4)(5)	(17,312)	5,977	4,107

Total pre-tax (loss)/earnings from continuing operations(6)	$(12,831)	$9,810	$6,761

(1)	The 2006 results include net revenues earned by MLIM of $1.9 billion, which include non-U.S. net revenues of $1.0 billion. 2005 results include net revenues earned by MLIM of $1.8 billion, which include non-U.S. net revenues of $0.8 billion.
(2)	Corporate revenues and adjustments are reflected in the U.S. region.
(3)	The 2006 pre-tax earnings from continuing operations include the impact of the $1.8 billion of one-time compensation expenses incurred in 2006. These costs have been allocated to each of the regions, accordingly.
(4)	The U.S. 2006 results include $2.0 billion of revenues and $202 million of non-interest expenses related to the closing of the BlackRock merger.
(5)	The U.S. 2007 results include net write-downs of $23.2 billion related to ABS CDOs, U.S. sub-prime residential mortgages and securities, and credit valuation adjustments related to hedges with financial guarantors on U.S. ABS CDOs.
(6)	See Note 17 to the Consolidated Financial Statements for further information on discontinued operations.

Note 3. Fair Value and Trading Risk Management
Merrill Lynch adopted the provisions of SFAS No.157 and SFAS No.159 in the first quarter of 2007.

Fair Value Measurements
SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements. Merrill Lynch accounts for a significant portion of its financial instruments at fair value or considers fair value in their measurement. Merrill Lynch accounts for certain financial assets and liabilities at fair value under various accounting literature, including SFAS No. 115, SFAS No. 133 and SFAS No. 159. Merrill Lynch also accounts for certain assets at fair value under applicable industry guidance, namely broker-dealer and investment company accounting guidance.

Fair Value Hierarchy
In accordance with SFAS No. 157, Merrill Lynch has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the Consolidated Balance Sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1. Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that Merrill Lynch has the ability to access (examples include active exchange-traded equity securities, exchange-traded derivatives, most U.S. Government and agency securities, and certain other sovereign government obligations).

Level 2. Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets (for example, restricted stock);

Merrill Lynch 2007 Annual Report	page 104

b)	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (examples include certain residential and commercial mortgage-related assets, including loans, securities and derivatives).

Level 3. Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include certain private equity investments, certain residential and commercial mortgage-related assets (including loans, securities and derivatives), and long-dated or complex derivatives including certain equity derivatives and long-dated options on gas and power).

As required by SFAS No. 157, when the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore gains and losses for such assets and liabilities categorized within the Level 3 table below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3). Further, it should be noted that the following tables do not take into consideration the effect of offsetting Level 1 and 2 financial instruments entered into by Merrill Lynch that economically hedge certain exposures to the Level 3 positions.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the quarter in which the reclassifications occur. During the third quarter of 2007, a significant amount of assets and liabilities were reclassified from Level 2 to Level 3. This reclassification primarily relates to sub-prime mortgage related assets and liabilities, including CDOs, because of the significant decrease in the observability of market pricing for these instruments. Refer to credit concentrations in the Trading Risk Management section of this note for further information about exposures to these instruments.

The following table presents Merrill Lynch’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 28, 2007.

	FAIR VALUE MEASUREMENTS ON A RECURRING BASIS
	AS OF DECEMBER 28, 2007
				NETTING
(DOLLARS IN MILLIONS)	LEVEL 1	LEVEL 2	LEVEL 3	ADJ(1)	TOTAL
Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$1,478	$5,595	$84	$–	$7,157
Receivables under resale agreements(2)	–	100,214	–	–	100,214
Trading assets, excluding derivative contracts	71,038	81,169	9,773	–	161,980
Derivative contracts	4,916	522,014	26,038	(480,279)	72,689
Investment securities	2,240	53,403	5,491	–	61,134
Securities received as collateral	42,451	2,794	–	–	45,245
Loans, notes and mortgages	–	1,145	63	–	1,208
Other assets(3)	7	1,739	–	(24)	1,722
Liabilities:
Payables under repurchase agreements(2)	$–	$89,733	$–	$–	$89,733
Trading liabilities, excluding derivative contracts	43,609	6,685	–	–	50,294
Derivative contracts	5,562	526,780	35,107	(494,155)	73,294
Obligation to return securities received as collateral	42,451	2,794	–	–	45,245
Long-term borrowings(4)	–	75,984	4,765	–	80,749
Other payables — interest and other(3)	2	287	–	(13)	276

(1)	Represents counterparty and cash collateral netting.
(2)	Resale and repurchase agreements are shown gross of counterparty netting.
(3)	Primarily represents certain derivatives used for non-trading purposes.
(4)	Includes bifurcated embedded derivatives carried at fair value.

Level 3 Assets and Liabilities
Level 3 trading assets primarily include corporate bonds and loans of $5.4 billion and U.S. ABS CDOs of $2.4 billion, of which $1.0 billion was sub-prime related.

Level 3 derivative contracts (assets) primarily relate to derivative positions on U.S. ABS CDOs of $18.9 billion, of which $14.7 billion is sub-prime related, and $5.1 billion of equity derivatives that are long-dated and/or have unobservable correlation.

Level 3 investment securities primarily relate to certain private equity and principal investment positions of $4.0 billion, as well as U.S. ABS CDOs of $834 million that are accounted for as trading securities under SFAS No. 115.

Level 3 derivative contracts (liabilities) primarily relate to derivative positions on U.S. ABS CDOs of $25.1 billion, of which $23.9 billion relates to sub-prime, and $8.3 billion of equity derivatives that are long-dated and/or have unobservable correlation.

Level 3 long-term borrowings primarily relate to structured notes with embedded long-dated equity and currency derivatives.

The following table provides a summary of changes in fair value of Merrill Lynch’s Level 3 financial assets and liabilities for the year-ended December 28, 2007.

	LEVEL 3 FINANCIAL ASSETS AND LIABILITIES
	YEAR ENDED DECEMBER 28, 2007
					TOTAL
					REALIZED AND
					UNREALIZED
		TOTAL REALIZED AND UNREALIZED GAINS OR			GAINS	PURCHASES,
		(LOSSES) INCLUDED IN INCOME			OR (LOSSES)	ISSUANCES
	BEGINNING	PRINCIPAL	OTHER		INCLUDED IN	AND	TRANSFERS	ENDING
(DOLLARS IN MILLIONS)	BALANCE	TRANSACTIONS	REVENUE	INTEREST	INCOME	SETTLEMENTS	IN (OUT)	BALANCE
Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$–	$(5)	$–	$1	$(4)	$–	$88	$84
Trading assets	2,021	(4,180)	–	46	(4,134)	2,945	8,941	9,773
Derivative contracts, net	(2,030)	(7,687)	4	25	(7,658)	465	154	(9,069)
Investment securities	5,117	(2,412)	518	8	(1,886)	3,000	(740)	5,491
Loans, notes and mortgages	7	–	(18)	–	(18)	(5)	79	63
Liabilities:
Long-term borrowings	$–	$524	$7	$–	$531	$2,203	$3,093	$4,765

Net losses in principal transactions were due primarily to $16.7 billion of write-downs related to U.S. ABS CDOs and other sub-prime related instruments that are classified as Level 3, partially offset by $1.4 billion in gains on non-subprime mortgage-related items and net gains in equity-related products.

The increases attributable to purchases, issuances, and settlements on Level 3 assets and liabilities included the exercise of certain purchase obligations in the third quarter of 2007 that required Merrill Lynch to buy underlying assets, primarily U.S. ABS CDOs. In addition, Level 3 assets and liabilities increased due to the consolidation of an SPE which also primarily contained U.S. ABS CDOs.

The increases attributable to net transfers in on Level 3 assets and liabilities were due primarily to the decrease in observability of market pricing for instruments which had previously been classified as Level 2. These were primarily U.S. ABS CDOs and related instruments of $6.8 billion and corporate bonds and loans that are classified as trading assets of $3.9 billion, offset by $2.7 billion of net transfers out of equity derivatives.

The following table provides the portion of gains or losses included in income for the year-ended December 28, 2007 attributable to unrealized gains or losses relating to those Level 3 assets and liabilities still held at December 28, 2007.

	UNREALIZED GAINS OR (LOSSES) FOR LEVEL 3 ASSETS
	AND LIABILITIES STILL HELD AT DECEMBER 28, 2007
	PRINCIPAL	OTHER
(DOLLARS IN MILLIONS)	TRANSACTIONS	REVENUE	INTEREST	TOTAL
Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$(5)	$–	$1	$(4)
Trading assets	(4,205)	–	4	(4,201)
Derivative contracts, net	(7,826)	(2)	25	(7,803)
Investment securities	(2,412)	428	8	(1,976)
Loans, notes and mortgages	–	1	–	1
Liabilities:
Long-term borrowings	$524	$7	$–	$531

Merrill Lynch 2007 Annual Report	page 106

Total net unrealized losses were primarily due to $16.7 billion of write-downs related to U.S. ABS CDOs and other sub-prime related instruments that are classified as Level 3, partially offset by $1.4 billion in gains on non-subprime mortgage-related items and net gains in equity-related products.

Certain assets and liabilities are measured at fair value on a non-recurring basis and are not included in the tables above. These assets and liabilities include loans and loan commitments held for sale and reported at lower-of-cost-or-market and loans held for investment that were initially measured at cost and have been written down to fair value as a result of an impairment. The following table shows the fair value hierarchy for those assets and liabilities measured at fair value on a non-recurring basis as of December 28, 2007.

					LOSSES
	NON-RECURRING BASIS AS OF DECEMBER 28, 2007				YEAR-ENDED
(DOLLARS IN MILLIONS)	LEVEL 1	LEVEL 2	LEVEL 3	TOTAL	DECEMBER 28, 2007
Assets:
Loans, notes, and mortgages	$–	$32,594	$7,157	$39,751	$(1,304)
Liabilities:
Other liabilities	$–	$666	$–	$666	$(502)

Loans, notes, and mortgages include held for sale loans that are carried at the lower of cost or market and for which the fair value was below the cost basis at December 28, 2007. It also includes certain impaired held for investment loans where an allowance for loan losses has been calculated based upon the fair value of the loans. Level 3 assets primarily relate to residential and commercial real estate loans that are classified as held for sale of $4.1 billion in the United Kingdom where there continues to be significant illiquidity in the securitization market. The losses on the Level 3 loans were calculated primarily by a fundamental cash flow valuation analysis. This cash flow analysis includes cumulative loss assumptions derived from multiple inputs including mortgage remittance reports, housing prices and other market data.

Other liabilities include amounts recorded for loan commitments at lower of cost or fair value where the funded loan will be held for sale, particularly leveraged loan commitments in the U.S. The losses were calculated by models incorporating significant observable market data.

Fair Value Option
SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. As discussed above, certain of Merrill Lynch’s financial instruments are required to be accounted for at fair value under SFAS No. 115 and SFAS No. 133 as well as industry level guidance. For certain financial instruments that are not accounted for at fair value under other applicable accounting guidance, the fair value option has been elected.

The following table presents a summary of eligible financial assets and financial liabilities for which the fair value option was elected on December 30, 2006 and the cumulative-effect adjustment to retained earnings recorded in connection with the initial adoption of SFAS No. 159.

		TRANSITION
		ADJUSTMENTS	CARRYING
		TO RETAINED	VALUE
	CARRYING VALUE	EARNINGS	AFTER
(DOLLARS IN MILLIONS)	PRIOR TO ADOPTION	GAIN/(LOSS)	ADOPTION
Assets:
Investment securities	$8,723	$(268)	$8,732
Loans, notes and mortgages	1,440	2	1,442
Liabilities:
Long-term borrowings	$10,308	$(29)	$10,337

Pre-tax cumulative-effect of adoption		$(295)
Deferred tax benefit		110

Cumulative effect of adoption of the fair value option		$(185)

The following table provides information about where in the Consolidated Statement of (Loss)/Earnings changes in fair values, for which the fair value option has been elected, are included for the year-ended December 28, 2007.

	CHANGES IN FAIR VALUE FOR THE YEAR ENDED DECEMBER 28, 2007, FOR
	ITEMS MEASURED AT FAIR VALUE PURSUANT TO FAIR VALUE OPTION
	GAINS/		TOTAL
	(LOSSES)	GAINS	CHANGES
	PRINCIPAL	OTHER	IN FAIR
(DOLLARS IN MILLIONS)	TRANSACTIONS	REVENUES	VALUE
Assets:
Receivables under resale agreements	$124	$–	$124
Investment securities	234	43	277
Loans, notes and mortgages	(2)	73	71
Liabilities:
Payables under repurchase agreements	$(7)	$–	$(7)
Long-term borrowings	3,857	1,182	5,039

The following describes the rationale for electing to account for certain financial assets and liabilities at fair value, as well as the impact of instrument-specific credit risk on the fair value.

Resale and Repurchase Agreements:
Merrill Lynch elected the fair value option on a prospective basis for certain resale and repurchase agreements. The fair value option election was made based on the tenor of the resale and repurchase agreements, which reflects the magnitude of the interest rate risk. The majority of resale and repurchase agreements collateralized by U.S. and Japanese government securities were excluded from the fair value option election as these contracts are generally short-dated and therefore the interest rate risk is not considered significant. Amounts loaned under resale agreements require collateral with a market value equal to or in excess of the principal amount loaned resulting in immaterial credit risk for such transactions.

Investment Securities:
Merrill Lynch elected the fair value option for certain fixed rate securities in its treasury liquidity portfolio previously classified as available-for-sale securities as management modified its investment strategy and economic exposure to interest rate risk by eliminating long-term fixed rate assets in its liquidity portfolio and replacing them with floating rate assets. These securities were carried at fair value in accordance with SFAS No. 115 prior to the adoption of SFAS No. 159. An unrealized loss of $172 million, net of tax, related to such securities was reclassified from accumulated other comprehensive loss to retained earnings.

At December 28, 2007 investment securities primarily represented non-marketable convertible preferred shares for which Merrill Lynch has economically hedged a majority of the position with derivatives.

Loans, Notes, and Mortgages:
Merrill Lynch elected the fair value option for automobile and certain corporate loans because the loans are risk managed on a fair value basis. The change in the fair value of loans, notes, and mortgages for which the fair value option was elected that was attributable to changes in borrower-specific credit risk was not material for the year-ended December 28, 2007.

For those loans, notes and mortgages for which the fair value option has been elected, the aggregate fair value of loans that are 90 days or more past due and in non-accrual status are not material to the Consolidated Financial Statements.

Long-Term Borrowings:
Merrill Lynch elected the fair value option for certain long-term borrowings that are risk managed on a fair value basis, including structured notes, and for which hedge accounting under SFAS No. 133 had been difficult to obtain. The changes in the fair value of liabilities for which the fair value option was elected that was attributable to changes in Merrill Lynch credit spreads were estimated gains of $2.0 billion for the year-ended December 28, 2007. Changes in Merrill Lynch specific credit risk is derived by isolating fair value changes due to changes in Merrill Lynch’s credit spreads as observed in the secondary cash market.

The fair value option was also elected for certain non-recourse long-term borrowings issued by consolidated SPEs. The fair value of these long-term borrowings is unaffected by changes in Merrill Lynch’s creditworthiness.

Merrill Lynch 2007 Annual Report	page 108

The following table presents the difference between fair values and the aggregate contractual principal amounts of receivables under resale agreements, loans, notes, and mortgages and long-term borrowings for which the fair value option has been elected.

		PRINCIPAL
		AMOUNT
	FAIR VALUE AT	DUE UPON
(DOLLARS IN MILLIONS)	DECEMBER 28, 2007	MATURITY	DIFFERENCE
Assets:
Receivables under resale agreements	$100,214	$100,090	$124
Loans, notes and mortgages(1)	1,149	1,355	(206)
Liabilities:
Long-term borrowings(2)	$76,334	$81,681	$(5,347)

(1)	The majority of the difference relates to loans purchased at a substantial discount from the principal amount.
(2)	The majority of the difference relates to the impact of the widening of Merrill Lynch’s credit spreads, the change in fair value of non-recourse debt, and zero coupon notes issued at a substantial discount from the principal amount.

Hybrid Financial Instruments
In February 2006, the FASB issued SFAS No. 155, which clarifies the bifurcation requirements for certain financial instruments and permits hybrid financial instruments that contain a bifurcatable embedded derivative to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instruments and the fair value of the combined hybrid financial instruments is recognized as a cumulative-effect adjustment to beginning retained earnings. Merrill Lynch adopted SFAS No. 155 on a prospective basis beginning in the first quarter of 2007. Since SFAS No. 159 incorporates accounting and disclosure requirements that are similar to SFAS No. 155, Merrill Lynch applies SFAS No. 159, rather than SFAS No. 155, to its fair value elections for hybrid financial instruments, which are primarily structured notes classified as long-term borrowings.

Trading Risk Management
Trading activities subject Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. Specifically, the independent risk and control groups work to ensure that these risks are properly identified, measured, monitored, and managed throughout Merrill Lynch. To accomplish this, Merrill Lynch has established a risk management process that includes:

•	A risk governance structure that defines the oversight process and its components;

•	A regular review of the risk management process by the Audit Committee of the Board of Directors as well as a regular review of credit, market and liquidity risks and processes by the Finance Committee of the Board of Directors;

•	Clearly defined risk management policies and procedures supported by a rigorous analytical framework;

•	Communication and coordination among the businesses, executive management, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight; and

•	Clearly articulated risk tolerance levels, defined and regularly reviewed by Global Risk Management and reviewed by senior management, that are consistent with its business strategy, capital structure, and current and anticipated market conditions.

Independent risk and control groups interact with the businesses to establish and maintain this overall risk management control process. While no risk management system can ever be absolutely complete, the goal of these independent risk and control groups is to mitigate risk-related losses so that they fall within acceptable, predefined levels, under foreseeable scenarios.

Market Risk
Market risk is the potential change in an instrument’s value caused by fluctuations in interest and currency exchange rates, equity and commodity prices, credit spreads, or other risks. The level of market risk is influenced by the volatility and the liquidity in the markets in which financial instruments are traded.

Merrill Lynch seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price, and spread movements of trading inventories and related financing and hedging activities. Merrill Lynch uses a combination of cash instruments and derivatives to hedge its market exposures. The following discussion describes the types of market risk faced by Merrill Lynch.

Interest Rate Risk
Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. Interest rate swap agreements, Eurodollar futures, and U.S. Treasury securities and futures are common interest rate risk management tools. The decision to manage interest rate risk using futures or swap contracts, as opposed to buying or selling short U.S. Treasury or other securities, depends on current market conditions and funding considerations.

Interest rate agreements used by Merrill Lynch include caps, collars, floors, basis swaps, leveraged swaps, and options. Interest rate caps and floors provide the purchaser with protection against rising and falling interest rates, respectively. Interest rate collars combine a cap and a floor, providing the purchaser with a predetermined interest rate range. Basis swaps are a type of interest rate swap agreement where variable rates are received and paid, but are based on different index rates. Leveraged swaps are another type of interest rate swap where changes in the variable rate are multiplied by a contractual leverage factor, such as four times three-month London Interbank Offered Rate (“LIBOR”). Merrill Lynch’s exposure to interest rate risk resulting from these leverage factors is typically hedged with other financial instruments.

Currency Risk
Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments. Merrill Lynch’s trading assets and liabilities include both cash instruments denominated in and derivatives linked to more than 50 currencies, including the euro, Japanese yen, British pound, and Swiss franc. Currency forwards and options are commonly used to manage currency risk associated with these instruments. Currency swaps may also be used in situations where a long-dated forward market is not available or where the client needs a customized instrument to hedge a foreign currency cash flow stream. Typically, parties to a currency swap initially exchange principal amounts in two currencies, agreeing to exchange interest payments and to re-exchange the currencies at a future date and exchange rate.

Equity Price Risk
Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. Instruments typically used by Merrill Lynch to manage equity price risk include equity options, warrants, and baskets of equity securities. Equity options, for example, can require the writer to purchase or sell a specified stock or to make a cash payment based on changes in the market price of that stock, basket of stocks, or stock index.

Credit Spread Risk
Credit spread risk arises from the possibility that changes in credit spreads will affect the value of financial instruments. Credit spreads represent the credit risk premiums required by market participants for a given credit quality (i.e., the additional yield that a debt instrument issued by a AA-rated entity must produce over a risk-free alternative (e.g., U.S. Treasury instrument)). Certain instruments are used by Merrill Lynch to manage this type of risk. Swaps and options, for example, can be designed to mitigate losses due to changes in credit spreads, as well as the credit downgrade or default of the issuer. Credit risk resulting from default on counterparty obligations is discussed in the Counterparty Credit Risk section.

Commodity Price and Other Risks
Through its commodities business, Merrill Lynch enters into exchange-traded contracts, financially settled OTC derivatives, contracts for physical delivery and contracts providing for the transportation, transmission and/or storage rights on or in vessels, barges, pipelines, transmission lines or storage facilities. Commodity, related storage, transportation or other contracts expose Merrill Lynch to the risk that the price of the underlying commodity or the cost of storing or transporting commodities may rise or fall. In addition, contracts relating to physical ownership and/or delivery can expose Merrill Lynch to numerous other risks, including performance and environmental risks.

Counterparty Credit Risk
Merrill Lynch is exposed to risk of loss if an individual, counterparty or issuer fails to perform its obligations under contractual terms (“default risk”). Both cash instruments and derivatives expose Merrill Lynch to default risk. Credit risk arising from changes in credit spreads was previously discussed in the Market Risk section.

Merrill Lynch has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining qualifying collateral, purchasing credit protection, and continually assessing the creditworthiness of counterparties.

In the normal course of business, Merrill Lynch executes, settles, and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by Merrill Lynch. These activities may expose Merrill Lynch to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, Merrill Lynch may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. Additional information about these obligations is provided in Note 11 to the Consolidated Financial Statements. In addition, Merrill Lynch seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

Merrill Lynch 2007 Annual Report	page 110

Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, Merrill Lynch may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

Concentrations of Credit Risk
Merrill Lynch’s exposure to credit risk (both default and credit spread) associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

At December 28, 2007, Merrill Lynch’s most significant concentration of credit risk was with the U.S. Government and its agencies. This concentration consists of both direct and indirect exposures. Direct exposure, which primarily results from trading asset and investment security positions in instruments issued by the U.S. Government and its agencies, excluding mortgage-backed securities, amounted to $11.1 billion and $15.0 billion at December 28, 2007 and December 29, 2006, respectively. Merrill Lynch’s indirect exposure results from maintaining U.S. Government and agencies securities as collateral for resale agreements and securities borrowed transactions. Merrill Lynch’s direct credit exposure on these transactions is with the counterparty; thus Merrill Lynch has credit exposure to the U.S. Government and its agencies only in the event of the counterparty’s default. Securities issued by the U.S. Government or its agencies held as collateral for resale agreements and securities borrowed transactions at December 28, 2007 and December 29, 2006 totaled $105.2 billion and $116.3 billion, respectively.

At December 28, 2007, Merrill Lynch had other concentrations of credit risk, the largest of which was related to a foreign bank carrying an internal credit rating of AA, reflecting diversification across products, sound capital adequacy and flexibility. Total outstanding unsecured exposure to this counterparty was approximately $4.5 billion, or 0.45% of total assets.

Merrill Lynch’s most significant industry credit concentration is with financial institutions. Financial institutions include banks, insurance companies, finance companies, investment managers, and other diversified financial institutions. This concentration arises in the normal course of Merrill Lynch’s brokerage, trading, hedging, financing, and underwriting activities. Merrill Lynch also monitors credit exposures worldwide by region. Outside the United States, financial institutions and sovereign governments represent the most significant concentrations of credit risk.

In the normal course of business, Merrill Lynch purchases, sells, underwrites, and makes markets in non-investment grade instruments. Merrill Lynch also provides extensions of credit and makes equity investments to facilitate leveraged transactions. These activities expose Merrill Lynch to a higher degree of credit risk than is associated with trading, investing in, and underwriting investment grade instruments and extending credit to investment grade counterparties.

Concentration of Risk to the U.S. Sub-Prime Residential Mortgage Market
At December 28, 2007, Merrill Lynch had sizeable exposure to U.S. sub-prime residential mortgages through securities, derivatives, loans and loan commitments. This included:

•	Net exposure of $2.7 billion in U.S. sub-prime residential mortgage-related positions, excluding Merrill Lynch’s U.S. banks investment security portfolio;

•	Net exposure of $4.8 billion in super senior U.S. ABS CDOs and secondary trading exposures related to the ABS CDO business; and

•	Net exposure of $4.2 billion in sub-prime residential mortgage-backed securities and U.S. ABS CDOs held in Merrill Lynch’s U.S. banks’ investment portfolio.

Valuation of these exposures will continue to be impacted by external market factors including default rates, rating agency actions, and the prices at which observable market transactions occur. Merrill Lynch’s ability to mitigate its risk by selling or hedging its exposures is also limited by the market environment. Merrill Lynch’s future results may continue to be materially impacted by the valuation adjustments applied to these positions.

Concentration of Risk to Financial Guarantors
To economically hedge certain ABS CDO and U.S. sub-prime mortgage positions, Merrill Lynch entered into credit derivatives with various counterparties, including financial guarantors. At December 28, 2007, Merrill Lynch’s short exposure from credit default swaps with financial guarantors to economically hedge certain U.S. super senior ABS CDOs was $13.8 billion, which represented credit default swaps with a notional amount of $19.9 billion that have been adjusted for mark-to-market gains of $6.1 billion. The fair value of these credit default swaps at December 28, 2007 was $3.5 billion, after taking into account a $2.6 billion credit valuation adjustment related to certain financial guarantors.

Merrill Lynch also has credit derivatives with financial guarantors on other referenced assets. The mark-to-market gains on these credit derivatives at December 28, 2007 were $2.0 billion, after taking into account a $0.5 billion credit valuation adjustment.

Derivatives
Merrill Lynch’s trading derivatives consist of derivatives provided to customers and derivatives entered into for proprietary trading strategies or risk management purposes.

Default risk exposure varies by type of derivative. Default risk on derivatives can occur for the full notional amount of the trade where a final exchange of principal takes place, as may be the case for currency swaps. Swap agreements and forward contracts are generally OTC-transacted and thus are exposed to default risk to the extent of their replacement cost. Since futures contracts are exchange-traded and usually require daily cash settlement, the related risk of loss is generally limited to a one-day net positive change in market value. Generally such receivables and payables are recorded in customers’ receivables and payables on the Consolidated Balance Sheets. Option contracts can be exchange-traded or OTC. Purchased options have default risk to the extent of their replacement cost. Written options represent a potential obligation to counterparties and typically do not subject Merrill Lynch to default risk except under circumstances where the option premium is being financed or in cases where Merrill Lynch is required to post collateral. Additional information about derivatives that meet the definition of a guarantee for accounting purposes is included in Note 11 to the Consolidated Financial Statements.

Merrill Lynch generally enters into ISDA master agreements or their equivalent with substantially all of its counterparties, as soon as possible. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable receivables and payables with the same counterparty to be offset on the Consolidated Balance Sheets, providing for a more meaningful balance sheet presentation of credit exposure. Agreements are negotiated bilaterally and can require complex terms. While reasonable efforts are made to execute such agreements, it is possible that a counterparty may be unwilling to sign such an agreement and, as a result, would subject Merrill Lynch to additional credit risk. The enforceability of master netting agreements under bankruptcy laws in certain countries or in certain industries is not free from doubt and receivables and payables with counterparties in these countries or industries are accordingly recorded on a gross basis.

To reduce the risk of loss, Merrill Lynch requires collateral, principally cash and U.S. Government and agency securities, on certain derivative transactions. Merrill Lynch nets cash collateral paid or received under credit support annexes associated with legally enforceable master netting agreements against derivative inventory. At December 28, 2007, cash collateral netted against derivative inventory was $13.5 billion. From an economic standpoint, Merrill Lynch evaluates default risk exposures net of related collateral. In addition to obtaining collateral, Merrill Lynch attempts to mitigate default risk on derivatives by entering into transactions with provisions that enable Merrill Lynch to terminate or reset the terms of the derivative contract.

Many of Merrill Lynch’s derivative contracts contain provisions that could, upon an adverse change in ML & Co.’s credit rating, trigger a requirement for an early payment or additional collateral support.

Note 4. Securities Financing Transactions
Merrill Lynch enters into secured borrowing and lending transactions in order to meet customers’ needs and earn residual interest rate spreads, obtain securities for settlement and finance trading inventory positions.

Under these transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements, Merrill Lynch is permitted to sell or repledge the securities received (e.g., use the securities to secure repurchase agreements, enter into securities lending transactions, or deliver to counterparties to cover short positions). At December 28, 2007 and December 29, 2006, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $855 billion and $633 billion, respectively, and the fair value of the portion that has been sold or repledged was $654 billion and $498 billion, respectively. Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC. The fair value of collateral used for this purpose was $19.3 billion at December 28, 2007 and December 29, 2006.

Merrill Lynch additionally receives securities as collateral in connection with certain securities for securities transactions in which Merrill Lynch is the lender. In instances where Merrill Lynch is permitted to sell or repledge securities received, Merrill Lynch reports the fair value of such securities received as collateral and the related obligation to return securities received as collateral in the Consolidated Balance Sheets.

Merrill Lynch 2007 Annual Report	page 112

Merrill Lynch pledges firm-owned assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are parenthetically disclosed in trading assets and investment securities on the Consolidated Balance Sheets. The carrying value and classification of securities owned by Merrill Lynch that have been pledged to counterparties where those counterparties do not have the right to sell or repledge at year-end 2007 and 2006 are as follows:

(DOLLARS IN MILLIONS)	2007	2006
Trading asset category
Mortgages, mortgage-backed, and asset-backed securities	$11,873	$34,475
U.S. government and agencies	11,110	12,068
Corporate debt and preferred stock	17,144	11,454
Non-U.S. governments and agencies	2,461	4,810
Equities and convertible debentures	6,512	4,812
Municipals and money markets	450	975

Total	$49,550	$68,594

Note 5. Investment Securities
Investment securities on the Consolidated Balance Sheets include:

•	SFAS No. 115 investments held by ML & Co. and certain of its non-broker-dealer entities, including Merrill Lynch banks. SFAS No. 115 investments consist of:

•	Debt securities, including debt held for investment and liquidity and collateral management purposes that are classified as available-for-sale, debt securities held for trading purposes, and debt securities that Merrill Lynch intends to hold until maturity;

•	Marketable equity securities, which are generally classified as available-for-sale.

•	Non-qualifying investments are those that do not fall within the scope of SFAS No. 115. Non-qualifying investments consist principally of:

•	Equity investments, including investments in partnerships and joint ventures. Included in equity investments are investments accounted for under the equity method of accounting, which consist of investments in (i) partnerships and certain limited liability corporations where Merrill Lynch has more than minor influence (i.e. generally defined as greater than a three percent interest) and (ii) corporate entities where Merrill Lynch has the ability to exercise significant influence over the investee (i.e. generally defined as ownership and voting interest of 20% to 50%). Also included in equity investments are private equity investments that Merrill Lynch holds for capital appreciation and/or current income and which are accounted for at fair value in accordance with the Investment Company Guide, as well as private equity investments accounted for at fair value under the fair value option election in SFAS No. 159. The carrying value of private equity investments reflects expected exit values based upon market prices or other valuation methodologies including discounted expected cash flows and market comparables of similar companies.

•	Investments of insurance subsidiaries for year-end 2006, which primarily represent insurance policy loans and are accounted for at amortized cost.

•	Deferred compensation hedges, which are investments economically hedging deferred compensation liabilities and are accounted for at fair value.

Fair value for non-qualifying investments is estimated using a number of methods, including earnings multiples, discounted cash flow analyses, and review of underlying financial conditions and other market factors. These instruments may be subject to restrictions (e.g., sale requires consent of other investors to sell) that may limit Merrill Lynch’s ability to currently realize the estimated fair value. Accordingly, Merrill Lynch’s current estimate of fair value and the ultimate realization for these instruments may differ.

Investment securities reported on the Consolidated Balance Sheets at December 28, 2007 and December 29, 2006 are as follows:

(DOLLARS IN MILLIONS)	2007	2006
Investment securities
Available-for-sale(1)	$50,922	$56,292
Trading	5,015	6,512
Held-to-maturity	267	269
Non-qualifying(2)
Equity investments(3)	29,623	21,290
Investments of insurance subsidiaries(4)	–	1,360
Deferred compensation hedges(5)	1,710	1,752
Investments in trust preferred securities and other investments	438	715

Total	$87,975	$88,190

(1)	At December 28, 2007 and December 29, 2006, includes $5.4 billion and $4.8 billion, respectively, of investment securities reported in cash and securities segregated for regulatory purposes or deposited with clearing organizations.
(2)	Non-qualifying for SFAS No. 115 purposes.
(3)	Includes Merrill Lynch’s investment in BlackRock.
(4)	Primarily represents insurance policy loans held by MLIG. Refer to Note 17 to the Consolidated Financial Statements for further information on MLIG.
(5)	Represents investments that economically hedge deferred compensation liabilities.

Investment securities accounted for under SFAS No. 115 are classified as available-for-sale, held-to-maturity, or trading as described in Note 1 to the Consolidated Financial Statements.

Information regarding investment securities subject to SFAS No. 115 follows:

	DECEMBER 28, 2007				DECEMBER 29, 2006
	COST/	GROSS	GROSS	ESTIMATED	COST/	GROSS	GROSS	ESTIMATED
	AMORTIZED	UNREALIZED	UNREALIZED	FAIR	AMORTIZED	UNREALIZED	UNREALIZED	FAIR
(DOLLARS IN MILLIONS)	COST	GAINS	LOSSES	VALUE	COST	GAINS	LOSSES	VALUE
Available-for-Sale
Mortgage- and asset-backed	$50,904	$29	$(2,384)	$48,549	$48,394	$104	$(331)	$48,167
Corporate debt	729	10	(18)	721	2,242	9	(24)	2,227
U.S. Government and agencies	322	–	–	322	1,833	–	(28)	1,805
Certificate of deposits	290	–	–	290	3,114	–	(2)	3,112
Other(1)	910	6	–	916	760	–	(3)	757

Total debt securities	53,155	45	(2,402)	50,798	56,343	113	(388)	56,068
Equity securities	110	25	(11)	124	213	17	(6)	224

Total	$53,265	$70	$(2,413)	$50,922	$56,556	$130	$(394)	$56,292

Held-to-Maturity
Municipals	$254	$–	$–	$254	$254	$–	$–	$254
Mortgage- and asset-backed	13	–	–	13	15	–	–	15

Total	$267	$–	$–	$267	$269	$–	$–	$269

(1)	Includes investments in Non-U.S. Government and agency securities.

Merrill Lynch 2007 Annual Report	page 114

The following table presents fair value and unrealized losses, after hedges, for available-for-sale securities, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 28, 2007 and December 29, 2006.

	LESS THAN 1 YEAR		MORE THAN 1 YEAR		TOTAL
(DOLLARS IN MILLIONS)	ESTIMATED	UNREALIZED	ESTIMATED	UNREALIZED	ESTIMATED	UNREALIZED
ASSET CATEGORY	FAIR VALUE	LOSSES	FAIR VALUE	LOSSES	FAIR VALUE	LOSSES
December 28, 2007
Mortgage- and asset-backed	$38,162	$(2,159)	$7,912	$(389)	$46,074	$(2,548)
U.S. Government and agencies	2	–	–	–	2	–
Corporate debt	182	(14)	41	(5)	223	(19)
Certificate of deposits	201	–	–	–	201	–
Other(1)	–	–	–	–	–	–

Total debt securities	38,547	(2,173)	7,953	(394)	46,500	(2,567)
Equity securities	64	(10)	–	–	64	(10)

Total temporarily impaired securities	$38,611	$(2,183)	$7,953	$(394)	$46,564	$(2,577)

December 29, 2006
Mortgage- and asset-backed	$15,645	$(28)	$10,243	$(253)	$25,888	$(281)
U.S. Government and agencies	151	(1)	1,629	(25)	1,780	(26)
Corporate debt	691	(2)	1,029	(23)	1,720	(25)
Certificate of deposits	2,103	(2)	5	–	2,108	(2)
Other(1)	100	–	267	(9)	367	(9)

Total debt securities	18,690	(33)	13,173	(310)	31,863	(343)
Equity securities	19	–	57	(5)	76	(5)

Total temporarily impaired securities	$18,709	$(33)	$13,230	$(315)	$31,939	$(348)

(1)	Includes investments in Non-U.S. Government and agency securities.

The majority of the unrealized losses relate to mortgage- and asset-backed securities issued by U.S. agencies.

Merrill Lynch reviews its held-to-maturity and available-for-sale securities at least quarterly to assess whether any impairment is other-than-temporary. Factors considered in the review include estimated future cash flows, length of time and extent to which market value has been less than cost, the financial condition and near term prospects of the issuer, and Merrill Lynch’s intent and ability to retain the security to allow for an anticipated recovery in market value. Merrill Lynch’s impairment review generally includes:

•	Identifying investments with indicators of possible impairment;

•	Analyzing individual investments with fair values less than amortized cost, including estimating future cash flows, and considering the length of time and extent to which the investment has been in an unrealized loss position;

•	Discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment; and

•	Documenting the analysis and conclusions.

As of December 28, 2007, Merrill Lynch determined that certain available-for-sale securities primarily related to U.S. ABS CDO securities were other-than-temporarily impaired and recognized a loss of approximately $900 million for the year-ended December 28, 2007.

The amortized cost and estimated fair value of debt securities at December 28, 2007 by contractual maturity, for available-for-sale and held-to-maturity investments follow:

	AVAILABLE-FOR-SALE		HELD-TO-MATURITY
		ESTIMATED		ESTIMATED
	AMORTIZED	FAIR	AMORTIZED	FAIR
(DOLLARS IN MILLIONS)	COST	VALUE	COST	VALUE
Due in one year or less	$1,170	$1,171	$–	$–
Due after one year through five years	680	690	254	254
Due after five years through ten years	298	284	–	–
Due after ten years	103	104	–	–

	2,251	2,249	254	254
Mortgage- and asset-backed securities	50,904	48,549	13	13

Total(1)	$53,155	$50,798	$267	$267

(1)	Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

The proceeds and gross realized gains (losses) from the sale of available-for-sale investments are as follows:

(DOLLARS IN MILLIONS)	2007	2006	2005
Proceeds	$39,327	$16,176	$36,574
Gross realized gains	224	160	411
Gross realized losses	(55)	(161)	(71)

Net unrealized gains and (losses) from investment securities classified as trading included in the 2007, 2006, and 2005 Consolidated Statements of (Loss)/Earnings were $(2.6) billion, $125 million, and $(13) million, respectively.

Equity Method Investments
Merrill Lynch has numerous investments accounted for under the equity method. The following table includes the carrying amount and ownership percentage of Merrill Lynch’s most significant equity method investments:

	DECEMBER 28, 2007		DECEMBER 29, 2006
	CARRYING	OWNERSHIP	CARRYING	OWNERSHIP
(DOLLARS IN MILLIONS)	AMOUNT	PERCENTAGE	AMOUNT	PERCENTAGE
BlackRock Inc.(1)	$7,964	50%	$7,619	50%
Bloomberg L.P.(2)	–	20	373	20
Warburg Pincus Fund IX, L.P.(3)	560	7	269	7
WCG Master Fund Ltd.(4)	1,234	60	N/A	N/A

N/A = Not Applicable

(1)	Carrying amount consists of a 45% voting common equity interest and a 5% preferred equity interest.
(2)	Carrying amount at December 28, 2007 is zero as a result of dividends received in excess of cumulative equity method earnings and Merrill Lynch’s initial investment.
(3)	Investment in a private equity fund.
(4)	Investment in an alternative investment fund. Merrill Lynch does not consolidate this investment as its ownership percentage represents a non-voting interest.

In connection with the BlackRock merger on September 29, 2006 (see Note 18 to the Consolidated Financial Statements for further information on the BlackRock merger), Merrill Lynch received an equity interest in BlackRock. As of December 28, 2007, the aggregate market value of Merrill Lynch’s common equity interest in BlackRock was $11.5 billion, based on the closing stock price on the New York Stock Exchange. This market value does not reflect Merrill Lynch’s preferred equity interest in BlackRock. The carrying amount of Merrill Lynch’s investment in BlackRock at December 28, 2007 was $4.7 billion more than the underlying equity in net assets due to equity method goodwill, indefinite-lived intangible assets and definite-lived intangible assets, of which Merrill Lynch amortized $48 million and $10 million in 2007 and 2006, respectively. Such amortization is reflected in earnings from equity method investments in the Consolidated Statements of (Loss)/Earnings.

Summarized aggregate financial information for Merrill Lynch’s most significant equity method investees (BlackRock Inc., Bloomberg L.P., Warburg Pincus Fund IX, L.P. and WCG Master Fund Ltd.), which represents 100% of the investees’ financial information for the periods in which Merrill Lynch held the investments is as follows:

(DOLLARS IN MILLIONS)	2007	2006	2005
Revenues	$11,725	$6,013	$4,108
Operating income	4,726	2,331	1,388
Earnings before income taxes	4,692	2,362	1,390
Net earnings	4,107	2,161	1,316

(DOLLARS IN MILLIONS)	2007	2006
Total assets	$49,438	$26,616
Total liabilities	32,672	12,310
Minority interest	603	1,109

Merrill Lynch 2007 Annual Report	page 116

Note 6. Securitization Transactions and Transactions with Special Purpose Entities (“SPEs”)

Securitizations
In the normal course of business, Merrill Lynch securitizes commercial and residential mortgage loans, municipal, government, and corporate bonds, and other types of financial assets. SPEs, often referred to as Variable Interest Entities (VIEs) are often used when entering into or facilitating securitization transactions. Merrill Lynch’s involvement with SPEs used to securitize financial assets includes: structuring and/or establishing SPEs; selling assets to SPEs; managing or servicing assets held by SPEs; underwriting, distributing, and making loans to SPEs; making markets in securities issued by SPEs; engaging in derivative transactions with SPEs; owning notes or certificates issued by SPEs; and/or providing liquidity facilities and other guarantees to, or for the benefit of, SPEs.

Merrill Lynch securitized assets of approximately $173.1 billion and $147.5 billion for the years ended December 28, 2007 and December 29, 2006, respectively. For the years ended December 28, 2007 and December 29, 2006, Merrill Lynch received $175.9 billion and $148.8 billion, respectively, of proceeds, and other cash inflows, from securitization transactions, and recognized net securitization gains of $154.6 million and $333.2 million, respectively, in Merrill Lynch’s Consolidated Statements of (Loss)/Earnings.

The table below summarizes the cash inflows received by Merrill Lynch from securitization transactions related to the following underlying asset types:

(DOLLARS IN MILLIONS)	2007	2006
Asset category
Residential mortgage loans	$100,219	$95,883
Municipal bonds	55,514	29,482
Commercial and corporate loans and bonds	18,078	21,087
Other	2,122	2,317

Total	$175,933	$148,769

In certain instances, Merrill Lynch retains interests in the senior tranche, subordinated tranche, and/or residual tranche of securities issued by certain SPEs created to securitize assets. The gain or loss on the sale of the assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer.

Retained interests are recorded in the Consolidated Balance Sheets at fair value. To obtain fair values, observable market prices are used if available. Where observable market prices are unavailable, Merrill Lynch generally estimates fair value initially and on an ongoing basis based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests are either held as trading assets, with changes in fair value recorded in the Consolidated Statements of (Loss)/Earnings, or as securities available-for-sale, with changes in fair value included in accumulated other comprehensive loss. Retained interests held as available-for-sale are reviewed periodically for impairment.

Retained interests in securitized assets were approximately $6.1 billion and $6.8 billion at December 28, 2007 and December 29, 2006, respectively, which related primarily to residential mortgage loan, municipal bond, and commercial and corporate loan and bond securitization transactions. As a result of the illiquidity in the mortgage-backed securities market at the end of 2007, the majority of the mortgage-backed securities retained interest balance had limited price transparency at December 28, 2007. As of December 29, 2006, the majority of retained interest balance of mortgage-backed securities had observable market prices. The majority of these retained interests include mortgage-backed securities that Merrill Lynch had expected to sell to investors in the normal course of its underwriting activity. However, the timing of any sale is subject to current and future market conditions. A portion of the retained interests represent residual interests in U.S. sub-prime mortgage securitizations and is included in the Level 3 U.S. ABS CDO exposure disclosed in Note 3 to the Consolidated Financial Statements.

The following table presents information on retained interests, excluding the offsetting benefit of financial instruments used to hedge risks, held by Merrill Lynch as of December 28, 2007 arising from Merrill Lynch’s residential mortgage loan, municipal bond and other securitization transactions. The pre-tax sensitivities of the current fair value of the retained interests to immediate 10% and 20% adverse changes in assumptions and parameters are also shown.

	RESIDENTIAL
	MORTGAGE	MUNICIPAL
(DOLLARS IN MILLIONS)	LOANS	BONDS	OTHER(2)
Retained interest amount	$2,809	$2,248	$1,074
Weighted average credit losses (rate per annum)	4.2%	0.0%	2.6%
Range	0–26%	0.0%	0–3.9%
Impact on fair value of 10% adverse change	$(51)	$–	$(2)
Impact on fair value of 20% adverse change	$(97)	$–	$(5)
Weighted average discount rate	9.2%	3.7%	6.3%
Range	0–100.0%	3.2–8.2%	0–27.2%
Impact on fair value of 10% adverse change	$(82)	$(76)	$(13)
Impact on fair value of 20% adverse change	$(154)	$(147)	$(25)
Weighted average life (in years)	3.1	10.4	1.2
Range	0–4.4	7.7–12.0	0–9.9
Weighted average prepayment speed (CPR)(1)	34.7%	37.7%	34.5%
Range(1)	0–86.3%	8.0–42.25%	0–92.0%
Impact on fair value of 10% adverse change	$(67)	$–	$(2)
Impact on fair value of 20% adverse change	$(122)	$–	$(5)

CPR = Constant Prepayment Rate

(1)	Relates to select securitization transactions where assets are prepayable.
(2)	Primarily relates to retained interest positions from commercial and corporate loan and bond securitization activity.

The preceding sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not include the offsetting benefit of financial instruments that Merrill Lynch utilizes to hedge risks, including credit, interest rate, and prepayment risk, that are inherent in the retained interests. These hedging strategies are structured to take into consideration the hypothetical stress scenarios above such that they would be effective in principally offsetting Merrill Lynch’s exposure to loss in the event these scenarios occur.

The weighted average assumptions and parameters used initially to value retained interests relating to securitizations that were still held by Merrill Lynch as of December 28, 2007 are as follows:

	RESIDENTIAL
	MORTGAGE	MUNICIPAL
	LOANS	BONDS	OTHER
Credit losses (rate per annum)	2.9%	0.0%	2.1%
Weighted average discount rate	6.7%	3.9%	5.0%
Weighted average life (in years)	4.4	7.8	2.7
Prepayment speed assumption (CPR)(1)	30.0%	9.0%	17.0%

CPR = Constant Prepayment Rate

(1)	Relates to select securitization transactions where assets are prepayable.

For residential mortgage loan and other securitizations, the investors and the securitization trust generally have no recourse to Merrill Lynch upon the event of a borrower default. See Note 11 to the Consolidated Financial Statements for information related to representations and warranties.

For municipal bond securitization SPEs, in the normal course of dealer market-making activities, Merrill Lynch acts as liquidity provider. Specifically, the holders of beneficial interests issued by municipal bond securitization SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. Beneficial interests that are tendered are then sold by Merrill Lynch to investors through a best efforts remarketing where Merrill Lynch is the remarketing agent. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby liquidity letter of credit issued by Merrill Lynch.

Merrill Lynch 2007 Annual Report	page 118

In addition to standby letters of credit, Merrill Lynch also provides default protection or credit enhancement to investors in securities issued by certain municipal bond securitization SPEs. Interest and principal payments on beneficial interests issued by these SPEs are secured by a guarantee issued by Merrill Lynch. In the event that the issuer of the underlying municipal bond defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch. Additional information regarding these commitments is provided in Note 11 to the Consolidated Financial Statements.

The following table summarizes the total principal amounts outstanding and delinquencies of securitized financial assets held in SPEs, where Merrill Lynch holds retained interests, as of December 28, 2007 and December 29, 2006:

	RESIDENTIAL
	MORTGAGE	MUNICIPAL
(DOLLARS IN MILLIONS)	LOANS	BONDS	OTHER(1)
December 28, 2007
Principal Amount Outstanding	$136,102	$22,388	$34,684
Delinquencies	13,583	–	25
December 29, 2006
Principal Amount Outstanding	$124,795	$18,986	$33,024
Delinquencies	3,493	–	10

(1)	Primarily relates to commercial and corporate loan and bond securitization activities.

Net credit losses associated with securitized financial assets held in these SPEs for the years ended December 28, 2007 and December 29, 2006 approximated $1.1 billion and $180 million, respectively.

Mortgage Servicing Rights
In connection with its residential mortgage business, Merrill Lynch may retain or acquire servicing rights associated with certain mortgage loans that are sold through its securitization activities. These loan sale transactions create assets referred to as mortgage servicing rights, or MSRs, which are included within other assets on the Consolidated Balance Sheets.

In March 2006 the FASB issued SFAS No. 156, which amends SFAS No. 140, and requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of amortized cost or market. Merrill Lynch adopted SFAS No. 156 on December 30, 2006. Merrill Lynch has not elected to subsequently fair value those MSRs held as of the date of adoption or those MSRs acquired or retained after December 30, 2006.

Retained MSRs are initially recorded at fair value and subsequently amortized in proportion to and over the period of estimated future net servicing revenues. MSRs are assessed for impairment, at a minimum, on a quarterly basis. Management’s estimates of fair value of MSRs are determined using the net discounted present value of future cash flows, which consists of projecting future servicing cash flows and discounting such cash flows using an appropriate risk-adjusted discount rate. These valuations require various assumptions, including future servicing fees, servicing costs, credit losses, discount rates and mortgage prepayment speeds. Due to subsequent changes in economic and market conditions, these assumptions can, and generally will, change from quarter to quarter.

Changes in Merrill Lynch’s MSR balance are summarized below:

(DOLLARS IN MILLIONS)	CARRYING VALUE
Mortgage servicing rights, December 29, 2006 (fair value is $164)	$122
Additions(1)	513
Amortization	(246)

Mortgage servicing rights, December 28, 2007 (fair value is $476)	$389

(1)	Includes MSRs obtained in connection with the acquisitions of First Franklin and First Republic.

The amount of contractually specified revenues for the year ended December 28, 2007, which are included within managed accounts and other fee-based revenues in the Consolidated Statements of (Loss)/Earnings include:

(DOLLARS IN MILLIONS)	2007
Servicing fees	$341
Ancillary and late fees	63

Total	$404

The following table presents Merrill Lynch’s key assumptions used in measuring the fair value of MSRs at December 28, 2007 and the pre-tax sensitivity of the fair values to an immediate 10% and 20% adverse change in these assumptions:

(DOLLARS IN MILLIONS)
Fair value of capitalized MSRs	$476
Weighted average prepayment speed (CPR)	32.5%
Impact of fair value of 10% adverse change	$(38)
Impact of fair value of 20% adverse change	$(49)
Weighted average discount rate	16.9%
Impact of fair value of 10% adverse change	$(11)
Impact of fair value of 20% adverse change	$(23)

The sensitivity analysis above is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of MSRs is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another factor, which may magnify or counteract the sensitivities. Further changes in fair value based on a single variation in assumptions generally cannot be extrapolated because the relationship of the change in a single assumption to the change in fair value may not be linear.

Variable Interest Entities
FIN 46R requires an entity to consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the variability of the VIE’s expected losses, receive a majority of the variability of the VIE’s expected residual returns, or both. The entity required to consolidate a VIE is known as the primary beneficiary. A QSPE is a type of VIE that holds financial instruments and distributes cash flows to investors based on preset terms. QSPEs are commonly used in mortgage and other securitization transactions. In accordance with SFAS No. 140 and FIN 46R, Merrill Lynch typically does not consolidate QSPEs. Information regarding QSPEs can be found in the Securitization section of this Note and the Guarantees section in Note 11 to the Consolidated Financial Statements.

Where an entity is a significant variable interest holder, FIN 46R requires that entity to disclose its maximum exposure to loss as a result of its interest in the VIE. It should be noted that this measure does not reflect Merrill Lynch’s estimate of the actual losses that could result from adverse changes because it does not reflect the economic hedges Merrill Lynch enters into to reduce its exposure.

The following tables summarize Merrill Lynch’s involvement with certain VIEs as of December 28, 2007 and December 29, 2006, respectively. The table below does not include information on QSPEs or those VIEs where Merrill Lynch is the primary beneficiary and holds a majority of the voting interests in the entity.

				SIGNIFICANT VARIABLE
	PRIMARY BENEFICIARY			INTEREST HOLDER
	TOTAL	NET	RECOURSE	TOTAL
	ASSET	ASSET	TO MERRILL	ASSET	MAXIMUM
(DOLLARS IN MILLIONS)	SIZE(4)	SIZE(5)	LYNCH(6)	SIZE(4)	EXPOSURE
December 28, 2007
Loan and real estate VIEs	$16,306	$15,420	$–	$307	$232
Guaranteed and other funds(1)	5,443	4,655	928	246	23
Credit-linked note and other VIEs(2)	678	83	–	5,438	9,081
Tax planning VIEs(3)	1	1	–	483	15

December 29, 2006
Loan and real estate VIEs	$4,265	$3,787	$–	$278	$182
Guaranteed and other funds(1)	3,184	2,615	564	6,156	6,156
Credit-linked note and other VIEs(2)	41	41	–	–	–
Tax planning VIEs(3)	–	–	–	483	15

(1)	The maximum exposure for guaranteed and other funds is the fair value of Merrill Lynch’s investments, derivatives entered into with the VIEs if they are in an asset position, and liquidity and credit facilities with certain VIEs.
(2)	The maximum exposure for credit-linked note and other VIEs is the notional amount of total return swaps that Merrill Lynch has entered into with the VIEs. This assumes a total loss on the referenced assets underlying the total return swaps. The maximum exposure may be different than the total asset size due to the netting of certain derivatives in the VIE.
(3)	The maximum exposure for tax planning VIEs reflects indemnifications made by Merrill Lynch to investors in the VIEs.
(4)	This column reflects the total size of the assets held in the VIE.
(5)	This column reflects the size of the assets held in the VIE after accounting for intercompany eliminations and any balance sheet netting of assets and liabilities as permitted by FIN 39.
(6)	This column reflects the extent, if any, to which investors have recourse to Merrill Lynch beyond the assets held in the VIE.

Merrill Lynch 2007 Annual Report	page 120

Merrill Lynch has entered into transactions with a number of VIEs in which it is the primary beneficiary and therefore must consolidate the VIE or is a significant variable interest holder in the VIE. These VIEs are as follows:

Loan and Real Estate VIEs

•	Merrill Lynch has investments in VIEs that hold loans or real estate. Merrill Lynch may be either the primary beneficiary which would result in consolidation of the VIE, or may be a significant variable interest holder. These VIEs include entities that are primarily designed to provide financing to clients and to invest in real estate. In addition, these VIEs include securitization vehicles that Merrill Lynch is required to consolidate because QSPE status has not been met and Merrill Lynch is the primary beneficiary as it retains the residual interests. For consolidated VIEs that hold loans, the assets of the VIEs are recorded in trading assets-mortgages, mortgage-backed and asset-backed, other assets, or loans, notes, and mortgages in the Consolidated Balance Sheets. For consolidated VIEs that hold real estate investments, these real estate investments are included in other assets in the Consolidated Balance Sheets. The beneficial interest holders in these VIEs have no recourse to the general credit of Merrill Lynch; their investments are paid exclusively from the assets in the VIE. The increase in total and net asset size in the table above for Loan and Real Estate VIEs is a result of Merrill Lynch’s inability to sell mortgage related securities because of the illiquidity in the securitization markets. Merrill Lynch’s inability to sell certain securities disqualified the VIEs as QSPEs thereby resulting in Merrill Lynch’s consolidation of the VIEs.

Guaranteed and Other Funds

•	Merrill Lynch is the sponsor of funds that provide a guaranteed return to investors at the maturity of the VIE. This guarantee may include a guarantee of the return of an initial investment or of the initial investment plus an agreed upon return depending on the terms of the VIE. Investors in certain of these VIEs have recourse to Merrill Lynch to the extent that the value of the assets held by the VIEs at maturity is less than the guaranteed amount. In some instances, Merrill Lynch is the primary beneficiary and must consolidate the fund. Assets held in these VIEs are primarily classified in trading assets. In instances where Merrill Lynch is not the primary beneficiary, the guarantees related to these funds are further discussed in Note 11 to the Consolidated Financial Statements.

•	Merrill Lynch has made certain investments in alternative investment fund structures that are VIEs. Merrill Lynch is the primary beneficiary of these funds as a result of its substantial investment in the vehicles. Merrill Lynch records its interests in these VIEs in investment securities in the Consolidated Balance Sheets.

•	Merrill Lynch has established two asset-backed commercial paper conduits (“Conduits”). Merrill Lynch’s variable interests are in the form of 1) liquidity facilities that protect commercial paper holders against short term changes in the fair value of the assets held by the Conduits in the event of a disruption in the commercial paper market, and 2) credit facilities to the Conduits that protect commercial paper investors against credit losses for up to a certain percentage of the portfolio of assets held by the respective Conduits. Merrill Lynch also provided a liquidity facility with a third Conduit that it did not establish. Merrill Lynch’s off balance sheet exposure at December 28, 2007, as compared to prior periods, to assets held by these conduits as a result of these liquidity and credit facilities is discussed below.

During the fourth quarter of 2007, Merrill Lynch purchased the remaining $0.9 billion of assets of one of the Conduits through the exercise of its liquidity facility and as a result the facility is no longer outstanding. An additional $4.0 billion had been purchased earlier in 2007. Total losses related to the exercise of the facility were approximately $170 million in 2007. These assets are primarily residential mortgage backed securities. As this Conduit is not active, Merrill Lynch no longer has a significant variable interest in this Conduit, but instead carries the assets it purchased in its Consolidated Financial Statements as investment securities — available-for-sale. Although not legally terminated, Merrill Lynch does not anticipate utilizing this Conduit for off-balance sheet financing in the future.

At December 28, 2007, Merrill Lynch had liquidity and credit facilities outstanding or maximum exposure to loss with a second Conduit for $1.2 billion. The maximum exposure to loss assumes a total loss on the assets in the Conduit. The underlying assets in the Conduit are primarily auto and equipment loans and lease receivables totaling $0.9 billion. The Conduit also has unfunded loan commitments for $250 million. This Conduit remains active and continues to issue commercial paper, although during the latter half of 2007 there were instances when it was required to draw on its liquidity facility with Merrill Lynch. As of year end 2007, Merrill Lynch had purchased loans and asset backed securities under these facilities of $222 million in the fourth quarter and $1.1 billion earlier in 2007. Merrill Lynch carries these assets as loans held for investment and investment securities — available-for-sale, respectively. Total losses related to the partial exercise of the facility were $4 million in 2007. Merrill Lynch also periodically purchased commercial paper issued by this Conduit, which resulted in reconsideration events under FIN 46R that required Merrill Lynch to reassess whether it must consolidate the Conduit. As of the last reconsideration event, Merrill Lynch concluded it is not required to consolidate the Conduit and, additionally, no longer holds a significant variable interest.

The decrease in total asset size and maximum exposure in the table above is attributable to Merrill Lynch no longer having a significant variable interest in these Merrill Lynch established Conduits as described above.

Merrill Lynch also provided a similar liquidity facility to a third party sponsored Conduit in which Merrill Lynch also held commercial paper. Total losses related to the exercise of the facility were approximately $280 million in 2007. As a result of a reconsideration event in the fourth quarter of 2007 and deterioration in the value of the assets and subordinated notes of the Conduit, Merrill Lynch was deemed to be the primary beneficiary of the Conduit and the facility is no longer considered outstanding. The assets held by this Conduit, which is consolidated by Merrill Lynch, are primarily residential and commercial backed securities and are classified as investment securities — available-for-sale in Merrill Lynch’s Consolidated Financial Statements.

The liquidity and credit facilities are further discussed in Note 11 to the Consolidated Financial Statements.

Credit-Linked Note and Other VIEs

•	Merrill Lynch has entered into transactions with VIEs where Merrill Lynch typically purchases credit protection from the VIE in the form of a derivative in order to synthetically expose investors to a specific credit risk. These are commonly known as credit-linked note VIEs. Merrill Lynch also takes synthetic exposure to the underlying investment grade collateral held in these VIEs, which primarily includes super senior U.S. sub-prime ABS CDOs, through total return swaps. At December 28, 2007, Merrill Lynch’s involvement with these VIEs provides it with a significant variable interest. Merrill Lynch records its transactions with these VIEs as trading assets-derivative contracts in the Consolidated Financial Statements.

•	In 2004, Merrill Lynch entered into a transaction with a VIE whereby Merrill Lynch arranged for additional protection for directors and employees to indemnify them against certain losses that they may incur as a result of claims against them. Merrill Lynch is the primary beneficiary and consolidates the VIE because its employees benefit from the indemnification arrangement. As of December 28, 2007 and December 29, 2006 the assets of the VIE totaled approximately $16 million, representing a purchased credit default agreement, which is recorded in other assets on the Consolidated Balance Sheets. In the event of a Merrill Lynch insolvency, proceeds of $140 million will be received by the VIE to fund any claims. Neither Merrill Lynch nor its creditors have any recourse to the assets of the VIE.

Tax Planning VIEs

•	Merrill Lynch has entered into transactions with VIEs that are used, in part, to provide tax planning strategies to investors and/or Merrill Lynch through an enhanced yield investment security. These structures typically provide financing to Merrill Lynch and/or the investor at enhanced rates. Merrill Lynch may be either the primary beneficiary of and consolidate the VIE, or may be a significant variable interest holder in the VIE.

Note 7. Loans, Notes, Mortgages and Related Commitments to Extend Credit
Loans, notes, mortgages and related commitments to extend credit include:

•	Consumer loans, which are substantially secured, including residential mortgages, home equity loans, and other loans to individuals for household, family, or other personal expenditures.

•	Commercial loans including corporate and institutional loans (including corporate and financial sponsor, non-investment grade lending commitments), commercial mortgages, asset-based loans, small- and middle-market business loans, and other loans to businesses.

Merrill Lynch 2007 Annual Report	page 122

Loans, notes, mortgages and related commitments to extend credit at December 28, 2007 and December 29, 2006, are presented below. This disclosure includes commitments to extend credit that, if drawn upon, will result in loans held for investment or loans held for sale.

	LOANS		COMMITMENTS(1)
(DOLLARS IN MILLIONS)	2007	2006	2007(2)(3)	2006(3)
Consumer:
Mortgages	$26,939	$18,346	$7,023	$7,747
Other	5,392	4,224	3,298	547
Commercial and small- and middle-market business(4):
Investment grade	18,917	22,452	36,921	45,264
Non-investment grade	44,277	28,485	30,990	42,812

	95,525	73,507	78,232	96,370
Allowance for loan losses	(533)	(478)	–	–
Reserve for lending-related commitments	–	–	(1,408)	(381)

Total, net	$94,992	$73,029	$76,824	$95,989

(1)	Commitments are outstanding as of the date the commitment letter is issued and are comprised of closed and contingent commitments. Closed commitments represent the unfunded portion of existing commitments available for draw down. Contingent commitments are contingent on the borrower fulfilling certain conditions or upon a particular event, such as an acquisition. A portion of these contingent commitments may be syndicated among other lenders or replaced with capital markets funding.
(2)	See Note 11 to the Consolidated Financial Statements for a maturity profile of these commitments.
(3)	In addition to the loan origination commitments included in the table above, at December 28, 2007, Merrill Lynch entered into agreements to purchase $330 million of loans that, upon settlement of the commitment, will be classified in loans held for investment and loans held for sale. Similar loan purchase commitments totaled $1.2 billion at December 29, 2006. See Note 11 to the Consolidated Financial Statements for additional information.
(4)	Includes loans and commitments of $12.6 billion and $8.6 billion as of December 28, 2007, respectively, and $11.3 billion and $7.0 billion as of December 29, 2006, respectively that have been subsequently sold in connection with the sale of Merrill Lynch Capital to GE Capital.

Activity in the allowance for loan losses is presented below:

(DOLLARS IN MILLIONS)	2007	2006
Allowance for loan losses, at beginning of period	$478	$406
Provision for loan losses	169	114
Charge-offs	(73)	(62)
Recoveries	36	18

Net charge-offs	(37)	(44)
Other(1)	(77)	2

Allowance for loan losses, at end of period	$533	$478

(1)	Primarily relates to activity related to loans and lease receivables transferred to held-for-sale in connection with the disposition of Merrill Lynch Capital, offset by allowance for loan losses acquired in connection with the acquisition of First Republic.

Consumer loans, which are substantially secured, consisted of approximately 245,100 individual loans at December 28, 2007. Commercial loans consisted of approximately 23,200 separate loans. The principal balance of non-accrual loans was $607 million at December 28, 2007 and $209 million at December 29, 2006. The investment grade and non-investment grade categorization is determined using the credit rating agency equivalent of internal credit ratings. Non-investment grade counterparties are those rated lower than the BBB- category. In some cases Merrill Lynch enters into single name and index credit default swaps to mitigate credit exposure related to funded and unfunded commercial loans. The notional value of these swaps totaled $16.1 billion and $11.2 billion at December 28, 2007 and December 29, 2006, respectively. For information on credit risk management see Note 3 to the Consolidated Financial Statements.

The above amounts include $49.0 billion and $18.6 billion of loans held for sale at December 28, 2007 and December 29, 2006, respectively. Loans held for sale are loans that management expects to sell prior to maturity. At December 28, 2007, such loans consisted of $11.6 billion of consumer loans, primarily residential mortgages and automobile loans, and $37.4 billion of commercial loans, approximately 19% of which are to investment grade counterparties. At December 29, 2006, such loans consisted of $7.4 billion of consumer loans, primarily residential mortgages and automobile loans, and $11.2 billion of commercial loans, approximately 38% of which are to investment grade counterparties.

The fair values of loans, notes, and mortgages were approximately $95 billion and $73 billion at December 28, 2007 and December 29, 2006, respectively. Merrill Lynch estimates the fair value of loans utilizing a number of methods ranging from market price quotations to discounted cash flows.

Merrill Lynch generally maintains collateral on secured loans in the form of securities, liens on real estate, perfected security interests in other assets of the borrower, and guarantees. Consumer loans are typically collateralized by liens on real estate, automobiles, and other property. Commercial secured loans primarily include asset-based loans secured by financial assets such as loan receivables and trade receivables where the amount of the loan is based on the level of available collateral (i.e., the borrowing base) and commercial mortgages secured by real property. In addition, for secured commercial loans related to the corporate and institutional lending business, Merrill Lynch typically receives collateral in the form of either a first or second lien on the assets of the borrower or the stock of a subsidiary, which gives Merrill Lynch a priority claim in the case of a bankruptcy filing by the borrower. In many cases, where a security interest in the assets of the borrower is granted, no restrictions are placed on the use of assets by the borrower and asset levels are not typically subject to periodic review; however, the borrowers are typically subject to stringent debt covenants. Where the borrower grants a security interest in the stock of its subsidiary, the subsidiary’s ability to issue additional debt is typically restricted.

Merrill Lynch enters into commitments to extend credit, predominantly at variable interest rates, in connection with corporate finance and loan syndication transactions. Customers may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain assets of small businesses, or securities. Merrill Lynch considers commitments to be outstanding as of the date the commitment letter is issued. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending on its creditworthiness and general market conditions.

Merrill Lynch originates and purchases portfolios of loans that have certain features that may be viewed as increasing Merrill Lynch’s exposure to nonpayment risk by the borrower. In connection with the acquisition of First Franklin on December 30, 2006, Merrill Lynch acquired sub-prime mortgage loans and originated a significant volume of sub-prime mortgage loans during the first half of 2007. As the year developed, delinquencies and defaults in the sub-prime mortgage loan market increased significantly leading to tighter underwriting criteria for new mortgages. As a result, First Franklin substantially reduced its sub-prime lending activities and currently is only making loans that are underwritten to prime underwriting criteria. As of December 28, 2007, we have ceased originating sub-prime mortgages and are evaluating our continued involvement in this market. In addition, Merrill Lynch acquired loans that have these features in connection with the acquisition of First Republic (see Note 16 to the Consolidated Financial Statements). Specifically, these loans include commercial and residential loans held in loans, notes, and mortgages as of December 28, 2007 that have the following features:

•	negative amortizing features that permit the borrower to draw on unfunded commitments to pay current interest (commercial loans only);

•	subject the borrower to payment increases over the life of the loan; and

•	high LTV ratios.

Although these features may be considered non-traditional for residential mortgages, interest-only features are considered traditional for commercial loans. Therefore, the table below includes only those commercial loans with features that permit negative amortization.

The table below summarizes the level of exposure to each type of loan at December 28, 2007 and December 29, 2006:

(DOLLARS IN MILLIONS)	2007(2)	2006
Loans with negative amortization features	$1,232	$1,439
Loans where borrowers may be subject to payment increases(1)	15,697	11,288
Loans with high LTV ratios	5,478	1,676
Loans with both high LTV ratios and loans where borrowers may be subject to payment increases	3,315	2,592

(1)	Includes $5.9 billion of prime residential mortgage loans with low LTV ratios that were acquired or originated in connection with the acquisition of First Republic.
(2)	Includes loans from securitizations where due to Merrill Lynch’s inability to sell certain securities disqualified the VIEs as QSPEs thereby resulting in Merrill Lynch’s consolidation of the VIEs. Merrill Lynch’s exposure is limited to (i) any retained interest and (ii) the representations and warranties made upon securitization (See Note 11 to the Consolidated Financial Statements).

The negative amortizing loan products that Merrill Lynch issues include loans where the small- and middle-market or commercial borrower receives a loan and an unfunded commitment, which together equal the maximum amount Merrill Lynch is willing to lend. The unfunded commitment is automatically drawn on in order to meet current interest payments. These loans are often made to real estate developers where the financed property will not generate current income at the beginning of the loan term. This balance also includes working capital lines of credit that are issued to small- and middle-market investors and are secured by the assets of the business.

Loans where borrowers may be subject to payment increases primarily include interest-only loans. This caption also includes mortgages with low initial rates. These loans are underwritten based on a variety of factors including, for example, the borrower’s credit history, debt to income ratio, employment, the LTV ratio, and the borrower’s disposable income and cash reserves; typically using a qualifying formula that conforms to the guidance issued by the federal banking agencies with respect to non-traditional mortgage loans.

Merrill Lynch 2007 Annual Report	page 124

In instances where the borrower is of lower credit standing, the loans are typically underwritten to have a lower LTV ratio and/or other mitigating factors.

High LTV loans include all mortgage loans where the LTV is greater than 80% and the borrower has not purchased private mortgage insurance (“PMI”). High LTV loans also include residential mortgage products where a mortgage and home equity loan are simultaneously established for the same property. The maximum original LTV ratio for the mortgage portfolio with no PMI or other security is 85%, which can, on an exception basis, be extended to 90%. In addition, the Mortgage 100| product is included in this category. The Mortgage 100| product permits high credit quality borrowers to pledge eligible securities in lieu of a traditional down payment. The securities portfolio is subject to daily monitoring, and additional collateral is required if the value of the pledged securities declines below certain levels.

The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon. For a maturity profile of these and other commitments see Note 11 to the Consolidated Financial Statements.

Note 8. Goodwill and Intangibles

Goodwill
Goodwill is the cost of an acquired company in excess of the fair value of identifiable net assets at acquisition date. Goodwill is tested annually (or more frequently under certain conditions) for impairment at the reporting unit level in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

The following table sets forth the changes in the carrying amount of Merrill Lynch’s goodwill by business segment, for the years-ended December 28, 2007 and December 29, 2006:

(DOLLARS IN MILLIONS)	GMI	GWM	MLIM(1)	TOTAL
Goodwill:
December 30, 2005	$1,144	$299	$4,360	$5,803
Goodwill acquired	729	10	–	739
Translation adjustment and other	34	(7)	361	388
Goodwill disposed	–	–	(4,721)	(4,721)

December 29, 2006	$1,907	$302	$–	$2,209

Goodwill acquired	$1,009	$1,315	$–	$2,324
Translation adjustment and other	54	3	–	57

December 28, 2007	$2,970	$1,620	$–	$4,590

(1)	MLIM ceased to exist in connection with the BlackRock merger in September 2006.

GWM 2007 activity primarily relates to goodwill acquired in connection with the acquisition of First Republic. The change in the recorded amount of goodwill for GMI relates primarily to goodwill acquired in connection with the acquisition of First Franklin whose operations were integrated into GMI’s mortgage securitization business. GMI 2006 activity primarily relates to goodwill acquired in connection with investments in an Indian joint venture and a boutique investment banking company. At December 28, 2007, in response to the deterioration in the sub-prime mortgage markets, Merrill Lynch performed a goodwill impairment test. Based on this test, Merrill Lynch determined that there was no impairment of goodwill on a consolidated basis.

In connection with the BlackRock merger, the goodwill associated with the MLIM business was derecognized on the Consolidated Balance Sheet as of September 29, 2006.

Intangible Assets
Intangible assets at December 28, 2007 consist primarily of value assigned to customer relationships and core deposits. Intangible assets with definite lives are tested for impairment in accordance with SFAS No. 144 whenever certain conditions exist which would indicate the carrying amounts of such assets may not be recoverable. Intangible assets with definite lives are amortized over their respective estimated useful lives.

In connection with the acquisition of First Franklin in 2007, Merrill Lynch recorded identifiable intangible assets of $185 million. In response to the deterioration in the sub-prime mortgage markets, Merrill Lynch reviewed its identifiable intangible assets for impairment and recorded impairment charges of $107 million and $53 million related to mortgage broker relationships of First Franklin in the third and fourth quarters of 2007, respectively. At December 28, 2007 the entire amount of mortgage broker relationships has been written off.

The table below presents the gross carrying amount, accumulated amortization, and net carrying amounts of other intangible assets as of December 28, 2007 and December 29, 2006:

(DOLLARS IN MILLIONS)		2007	2006
Customer relationships	Gross Carrying Amount	$311	$244
	Accumulated amortization	(64)	(33)

	Net carrying amount	247	211

Core deposits	Gross Carrying Amount	194	–
	Accumulated amortization	(17)	–

	Net carrying amount	177	–

Other(1)	Gross Carrying Amount	139	77
	Accumulated amortization	(62)	(40)

	Net carrying amount	77	37

Total	Gross Carrying Amount	644	321
	Accumulated amortization	(143)	(73)

	Net carrying amount	$501	$248

(1)	Amounts primarily consist of trademarks and technology related assets.

Amortization expense and the write-offs of identifiable intangible assets related to First Franklin mortgage broker relationships were $249 million for the year ended December 28, 2007. Amortization expense for 2006 and 2005 was $40 million and $25 million, respectively.

The estimated future amortization of other intangible assets through 2012 is as follows:

(DOLLARS IN MILLIONS)
2008	$82
2009	72
2010	58
2011	53
2012	50

Note 9. Borrowings and Deposits
ML & Co. is the primary issuer of all of Merrill Lynch’s debt instruments. For local tax or regulatory reasons, debt is also issued by certain subsidiaries.

The value of Merrill Lynch’s debt instruments as recorded on the Consolidated Balance Sheet does not necessarily represent the amount at which they will be repaid at maturity. This is due to the following:

•	Certain debt issuances are issued at a discount to their redemption amount, which will accrete up to the redemption amount as they approach maturity;

•	Certain debt issuances are accounted for at fair value and incorporate changes in Merrill Lynch’s creditworthiness as well as other underlying risks (see Note 3 to the Consolidated Financial Statements);

•	Certain structured notes whose coupon or repayment terms are linked to the performance of debt and equity securities, indices, currencies or commodities will take into consideration the fair value of those risks; and

•	Certain debt issuances are adjusted for the impact of the application of fair value hedge accounting (see Note 1 to the Consolidated Financial Statements).

Merrill Lynch 2007 Annual Report	page 126

Total borrowings at December 28, 2007 and December 29, 2006, which are comprised of short-term borrowings, long-term borrowings and junior subordinated notes (related to trust preferred securities), consisted of the following:

(DOLLARS IN MILLIONS)	2007	2006
Senior debt issued by ML & Co.	$148,190	$115,474
Senior debt issued by subsidiaries — guaranteed by ML & Co.	32,375	26,664
Senior structured notes issued by ML & Co.	45,133	25,466
Senior structured notes issued by subsidiaries — guaranteed by ML & Co.	13,904	8,349
Subordinated debt issued by ML & Co.	10,887	6,429
Junior subordinated notes (related to trust preferred securities)	5,154	3,813
Other subsidiary financing — not guaranteed by ML & Co.	5,597	4,316
Other subsidiary financing — non-recourse	29,801	12,812

Total	$291,041	$203,323

Borrowing activities may create exposure to market risk, most notably interest rate, equity, commodity and currency risk. Other subsidiary financing — non-recourse is primarily attributable to debt issued to third parties by consolidated entities that are VIEs. Additional information regarding VIEs is provided in Note 6 to the Consolidated Financial Statements.

Borrowings at December 28, 2007 and December 29, 2006, are presented below:

(DOLLARS IN MILLIONS)	2007	2006
Short-term borrowings
Commercial paper	$12,908	$6,357
Promissory notes	2,750	–
Secured short-term borrowings	4,851	9,800
Other unsecured short-term borrowings	4,405	1,953

Total	$24,914	$18,110

Long-term borrowings(1)
Fixed-rate obligations(2)(4)	$102,020	$58,366
Variable-rate obligations(3)(4)	156,743	120,794
Zero-coupon contingent convertible debt (LYONs®)	2,210	2,240

Total	$260,973	$181,400

Deposits
U.S.	$76,634	$62,294
Non U.S.	27,353	21,830

Total	$103,987	$84,124

(1)	Excludes junior subordinated notes (related to trust preferred securities).
(2)	Fixed-rate obligations are generally swapped to floating rates.
(3)	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(4)	Included are various equity-linked or other indexed instruments.

The fair value of short-term borrowings approximated carrying values at December 28, 2007 and December 29, 2006.

In determining fair value of long-term borrowings at December 28, 2007 for the purposes of the disclosure requirements under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, an entity’s own creditworthiness is required to be incorporated into the fair value measurements per the guidance in SFAS No. 157. The fair value of total long-term borrowings is estimated using a discounted cash flow model with inputs for similar types of borrowing arrangements. The fair value of long-term borrowings at December 28, 2007 that are not accounted for at fair value under SFAS No. 159 was approximately $9.0 billion less than the carrying amount primarily due to the widening of Merrill Lynch credit spreads. In addition, the amount of long-term borrowings that are accounted for at fair value under SFAS No. 159 was approximately $76.3 billion at December 28, 2007. The credit spread component for the long-term borrowings carried at fair value was $2.0 billion and has been included in earnings. Refer to Note 3 to the Consolidated Financial Statements for additional information. At December 29, 2006, the fair value of long-term borrowings approximated carrying amounts.

At December 28, 2007, long-term borrowings mature as follows:

(DOLLARS IN MILLIONS)
Less than 1 year	$65,040	25%
1–2 years	45,424	17
2+–3 years	24,457	9
3+–4 years	20,081	8
4+–5 years	23,485	9
Greater than 5 years	82,486	32

Total	$260,973	100%

Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder (“put” options) at specified dates prior to maturity. These borrowings are reflected in the above table as maturing at their put dates, rather than their contractual maturities. Management believes, however, that a portion of such borrowings will remain outstanding beyond their earliest redemption date.

A limited number of notes whose coupon or repayment terms are linked to the performance of debt and equity securities, indices, currencies or commodities may be accelerated based on the value of a referenced index or security, in which case Merrill Lynch may be required to immediately settle the obligation for cash or other securities. Refer to Note 1 to the Consolidated Financial Statements, Embedded Derivatives section for additional information.

Except for the $2.2 billion of aggregate principal amount of floating rate zero-coupon contingently convertible liquid yield option notes (“LYONs®”) that were outstanding at December 28, 2007, senior and subordinated debt obligations issued by ML & Co. and senior debt issued by subsidiaries and guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.

The effective weighted-average interest rates for borrowings at December 28, 2007 and December 29, 2006 were as follows:

	2007	2006
Short-term borrowings	4.64%	5.15%
Long-term borrowings, contractual rate	4.35	4.23
Junior subordinated notes (related to trust preferred securities)	6.91	7.03

Long-Term Borrowings

Floating Rate LYONs®
At December 28, 2007, $2.2 billion of LYONs® were outstanding. The LYONs® are unsecured and unsubordinated indebtedness of Merrill Lynch and mature in 2032.

At maturity, holders of the LYONs® will receive the original principal amount of $1,000 increased daily by a rate that resets on a quarterly basis. Upon conversion, holders of the LYONs® will receive the value of 14.0915 shares of Merrill Lynch common stock based on the conditions described below. This value will be paid in cash in an amount equal to the contingent principal amount of the LYONs® on the conversion date and the remainder, at Merrill Lynch’s election, will be paid in cash, common stock or a combination thereof.

In addition, under the terms of the LYONs®:

•	Merrill Lynch may redeem the LYONs® at any time on or after March 13, 2008.

•	Investors may require Merrill Lynch to repurchase the LYONs® in March 2008, 2012, 2017, 2022 and 2027. Repurchases may be settled only in cash.

•	Until March 2008, the conversion rate on the LYONS® will be adjusted upon the issuance of a quarterly cash dividend to holders of Merrill Lynch common stock to the extent that such dividend exceeds $0.16 per share. In 2007, Merrill Lynch’s common stock dividend exceeded $0.16 per share and, as a result, Merrill Lynch adjusted the conversion ratio to 14.0915 from 13.9447 in February 2008. In addition, the conversion rate on the LYONs® will be adjusted for any other cash dividends or distributions to all holders of Merrill Lynch common stock until March 2008. After March 2008, cash dividends and distributions will cause the conversion ratio to be adjusted only to the extent such dividends are extraordinary.

Merrill Lynch 2007 Annual Report	page 128

•	The conversion rate on the LYONs® will also adjust upon: (1) dividends or distributions payable in Merrill Lynch common stock, (2) subdivisions, combinations or certain reclassifications of Merrill Lynch common stock, (3) distributions to all holders of Merrill Lynch common stock of certain rights to purchase the stock at less than the sale price of Merrill Lynch common stock at that time, and (4) distributions of Merrill Lynch assets or debt securities to holders of Merrill Lynch common stock (including certain cash dividends and distributions as described above).

The LYONs® may be converted based on any of the following conditions:

•	If the closing price of Merrill Lynch common stock for at least 20 of the last 30 consecutive trading days ending on the last day of the calendar quarter is more than the conversion trigger price. The conversion trigger price for the LYONs® at December 28, 2007 was $93.11. That is, between January 1, 2008 and February 15, 2008, a holder could have converted LYONs® into the value of 13.9447 shares of Merrill Lynch common stock if the Merrill Lynch stock price had been greater than $93.11 for at least 20 of the last 30 consecutive trading days ending December 28, 2007;

•	During any period in which the credit rating of the LYONs® is Baa1 or lower by Moody’s Investor Services, Inc., BBB+ or lower by Standard & Poor’s Credit Market Services, or BBB+ or lower by Fitch, Inc.;

•	If the LYONs® are called for redemption;

•	If Merrill Lynch is party to a consolidation, merger or binding share exchange; or

•	If Merrill Lynch makes a distribution that has a per share value equal to more than 15% of the sale price of its shares on the day preceding the declaration date for such distribution.

In accordance with the guidance in EITF Topic No. 90-19, Convertible Bonds with Issuer Option to Settle for Cash upon Conversion, and EITF No. 03-7, Accounting for the Settlement of the Equity-Settled Portion of a Convertible Debt Instrument That Permits or Requires the Conversion Spread to Be Settled in Stock (Instrument C of Issue 90-19), Merrill Lynch accounts for the proceeds received from the issuance of LYONs® as long-term borrowings. Merrill Lynch does not separately account for the embedded conversion option in LYONs® as a result of the scope exception in SFAS No. 133, which provides that contracts that are both indexed to an issuer’s own stock and classified in stockholders’ equity are not considered to be derivatives. To the extent that the value of the conversion option is “in-the-money” at the end of a reporting period, Merrill Lynch includes the appropriate number of shares in diluted earnings per share using the treasury stock method prescribed in SFAS No. 128, Earnings per Share, and EITF Topic No. D-72, Effect of Contracts That May Be Settled in Stock or Cash on the Computation of Diluted Earnings per Share. See Note 10 to the Consolidated Financial Statements for further information regarding the impact of LYONs® on diluted EPS.

Junior Subordinated Notes (related to trust preferred securities)
As of December 28, 2007, Merrill Lynch has created six trusts that have issued preferred securities to the public (“trust preferred securities”). Merrill Lynch Preferred Capital Trust III, IV and V used the issuance proceeds to purchase Partnership Preferred Securities, representing limited partnership interests. Using the purchase proceeds, the limited partnerships extended junior subordinated loans to ML & Co. and one or more subsidiaries of ML & Co. Merrill Lynch Capital Trust I, II and III directly invested in junior subordinated notes issued by ML & Co.

ML & Co. has guaranteed, on a junior subordinated basis, the payment in full of all distributions and other payments on the trust preferred securities to the extent that the trusts have funds legally available. This guarantee and similar partnership distribution guarantees are subordinated to all other liabilities of ML & Co. and rank equally with preferred stock of ML & Co.

The following table summarizes Merrill Lynch’s trust preferred securities as of December 28, 2007.

		AGGREGATE
		PRINCIPAL
		AMOUNT		AGGREGATE
		OF TRUST		PRINCIPAL	ANNUAL			EARLIEST
(DOLLARS IN MILLIONS)	ISSUE	PREFERRED		AMOUNT	DISTRIBUTION	STATED		REDEMPTION
TRUST	DATE	SECURITIES		OF NOTES	RATE	MATURITY		DATE
ML Preferred Capital Trust III	Jan–1998	$750		$900	7.00%	Perpetual		Mar–2008
ML Preferred Capital Trust IV	Jun–1998	400		480	7.12%	Perpetual		Jun–2008
ML Preferred Capital Trust V	Nov–1998	850		1,021	7.28%	Perpetual		Sep–2008
ML Capital Trust I	Dec–2006	1,050		1,051	6.45%	Dec–2066	(1)	Dec–2011
ML Capital Trust II	May–2007	950		951	6.45%	Jun–2062	(2)	Jun–2012
ML Capital Trust III	Aug–2007	750		751	7.375%	Sep–2062	(3)	Sep–2012

Total		$4,750	(4)	$5,154

(1)	Merrill Lynch has the option to extend the maturity of the junior subordinated note until December 2086.
(2)	Merrill Lynch has the option to extend the maturity of the junior subordinated note until June 2087.
(3)	Merrill Lynch has the option to extend the maturity of the junior subordinated note until September 2087.
(4)	Includes related investments of $25 million, which are deducted for equity capital purposes.

Borrowing Facilities
Merrill Lynch maintains credit facilities that are available to cover immediate funding needs. Merrill Lynch maintains a committed three-year, multi-currency, unsecured bank credit facility that totaled $4.0 billion and $4.5 billion at December 28, 2007 and December 29, 2006, respectively. This facility permits borrowings by ML & Co. and expires in April 2010. At December 28, 2007 Merrill Lynch had $1.0 billion of borrowings outstanding under this facility. This facility requires Merrill Lynch to maintain a minimum consolidated net worth which it significantly exceeded. There were no borrowings outstanding as of December 29, 2006.

Merrill Lynch also maintains two committed, secured credit facilities which totaled $6.5 billion at December 28, 2007 and $7.5 billion at December 29, 2006. The facilities expire in May 2008 and December 2008. Both facilities include a one-year term-out option that allows ML & Co. to extend borrowings under the facilities for an additional year beyond their respective expiration dates. The secured facilities permit borrowings by ML & Co. and select subsidiaries, secured by a broad range of collateral. At December 28, 2007 and December 29, 2006, there were no borrowings outstanding under either facility.

In addition, Merrill Lynch maintains committed, secured credit facilities with two financial institutions that totaled $11.75 billion at December 28, 2007 and December 29, 2006. The secured facilities may be collateralized by government obligations eligible for pledging. The facilities expire at various dates through 2014, but may be terminated earlier with at least a nine-month notice by either party. At December 28, 2007 and December 29, 2006, there were no borrowings outstanding under these facilities.

Deposits
Deposits at December 28, 2007 and December 29, 2006, are presented below:

(DOLLARS IN MILLIONS)	2007	2006
U.S.
Savings and Demand Deposits(1)	$69,707	$58,972
Time Deposits	6,927	3,322

Total U.S. Deposits	76,634	62,294

Non-U.S.
Non-interest bearing	803	688
Interest bearing	26,550	21,142

Total Non-U.S. Deposits	27,353	21,830

Total Deposits	$103,987	$84,124

(1)	Includes $1.8 billion and $110 million of non-interest bearing demand deposits as of December 28, 2007 and December 29, 2006, respectively.

Certificates of deposit and other time deposit accounts issued in amounts of $100,000 or more totaled $5.8 billion and $3.3 billion at December 28, 2007 and December 29, 2006, respectively. At December 28, 2007, $2.6 billion of these deposits mature in three months or less, $2.5 billion mature in more than three but less than six months and the remaining balance matures in more than six months.

The effective weighted-average interest rates for deposits, which include the impact of hedges, at both December 28, 2007 and December 29, 2006, was 3.5%. The fair values of deposits approximated carrying values at December 28, 2007 and December 29, 2006.

Other
Merrill Lynch also obtains standby letters of credit from issuing banks to satisfy various counterparty collateral requirements, in lieu of depositing cash or securities collateral. Such standby letters of credit aggregated $5.8 billion and $2.5 billion at December 28, 2007 and December 29, 2006, respectively.

Note 10. Stockholders’ Equity and Earnings Per Share

Preferred Equity
ML & Co. is authorized to issue 25 million shares of undesignated preferred stock, $1.00 par value per share. All shares of currently outstanding preferred stock constitute one and the same class and have equal rank and priority over common stockholders as to dividends and in the event of liquidation. All shares are perpetual, non-cumulative and dividends are payable quarterly when, and if, declared by the Board of Directors. Each share of preferred stock of Series 1 through Series 5 has a liquidation preference of $30,000, is represented by 1,200 depositary shares and is redeemable at Merrill Lynch’s option at a redemption price equal to $30,000 plus declared and unpaid dividends, without accumulation of any undeclared dividends.

On September 21, 2007, in connection with the acquisition of First Republic, Merrill Lynch issued two new series of preferred stock, $65 million in aggregate principal amount of 6.70% Non-Cumulative, Perpetual Preferred Stock, Series 6, and $50 million in aggregate principal amount of 6.25% Non-Cumulative, Perpetual Preferred Stock, Series 7. Each share of preferred stock of series 6 and 7 has a

Merrill Lynch 2007 Annual Report	page 130

liquidation preference of $1,000. Upon closing the First Republic acquisition, Merrill Lynch also issued 11.6 million shares of common stock, par value $1.33 1/3 per share, as consideration.

On March 20, 2007, Merrill Lynch issued $1.5 billion in aggregate principal amount of Floating Rate, Non-Cumulative, Perpetual Preferred Stock, Series 5.

The following table summarizes our preferred stock issued at December 28, 2007.

				AGGREGATE
				LIQUIDATION
		INITIAL	TOTAL	PREFERENCE				EARLIEST
		ISSUE	SHARES	(DOLLARS IN				REDEMPTION
SERIES	DESCRIPTION	DATE	ISSUED	MILLIONS)		DIVIDEND		DATE
1	Perpetual Floating Rate Non-Cumulative	Nov-2004	21,000	$630		3-mo LIBOR + 75bps	(3)	Nov-2009
2	Perpetual Floating Rate Non-Cumulative	Mar-2005	37,000	1,110		3-mo LIBOR + 65bps	(3)	Nov-2009
3	Perpetual 6.375% Non-Cumulative	Nov-2005	27,000	810		6.375%		Nov-2010
4	Perpetual Floating Rate Non-Cumulative	Nov-2005	20,000	600	(1)	3-mo LIBOR + 75bps	(4)	Nov-2010
5	Perpetual Floating Rate Non-Cumulative	Mar-2007	50,000	1,500		3-mo LIBOR + 50bps	(4)	May-2012
6	Perpetual 6.70% Non-Cumulative	Sept-2007	65,000	65		6.700%		Feb-2009
7	Perpetual 6.25% Non-Cumulative	Sept-2007	50,000	50		6.250%		Mar-2010

Total			270,000	$4,765	(2)

(1)	Represents issuances of $240 million in November 2005 and $360 million in February 2006.
(2)	Preferred stockholders’ equity reported on the Consolidated Balance Sheets is reduced by amounts held in inventory as a result of market making activities.
(3)	Subject to 3.00% minimum rate per annum.
(4)	Subject to 4.00% minimum rate per annum.

Mandatory Convertible
On January 15, 2008, Merrill Lynch reached separate agreements with several long-term investors, primarily Korea Investment Corporation, Kuwait Investment Authority and Mizuho Corporate Bank, to sell an aggregate of 66 thousand shares of newly issued 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 1, par value $1.00 per share and liquidation preference $100,000 per share (the “Mandatory Convertible Preferred Stock”), at a price of $100,000 per share, for an aggregate purchase price of approximately $6.6 billion. The shares of Mandatory Convertible Preferred Stock were issued on various dates between January 17, 2008 and February 1, 2008. Subject to certain conditions and exceptions, if Merrill Lynch sells or agrees to sell more than $1 billion of any common stock (or equity securities convertible into common stock) within one year of closing at a purchase, conversion or reference price per share less than $52.40, then the conversion ratio for the mandatory convertible preferred stock shall be adjusted to compensate the investors.

Common Stock
On December 24, 2007, Merrill Lynch reached agreements with each of Temasek Capital (Private) Limited (“Temasek”) and Davis Selected Advisors LP (“Davis”) to sell an aggregate of 116.7 million shares of newly issued common stock, par value $1.33 1/3 per share, at $48.00 per share, for an aggregate purchase price of approximately $5.6 billion.

Davis purchased 25 million shares of Merrill Lynch common stock on December 27, 2007 at a price per share of $48.00, or an aggregate purchase price of $1.2 billion. Temasek purchased 55 million shares on December 28, 2007 and the remaining 36.7 million shares on January 11, 2008. In addition, Merrill Lynch granted Temasek an option to purchase an additional 12.5 million shares of common stock under certain circumstances. This option was exercised, with 2.8 million shares issued on February 1, 2008 and 9.7 million shares issued on February 5, 2008, in each case at a purchase price of $48.00 per share for an aggregate purchase price of $600 million.

In connection with the Temasek transaction, if Merrill Lynch sells or agrees to sell any common stock (or equity securities convertible into common stock) within one year of closing at a purchase, conversion or reference price per share less than $48.00, then it must make a payment to Temasek to compensate Temasek for the aggregate excess amount per share paid by Temasek, which is settled in cash or common stock at Merrill Lynch’s option.

Upon closing the First Republic acquisition on September 21, 2007, Merrill Lynch issued 11.6 million shares of common stock as a portion of the consideration.

On January 18, 2007, the Board of Directors declared a 40% increase in the regular quarterly dividend to $0.35 per common share, from $0.25 per common share. Dividends paid on common stock were $1.40 per share in 2007, $1.00 per share in 2006, and $0.76 per share in 2005.

During 2007, Merrill Lynch repurchased 62.1 million common shares at an average repurchase price of $84.88 per share. On April 30, 2007 the Board of Directors authorized the repurchase of an additional $6 billion of Merrill Lynch’s outstanding common shares. During 2007, Merrill Lynch had completed the $5 billion repurchase program authorized in October 2006 and had $4.0 billion of authorized repurchase capacity remaining under the repurchase program authorized in April 2007. Merrill Lynch did not repurchase any common stock during the fourth quarter of 2007 and does not anticipate additional repurchases of common shares.

Shares Exchangeable into Common Stock
In 1998, Merrill Lynch & Co., Canada Ltd. issued 9,662,448 Exchangeable Shares in connection with Merrill Lynch’s merger with Midland Walwyn Inc. Holders of Exchangeable Shares have dividend, voting, and other rights equivalent to those of ML & Co. common stockholders. Exchangeable Shares may be exchanged at any time, at the option of the holder, on a one-for-one basis for ML & Co. common stock. Merrill Lynch may redeem all outstanding Exchangeable Shares for ML & Co. common stock after January 31, 2011, or earlier under certain circumstances. As of December 28, 2007 there were 2,552,982 Exchangeable Shares outstanding.

Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss represents cumulative gains and losses on items that are not reflected in (loss)/earnings. The balances at December 28, 2007 and December 29, 2006 are as follows:

(DOLLARS IN MILLIONS)	2007	2006
Foreign currency translation adjustment
Unrealized (losses), net of gains	$(1,636)	$(1,354)
Income taxes	1,195	924

Total	(441)	(430)

Unrealized gains (losses) on investment securities available-for-sale
Unrealized (losses), net of gains	(2,759)	(299)
Adjustments for:
Adjustment to initially apply SFAS No. 159	277	–
Policyholder liabilities	–	(4)
Income taxes	973	111

Total	(1,509)	(192)

Deferred gains on cash flow hedges
Deferred gains, net of (losses)	136	4
Income taxes	(53)	(2)

Total	83	2

Defined benefit pension and postretirement plans
Minimum pension liability	–	(334)
Net actuarial gains	49	–
Net prior service costs	70	–
Foreign currency translation gain	58	–
Adjustment to initially apply SFAS No. 158	–	129
Income taxes	(101)	41

Total	76	(164)

Total accumulated other comprehensive loss	$(1,791)	$(784)

Merrill Lynch 2007 Annual Report	page 132

Earnings Per Share
Basic EPS is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2007	2006	2005
Net (loss)/earnings from continuing operations	$(8,637)	$7,097	$4,815
Net earnings from discontinued operations	860	402	301
Preferred stock dividends	(270)	(188)	(70)

Net (loss)/earnings applicable to common shareholders — for basic EPS	$(8,047)	$7,311	$5,046
Interest expense on LYONs®(1)	–	1	2

Net (loss)/earnings applicable to common shareholders — for diluted EPS	$(8,047)	$7,312	$5,048

(SHARES IN THOUSANDS)
Weighted-average basic shares outstanding(2)	830,415	868,095	890,744
Effect of dilutive instruments:
Employee stock options(3)	–	42,802	42,117
FACAAP shares(3)	–	21,724	22,140
Restricted shares and units(3)	–	28,496	20,608
Convertible LYONs®(1)	–	1,835	2,120
ESPP shares(3)	–	10	7

Dilutive potential common shares	–	94,867	86,992

Diluted Shares(4)(5)	830,415	962,962	977,736

Basic EPS from continuing operations	$(10.73)	$7.96	$5.32
Basic EPS from discontinued operations	1.04	0.46	0.34

Basic EPS	$(9.69)	$8.42	$5.66

Diluted EPS from continuing operations	$(10.73)	$7.17	$4.85
Diluted EPS from discontinued operations	1.04	0.42	0.31

Diluted EPS	$(9.69)	$7.59	$5.16

(1)	See Note 9 to the Consolidated Financial Statements for additional information on LYONs®.
(2)	Includes shares exchangeable into common stock.
(3)	See Note 13 to the Consolidated Financial Statements for a description of these instruments.
(4)	At year-end 2006 and 2005, there were 25,119 and 40,889 instruments, respectively, that were considered antidilutive and thus were not included in the above calculations.
(5)	Due to the net loss for year-end 2007, the Diluted EPS calculation excludes 112 million of employee stock options, 37 million of FACAAP shares, 43 million of restricted shares and units, and 170 thousand of ESPP shares, as they were antidilutive.

Note 11. Commitments, Contingencies and Guarantees

Litigation
Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution.

Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. Merrill Lynch is also involved in investigations and/or proceedings by governmental and self-regulatory agencies.

Merrill Lynch believes it has strong defenses to, and where appropriate, will vigorously contest, many of these matters. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. Merrill Lynch may explore potential settlements before a case is taken through trial because of the uncertainty, risks, and costs inherent in the litigation process. In accordance with SFAS No. 5, Accounting for Contingencies, Merrill Lynch will accrue a liability when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch cannot predict what the eventual loss or range of loss related to such matters will be. Merrill Lynch continues to assess these cases and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.

Specific Litigation

IPO Underwriting Fee Litigation
In re Public Offering Fee Antitrust Litigation and In re Issuer Plaintiff Initial Public Offering Fee Antitrust Litigation: Beginning in 1998, Merrill Lynch was named as one of approximately two dozen defendants in purported class actions filed in the United States District Court for the Southern District of New York alleging that underwriters conspired to fix the “fee” paid to purchase certain initial public offering securities at 7% in violation of antitrust laws. These complaints have been filed by both investors and issuers in initial public offerings. On February 24, 2004, the court held that the purchaser plaintiffs’ claims for damages were barred, but declined to dismiss the claim for injunctive relief. On April 18, 2006, the court held that the issuer claim could not proceed as a class action. On September 11, 2007, the Second Circuit Court of Appeals vacated the April 18 decision and remanded the case for further proceedings on the issue of class certification. Following the remand, plaintiffs have moved for class certification of the issuer class, and the defendants have opposed class certification. The court has not issued a decision on the class certification issue.

IPO Allocation Litigation
In re Initial Public Offering Securities Litigation: Beginning in 2001, Merrill Lynch was named as one of the defendants in approximately 110 securities class action complaints alleging that dozens of underwriter defendants artificially inflated and maintained the stock prices of securities by creating an artificially high post-IPO demand for shares. On October 13, 2004, the district court, having previously denied defendants’ motions to dismiss, issued an order allowing certain of these cases to proceed against the underwriter defendants as class actions. On December 5, 2006, the Second Circuit Court of Appeals reversed this order, holding that the district court erred in certifying these cases as class actions. On September 27, 2007, plaintiffs again moved for class certification. On December 21, 2007, defendants filed their opposition to plaintiffs’ motion. The court has not issued a decision on the class certification issue.

Enron Litigation
Newby v. Enron Corp. et al.: On April 8, 2002, Merrill Lynch was added as a defendant in a consolidated class action filed in the United States District Court for the Southern District of Texas on behalf of the purchasers of Enron’s publicly traded equity and debt securities during the period October 19, 1998 through November 27, 2001. The complaint alleges, among other things, that Merrill Lynch engaged in improper transactions in the fourth quarter of 1999 that helped Enron misrepresent its earnings and revenues in the fourth quarter of 1999. The district court denied Merrill Lynch’s motions to dismiss, and certified a class action by Enron shareholders and bondholders against Merrill Lynch and other defendants. On March 19, 2007, the Fifth Circuit Court of Appeals reversed the district court’s decision certifying the case as a class action. On January 22, 2008, the Supreme Court denied plaintiffs’ petition to review the Fifth Circuit’s decision. Merrill Lynch intends to move for summary judgment dismissing the action. Plaintiffs have stated they will oppose that motion.

Mortgage-Related Litigation
Merrill Lynch & Co. Shareholder Litigation: Beginning on October 30, 2007, purported class actions were filed in the United States District Court for the Southern District of New York against Merrill Lynch and certain present or former officers and directors on behalf of persons who acquired Merrill Lynch securities beginning as early as November 3, 2006 and ending as late as November 7, 2007. Among other things, the complaints allege violations of the federal securities laws based on alleged false and misleading statements related to Merrill Lynch’s exposure to collateralized debt obligations and the sub-prime lending markets. One such action is brought on behalf of persons who exchanged the securities of First Republic Bank for the securities of Merrill Lynch in a merger that occurred on September 21, 2007. Merrill Lynch intends to vigorously defend itself in these actions.

Shareholder Derivative Actions: Beginning on November 1, 2007, purported shareholder derivative actions were brought in federal and state courts against certain present or former officers and directors of Merrill Lynch in which the Company is named as a nominal defendant. The actions allege, among other things, breach of fiduciary duty, corporate waste, and abuse of control related to Merrill Lynch’s exposure to collateralized debt obligations and the sub-prime lending markets. They also challenge the payment of alleged severance to Merrill Lynch’s former chief executive officer and certain of the actions assert claims for contribution or indemnification on the Company’s behalf. In addition, the Company has received letters from law firms, on behalf of purported shareholders, demanding that the Board bring claims on behalf of Merrill Lynch against certain present and former directors and officers of Merrill Lynch based on allegations substantially similar to those that are alleged in the shareholder derivative actions described above. The Board, with the assistance of counsel, will review the claims made in the demand letters and determine whether the maintenance of the proposed derivative suits is in the best interests of the Company.

ERISA Litigation: Beginning on November 13, 2007, purported class actions were filed in the United States District Court for the Southern District of New York against Merrill Lynch and certain of its present or former officers and directors on behalf of the Merrill Lynch 401(k) Savings and Investment Plan, Retirement Accumulation Plan, Employee Stock Ownership Plan and a class of similarly situated plan participants. The actions are pending in the United States District Court for the Southern District of New York. These actions challenge

Merrill Lynch 2007 Annual Report	page 134

the Company’s disclosures about its performance, business prospects and the attractiveness of the Company’s stock between a variety of purported class periods, beginning as early as January 1, 2004 and ending as late as December 6, 2007. Merrill Lynch intends to vigorously defend itself in these actions.

City of Cleveland v. Deutsche Bank Trust Company, et al.: On January 10, 2008, the City of Cleveland filed a lawsuit against twenty-one financial services firms, including Merrill Lynch, alleging that the securitization of sub-prime mortgages created a “public nuisance” and that defendants are, therefore, liable for the cost incurred by the City of Cleveland related to foreclosures. The case was initially filed in the Cuyahoga County Common Pleas Court and was removed to the United States District Court for the Northern District of Ohio on January 17, 2008. Plaintiff has filed a motion seeking an order remanding the case. Merrill Lynch intends to vigorously defend itself in this action.

Regulatory Investigations: Merrill Lynch is cooperating with the SEC and other regulators and governmental authorities investigating sub-prime mortgage-related activities.

Bank Sweep Programs Litigation
DeBlasio v. Merrill Lynch, et al.: On January 12, 2007, a purported class action was brought against Merrill Lynch and three other securities firms in the United States District Court for the Southern District of New York alleging that their bank sweep programs violated state law because their terms were not adequately disclosed to customers. On May 1, 2007, plaintiffs filed an amended complaint, which added additional defendants. On November 12, 2007, defendants filed motions to dismiss the second amended complaint. Briefing on the motion is expected to be completed by March 6, 2008.

Private Equity Litigation
Davidson, et al., v. Bain Capital Partners, LLC, et al.: On December 28, 2007, a purported class action was brought against sixteen defendants, including Merrill Lynch, in the United States District Court for the District of Massachusetts. The complaint alleges that defendants conspired to limit competition in bidding for private-equity sponsored acquisitions of public companies in violation of the antitrust laws. Merrill Lynch intends to vigorously defend itself in this action.

Commitments
At December 28, 2007, Merrill Lynch’s commitments had the following expirations:

		COMMITMENT EXPIRATION
		LESS THAN	1–3	3+–5	OVER 5
(DOLLARS IN MILLIONS)	TOTAL	1 YEAR	YEARS	YEARS	YEARS
Commitments to extend credit(1)	$78,232	$29,141	$12,274	$25,628	$11,189
Purchasing and other commitments	8,142	4,035	1,177	1,242	1,688
Operating leases	3,901	618	1,173	949	1,161
Commitments to enter into forward dated resale and securities borrowing agreements	20,943	20,659	284	–	–
Commitments to enter into forward dated repurchase and securities lending agreements	41,590	37,320	4,270	–	–

Total	$152,808	$91,773	$19,178	$27,819	$14,038

(1)	See Note 7 to the Consolidated Financial Statements.

Lending Commitments
Merrill Lynch primarily enters into commitments to extend credit, predominantly at variable interest rates, in connection with corporate finance, corporate and institutional transactions and asset-based lending transactions. Clients may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and general market conditions. See Note 7 to the Consolidated Financial Statements for additional information.

The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon.

For lending commitments where the loan will be classified as held for sale upon funding, liabilities are calculated at the lower of cost or market, capturing declines in the fair value of the respective credit risk. For loan commitments where the loan will be classified as held for investment upon funding, liabilities are calculated considering both market and historical loss rates. Loan commitments held by entities that apply broker-dealer industry level accounting are accounted for at fair value.

Purchasing and Other Commitments
In the normal course of business, Merrill Lynch enters into institutional and margin-lending transactions, some of which are on a committed basis, but most of which are not. Margin lending on a committed basis only includes amounts where Merrill Lynch has a binding commitment. These binding margin lending commitments totaled $693 million at December 28, 2007 and $782 million at December 29, 2006.

Merrill Lynch had commitments to purchase partnership interests, primarily related to private equity and principal investing activities, of $3.1 billion and $928 million at December 28, 2007 and December 29, 2006, respectively. Merrill Lynch also has entered into agreements with providers of market data, communications, systems consulting, and other office-related services. At December 28, 2007 and December 29, 2006, minimum fee commitments over the remaining life of these agreements aggregated $453 million and $357 million, respectively. Merrill Lynch entered into commitments to purchase loans of $3.0 billion (which upon settlement of the commitment will be included in trading assets, loans held for investment and loans held for sale) at December 28, 2007. Such commitments totaled $10.3 billion at December 29, 2006. Other purchasing commitments amounted to $0.9 billion and $2.1 billion at December 28, 2007 and December 29, 2006, respectively.

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of December 28, 2007 would not have a material effect on the consolidated financial condition of Merrill Lynch.

In connection with trading activities, Merrill Lynch enters into commitments to enter into resale and securities borrowing and also repurchase and securities lending agreements that are primarily secured by collateral.

Leases
Merrill Lynch has entered into various noncancellable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various noncancellable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

Merrill Lynch leases its Hopewell, New Jersey campus and an aircraft from a limited partnership. The leases with the limited partnership are accounted for as operating leases and mature in 2009. Each lease has a renewal term to 2014. In addition, Merrill Lynch has entered into guarantees with the limited partnership, whereby if Merrill Lynch does not renew the lease or purchase the assets under its lease at the end of either the initial or the renewal lease term, the underlying assets will be sold to a third party, and Merrill Lynch has guaranteed that the proceeds of such sale will amount to at least 84% of the acquisition cost of the assets. The maximum exposure to Merrill Lynch as a result of this residual value guarantee is approximately $322 million as of December 28, 2007 and December 29, 2006. As of December 28, 2007 and December 29, 2006, the carrying value of the liability on the Consolidated Balance Sheets is $13 million and $17 million, respectively. Merrill Lynch’s residual value guarantee does not comprise more than half of the limited partnership’s assets.

On June 19, 2007, Merrill Lynch sold its ownership interest in Chapterhouse Holdings Limited, whose primary asset is Merrill Lynch’s London Headquarters, for approximately $950 million. Merrill Lynch leased the premises back for an initial term of 15 years under an agreement which is classified as an operating lease. The leaseback also includes renewal rights extending significantly beyond the initial term. The sale resulted in a pre-tax gain of approximately $370 million which was deferred and is being recognized over the lease term as a reduction of occupancy expense.

At December 28, 2007, future noncancellable minimum rental commitments under leases with remaining terms exceeding one year, including lease payments to the limited partnerships discussed above are as follows:

(DOLLARS IN MILLIONS)	WFC(1)	OTHER	TOTAL
2008	$179	$439	$618
2009	179	432	611
2010	179	383	562
2011	179	324	503
2012	179	267	446
2013 and thereafter	134	1,027	1,161

Total	$1,029	$2,872	$3,901

(1)	World Financial Center Headquarters, New York.

The minimum rental commitments shown above have not been reduced by $681 million of minimum sublease rentals to be received in the future under noncancellable subleases. The amounts in the above table do not include amounts related to lease renewal or purchase options or escalation clauses providing for increased rental payments based upon maintenance, utility, and tax increases.

Merrill Lynch 2007 Annual Report	page 136

Net rent expense for each of the last three years is presented below:

(DOLLARS IN MILLIONS)	2007	2006	2005
Rent expense	$762	$649	$612
Sublease revenue	(190)	(154)	(140)

Net rent expense	$572	$495	$472

Guarantees
Merrill Lynch issues various guarantees to counterparties in connection with certain leasing, securitization and other transactions. In addition, Merrill Lynch enters into certain derivative contracts that meet the accounting definition of a guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indebtedness of Others (“FIN 45”). FIN 45 defines guarantees to include derivative contracts that contingently require a guarantor to make payment to a guaranteed party based on changes in an underlying (such as changes in the value of interest rates, security prices, currency rates, commodity prices, indices, etc.), that relate to an asset, liability or equity security of a guaranteed party. Derivatives that meet the FIN 45 definition of guarantees include certain written options and credit default swaps (contracts that require Merrill Lynch to pay the counterparty the par value of a referenced security if that referenced security defaults). Merrill Lynch does not track, for accounting purposes, whether its clients enter into these derivative contracts for speculative or hedging purposes. Accordingly, Merrill Lynch has disclosed information about all credit default swaps and certain types of written options that can potentially be used by clients to protect against changes in an underlying, regardless of how the contracts are used by the client. These guarantees and their expiration at December 28, 2007 are summarized as follows:

	MAXIMUM
	PAYOUT/	LESS THAN				CARRYING
(DOLLARS IN MILLIONS)	NOTIONAL	1 YEAR	1–3 YEARS	3+–5 YEARS	OVER 5 YEARS	VALUE
Derivative contracts	$4,562,883	$918,135	$831,352	$1,373,628	$1,439,768	$164,511
Liquidity, credit and default facilities	43,669	40,454	3,143	72	–	108
Residual value guarantees	1,001	74	406	115	406	13
Standby letters of credit and other guarantees	45,177	1,785	1,147	954	41,291	544

Derivative Contracts
For certain derivative contracts, such as written interest rate caps and written currency options, the maximum payout could theoretically be unlimited, because, for example, the rise in interest rates or changes in foreign exchange rates could theoretically be unlimited. In addition, Merrill Lynch does not monitor its exposure to derivatives based on the theoretical maximum payout because that measure does not take into consideration the probability of the occurrence. As such, rather than including the maximum payout, the notional value of these contracts has been included to provide information about the magnitude of involvement with these types of contracts. However, it should be noted that the notional value is not a reliable indicator of Merrill Lynch’s exposure to these contracts.

Merrill Lynch records all derivative transactions at fair value on its Consolidated Balance Sheets. As previously noted, Merrill Lynch does not monitor its exposure to derivative contracts in terms of maximum payout. Instead, a risk framework is used to define risk tolerances and establish limits to help to ensure that certain risk-related losses occur within acceptable, predefined limits. Merrill Lynch economically hedges its exposure to these contracts by entering into a variety of offsetting derivative contracts and security positions. See the Derivatives section of Note 1 to the Consolidated Financial Statements for further discussion of risk management of derivatives.

Merrill Lynch also funds selected assets, including CDOs and CLOs, via derivative contracts with third party structures that are not consolidated on its balance sheet. Of the total notional amount of these total return swaps, approximately $24 billion is term financed through facilities provided by commercial banks, $35 billion of long term funding is provided by third party special purpose vehicles and $11 billion is financed with asset backed commercial paper conduits. In certain circumstances, Merrill Lynch may be required to purchase these assets which would not result in additional gain or loss to the firm as such exposure is already reflected in the fair value of our derivative contracts.

Liquidity, Credit and Default Facilities
The liquidity, credit and default facilities in the above table relate primarily to municipal bond securitization SPEs and asset-backed commercial paper conduits (“Conduits”).

Merrill Lynch acts as liquidity provider to certain municipal bond securitization SPEs and provides both liquidity and credit default protection to certain other municipal bond securitization SPEs. As of December 28, 2007, the value of the assets held by the SPEs plus any additional collateral pledged to Merrill Lynch exceeded the amount of beneficial interests issued, which provides additional support to Merrill Lynch in the event that the standby facilities are drawn. In certain of these facilities, Merrill Lynch is generally required to provideliquidity support within seven days, while the remainder have third-party liquidity support for between 30 and 364 days before

Merrill Lynch is required to provide liquidity. A significant portion of the facilities where Merrill Lynch is required to provide liquidity support within seven days are “net liquidity” facilities where upon draw Merrill Lynch may direct the trustee for the SPE to collapse the SPE trusts and liquidate the municipal bonds, and Merrill Lynch would only be required to fund any difference between par and the sale price of the bonds. “Gross liquidity” facilities require Merrill Lynch to wait up to 30 days before directing the trustee to liquidate the municipal bonds. During the second half of 2007, Merrill Lynch began reducing facilities that require liquidity in seven days, and the total amount of such facilities was $32.5 billion as of December 28, 2007, down from $40.7 billion as of June 29, 2007. Details of these liquidity and credit default facilities as of December 28, 2007, are illustrated in the table below:

					MUNICIPAL BONDS TO
	MERRILL LYNCH LIQUIDITY FACILITIES CAN BE DRAWN:				WHICH MERRILL LYNCH
	IN 7 DAYS WITH	IN 7 DAYS WITH	AFTER UP TO		HAS RECOURSE IF
(DOLLARS IN MILLIONS)	“NET LIQUIDITY”	“GROSS LIQUIDITY”	364 DAYS(1)	TOTAL(2)	FACILITIES ARE DRAWN
Merrill Lynch provides standby liquidity facilities	$20,820	$4,895	$8,538	$34,253	$37,587

Merrill Lynch provides standby liquidity facilities and credit default protection	–	6,761	1,196	7,957	8,512

Total[2]	$20,820	$11,656	$9,734	$42,210	$46,099

(1)	Initial liquidity support within 7 days is provided by third parties for a maximum of 364 days.
(2)	Above amounts are full facility amounts, excluding $1.2 billion in inventory positions as of December 28, 2007.

In addition, Merrill Lynch, through a U.S. bank subsidiary has either provided or provides liquidity and credit facilities to three Conduits. The assets in these Conduits included loans and asset-backed securities. In the event of a disruption in the commercial paper market, the Conduits may draw upon their liquidity facilities and sell certain assets held by the respective Conduits to Merrill Lynch, thereby protecting commercial paper holders against certain changes in the fair value of the assets held by the Conduits. The credit facilities protect commercial paper investors against credit losses for up to a certain percentage of the portfolio of assets held by the respective Conduits.

•	During the fourth quarter of 2007, Merrill Lynch purchased the remaining assets of one of the Conduits through the exercise of its liquidity facility and as a result the facility is no longer outstanding. Merrill Lynch does not have any remaining exposure to this Conduit as it is inactive. Although not legally terminated, Merrill Lynch does not anticipate utilizing this Conduit for off-balance-sheet financing in the future.

•	As a result of a reconsideration event under FIN 46R in the fourth quarter of 2007, Merrill Lynch became the primary beneficiary for another Conduit. As a result, the Conduit was consolidated by Merrill Lynch and the facility is not considered outstanding.

•	The outstanding amount of the facilities, or Merrill Lynch’s maximum exposure, related to the remaining Conduit is approximately $1.2 billion as of December 28, 2007. The assets remaining in the Conduit are primarily auto and equipment loans and lease receivables totaling $0.9 billion (which approximates their fair value) with unfunded loan commitments for $250 million. The outstanding facility amount is net of $1.4 billion of assets that Merrill Lynch purchased during 2007. In addition, Merrill Lynch periodically purchased commercial paper from this Conduit, but did not hold any commercial paper as of December 28, 2007 and is under no obligation to purchase additional commercial paper. These liquidity and credit facilities are recorded off-balance sheet, unless a liability is deemed necessary when a contingent payment is deemed probable and estimable.

Refer to Note 6 to the Consolidated Financial Statements for more information on Conduits.

Residual Value Guarantees
The amounts in the above table include residual value guarantees associated with the Hopewell campus and aircraft leases of $322 million at December 28, 2007.

Stand-by Letters of Credit and Other Guarantees
Merrill Lynch provides guarantees to counterparties in the form of standby letters of credit in the amount of $2.6 billion. At December 28, 2007 Merrill Lynch held marketable securities of $593 million as collateral to secure these guarantees and a liability of $12 million was recorded on the Consolidated Balance Sheet.

Further, in conjunction with certain principal-protected mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. At December 28, 2007, Merrill Lynch’s maximum potential exposure to loss with respect to these guarantees is $430 million assuming that the funds are invested exclusively in other general investments (i.e., the funds hold no risk-free assets), and that those other general investments suffer a total loss. As such, this measure significantly overstates Merrill Lynch’s exposure or expected loss at December 28, 2007. These transactions met the SFAS No. 133 definition of derivatives and, as such, were carried as a liability with a fair value of approximately $7 million at December 28, 2007.

Merrill Lynch 2007 Annual Report	page 138

Merrill Lynch also provides indemnifications related to the U.S. tax treatment of certain foreign tax planning transactions. The maximum exposure to loss associated with these transactions at December 28, 2007 is $167 million; however, Merrill Lynch believes that the likelihood of loss with respect to these arrangements is remote, and therefore has not recorded any liabilities in respect of these guarantees.

In connection with residential mortgage loan and other securitization transactions, Merrill Lynch typically makes representations and warranties about the underlying assets. If there is a material breach of such representations and warranties, Merrill Lynch may have an obligation to repurchase the assets or indemnify the purchaser against any loss. For residential mortgage loan and other securitizations, the maximum potential amount that could be required to be repurchased is the current outstanding asset balance. Specifically related to First Franklin activities, there is currently approximately $40 billion of outstanding loans that First Franklin sold in various asset sales and securitization transactions over the last 36 months. Merrill Lynch has recognized a liability of approximately $520 million at December 28, 2007 arising from these residential mortgage sales and securitization transactions.

In addition to the guarantees described above, Merrill Lynch also provides guarantees to securities clearinghouses and exchanges. Under the standard membership agreement, members are required to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. Merrill Lynch’s liability under these arrangements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, the potential for Merrill Lynch to be required to make payments under these arrangements is remote. Accordingly, no liability is carried in the Consolidated Balance Sheets for these arrangements.

In connection with its prime brokerage business, Merrill Lynch provides to counterparties guarantees of the performance of its prime brokerage clients. Under these arrangements, Merrill Lynch stands ready to meet the obligations of its customers with respect to securities transactions. If the customer fails to fulfill its obligation, Merrill Lynch must fulfill the customer’s obligation with the counterparty. Merrill Lynch is secured by the assets in the customer’s account as well as any proceeds received from the securities transaction entered into by Merrill Lynch on behalf of the customer. No contingent liability is carried in the Consolidated Balance Sheets for these transactions as the potential for Merrill Lynch to be required to make payments under these arrangements is remote.

In connection with providing supplementary protection to its customers, MLPF&S holds insurance in excess of that furnished by the Securities Investor Protection Corporation (“SIPC”), and MLI holds insurance in excess of the protection provided by the United Kingdom Compensation Scheme (Financial Services Compensation Scheme, “FSCS”). The policy provides total combined coverage up to $600 million in the aggregate (including up to $1.9 million per customer for cash) for losses incurred by customers in excess of the SIPC and/or FSCS limits. ML & Co. provides full indemnity to the policy provider syndicate against any losses as a result of this agreement. No contingent liability is carried in the Consolidated Balance Sheets for this indemnification as the potential for Merrill Lynch to be required to make payments under this agreement is remote.

In connection with its securities clearing business, Merrill Lynch performs securities execution, clearance and settlement services on behalf of other broker-dealer clients for whom it commits to settle trades submitted for or by such clients, with the applicable clearinghouse; trades are submitted either individually, in groups or series or, if specific arrangements are made with a particular clearinghouse and client, all transactions with such clearing entity by such client. Merrill Lynch’s liability under these arrangements is not quantifiable and could exceed any cash deposit made by a client. However, the potential for Merrill Lynch to be required to make unreimbursed payments under these arrangements is remote due to the contractual capital requirements associated with clients’ activity and the regular review of clients’ capital. Accordingly, no liability is carried in the Consolidated Balance Sheets for these transactions.

In connection with certain European mergers and acquisition transactions, Merrill Lynch, in its capacity as financial advisor, in some cases may be required by law to provide a guarantee that the acquiring entity has or can obtain or issue sufficient funds or securities to complete the transaction. These arrangements are short-term in nature, extending from the commencement of the offer through the termination or closing. Where guarantees are required or implied by law, Merrill Lynch engages in a credit review of the acquirer, obtains indemnification and requests other contractual protections where appropriate. Merrill Lynch’s maximum liability equals the required funding for each transaction and varies throughout the year depending upon the size and number of open transactions. Based on the review procedures performed, management believes the likelihood of being required to pay under these arrangements is remote. Accordingly, no liability is recorded in the Consolidated Balance Sheets for these transactions.

In the course of its business, Merrill Lynch routinely indemnifies investors for certain taxes, including U.S. and foreign withholding taxes on interest and other payments made on securities, swaps and other derivatives. These additional payments would be required upon a change in law or interpretation thereof. Merrill Lynch’s maximum exposure under these indemnifications is not quantifiable. Merrill Lynch believes that the potential for such an adverse change is remote. As such, no liability is recorded in the Consolidated Balance Sheets.

Note 12. Employee Benefit Plans
Merrill Lynch provides pension and other postretirement benefits to its employees worldwide through defined contribution pension, defined benefit pension and other postretirement plans. These plans vary based on the country and local practices. Merrill Lynch reserves the right to amend or terminate these plans at any time.

Merrill Lynch accounts for its defined benefit pension plans in accordance with SFAS No. 87, Employers’ Accounting for Pensions and SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. Its postretirement benefit plans are accounted for in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. Merrill Lynch discloses information regarding defined benefit pension and postretirement plans in accordance with SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. Postemployment benefits are accounted for in accordance with SFAS No. 112, Employers’ Accounting for Postemployment Benefits.

In September 2006, the FASB issued SFAS No. 158, which requires an employer to recognize the overfunded and underfunded status of its defined benefit pension and other postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation, as an asset or liability in its statement of financial condition. The benefit obligation is defined as the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for postretirement plans. Upon adoption, SFAS No. 158 requires an entity to recognize previously unrecognized actuarial gains and losses and prior service costs within accumulated other comprehensive income (loss), net of tax. The final net minimum pension liability (“MPL”) adjustments are recognized prior to the adoption of SFAS No. 158. SFAS No. 158 also requires defined benefit plan assets and benefit obligations to be measured as of the date of the company’s fiscal year end. Merrill Lynch has historically used a September 30 measurement date. Under the provisions of SFAS No. 158, Merrill Lynch will be required to change its measurement date to coincide with its fiscal year end. This provision of SFAS No. 158 will be effective for Merrill Lynch beginning with year end 2008. The following table illustrates the final net MPL adjustment and the incremental effect of the application of SFAS No. 158:

	BALANCE BEFORE NET
	MPL ADJUSTMENT			ENDING
	AND SFAS NO. 158 ADJUSTMENT	FINAL NET	SFAS NO. 158	BALANCE
(DOLLARS IN MILLIONS)	12/29/06	MPL ADJUSTMENT	ADJUSTMENTS	12/29/06
Prepaid pension cost	$400	$–	$106	$506
Liability for pension and postretirement benefits	752	110	(23)	839

Accumulated other comprehensive loss, pre-tax	224	110	(129)	205
Deferred income taxes	71	34	(64)	41

Accumulated other comprehensive loss, net of tax	$153	$76	$(65)	$164

Defined Contribution Pension Plans
The U.S. defined contribution pension plans consist of the Retirement Accumulation Plan (“RAP”), the Employee Stock Ownership Plan (“ESOP”), and the 401(k) Savings & Investment Plan (“401(k)”). The RAP and ESOP cover substantially all U.S. employees who have met the service requirement. There is no service requirement for employee deferrals in the 401(k). However, there is a service requirement for an employee to receive corporate contributions in the 401(k).

Merrill Lynch established the RAP and the ESOP, collectively known as the “Retirement Program”, for the benefit of employees with a minimum of one year of service. A notional retirement account is maintained for each participant. The RAP contributions are employer-funded based on compensation and years of service. Merrill Lynch made a contribution of approximately $186 million to the Retirement Program in order to satisfy the 2007 contribution requirement. These contributions for 2006 and 2005 were $165 million and $149 million, respectively. Under the RAP, employees are given the opportunity to invest their retirement savings in a number of different investment alternatives including ML & Co. common stock. Under the ESOP, all retirement savings are invested in ML & Co. common stock, until employees have five years of service after which they have the ability to diversify. Merrill Lynch expects to make contributions of approximately $187 million in 2008.

Merrill Lynch guarantees the debt of the ESOP. All dividends received by the ESOP on unallocated ESOP shares were used to pay down the note. The note matured on December 31, 2007 and all outstanding balances were paid.

Merrill Lynch allocates ESOP shares of Merrill Lynch stock to all participants of the ESOP as principal from the ESOP loan is repaid. ESOP shares are considered to be either allocated (contributed to participants’ accounts), committed (scheduled to be contributed at a

Merrill Lynch 2007 Annual Report	page 140

specified future date but not yet released), or unallocated (not committed or allocated). Share information at December 28, 2007 is as follows:

Unallocated shares as of December 29, 2006	212,950
Shares allocated/committed(1)	(212,950)

Unallocated shares as of December 28, 2007	–

(1)	Excluding forfeited shares.

Additional information on ESOP activity follows:

(DOLLARS IN MILLIONS)	2007	2006	2005
Compensation costs funded with ESOP shares	$12	$19	$13

Employees can participate in the 401(k) by contributing, on a tax-deferred basis, or on an after-tax basis via Roth contributions beginning January 1, 2007, a certain percentage of their eligible compensation, up to 25%, but not more than the maximum annual amount allowed by law. Employees may also contribute up to 25% of eligible compensation in after-tax dollars up to an annual maximum of $10,000. Employees over the age of 50 may also make a catch-up contribution up to the maximum annual amount allowed by law. Employees are given the opportunity to invest their 401(k) contributions in a number of different investment alternatives including ML & Co. common stock. Merrill Lynch’s contributions are made in cash and effective January 1, 2007, are equal to 100% of the first 4% of each participant’s eligible compensation contributed to the 401(k), up to a maximum of $3,000 annually for employees with eligible compensation of less than $300,000, and $2,000 for all others. Merrill Lynch makes contributions to the 401(k) on a pay period basis and expects to make contributions of approximately $99 million in 2008.

Merrill Lynch also sponsors various non-U.S. defined contribution pension plans. The costs of benefits under the RAP, 401(k), and non-U.S. plans are expensed during the related service period.

Defined Benefit Pension Plans
In 1988 Merrill Lynch purchased a group annuity contract that guarantees the payment of benefits vested under a U.S. defined benefit pension plan that was terminated (the “U.S. Terminated Pension Plan”) in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). At year-end 2007 and 2006, a substantial portion of the assets supporting the annuity contract were invested in U.S. Government and agencies securities. Merrill Lynch, under a supplemental agreement, may be responsible for, or benefit from, actual experience and investment performance of the annuity assets. Merrill Lynch expects to contribute $11 million under this agreement in 2008. Merrill Lynch also maintains supplemental defined benefit pension plans (i.e., plans not subject to Title IV of ERISA) for certain U.S. participants. Merrill Lynch expects to pay $1 million of benefit payments to participants in the U.S. non-qualified pension plans in 2008.

Employees of certain non-U.S. subsidiaries participate in various local defined benefit pension plans. These plans provide benefits that are generally based on years of credited service and a percentage of the employee’s eligible compensation during the final years of employment. Merrill Lynch’s funding policy has been to contribute annually at least the amount necessary to satisfy local funding standards. Merrill Lynch currently expects to contribute $74 million to its non-U.S. pension plans in 2008.

Postretirement Benefits Other Than Pensions
Merrill Lynch provides health insurance benefits to retired employees under a plan that covers substantially all U.S. employees who have met age and service requirements. The health care coverage is contributory, with certain retiree contributions adjusted periodically. Non-contributory life insurance was offered to employees that had retired prior to February 1, 2000. The accounting for costs of health care benefits anticipates future changes in cost-sharing provisions. Merrill Lynch pays claims as incurred. Full-time employees of Merrill Lynch become eligible for these benefits upon attainment of age 55 and completion of ten years of service. Employees who turn age 65 after January 1, 2011 and are eligible for and elect supplemental retiree medical coverage will pay the full cost of coverage after age 65. Beginning January 1, 2006, newly hired employees and rehired employees will be offered retiree medical coverage, if they otherwise meet the eligibility requirement, but on a retiree-pay-all basis for coverage before and after age 65. Merrill Lynch also sponsors similar plans that provide health care benefits to retired employees of certain non-U.S. subsidiaries. As of December 28, 2007, none of these plans had been funded.

The following table provides a summary of the changes in the plans’ benefit obligations, fair value of plan assets, and funded status, for the twelve-month periods ended September 30, 2007 and September 30, 2006, and amounts recognized in the Consolidated Balance Sheets at year-end 2007 and 2006 for Merrill Lynch’s U.S. and non-U.S. defined benefit pension and postretirement benefit plans:

	U.S. DEFINED		NON-U.S. DEFINED		TOTAL DEFINED
	BENEFIT		BENEFIT		BENEFIT		POSTRETIREMENT
	PENSION PLANS		PENSION PLANS(1)		PENSION PLANS		PLANS(2)
(DOLLARS IN MILLIONS)	2007	2006	2007	2006	2007	2006	2007	2006
Benefit obligations
Balance, beginning of year	$1,804	$1,871	$1,662	$1,291	$3,466	$3,162	$307	$360
Service cost	–	–	28	28	28	28	7	8
Interest cost	96	95	81	66	177	161	16	17
Net actuarial losses (gains)	(90)	(54)	(255)	166	(345)	112	(51)	(60)
Employee contributions	–	–	2	2	2	2	–	–
Amendments	–	–	(6)	–	(6)	–	–	–
Acquisition/merger(3)	–	–	–	(4)	–	(4)	–	–
Benefits paid	(108)	(108)	(34)	(33)	(142)	(141)	(17)	(18)
Curtailment and settlements(4)	(21)	–	(28)	(16)	(49)	(16)	–	(3)
Foreign exchange and other	–	–	48	162	48	162	1	3

Balance, end of period	1,681	1,804	1,498	1,662	3,179	3,466	263	307

Fair value of plan assets
Balance, beginning of year	2,273	2,325	1,103	844	3,376	3,169	–	–
Actual return on plan assets	94	49	58	88	152	137	–	–
Settlements(4)	(21)	–	(28)	(8)	(49)	(8)	–	–
Acquisition/merger(3)	–	–	–	(8)	–	(8)	–	–
Contributions	23	6	130	113	153	119	17	18
Benefits paid	(108)	(107)	(34)	(33)	(142)	(140)	(17)	(18)
Foreign exchange and other	–	–	34	107	34	107	–	–

Balance, end of period	2,261	2,273	1,263	1,103	3,524	3,376	–	–

Funded status end of period	580	469	(235)	(559)	345	(90)	(263)	(307)
Fourth-quarter activity, net	2	–	5	60	7	60	4	4

Amount recognized in Consolidated Balance Sheets	582	469	(230)	(499)	352	(30)	(259)	(303)

Assets	592	500	19	6	611	506	–	–
Liabilities	(10)	(31)	(249)	(505)	(259)	(536)	(259)	(303)
Amount recognized in Consolidated Balance Sheets	$582	$469	$(230)	$(499)	$352	$(30)	$(259)	$(303)

(1)	Primarily represents the U.K. pension plan which accounts for 77% of the benefit obligation and 82% of the fair value of plan assets at the end of the period.
(2)	Approximately 90% of the postretirement benefit obligation at the end of the period relates to the U.S. postretirement plan.
(3)	Relates to the BlackRock merger in 2006.
(4)	Relates to settlement of one of the U.S. non-qualified pension plans and two non-U.S. pension plans in 2007 and primarily relates to the BlackRock merger in 2006.

The accumulated benefit obligation (“ABO”) for all defined benefit pension plans was $3,062 million and $3,310 million at September 30, 2007 and September 30, 2006, respectively.

The projected benefit obligation (“PBO”), ABO and fair value of plan assets for pension plans with ABO and PBO in excess of plan assets as of September 30, 2007 and September 30, 2006 are presented in the tables below. These plans primarily represent U.S. supplemental plans not subject to ERISA or non-U.S. plans where funding strategies vary due to legal requirements and local practices.

	U.S. DEFINED		NON-U.S. DEFINED		TOTAL DEFINED
	BENEFIT		BENEFIT		BENEFIT
	PENSION PLANS		PENSION PLANS		PENSION PLANS
(DOLLARS IN MILLIONS)	2007	2006	2007	2006	2007	2006
Plans with ABO in excess of plan assets
PBO	$10	$32	$1,332	$1,501	$1,342	$1,533
ABO	10	32	1,232	1,363	1,242	1,395
FV plan assets	–	–	1,081	946	1,081	946
Plans with PBO in excess of plan assets
PBO	$10	$32	$1,360	$1,632	$1,370	$1,664
ABO	10	32	1,258	1,476	1,268	1,508
FV plan assets	–	–	1,108	1,069	1,108	1,069

Merrill Lynch 2007 Annual Report	page 142

Amounts recognized in accumulated other comprehensive loss, pre-tax, at year-end 2007 consisted of:

	U.S. DEFINED	NON-U.S. DEFINED	TOTAL DEFINED
	BENEFIT PENSION	BENEFIT PENSION	BENEFIT PENSION	POSTRETIREMENT
(DOLLARS IN MILLIONS)	PLANS	PLANS	PLANS	PLANS
Net actuarial (gain)/loss	$(247)	$278	$31	$(80)
Prior service credit	–	(7)	(7)	(63)
Foreign currency translation gain	–	(58)	(58)	–

Total	$(247)	$213	$(34)	$(143)

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is approximately $11 million. The estimated net gain and prior service credit for the postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is approximately $5 million and $6 million, respectively.

The weighted average assumptions used in calculating the benefit obligations at September 30, 2007 and September 30, 2006 are as follows:

	U.S. DEFINED		NON-U.S. DEFINED		TOTAL DEFINED
	BENEFIT		BENEFIT		BENEFIT		POSTRETIREMENT
	PENSION PLANS		PENSION PLANS		PENSION PLANS		PLANS
	2007	2006	2007	2006	2007	2006	2007	2006
Discount rate	6.0%	5.5%	5.8%	4.9%	5.9%	5.2%	6.0%	5.5%
Rate of compensation increase	N/A	N/A	4.7	4.5	4.7	4.5	N/A	N/A
Healthcare cost trend rates(1)
Initial	N/A	N/A	N/A	N/A	N/A	N/A	8.8	9.5
Long-term	N/A	N/A	N/A	N/A	N/A	N/A	5.0	5.0

N/A = Not Applicable

(1)	The healthcare cost trend rate is assumed to decrease gradually through 2013 and remain constant thereafter.

Total net periodic benefit cost for the years ended 2007, 2006, and 2005 included the following components:

	U.S. PENSION			NON-U.S. PENSION			TOTAL PENSION			POSTRETIREMENT
	PLANS			PLANS			PLANS			PLANS
(DOLLARS IN MILLIONS)	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005
Defined contribution pension plan cost	$278	$228	$199	$85	$68	$57	$363	$296	$256	N/A	N/A	N/A

Defined benefit and postretirement plans
Service cost(1)	–	–	–	28	27	24	28	27	24	$7	$8	$18
Interest cost	96	95	95	81	66	58	177	161	153	16	17	31
Expected return on plan assets(2)	(117)	(112)	(96)	(81)	(63)	(49)	(198)	(175)	(145)	–	–	–
Amortization of (gains)/losses, prior service costs and other	(4)	–	–	31	20	14	27	20	14	(6)	(5)	9

Total defined benefit and postretirement plan costs	(25)	(17)	(1)	59	50	47	34	33	46	17	20	58

Total net periodic benefit cost	$253	$211	$198	$144	$118	$104	$397	$329	$302	$17	$20	$58

N/A = Not Applicable

(1)	The U.S. plan was terminated in 1988 and thus does not incur service costs.
(2)	Effective 2006 Merrill Lynch modified the investment policy relating to the U.S. Terminated Pension Plan which increased the expected long-term rate of return on plan assets. The increase in the expected return on plan assets for the non-U.S. plans can primarily be attributed to the U.K. Pension Plan as a result of increased contributions, favorable actual investment returns and exchange rate movements.

The net actuarial losses (gains) represent changes in the amount of either the projected benefit obligation or plan assets resulting from actual experience being different than that assumed and from changes in assumptions. Merrill Lynch amortizes net actuarial losses (gains) over the average future service periods of active participants to the extent that the loss or gain exceeds 10% of the greater of the PBO or the fair value of plan assets. This amount is recorded within net periodic benefit cost. The average future service periods for the U.K. defined benefit pension plan, the U.S. postretirement plan and the U.S. Terminated Pension Plan were 12 years, 13 years, and 13 years, respectively. Accordingly, the expense to be recorded in fiscal year ending 2008 related to the U.K. defined benefit pension plan net actuarial loss is $12 million, while credits related to the U.S. postretirement plan and the U.S. Terminated Plan net actuarial gains to be recorded in fiscal year ending 2008 are approximately $(4) million and $(2) million, respectively.

The weighted average assumptions used in calculating the net periodic benefit cost for the years ended September 30, 2007, 2006, and 2005 are as follows:

	U.S. DEFINED			NON-U.S. DEFINED			TOTAL DEFINED
	BENEFIT			BENEFIT			BENEFIT			POSTRETIREMENT
	PENSION PLANS			PENSION PLANS			PENSION PLANS			PLANS
	2007	2006	2005	2007	2006	2005	2007	2006	2005	2007	2006	2005
Discount rate	5.5%	5.3%	5.5%	4.9%	4.9%	5.3%	5.2%	5.1%	5.4%	5.5%	5.3%	5.7%
Expected long-term return on pension plan assets	5.3	4.9	4.4	6.8	6.6	6.7	5.8	5.4	5.0	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	4.5	4.3	4.2	4.5	4.3	4.2	N/A	N/A	N/A
Healthcare cost trend rates(1)
Initial	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	9.5	10.3	11.9
Long-term	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	5.0	4.9	4.9

N/A = Not Applicable

(1)	The healthcare cost trend rate is assumed to decrease gradually through 2013 and remain constant thereafter.

Plan Assumptions
The discount rate used in determining the benefit obligation for the U.S. defined benefit pension and postretirement plans was developed by selecting the appropriate U.S. Treasury yield, and the related swap spread, consistent with the duration of the plan’s obligation. This yield was further adjusted to reference a Merrill Lynch specific Moody’s Corporate Aa rating. The discount rate for the U.K. pension plan was selected by reference to the appropriate U.K. GILTS rate, and the related swap spread, consistent with the duration of the plan’s obligation. This yield was further adjusted to reference a Merrill Lynch specific Moody’s Corporate Aa rating.

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The U.S. terminated pension plan, which represents approximately 64% of Merrill Lynch’s total pension plan assets as of September 30, 2007, is solely invested in a group annuity contract which is currently 100% invested in fixed income securities. The expected long-term rate of return on plan assets for the U.S. terminated pension plan is based on the U.S. Treasury strip plus 50 basis points which reflects the current investment policy. The U.K. pension plan, which represents approximately 29% of Merrill Lynch’s total plan assets as of September 30, 2007, is currently invested in 57% equity securities, 9% debt securities, 6% real estate, and 28% other. The expected long-term rate of return on the U.K. pension plan assets was determined by Merrill Lynch and reflects estimates by the plan investment advisors of the expected returns on different asset classes held by the plan in light of prevailing economic conditions at the beginning of the fiscal year. At September 30, 2007, Merrill Lynch increased the discount rate used to determine the U.S. pension plan and postretirement benefit plan obligations to 6.0%. The expected rate of return for the U.S. pension plan assets was increased from 4.9% in 2006 to 5.3% for 2007, which reduced expense by $7 million. The discount rate at September 30, 2007 for the U.K. pension plan was increased from 5.0% in 2006 to 6.0% for 2007. The expected rate of return for the U.K. pension plan was unchanged.

Although Merrill Lynch’s pension and postretirement benefit plans can be sensitive to changes in the discount rate, it is expected that a 25 basis point rate reduction would not have a material impact on the U.S. plan expenses for 2008. This change would increase the U.K. pension plan expense for 2008 by approximately $7 million. Also, such a change would increase the U.S. and U.K. plan obligations at September 30, 2007 by $46 million and $67 million, respectively. A 25 basis point decline in the expected rate of return for the U.S. pension plan and the U.K. pension plan would result in an expense increase for 2008 of approximately $5 million and $3 million, respectively.

The assumed health care cost trend rate has a significant effect on the amounts reported for the postretirement health care plans. A one percent change in the assumed healthcare cost trend rate would have the following effects:

	1% INCREASE		1% DECREASE
(DOLLARS IN MILLIONS)	2007	2006	2007	2006
Effect on:
Other postretirement benefits cost	$3	$10	$(2)	$(8)
Accumulated benefit obligation	23	31	(20)	(27)

Investment Strategy and Asset Allocation
The U.S. terminated pension plan asset portfolio is structured such that the asset maturities match the duration of the plan’s obligations. Consistent with the plan termination in 1988, the annuity contract and the supplemental agreement, the asset portfolio’s investment objective calls for a concentration in fixed income securities, the majority of which have an investment grade rating.

The assets of the U.K. pension plan are invested prudently so that the benefits promised to members are provided, having regard to the nature and the duration of the plan’s liabilities. The current planned investment strategy was set following an asset-liability study and advice from the Trustees’ investment advisors. The asset allocation strategy selected is designed to achieve a higher return than the

Merrill Lynch 2007 Annual Report	page 144

lowest risk strategy while maintaining a prudent approach to meeting the plan’s liabilities. For the U.K. pension plan, the target asset allocation is 40% equity, 10% debt, 5% real estate, 45% target return (included in the table below in the non-U.S. “Other” category). The target return is a dynamic asset allocation method designed to achieve a minimum level of return based on LIBOR through the use of cash, debt and equity instruments. The investment manager has discretion to allocate the portfolio amongst the respective asset classes in order to achieve the return. As a risk control measure, a series of interest rate and inflation risk swaps have been executed covering a target of 60% of the plan’s assets.

The pension plan weighted-average asset allocations and target asset allocations at September 30, 2007 and September 30, 2006, by asset category are presented in the table below. The Merrill Lynch postretirement benefit plans are not funded and do not hold assets for investment.

	DEFINED BENEFIT PENSION PLANS
	U.S. PLANS			NON-U.S. PLANS
	TARGET			TARGET
	ALLOCATION	2007	2006	ALLOCATION	2007	2006
Debt securities	100%	100%	100%	17%	15%	16%
Equity securities	–	–	–	38	52	54
Real estate	–	–	–	5	6	6
Other	–	–	–	40	27	24

Total	100%	100%	100%	100%	100%	100%

Estimated Future Benefit Payments
Expected benefit payments associated with Merrill Lynch’s defined benefit pension and postretirement plans for the next five years and in aggregate for the five years thereafter are as follows:

	DEFINED BENEFIT PENSION PLANS			POSTRETIREMENT PLANS(3)
(DOLLARS IN MILLIONS)	U.S.(1)	NON-U.S.(2)	TOTAL	GROSS PAYMENTS	MEDICARE SUBSIDY	NET PAYMENTS
2008	$103	$34	$137	$18	$2	$16
2009	107	36	143	20	2	18
2010	111	37	148	22	3	19
2011	114	38	152	24	3	21
2012	117	40	157	26	4	22
2013 through 2017	613	221	834	142	25	117

(1)	The U.S. defined benefit pension plan payments are primarily funded under the terminated plan annuity contract.
(2)	The U.K., Japan and Swiss pension plan payments represent about 65%, 6% and 8%, respectively, of the non-U.S. 2008 expected defined benefit pension payments.
(3)	The U.S. postretirement plan payments, including the Medicare subsidy, represent approximately 94% of the total 2008 expected postretirement benefit payments.

Postemployment Benefits
Merrill Lynch provides certain postemployment benefits for employees on extended leave due to injury or illness and for terminated employees. Employees who are disabled due to non-work-related illness or injury are entitled to disability income, medical coverage, and life insurance. Merrill Lynch also provides severance benefits to terminated employees. In addition, Merrill Lynch is mandated by U.S. state and federal regulations to provide certain other postemployment benefits. Merrill Lynch funds these benefits through a combination of self-insured and insured plans.

Merrill Lynch recognized $335 million, $424 million, and $226 million in 2007, 2006, and 2005, respectively, of postemployment benefits expense, which included severance costs for terminated employees of $323 million, $417 million, and $225 million in 2007, 2006, and 2005, respectively.

Note 13. Employee Incentive Plans
Merrill Lynch adopted the provisions of SFAS No. 123R in the first quarter of 2006. See Note 1 to the Consolidated Financial Statements for further information.

To align the interests of employees with those of stockholders, Merrill Lynch sponsors several employee compensation plans that provide eligible employees with stock or options to purchase stock. The total pre-tax compensation cost recognized in earnings for stock-based compensation plans for 2007 was $1.8 billion. Pre-tax compensation cost for 2006 was $3.1 billion (net of $18 million re-classified to discontinued operations), which includes approximately $1.8 billion associated with one-time, non-cash compensation expenses further described in Note 1 to the Consolidated Financial Statements. Pre-tax compensation cost for 2005 was $1.0 billion. Total related tax benefits recognized in earnings for share-based payment compensation plans for 2007, 2006, and 2005 were $669 million, $1.2 billion and $381 million, respectively. Total compensation cost recognized for share-based payments related to awards granted to retirement eligible employees prior to adoption of SFAS No. 123R was $617 million. Merrill Lynch also sponsors deferred cash compensation plans and award programs for eligible employees.

As of December 28, 2007, there was $2.2 billion of total unrecognized compensation cost related to non-vested share-based payment compensation arrangements. This cost is expected to be recognized over a weighted average period of 2.2 years.

Below is a description of our share-based payment compensation plans.

Long-Term Incentive Compensation Plans (“LTIC Plans”), Employee Stock Compensation Plan (“ESCP”) and Equity Capital Accumulation Plan (“ECAP”)
LTIC Plans, ESCP and ECAP provide for grants of equity and equity-related instruments to certain employees. LTIC Plans consist of the Long-Term Incentive Compensation Plan, a shareholder approved plan used for grants to executive officers, and the Long-Term Incentive Compensation Plan for Managers and Producers, a broad-based plan which was approved by the Board of Directors, but has not been shareholder approved. LTIC Plans provide for the issuance of Restricted Shares, Restricted Units, and Non-qualified Stock Options, as well as Incentive Stock Options, Performance Shares, Performance Units, Performance Options, Stock Appreciation Rights, and other securities of Merrill Lynch. ESCP, a broad-based plan approved by shareholders in 2003, provides for the issuance of Restricted Shares, Restricted Units, Non-qualified Stock Options and Stock Appreciation Rights. ECAP, a shareholder-approved plan, provides for the issuance of Restricted Shares, as well as Performance Shares. All plans under LTIC Plans, ESCP and ECAP may be satisfied using either treasury or newly issued shares. As of December 28, 2007, no instruments other than Restricted Shares, Restricted Units, Non-qualified Stock Options, Performance Options and Stock Appreciation Rights had been granted.

Restricted Shares and Units
Restricted Shares are shares of ML & Co. common stock carrying voting and dividend rights. A Restricted Unit is deemed equivalent in fair market value to one share of common stock. Substantially all awards are settled in shares of common stock. Recipients of Restricted Unit awards receive cash payments equivalent to dividends. Under these plans, such shares and units are restricted from sale, transfer, or assignment until the end of the restricted period. Such shares and units are subject to forfeiture during the vesting period for grants under LTIC Plans, or the restricted period for grants under ECAP. Restricted share and unit grants made in 2003 through 2005 generally cliff vest in four years. Restricted share and unit grants made in 2007 and 2006 generally step vest in four years. In December 2007, Merrill Lynch modified the vesting schedule of certain previously granted stock bonus awards. As a result, all outstanding stock bonus awards held by employees other than current or former executive officers that were scheduled to vest on January 31, 2009, vested on January 31, 2008. The accelerated vesting resulted in approximately $181 million of compensation expense in fiscal year 2007 that would have been recognized in 2008 and 2009.

In January 2007 and 2006, Participation Units were granted from the Long-Term Incentive Compensation Plan under Merrill Lynch’s Managing Partners Incentive Program. The awards granted under this program are fully at risk, and the potential payout varies depending on Merrill Lynch’s financial performance against pre-determined return on average common stockholders’ equity (“ROE”) targets. One-third of the Participation Units converted into Restricted Shares on January 31, 2007. Based on Merrill Lynch’s 2007 performance, no participation units will convert on January 31, 2008. The remaining Participation Units will convert on January 31, 2009, subject to the satisfaction of minimum ROE targets determined for the 2008 fiscal year. Participation Units will cease to be outstanding immediately following conversion. If the minimum target is not met, the Participation Units will expire without being converted.

In March 2007, Participation Units were granted from the Long-Term Incentive Compensation Plan under Merrill Lynch’s GMI Managing Partners Incentive Program. The awards granted under this program are fully at risk, and the potential payout varies depending on Merrill Lynch’s financial performance against a pre-determined GMI year-over-year pre-tax profit growth target. Based on Merrill Lynch’s 2007 performance, no participation units will convert on January 31, 2008. The remaining Participation Units will convert on January 31, 2009, subject to the satisfaction of a minimum pre-tax growth target determined for the 2008 fiscal year. Participation Units will cease to be outstanding immediately following conversion. If the minimum target is not met, the Participation Units will expire without being converted.

In connection with the BlackRock merger, 1,564,808 Restricted Shares held by employees that transferred to BlackRock were converted to Restricted Units effective June 2, 2006. The vesting period for such awards was accelerated to end on the transaction closing date of September 29, 2006. In addition, the vesting periods for 1,135,477 Restricted Share and 156,118 Restricted Unit awards that were not converted were accelerated to end on the transaction closing date of September 29, 2006.

Merrill Lynch 2007 Annual Report	page 146

The activity for Restricted Shares and Units under these plans during 2007 and 2006 follows:

	LTIC PLANS		ECAP	ESCP
	RESTRICTED	RESTRICTED	RESTRICTED	RESTRICTED	RESTRICTED
	SHARES	UNITS(2)	SHARES	SHARES	UNITS
Authorized for issuance at:
December 28, 2007	660,000,000	N/A	104,800,000	75,000,000	N/A
December 29, 2006	660,000,000	N/A	104,800,000	75,000,000	N/A

Available for issuance at:(1)
December 28, 2007	63,164,095	N/A	10,825,078	28,601,214	N/A
December 29, 2006	63,750,734	N/A	10,830,839	40,205,824	N/A

Outstanding, end of 2005	28,967,539	4,720,546	20,856	15,683,787	2,157,894
Granted — 2006	2,949,565	3,696,598	1,282	15,753,197	2,914,209
Share to Unit conversion	(600,392)	600,392	–	(964,416)	964,416

Paid, forfeited, or released from contingencies	(2,044,374)	(1,100,611)	(2,253)	(1,391,381)	(323,530)

Outstanding, end of 2006	29,272,338	7,916,925	19,885	29,081,187	5,712,989
Granted — 2007	6,193,079	2,087,899	7,009	13,153,487	2,439,219
Paid, forfeited, or released from contingencies	(13,895,368)	(3,107,137)	(2,919)	(5,929,819)	(2,170,943)

Outstanding, end of 2007	21,570,049	6,897,687	23,975	36,304,855	5,981,265

N/A = Not Applicable

(1)	Includes shares reserved for issuance upon the exercise of stock options.
(2)	Grants in 2007 and 2006 include grants of Participation Units.

SFAS No. 123R requires the immediate expensing of share-based payment awards granted or modified to retirement-eligible employees in 2007 and 2006, including awards that are subject to non-compete provisions. The above activity contains awards with or without a future service requirement, as follows:

	NO FUTURE SERVICE REQUIRED		FUTURE SERVICE REQUIRED
		WEIGHTED AVG		WEIGHTED AVG
	SHARES/UNITS	GRANT PRICE	SHARES/UNITS	GRANT PRICE
Outstanding at December 29, 2006	64,073,393	$57.46	7,929,931	$66.79

Granted — 2007	6,400,014	92.09	17,480,679	89.37
Delivered	(22,185,140)	48.16	–	–
Forfeited	(1,325,085)	63.39	(1,595,961)	84.71
Service criteria satisfied(1)	1,775,701	64.32	(1,775,701)	64.32

Outstanding at December 28, 2007	48,738,883	$66.33	22,038,948	$83.60

(1)	Represents those awards for which employees attained retirement-eligibility or for which service criteria were satisfied during 2007, subsequent to the grant date.

The total fair value of Restricted Shares and Units granted to retirement-eligible employees, or for which service criteria were satisfied during 2007 and 2006 was $0.6 billion and $2.2 billion, respectively. The total fair value of Restricted Shares and Units vested during 2007 and 2006 was $1.7 billion and $303 million, respectively.

The weighted-average fair value per share or unit for 2007, 2006, and 2005 grants follows:

	2007	2006	2005
LTIC Plans
Restricted Shares	$80.56	$75.45	$58.70
Restricted Units	81.28	71.63	58.60
ECAP Restricted Shares	88.55	70.22	60.37
ESCP Plans
Restricted Shares	95.83	71.54	57.01
Restricted Units	95.60	71.67	57.01

Non-Qualified Stock Options
Non-qualified Stock Options granted under LTIC Plans in 1996 through 2000 generally became exercisable over five years; options granted in 2001 and 2002 became exercisable after approximately six months. Option and Stock Appreciation Right grants made after 2002 generally become exercisable over four years. The exercise price of these grants is equal to 100% of the fair market value (as defined in LTIC Plans) of a share of ML & Co. common stock on the date of grant. Options and Stock Appreciation Rights expire ten years after their grant date.

The total number of Stock Appreciation Rights that remained outstanding at December 28, 2007 and December 29, 2006, were 245,402 and 304,774, respectively.

The activity for Non-qualified Stock Options under LTIC Plans for 2007, 2006, and 2005 follows:

	OPTIONS	WEIGHTED-AVERAGE
	OUTSTANDING	EXERCISE PRICE
Outstanding, beginning of 2005	204,123,432	$46.64
Granted — 2005	681,622	58.13
Exercised	(26,849,096)	30.91
Forfeited	(1,242,883)	43.48

Outstanding, end of 2005	176,713,075	49.10
Granted — 2006	368,973	72.72
Exercised	(46,257,695)	39.78
Forfeited	(336,546)	49.20

Outstanding, end of 2006	130,487,807	52.47
Granted — 2007	3,376,222	49.37
Exercised	(20,786,338)	43.77
Forfeited	(268,617)	45.75

Outstanding, end of 2007	112,809,074	$54.00
Exercisable, end of 2007	106,975,200	$53.58

All Options and Stock Appreciation Rights outstanding as of December 28, 2007 are fully vested or expected to vest.

At year-end 2007, the weighted-average remaining contractual terms of options outstanding and exercisable were 3.38 years and 3.20 years, respectively.

The weighted-average fair value of options granted in 2007, 2006, and 2005 was $19.29, $18.46, and $18.04, per option, respectively.

The fair value of option awards with vesting based solely on service requirements is estimated on the date of grant based on a Black-Scholes option pricing model using the following weighted-average assumptions. Expected volatilities are based on historical volatility of ML & Co. common stock. The expected term of options granted is equal to the contractual life of the options. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend is based on the current dividend rate at the time of grant.

	2007	2006	2005
Risk-free interest rate	4.79%	4.40%	3.80%
Expected life	4.3 yrs	4.5 yrs	4.6 yrs
Expected volatility	21.39%	28.87%	35.31%
Expected dividend yield	1.49%	1.37%	1.14%

In 2007, option awards with vesting that is partially dependent on pre-determined increases in the price of Merrill Lynch’s common stock were granted to certain senior executive employees. The fair value of these option awards is estimated on the date of grant based on a lattice option pricing model using the following weighted-average assumptions. Expected volatilities are based on historical volatility of ML & Co. common stock. The expected life of options granted is based on performance conditions relating to minimum stock price thresholds required for exercisability and assuming exercise when the stock price reaches a level equal to two times the exercise price. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected dividend is based on the current dividend rate at the time of grant.

2007
Risk-free interest rate	3.99%
Expected life	8.1 yrs
Expected volatility	30.00%
Expected dividend yield	2.31%

Merrill Lynch received approximately $894 million and $1.8 billion in cash from the exercise of stock options during 2007 and 2006, respectively. The net tax benefit realized from the exercise of these options was $219 million and $394 million for 2007 and 2006, respectively.

The total intrinsic value of options exercised during 2007 and 2006 was $925 million and $1.8 billion, respectively. As of December 28, 2007, the total intrinsic value of options outstanding and exercisable was $676 million and $673 million, respectively. As of December 29, 2006, the total intrinsic value of options outstanding and exercisable was $5.3 billion and $4.9 billion, respectively.

Merrill Lynch 2007 Annual Report	page 148

Employee Stock Purchase Plans (“ESPP”)
ESPP, which are shareholder approved, allows eligible employees to invest from 1% to 10% of their eligible compensation to purchase ML & Co. common stock, subject to legal limits. For 2007, 2006, and 2005 the maximum annual purchase was $23,750. Purchases were made at a discount equal to 5% of the average high and low market price on the relevant investment date. Up to 125,000,000 shares of common stock have been authorized for issuance under ESPP. The activity in ESPP during 2007, 2006, and 2005 follows:

	2007	2006	2005
Available, beginning of year	22,572,871	23,462,435	24,356,952
Purchased through plan	(862,752)	(889,564)	(894,517)

Available, end of year	21,710,119	22,572,871	23,462,435

The weighted-average fair value of ESPP stock purchase rights exercised by employees in 2007, 2006, and 2005 was $4.24, $3.75, and $2.67 per right, respectively.

Director Plans
Merrill Lynch provides stock-based compensation to its non-employee directors under the Merrill Lynch & Co., Inc. Deferred Stock Unit Plan for Non-Employee Directors, which was approved by shareholders in 2005 (“New Directors Plan”) and the Deferred Stock Unit and Stock Option Plan for Non-Employee Directors (“Old Directors Plan”) which was adopted by the Board of Directors in 1996 and discontinued after stockholders approved the New Directors Plan. In 2005, shareholders authorized Merrill Lynch to issue 500,000 shares under the New Directors Plan and also authorized adding all shares that remained available for issuance under the Old Directors Plan to shares available under the New Directors Plan for a total of approximately 1 million shares.

Under both plans, non-employee directors are to receive deferred stock units, payable in shares of ML & Co. common stock after a deferral period of five years. Under the Old Directors Plan, 13,916 and 29,573 deferred stock units were outstanding at year-end 2007 and 2006, respectively. Under the New Directors Plan, 65,239 and 55,735 deferred stock units remained outstanding at year-end 2007 and 2006, respectively.

Additionally, the Old Directors Plan provided for the grant of stock options which the New Directors Plan eliminated. There were approximately 110,961 and 121,051 stock options outstanding under the Old Directors Plan at year-end 2007 and 2006, respectively.

Book Value Plan
Merrill Lynch also has instruments representing the right to receive 807,400 shares under Merrill Lynch’s Investor Equity Purchase Plan (“Book Value Plan”). Issuances under the Book Value Plan were discontinued in 1995 and no further shares are authorized for issuance.

Financial Advisor Capital Accumulation Award Plans (“FACAAP”)
Under FACAAP, eligible employees in GWM are granted awards generally based upon their prior year’s performance. Payment for an award is contingent upon continued employment for a period of time and is subject to forfeiture during that period. Awards granted in 2003 and thereafter are generally payable eight years from the date of grant in a fixed number of shares of ML & Co. common stock. For outstanding awards granted prior to 2003, payment is generally made ten years from the date of grant in a fixed number of shares of ML & Co. common stock unless the fair market value of such shares is less than a specified minimum value, in which case the minimum value is paid in cash. Eligible participants may defer awards beyond the scheduled payment date. Only shares of common stock held as treasury stock may be issued under FACAAP. FACAAP, which was approved by the Board of Directors, has not been shareholder approved.

At December 28, 2007, shares subject to outstanding awards totaled 33,740,269 while 12,694,124 shares were available for issuance through future awards. The weighted-average fair value of awards granted under FACAAP during 2007, 2006, and 2005 was $83.30, $79.70, and $59.92 per award, respectively.

Other Compensation Arrangements
Merrill Lynch sponsors deferred compensation plans in which employees who meet certain minimum compensation thresholds may participate on either a voluntary or mandatory basis. Contributions to the plans are made on a tax-deferred basis by participants.

Participants’ returns on these contributions may be indexed to various mutual funds and other funds, including certain company-sponsored investment vehicles that qualify as employee securities companies.

Merrill Lynch also sponsors several cash-based employee award programs, under which certain employees are eligible to receive future cash compensation, generally upon fulfillment of the service and vesting criteria for the particular program.

When appropriate, Merrill Lynch maintains various assets as an economic hedge of its liabilities to participants under the deferred compensation plans and award programs. These assets and the payables accrued by Merrill Lynch under the various plans and grants are included on the Consolidated Balance Sheets. Such assets totaled $2.2 billion and $2.5 billion at December 28, 2007 and

December 29, 2006 respectively. Accrued liabilities at year-end 2007 and 2006 were $2.2 billion and $2.4 billion, respectively. Changes to deferred compensation liabilities and corresponding returns on the assets that economically hedge these liabilities are recorded within compensation and benefits expense on the Consolidated Statements of (Loss)/Earnings.

Note 14. Income Taxes
Income tax (benefit)/expense on (loss)/earnings from continuing operations consisted of:

(DOLLARS IN MILLIONS)	2007	2006	2005
U.S. federal
Current	$(391)	$1,370	$878
Deferred	(867)	386	250
U.S. state and local
Current	(73)	271	36
Deferred	(112)	(116)	(49)
Non-U.S.
Current	1,194	1,432	817
Deferred	(3,945)	(630)	14

Total income tax (benefit)/expense from continuing operations	(4,194)	2,713	1,946

Income tax expense from discontinued operations	$537	$214	$169

The corporate statutory U.S. federal tax rate was 35% for the three years presented. A reconciliation of statutory U.S. federal income taxes to Merrill Lynch’s income tax provisions for earnings from continuing operations follows:

(DOLLARS IN MILLIONS)	2007	2006	2005
U.S. federal income tax at statutory rate	$(4,491)	$3,431	$2,366
U.S. state and local income taxes, net of federal	(120)	101	(9)
Non-U.S. operations	809	(539)	(155)
Tax-exempt interest	(201)	(163)	(175)
Dividends received deduction	(188)	(49)	(53)
Other	(3)	(68)	(28)

Income tax (benefit)/expense from continuing operations	(4,194)	2,713	1,946

Income tax expense from discontinued operations	$537	$214	$169

The 2007, 2006 and 2005 effective tax rates reflect net benefits of $6 million, $496 million, and $156 million, respectively, related to changes in estimates or rates with respect to prior years, and settlements with various tax authorities. The 2005 tax rate also included $97 million of tax expense ($113 million tax expense recorded in the fourth quarter less $16 million tax benefit recorded in the second quarter) associated with the foreign earnings repatriation of $1.8 billion.

Deferred income taxes are provided for the effects of temporary differences between the tax basis of an asset or liability and its reported amount in the Consolidated Balance Sheets. These temporary differences result in taxable or deductible amounts in future years. In addition, deferred taxes are recognized with respect to losses and credits that have been generated for tax purposes that will be recognized in future periods. At December 28, 2007, Merrill Lynch had U.S. net operating loss carryforwards of approximately $2.7 billion, U.S. foreign tax credit carryforwards of $543 million and United Kingdom loss carryforwards of $13.5 billion. The U.S. losses are primarily state carryforwards expiring in various years from 2008 through 2027, while the U.S. foreign tax credit carryfowards expire in 2017. The United Kingdom loss has an unlimited carryforward period and a tax benefit has been recognized for the deferred tax asset with no valuation allowance. In addition, Merrill Lynch had approximately $31 million of state tax credit carryforwards expiring in various years after 2007.

Merrill Lynch 2007 Annual Report	page 150

Details of Merrill Lynch’s deferred tax assets and liabilities follow:

(DOLLARS IN MILLIONS)	2007	2006
Deferred tax assets
Deferred compensation	$2,419	$2,220
Stock options	1,016	1,265
Valuation and other reserves	2,109	972
Employee benefits and pension	382	502
Foreign exchange translation	611	426
Deferred interest	729	149
Net operating loss carryforwards	4,009	97
Deferred foreign tax credit	543	–
Other	779	783

Gross deferred tax assets	12,597	6,414
Valuation allowances	(73)	(19)

Total deferred tax assets	12,524	6,395

Deferred tax liabilities
BlackRock investment	1,274	1,183
Partnership activity	9	152
Deferred income	449	242
Interest and dividends	161	187
Deferred acquisition costs	–	62
Depreciation and amortization	213	113
Goodwill	(29)	8
Other	606	476

Total deferred tax liabilities	2,683	2,423

Net deferred tax assets	$9,841	$3,972

Merrill Lynch adopted FIN 48 effective the beginning of the first quarter of 2007 and recognized a decrease to beginning retained earnings and an increase to the liability for unrecognized tax benefits of approximately $66 million.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(DOLLARS IN MILLIONS)
Balance at December 29, 2006	$1,482
Additions based on tax positions related to the current year	226
Additions for tax positions of prior years	46
Reductions for tax positions of prior years	(244)
Settlements	(1)
Expiration of statute of limitations	(1)
Cumulative translation adjustments	18

Balance at December 28, 2007	$1,526

Of the above balance at the end of the year, approximately $1.2 billion (net of federal benefit of state issues, competent authority and foreign tax credit offsets) represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods. Merrill Lynch paid an assessment to Japan in 2005 for the fiscal years April 1, 1998 through March 31, 2003, in relation to the taxation of income that was originally reported in other jurisdictions. During the third quarter of 2005, Merrill Lynch started the process of obtaining clarification from international tax authorities on the appropriate allocation of income among multiple jurisdictions to prevent double taxation. In addition, Merrill Lynch filed briefs with the U.S. Tax Court in 2005 with respect to a tax case, which had been remanded for further proceedings in accordance with a 2004 opinion of the U.S. Court of Appeals for the Second Circuit. The U.S. Court of Appeals affirmed the initial adverse opinion of the U.S. Tax Court rendered in 2003 against Merrill Lynch, with respect to a 1987 transaction, but remanded the case to the U.S. Tax Court to consider a new argument. The U.S. Tax Court has not issued a decision on this remanded matter, and it is uncertain as to when a decision will be rendered. The unrecognized tax benefits with respect to this case and the Japanese assessment, while paid, have been included in the $1.5 billion and the $1.2 billion amounts above.

Merrill Lynch recognizes the accrual of interest and penalties related to unrecognized tax benefits in income tax expense. For the years 2007, 2006 and 2005, Merrill Lynch recognized net expense (benefit) of approximately $64 million, $(21) million and $(8) million in interest and penalties. Merrill Lynch had approximately $156 million and $36 million (net of $71 million interest receivable relating to a carryback claim) for the payment of interest and penalties accrued at December 28, 2007 and December 29, 2006, respectively.

Merrill Lynch is under examination by the Internal Revenue Service (“IRS”) and other tax authorities in countries including Japan and the United Kingdom, and states in which Merrill Lynch has significant business operations, such as New York. The tax years under examination vary by jurisdiction.

Below is a table of tax years that remain subject to examination by major tax jurisdiction:

JURISDICTION	YEARS SUBJECT TO EXAMINATION
US Federal	2004–2007
New York State and City	2002–2007
UK	2005–2007
Canada	2004–2007
India	3/31/92–3/31/07
Japan	3/31/04–3/31/07
Hong Kong	2004–2007
Singapore	1998–2007

The IRS audits for the years 2004–2006 may be completed in 2008. It is also reasonably possible that audits in other countries and states may conclude in 2008. In 2008, Merrill Lynch may obtain clarification from international tax authorities on the appropriate allocation of income among multiple jurisdictions (transfer pricing) to prevent double taxation resulting from the tax assessment paid to Japan in 2005. While it is reasonably possible that a significant reduction in unrecognized tax benefits may occur within 12 months of December 28, 2007, quantification of an estimated range cannot be made at this time due to the uncertainty of the potential outcome of outstanding issues.

Income tax benefits of $641 million, $501 million, and $317 million were allocated to stockholders’ equity related to employee stock compensation transactions for 2007, 2006, and 2005, respectively.

Cumulative undistributed earnings of non-U.S. subsidiaries were approximately $13.0 billion at December 28, 2007. No deferred U.S. federal income taxes have been provided for the undistributed earnings to the extent that they are permanently reinvested in Merrill Lynch’s non-U.S. operations. It is not practical to determine the amount of additional tax that may be payable in the event these earnings are repatriated.

Note 15. Regulatory Requirements
Effective January 1, 2005, Merrill Lynch became a consolidated supervised entity (“CSE”) as defined by the SEC. As a CSE, Merrill Lynch is subject to group-wide supervision, which requires Merrill Lynch to compute allowable capital and risk allowances on a consolidated basis. At December 28, 2007 Merrill Lynch was in compliance with applicable CSE standards.

Certain U.S. and non-U.S. subsidiaries are subject to various securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These regulatory restrictions may impose regulatory capital requirements and limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation
As a registered broker-dealer, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 (“the Rule”). Under the alternative method permitted by the Rule, the minimum required net capital, as defined, shall be the greater of 2% of aggregate debit items (“ADI”) arising from customer transactions or $500 million. At December 28, 2007, MLPF&S’s regulatory net capital of $3,830 million was approximately 14.5% of ADI, and its regulatory net capital in excess of the SEC minimum required was $3,266 million.

As a futures commission merchant, MLPF&S is also subject to the capital requirements of the Commodity Futures Trading Commission (“CFTC”), which requires that minimum net capital should not be less than 8% of the total customer risk margin requirement plus 4% of the total non-customer risk margin requirement. MLPF&S regulatory net capital of $3,830 million exceeded the CFTC minimum requirement of $600 million by $3,230 million.

Merrill Lynch 2007 Annual Report	page 152

Merrill Lynch International (“MLI”), a U.K. regulated investment firm, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement set by the FSA. At December 28, 2007, MLI’s financial resources were $22,940 million, exceeding the minimum requirement by $5,457 million.

Merrill Lynch Government Securities Inc. (“MLGSI”), a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At December 28, 2007, MLGSI’s liquid capital of $1,911 million was 256.0% of its total market and credit risk, and liquid capital in excess of the minimum required was $1,016 million.

Merrill Lynch Japan Securities Co. Ltd. (“MLJS”), a Japan-based regulated broker-dealer, is subject to capital requirements of the Japanese Financial Services Agency (“JFSA”). Net capital, as defined, must exceed 120% of the total risk equivalents requirement of the JFSA. At December 28, 2007, MLJS’s net capital was $1,729 million, exceeding the minimum requirement by $823 million.

Banking Regulation
Merrill Lynch Bank USA (“MLBUSA”) is a Utah-chartered industrial bank, regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the State of Utah Department of Financial Institutions (“UTDFI”). Merrill Lynch Bank & Trust Co., FSB (“MLBT-FSB”) is a full service thrift institution regulated by the Office of Thrift Supervision (“OTS”), whose deposits are insured by the FDIC. Both MLBUSA and MLBT-FSB are required to maintain capital levels that at least equal minimum capital levels specified in federal banking laws and regulations. Failure to meet the minimum levels will result in certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the banks. The following table illustrates the actual capital ratios and capital amounts for MLBUSA and MLBT-FSB as of December 28, 2007.

	WELL-	MLBUSA		MLBT-FSB
	CAPITALIZED	ACTUAL	ACTUAL	ACTUAL	ACTUAL
(DOLLARS IN MILLIONS)	MINIMUM	RATIO	AMOUNT	RATIO	AMOUNT
Tier 1 leverage	5%	8.50%	$6,511	5.51%	$1,958
Tier 1 capital	6%	10.78%	6,511	9.22%	1,958
Total capital	10%	12.20%	7,368	12.11%	2,574

As a result of its ownership of MLBT-FSB, ML & Co. is registered with the OTS as a savings and loan holding company (“SLHC”) and subject to regulation and examination by the OTS as a SLHC. ML & Co. is classified as a unitary SLHC, and will continue to be so classified as long as it and MLBT-FSB continue to comply with certain conditions. Unitary SLHCs are exempt from the material restrictions imposed upon the activities of SLHCs that are not unitary SLHCs. SLHCs other than unitary SLHCs are generally prohibited from engaging in activities other than conducting business as a savings association, managing or controlling savings associations, providing services to subsidiaries or engaging in activities permissible for bank holding companies. Should ML & Co. fail to continue to qualify as a unitary SLHC, in order to continue its present businesses that would not be permissible for a SLHC, ML & Co. could be required to divest control of MLBT-FSB.

Merrill Lynch International Bank Limited (“MLIB”), an Ireland-based regulated bank, is subject to the capital requirements of the Financial Regulator of Ireland. MLIB is required to meet minimum regulatory capital requirements under the European Union (“EU”) banking law as implemented in Ireland by the Financial Regulator. At December 28, 2007, MLIB’s capital ratio was above the minimum requirement at 11.1% and its financial resources were $10,382 million, exceeding the minimum requirement by $1,014 million.

Note 16. Acquisitions
On December 30, 2006, Merrill Lynch acquired the First Franklin mortgage origination franchise and related servicing platform from National City Corporation for $1.3 billion. First Franklin originates residential mortgage loans through a wholesale network and retail channel branded as NationPoint. The results of operations of First Franklin are included in GMI.

On September 21, 2007, Merrill Lynch acquired all of the outstanding common shares of First Republic in exchange for a combination of cash and stock for a total transaction value of $1.8 billion. First Republic provides personalized, relationship-based banking services, including private banking, private business banking, real estate lending, trust, brokerage and investment management. The results of operations of First Republic are included in GWM. In conjunction with the acquisition of First Republic, Merrill Lynch issued $65 million of 6.70% non-cumulative perpetual preferred stock and $50 million of 6.25% non-cumulative preferred stock in exchange for First Republic Bank’s preferred stock Series A and B, respectively. Upon closing the First Republic acquisition, Merrill Lynch also issued 11.6 million shares of common stock, par value $1.33 1/3 per share, as consideration.

Note 17. Discontinued Operations
On August 13, 2007, Merrill Lynch announced that it will form a strategic business relationship with AEGON in the areas of insurance and investment products. As part of this relationship, Merrill Lynch had agreed to sell MLIG to AEGON for $1.3 billion. Merrill Lynch will continue to serve the insurance needs of its clients through its core distribution and advisory capabilities. The sale of MLIG was completed in the fourth quarter of 2007 and resulted in an after-tax gain of $316 million. The gain along with the financial results of MLIG, have been reported within discontinued operations for all periods presented and the assets and liabilities were not considered material for separate presentation. Merrill Lynch previously reported the results of MLIG in the GWM business segment.

On December 24, 2007 Merrill Lynch announced that it had reached an agreement with GE Capital to sell Merrill Lynch Capital, a wholly-owned middle-market commercial finance business. The sale includes substantially all off Merrill Lynch Capital’s operations, including its commercial real estate division. This transaction closed on February 4, 2008. Merrill Lynch has included results of Merrill Lynch Capital within discontinued operations for all periods presented and the assets and liabilities were not considered material for separate presentation. Merrill Lynch previously reported results of Merrill Lynch Capital in the GMI business segment.

Certain financial information included in discontinued operations on Merrill Lynch’s Consolidated Statements of (Loss)/Earnings is shown below:

(DOLLARS IN MILLIONS)	2007	2006	2005
Total revenues, net of interest expense	$1,542	$878	$745
Earnings before income taxes	1,397	616	470
Income taxes	537	214	169

Net earnings from discontinued operations	$860	$402	$301

The following assets and liabilities related to discontinued operations are recorded on Merrill Lynch’s Consolidated Balance Sheets as of December 28, 2007 and December 29, 2006:

(DOLLARS IN MILLIONS)	2007	2006
Assets:
Separate accounts assets	$–	$12,312
Loans, notes and mortgages	12,995	11,327
Other assets	332	3,709

Total Assets	$13,327	$27,348

Liabilities:
Separate accounts liabilities	$–	$12,312
Other payables	489	3,268

Total Liabilities	$489	$15,580

Note 18. BlackRock Merger
On September 29, 2006, Merrill Lynch completed the merger of its MLIM business with BlackRock. In connection with the BlackRock merger, Merrill Lynch received 65 million BlackRock common and preferred shares and owns a 45% voting interest and approximately half of the economic interest of the combined company. At the completion of the BlackRock merger, Merrill Lynch recognized a pre-tax gain of $2.0 billion, along with related non-interest expenses of $202 million for a total after-tax net benefit of $1.1 billion. Merrill Lynch’s investment in BlackRock is included in investment securities on the Consolidated Balance Sheet and has been included in the GWM segment subsequent to the merger. Additionally, in connection with the BlackRock merger, the goodwill associated with the MLIM business was derecognized on the Consolidated Balance Sheet as of September 29, 2006. Merrill Lynch accounts for its investment in BlackRock under the equity method of accounting and records its share of BlackRock’s earnings, net of expenses and taxes, in earnings from equity method investments on the Consolidated Statements of (Loss)/Earnings.

Merrill Lynch 2007 Annual Report	page 154

Note 19. Subsequent Events

Mandatory Convertible Preferred
On January 15, 2008, Merrill Lynch reached separate agreements with several long-term investors, primarily Korea Investment Corporation, Kuwait Investment Authority and Mizuho Corporate Bank, to sell an aggregate of 66,000 shares of newly issued 9.00% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock, Series 1, par value $1.00 per share and liquidation preference $100,000 per share (the “Mandatory Convertible Preferred Stock”), at a price of $100,000 per share, for an aggregate purchase price of approximately $6.6 billion. The shares of Mandatory Convertible Preferred Stock were issued on various dates between January 17, 2008 and February 1, 2008.

Common Stock
On December 24, 2007, Merrill Lynch reached agreements with each of Temasek Capital (Private) Limited (“Temasek”) and Davis Selected Advisors LP (“Davis”) to sell an aggregate of 116.7 million shares of newly issued common stock, par value $1.33 1/3 per share, at $48.00 per share, for an aggregate purchase price of approximately $5.6 billion.

Davis purchased 25 million shares of Merrill Lynch common stock on December 27, 2007 at a price per share of $48.00, or an aggregate purchase price of $1.2 billion. Temasek purchased 55 million shares on December 28, 2007 and the remaining 36.7 million shares on January 11, 2008. In addition, Merrill Lynch granted Temasek an option to purchase an additional 12.5 million shares of common stock under certain circumstances. This option was exercised, with 2.8 million shares issued on February 1, 2008 and 9.7 million shares issued on February 5, 2008, in each case at a purchase price of $48.00 per share for an aggregate purchase price of $600 million.

Note 20. Cash Flow Restatement

Subsequent to the issuance of the Company’s Consolidated Financial Statements for the year ended December 29, 2006, the Company determined that its previously issued Consolidated Statements of Cash Flows for the fiscal years ended December 29, 2006 and December 30, 2005 contained an error resulting from the reclassification of certain cash flows from trading liabilities into derivative financing transactions. This error resulted in an overstatement of cash used for operating activities and a corresponding overstatement of cash provided by financing activities for the periods described above.

These adjustments to the Consolidated Statements of Cash Flows do not affect the Company’s Consolidated Statements of (Loss)/Earnings, Consolidated Balance Sheets, Consolidated Statement of Changes in Stockholders’ Equity, Consolidated Statements of Comprehensive (Loss)/Income, or cash and cash equivalents. These adjustments also do not affect the Company’s compliance with any financial covenants under its borrowing facilities.

A summary presentation of this cash flow restatement for the years ended December 29, 2006 and December 30, 2005 is presented below.

	AS PREVIOUSLY
(DOLLARS IN MILLIONS)	PRESENTED	ADJUSTMENT	AS RESTATED
For the year ended December 29, 2006:
Trading liabilities	$(6,097)	$15,651	$9,554
Cash used for operating activities	(39,414)	15,651	(23,763)
Derivative financing transactions	16,259	(15,651)	608
Cash provided by financing activities	67,945	(15,651)	52,294

For the year ended December 30, 2005:
Trading liabilities	$(17,007)	$4,605	$(12,402)
Cash used for operating activities	(28,880)	4,605	(24,275)
Derivative financing transactions	6,347	(4,605)	1,742
Cash provided by financing activities	23,315	(4,605)	18,710

PART I. FINANCIAL INFORMATION

ITEM 1. Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss)/Earnings (Unaudited)

	For the Three Months Ended
	June 27,	June 29,
(In millions, except per share amounts)	2008	2007

Revenues
Principal transactions	$(4,083)	$3,556
Commissions	1,811	1,787
Managed accounts and other fee-based revenues	1,399	1,349
Investment banking	1,158	1,528
Earnings from equity method investments	111	375
Other	(1,875)	387

	(1,479)	8,982
Interest and dividend revenues	7,535	14,447
Less interest expense	8,172	13,970

Net interest (loss)/profit	(637)	477

Revenues, net of interest expense	(2,116)	9,459

Non-interest expenses
Compensation and benefits	3,491	4,731
Communications and technology	566	482
Brokerage, clearing, and exchange fees	370	346
Occupancy and related depreciation	328	273
Professional fees	263	245
Advertising and market development	166	200
Office supplies and postage	55	56
Other	311	300
Restructuring charge	445	-

Total non-interest expenses	5,995	6,633

Pre-tax (loss)/earnings from continuing operations	(8,111)	2,826
Income tax (benefit)/expense	(3,477)	816

Net (loss)/earnings from continuing operations	(4,634)	2,010

Discontinued operations:
Pre-tax (loss)/earnings from discontinued operations	(32)	197
Income tax (benefit)/expense	(12)	68

Net (loss)/earnings from discontinued operations	(20)	129

Net (loss)/earnings	$(4,654)	$2,139

Preferred stock dividends	$237	$72

Net (loss)/earnings applicable to common stockholders	$(4,891)	$2,067

Basic (loss)/earnings per common share from continuing operations	$(4.95)	$2.32
Basic (loss)/earnings per common share from discontinued operations	(0.02)	0.16

Basic (loss)/earnings per common share	$(4.97)	$2.48

Diluted (loss)/earnings per common share from continuing operations	$(4.95)	$2.10
Diluted (loss)/earnings per common share from discontinued operations	(0.02)	0.14

Diluted (loss)/earnings per common share	$(4.97)	$2.24

Dividend paid per common share	$0.35	$0.35

Average shares used in computing earnings per common share
Basic	984.1	833.8
Diluted	984.1	923.3

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss)/Earnings (Unaudited)

	For the Six Months Ended
	June 27,	June 29,
(In millions, except per share amounts)	2008	2007

Revenues
Principal transactions	$(6,501)	$6,290
Commissions	3,700	3,500
Managed accounts and other fee-based revenues	2,854	2,633
Investment banking	2,075	3,038
Earnings from equity method investments	542	684
Other	(3,324)	1,228

	(654)	17,373
Interest and dividend revenues	19,396	27,168
Less interest expense	17,924	25,479

Net interest profit	1,472	1,689

Revenues, net of interest expense	818	19,062

Non-interest expenses
Compensation and benefits	7,687	9,585
Communications and technology	1,121	961
Brokerage, clearing, and exchange fees	757	656
Occupancy and related depreciation	637	538
Professional fees	505	471
Advertising and market development	342	355
Office supplies and postage	112	115
Other	624	654
Restructuring charge	445	-

Total non-interest expenses	12,230	13,335

Pre-tax (loss)/earnings from continuing operations	(11,412)	5,727
Income tax (benefit)/expense	(4,809)	1,687

Net (loss)/earnings from continuing operations	(6,603)	4,040

Discontinued operations:
Pre-tax (loss)/earnings from discontinued operations	(57)	391
Income tax (benefit)/expense	(44)	134

Net (loss)/earnings from discontinued operations	(13)	257

Net (loss)/earnings	$(6,616)	$4,297

Preferred stock dividends	$411	$124

Net (loss)/earnings applicable to common stockholders	$(7,027)	$4,173

Basic (loss)/earnings per common share from continuing operations	$(7.17)	$4.67
Basic (loss)/earnings per common share from discontinued operations	(0.01)	0.31

Basic (loss)/earnings per common share	$(7.18)	$4.98

Diluted (loss)/earnings per common share from continuing operations	$(7.17)	$4.22
Diluted (loss)/earnings per common share from discontinued operations	(0.01)	0.28

Diluted (loss)/earnings per common share	$(7.18)	$4.50

Dividend paid per common share	$0.35	$0.35

Average shares used in computing earnings per common share
Basic	978.5	837.6
Diluted	978.5	926.8

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 27,	Dec. 28,
(dollars in millions, except per share amounts)	2008	2007

ASSETS

Cash and cash equivalents	$31,211	$41,346

Cash and securities segregated for regulatory purposes or deposited with clearing organizations	26,228	22,999

Securities financing transactions
Receivables under resale agreements (includes $105,047 in 2008 and $100,214 in 2007 measured at fair value in accordance with SFAS No. 159)	224,958	221,617
Receivables under securities borrowed transactions (includes $1,201 in 2008 measured at fair value in accordance with SFAS No. 159)	129,426	133,140

	354,384	354,757
Trading assets, at fair value (includes securities pledged as collateral that can be sold or repledged of $23,401 in 2008 and $45,177 in 2007)
Derivative contracts	86,492	72,689
Equities and convertible debentures	42,870	60,681
Corporate debt and preferred stock	37,769	37,849
Mortgages, mortgage-backed, and asset-backed	29,273	28,013
Non-U.S. governments and agencies	8,825	15,082
U.S. Government and agencies	6,784	11,219
Municipals, money markets and physical commodities	5,626	9,136

	217,639	234,669

Investment securities (includes $4,556 in 2008 and $4,685 in 2007 measured at fair value in accordance with SFAS No. 159) (includes securities pledged as collateral that can be sold or repledged of $4,111 in 2008 and $16,124 in 2007)	71,286	82,532

Securities received as collateral, at fair value	51,505	45,245

Other receivables
Customers (net of allowance for doubtful accounts of $91 in 2008 and $24 in 2007)	70,798	70,719
Brokers and dealers	17,300	22,643
Interest and other	32,684	33,487

	120,782	126,849

Loans, notes, and mortgages (net of allowances for loan losses of $602 in 2008 and $533 in 2007) (includes $1,204 in 2008 and $1,149 in 2007 measured at fair value in accordance with SFAS No. 159)	79,170	94,992

Equipment and facilities (net of accumulated depreciation and amortization of $5,779 in 2008 and $5,518 in 2007)	3,142	3,127

Goodwill and other intangible assets	5,058	5,091

Other assets	5,805	8,443

Total Assets	$966,210	$1,020,050

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	June 27,	Dec. 28,
(dollars in millions, except per share amount)	2008	2007

LIABILITIES

Securities financing transactions
Payables under repurchase agreements (includes $81,193 in 2008 and $89,733 in 2007 measured at fair value in accordance with SFAS No. 159)	$197,881	$235,725
Payables under securities loaned transactions	65,691	55,906

	263,572	291,631

Short-term borrowings (includes $3,112 in 2008 measured at fair value in accordance with SFAS No. 159)	19,139	24,914

Deposits	100,458	103,987

Trading liabilities, at fair value
Derivative contracts	65,908	73,294
Equities and convertible debentures	25,362	29,652
Non-U.S. governments and agencies	6,460	9,407
U.S. Government and agencies	4,541	6,135
Corporate debt and preferred stock	3,254	4,549
Municipals, money markets and other	451	551

	105,976	123,588

Obligation to return securities received as collateral, at fair value	51,505	45,245

Other payables
Customers	65,633	63,582
Brokers and dealers	15,743	24,499
Interest and other	33,777	44,545

	115,153	132,626

Long-term borrowings (includes $91,667 in 2008 and $76,334 in 2007 measured at fair value in accordance with SFAS No. 159)	270,436	260,973

Junior subordinated notes (related to trust preferred securities)	5,193	5,154

Total Liabilities	931,432	988,118

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY

Preferred Stockholders’ Equity (liquidation preference of $30,000 per share; issued: 2008 — 244,100 shares; 2007 — 155,000 shares; liquidation preference of $1,000 per share; issued: 2008 and 2007 — 115,000 shares; liquidation preference of $100,000 per share; issued: 2008 — 66,000 shares)	13,666	4,383
Common Stockholders’ Equity
Shares exchangeable into common stock	39	39
Common stock (par value $1.33 1/3 per share; authorized: 3,000,000,000 shares; issued: 2008 — 1,414,588,700 shares; 2007 — 1,354,309,819 shares)	1,885	1,805
Paid-in capital	31,200	27,163
Accumulated other comprehensive loss (net of tax)	(3,685)	(1,791)
Retained earnings	15,978	23,737

	45,417	50,953
Less: Treasury stock, at cost (2008 — 431,518,432 shares; 2007 — 418,270,289 shares)	24,305	23,404

Total Common Stockholders’ Equity	21,112	27,549

Total Stockholders’ Equity	34,778	31,932

Total Liabilities and Stockholders’ Equity	$966,210	$1,020,050

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Six Months Ended
		June 29,
		2007
	June 27,	As Restated
(dollars in millions)	2008	See Note 16

Cash flows from operating activities:
Net (loss)/earnings	$(6,616)	$4,297
Adjustments to reconcile net (loss)/earnings to cash used for operating activities
Depreciation and amortization	452	306
Share-based compensation expense	1,357	885
Deferred taxes	(3,353)	196
Earnings from equity method investments	(153)	(540)
Other	3,787	752
Changes in operating assets and liabilities:
Trading assets	17,030	(21,091)
Cash and securities segregated for regulatory purposes or deposited with clearing organizations	(2,058)	(4,835)
Receivables under resale agreements	(3,341)	(82,896)
Receivables under securities borrowed transactions	3,714	(68,745)
Customer receivables	(78)	(6,664)
Brokers and dealers receivables	5,345	(10,926)
Proceeds from loans, notes, and mortgages held for sale	15,010	45,073
Other changes in loans, notes, and mortgages held for sale	(3,535)	(49,358)
Trading liabilities	(16,324)	21,590
Payables under repurchase agreements	(37,844)	84,192
Payables under securities loaned transactions	9,785	28,387
Customer payables	2,051	6,537
Brokers and dealers payables	(8,756)	16,481
Trading investment securities	411	5,748
Other, net	(2,375)	(2,629)

Cash used for operating activities	(25,491)	(33,240)

Cash flows from investing activities:
Proceeds from (payments for):
Maturities of available-for-sale securities	4,243	7,818
Sales of available-for-sale securities	20,021	15,728
Purchases of available-for-sale securities	(22,104)	(28,997)
Proceeds from the sale of discontinued operations	12,576	-
Equipment and facilities, net	(454)	(50)
Loans, notes, and mortgages held for investment	(8,588)	6,205
Other investments	1,818	(4,232)
Acquisitions, net of cash	-	(1,267)

Cash provided by (used for) investing activities	7,512	(4,795)

Cash flows from financing activities:
Proceeds from (payments for):
Commercial paper and short-term borrowings	(6,439)	1,954
Issuance and resale of long-term borrowings	53,564	75,517
Settlement and repurchases of long-term borrowings	(46,053)	(29,985)
Deposits	(3,529)	(1,323)
Derivative financing transactions	452	(28)
Issuance of common stock	2,535	700
Issuance of preferred stock, net	9,283	1,479
Common stock repurchases	-	(3,800)
Other common stock transactions	(870)	267
Excess tax benefits related to share-based compensation	37	649
Dividends	(1,136)	(749)

Cash provided by financing activities	7,844	44,681

(Decrease)/increase in cash and cash equivalents	(10,135)	6,646
Cash and cash equivalents, beginning of period	41,346	32,109

Cash and cash equivalents, end of period	$31,211	$38,755

Supplemental Disclosure of Cash Flow Information:
Cash paid for:
Income taxes (net of refunds)	$116	$890
Interest	18,235	24,860

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive (Loss)/Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 27,	June 29,	June 27,	June 29,
(dollars in millions)	2008	2007	2008	2007

Net (loss)/earnings	$(4,654)	$2,139	$(6,616)	$4,297
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustment	(40)	60	(48)	24
Net unrealized gain/(loss) on investment securities available-for-sale	462	(82)	(1,814)	(24)
Net deferred loss on cash flow hedges	(89)	(23)	(40)	(27)
Defined benefit pension and postretirement plans	1	5	6	9

Total other comprehensive income/(loss), net of tax	334	(40)	(1,896)	(18)

Comprehensive (loss)/income	$(4,320)	$2,099	$(8,512)	$4,279

 See Notes to Condensed Consolidated Financial Statements

Merrill Lynch & Co., Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
June 27, 2008

Note 1.  Summary of Significant Accounting Policies

For a complete discussion of Merrill Lynch’s accounting policies, refer to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year-ended December 28, 2007 (“2007 Annual Report”).

Basis of Presentation

The Condensed Consolidated Financial Statements include the accounts of Merrill Lynch & Co., Inc. (“ML & Co.”) and subsidiaries (collectively, “Merrill Lynch” or the “Company”). The Condensed Consolidated Financial Statements are presented in accordance with U.S. Generally Accepted Accounting Principles, which include industry practices. Intercompany transactions and balances have been eliminated. The interim Condensed Consolidated Financial Statements for the three and six month periods are unaudited; however, in the opinion of Merrill Lynch management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the Condensed Consolidated Financial Statements have been included.

These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements included in the 2007 Annual Report. The nature of Merrill Lynch’s business is such that the results of any interim period are not necessarily indicative of results for a full year. Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.

Merrill Lynch offers a broad array of products and services to its diverse client base of individuals, small to mid-size businesses, employee benefit plans, corporations, financial institutions, and governments around the world. These products and services are offered from a number of locations globally. In some cases, the same or similar products and services may be offered to both individual and institutional clients, utilizing the same infrastructure. In other cases, a single infrastructure may be used to support multiple products and services offered to clients. When Merrill Lynch analyzes its profitability, it does not focus on the profitability of a single product or service. Instead, Merrill Lynch views the profitability of businesses offering an array of products and services to various types of clients. The profitability of the products and services offered to individuals, small to mid-size businesses, and employee benefit plans is analyzed separately from the profitability of products and services offered to corporations, financial institutions, and governments, regardless of whether there is commonality in products and services infrastructure. As such, Merrill Lynch does not separately disclose the costs associated with the products and services sold or general and administrative costs either in total or by product.

When determining the prices for products and services, Merrill Lynch considers multiple factors, including prices being offered in the market for similar products and services, the competitiveness of its pricing compared to competitors, the profitability of its businesses and its overall profitability, as well as the profitability, creditworthiness, and importance of the overall client relationships.

Shared expenses that are incurred to support products and services and infrastructures are allocated to the businesses based on various methodologies, which may include headcount, square footage, and certain other criteria. Similarly, certain revenues may be shared based upon agreed methodologies. When looking at the profitability of various businesses, Merrill Lynch considers all expenses incurred, including overhead and the costs of shared services, as all are considered integral to the operation of the businesses.

Discontinued Operations

On August 13, 2007, Merrill Lynch announced a strategic business relationship with AEGON, N.V. (“AEGON”) in the areas of insurance and investment products. As part of this relationship, Merrill Lynch sold Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York (together “Merrill Lynch Insurance Group” or “MLIG”) to AEGON for $1.3 billion in the fourth quarter of 2007 and resulted in an after-tax gain of approximately $316 million. The gain along with the financial results of MLIG, have been reported within discontinued operations for all periods presented. Merrill Lynch previously reported the results of MLIG in the Global Wealth Management (“GWM”) business segment. Refer to Note 15 for additional information.

On December 24, 2007 Merrill Lynch announced that it had reached an agreement with GE Capital to sell Merrill Lynch Capital, a wholly-owned middle-market commercial finance business. The sale included substantially all of Merrill Lynch Capital’s operations, including its commercial real estate division. This transaction closed on February 4, 2008. Merrill Lynch has included results of Merrill Lynch Capital within discontinued operations for all periods presented. Merrill Lynch previously reported results of Merrill Lynch Capital in the Global Markets and Investment Banking (“GMI”) business segment. Refer to Note 15 for additional information.

Consolidation Accounting Policies

The Condensed Consolidated Financial Statements include the accounts of Merrill Lynch, whose subsidiaries are generally controlled through a majority voting interest. In certain cases, Merrill Lynch subsidiaries may also be consolidated based on a risks and rewards approach. Merrill Lynch does not consolidate those special purpose entities that meet the criteria of a qualified special purpose entity (“QSPE”).

Merrill Lynch determines whether it is required to consolidate an entity by first evaluating whether the entity qualifies as a voting rights entity (“VRE”), a variable interest entity (“VIE”), or a QSPE.

VREs are defined to include entities that have both equity at risk that is sufficient to fund future operations and have equity investors with decision making ability that absorb the majority of the expected losses and expected returns of the entity. In accordance with SFAS No. 94, Merrill Lynch generally consolidates those VREs where it holds a controlling financial interest. For investments in limited partnerships and certain limited liability corporations that Merrill Lynch does not control, Merrill Lynch applies Emerging Issues Task Force (“EITF”) Topic D-46, Accounting for Limited Partnership Investments, which requires use of the equity method of accounting for investors that have more than a minor influence, which is typically defined as an investment of greater than 3% of the outstanding equity in the entity. For more traditional corporate structures, in accordance with Accounting Principles Board Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, Merrill Lynch applies the equity method of accounting where it has significant influence over the investee. Significant influence can be evidenced by a significant ownership interest (which is generally defined as a voting interest of 20% to 50%), significant board of director representation, or other contracts and arrangements.

VIEs — Those entities that do not meet the VRE criteria are generally analyzed for consolidation as either VIEs or QSPEs. Merrill Lynch consolidates those VIEs in which it absorbs the majority of the variability in expected losses and/or the variability in expected returns of the entity as required by

FIN 46R. Merrill Lynch relies on a qualitative and/or quantitative analysis, including an analysis of the design of the entity, to determine if it is the primary beneficiary of the VIE and therefore must consolidate the VIE. Merrill Lynch reassesses whether it is the primary beneficiary of a VIE upon the occurrence of a reconsideration event.

QSPEs — QSPEs are passive entities with significantly limited permitted activities. QSPEs are generally used as securitization vehicles and are limited in the type of assets they may hold, the derivatives that they can enter into and the level of discretion they may exercise through servicing activities. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS No. 140”), and FIN 46R, Merrill Lynch does not consolidate QSPEs.

Securitization Activities

In the normal course of business, Merrill Lynch securitizes commercial and residential mortgage loans and home equity loans; municipal, government, and corporate bonds; and other types of financial assets. Merrill Lynch may retain interests in the securitized financial assets through holding tranches of the securitization. In accordance with SFAS No. 140, Merrill Lynch recognizes transfers of financial assets that relinquish control as sales to the extent of cash and any proceeds received. Control is considered to be relinquished when all of the following conditions have been met:

•	The transferred assets have been legally isolated from the transferor even in bankruptcy or other receivership;
•	The transferee has the right to pledge or exchange the assets it received, or if the entity is a QSPE the beneficial interest holders have the right to pledge or exchange their beneficial interests; and
•	The transferor does not maintain effective control over the transferred assets (e.g. the ability to unilaterally cause the holder to return specific transferred assets).

Revenue Recognition

Principal transactions revenues include both realized and unrealized gains and losses on trading assets and trading liabilities, investment securities classified as trading investments and fair value changes associated with structured debt. These instruments are recorded at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marketplace participants. Gains and losses are recognized on a trade date basis.

Commissions revenues includes commissions, mutual fund distribution fees and contingent deferred sales charge revenue, which are all accrued as earned. Commissions revenues also includes mutual fund redemption fees, which are recognized at the time of redemption. Commissions revenues earned from certain customer equity transactions are recorded net of related brokerage, clearing and exchange fees.

Managed accounts and other fee-based revenues primarily consist of asset-priced portfolio service fees earned from the administration of separately managed accounts and other investment accounts for retail investors, annual account fees, and certain other account-related fees.

Investment banking revenues include underwriting revenues and fees for merger and acquisition advisory services, which are accrued when services for the transactions are substantially completed. Underwriting revenues are presented net of transaction-related expenses. Transaction-related expenses, primarily legal, travel and other costs directly associated with the transaction, are deferred and recognized in the same period as the related revenue from the investment banking transaction to match revenue recognition.

Earnings from equity method investments include Merrill Lynch’s pro rata share of income and losses associated with investments accounted for under the equity method.

Other revenues include gains/(losses) on investment securities, including certain available-for-sale securities, gains/(losses) on private equity investments that are held for capital appreciation and/or current income, and gains/(losses) on loans and other miscellaneous items.

Contractual interest and dividends received and paid on trading assets and trading liabilities, excluding derivatives, are recognized on an accrual basis as a component of interest and dividend revenues and interest expense. Interest and dividends on investment securities are recognized on an accrual basis as a component of interest and dividend revenues. Interest related to loans, notes, and mortgages, securities financing activities and certain short- and long-term borrowings are recorded on an accrual basis with related interest recorded as interest revenue or interest expense, as applicable. Contractual interest on structured notes is recorded as a component of interest expense.

Use of Estimates

In presenting the Condensed Consolidated Financial Statements, management makes estimates regarding:

•	Valuations of assets and liabilities requiring fair value estimates;
•	Determination of other-than-temporary impairments for available-for-sale investment securities;
•	The outcome of litigation;
•	Assumptions and cash flow projections used in determining whether VIEs should be consolidated and the determination of the qualifying status of QSPEs;
•	The realization of deferred taxes and the recognition and measurement of uncertain tax positions;
•	The carrying amount of goodwill and other intangible assets;
•	The amortization period of intangible assets with definite lives;
•	Incentive-based compensation accruals and valuation of share-based payment compensation arrangements; and
•	Other matters that affect the reported amounts and disclosure of contingencies in the financial statements.

Estimates, by their nature, are based on judgment and available information. Therefore, actual results could differ from those estimates and could have a material impact on the Condensed Consolidated Financial Statements, and it is possible that such changes could occur in the near term. A discussion of certain areas in which estimates are a significant component of the amounts reported in the Condensed Consolidated Financial Statements follows:

Fair Value Measurement

Merrill Lynch accounts for a significant portion of its financial instruments at fair value or considers fair value in their measurement. Merrill Lynch accounts for certain financial assets and liabilities at fair value under various accounting literature, including SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”), SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”), and SFAS No. 159, Fair Value Option for Certain Financial Assets and Liabilities (“SFAS No. 159”). Merrill Lynch also accounts for certain assets at fair value under applicable industry guidance, namely broker-dealer and investment company accounting guidance.

Merrill Lynch early adopted the provisions of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), in the first quarter of 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. SFAS No. 157 nullifies the guidance provided by EITF Issue No. 02-3, Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities (“EITF 02-3”), which prohibited recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable.

Fair values for over-the-counter (“OTC”) derivative financial instruments, principally forwards, options, and swaps, represent the present value of amounts estimated to be received from or paid to a marketplace participant in settlement of these instruments (i.e., the amount Merrill Lynch would expect to receive in a derivative asset assignment or would expect to pay to have a derivative liability assumed). These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services, while taking into account the counterparty’s creditworthiness, or Merrill Lynch’s own creditworthiness, as appropriate. Determining the fair value for OTC derivative contracts can require a significant level of estimation and management judgment.

New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions that market participants would use in pricing the instrument, which may impact the results of operations reported in the Condensed Consolidated Financial Statements. For instance, on long-dated and illiquid contracts extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables Merrill Lynch to mark to fair value all positions consistently when only a subset of prices are directly observable. Values for OTC derivatives are verified using observed information about the costs of hedging the risk and other trades in the market. As the markets for these products develop, Merrill Lynch continually refines its pricing models to correlate more closely to the market price of these instruments.

Prior to adoption of SFAS No. 157, Merrill Lynch followed the provisions of EITF 02-3. Under EITF 02-3, recognition of day one gains and losses on derivative transactions where model inputs that significantly impact valuation are not observable were prohibited. Day one gains and losses deferred at inception under EITF 02-3 were recognized at the earlier of when the valuation of such derivative became observable or at the termination of the contract. SFAS No. 157 nullifies this guidance in EITF 02-3. Although this guidance in EITF 02-3 has been nullified, the recognition of significant inception gains and losses that incorporate unobservable inputs are reviewed by management to ensure such gains and losses are derived from observable inputs and/or incorporate reasonable assumptions about the unobservable component, such as implied bid-offer adjustments.

Certain financial instruments recorded at fair value are initially measured using mid-market prices which results in gross long and short positions marked-to-market at the same pricing level prior to the application of position netting. The resulting net positions are then adjusted to fair value representing the exit price as defined in SFAS No. 157. The significant adjustments include liquidity and counterparty credit risk.

Liquidity

Merrill Lynch makes adjustments to bring a position from a mid-market to a bid or offer price, depending upon the net open position. Merrill Lynch values net long positions at bid prices and net short positions at offer prices. These adjustments are based upon either observable or implied bid-offer prices.

Counterparty Credit Risk

In determining fair value Merrill Lynch considers both the credit risk of its counterparties, as well as its own creditworthiness. Credit risk to third parties is generally mitigated by entering into netting and collateral arrangements. Net exposure is then valued for counterparty creditworthiness and the resultant value is incorporated into the fair value of the respective instruments. The calculation of the credit adjustment for derivatives is generally based upon observable market credit spreads.

SFAS No. 157 requires that Merrill Lynch’s own creditworthiness be considered when determining the fair value of an instrument. The approach to measuring the impact of Merrill Lynch’s own credit on an instrument is the same approach as that used to measure third party credit risk.

Legal Reserves

Merrill Lynch is a party in various actions, some of which involve claims for substantial amounts. Amounts are accrued for the financial resolution of claims that have either been asserted or are deemed probable of assertion if, in the opinion of management, it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In many cases, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. Accruals are subject to significant estimation by management with input from outside counsel.

Income Taxes

Merrill Lynch provides for income taxes on all transactions that have been recognized in the Condensed Consolidated Financial Statements in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Accordingly, deferred taxes are adjusted to reflect the tax rates at which future taxable amounts will likely be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Merrill Lynch assesses its ability to realize deferred tax assets primarily based on the earnings history and other factors of the legal entities through which the deferred tax assets will be realized as discussed in SFAS No. 109. See Note 13 for further discussion of income taxes.

Merrill Lynch recognizes and measures its unrecognized tax benefits in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). Merrill Lynch estimates the likelihood, based on their technical merits, that tax positions will be sustained upon examination based on the facts and circumstances and information available at the end of each period. Merrill Lynch adjusts the level of unrecognized tax benefits when there is more information available, or when an event occurs requiring a change. The reassessment of unrecognized tax benefits could have a material impact on Merrill Lynch’s effective tax rate in the period in which it occurs.

ML & Co. and certain of its wholly-owned subsidiaries file a consolidated U.S. federal income tax return. Certain other Merrill Lynch entities file tax returns in their local jurisdictions.

Securities Financing Transactions

Merrill Lynch enters into repurchase and resale agreements and securities borrowed and loaned transactions to accommodate customers and earn interest rate spreads (also referred to as “matched-book transactions”), obtain securities for settlement and finance inventory positions.

Resale and repurchase agreements are accounted for as collateralized financing transactions and may be recorded at their contractual amounts plus accrued interest or at fair value under the fair value option election in SFAS No. 159. Resale and repurchase agreements recorded at fair value are generally valued based on pricing models that use inputs with observable levels of price transparency.

Changes in the fair value of resale and repurchase agreements are reflected in principal transactions revenues and the contractual interest coupon is recorded as interest revenue or interest expense, respectively. For further information refer to Note 3. Resale and repurchase agreements recorded at their contractual amounts plus accrued interest approximate fair value, as the fair value of these items is not materially sensitive to shifts in market interest rates because of the short-term nature of these instruments or to credit risk because the resale and repurchase agreements are fully collateralized.

Merrill Lynch’s policy is to obtain possession of collateral with a market value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is generally valued daily and Merrill Lynch may require counterparties to deposit additional collateral or may return collateral pledged when appropriate.

Substantially all repurchase and resale activities are transacted under master netting agreements that give Merrill Lynch the right, in the event of default, to liquidate collateral held and to offset receivables and payables with the same counterparty. Merrill Lynch offsets certain repurchase and resale agreement balances with the same counterparty on the Condensed Consolidated Balance Sheets.

Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC.

Securities borrowed and loaned transactions are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require Merrill Lynch to provide the counterparty with collateral in the form of cash, letters of credit, or other securities. Merrill Lynch receives collateral in the form of cash or other securities for securities loaned transactions. For these transactions, the fees received or paid by Merrill Lynch are recorded as interest revenue or expense. On a daily basis, Merrill Lynch monitors the market value of securities borrowed or loaned against the collateral value, and Merrill Lynch may require counterparties to deposit additional collateral or may return collateral pledged, when appropriate. The carrying value of these instruments approximates fair value as these items are not materially sensitive to shifts in market interest rates because of their short-term nature and/or their variable interest rates.

All firm-owned securities pledged to counterparties where the counterparty has the right, by contract or custom, to sell or repledge the securities are disclosed parenthetically in trading assets or, if applicable, in investment securities on the Condensed Consolidated Balance Sheets.

In transactions where Merrill Lynch acts as the lender in a securities lending agreement and receives securities that can be pledged or sold as collateral, it recognizes an asset on the Condensed Consolidated Balance Sheets carried at fair value, representing the securities received (securities received as collateral), and a liability for the same amount, representing the obligation to return those securities (obligation to return securities received as collateral). The amounts on the Condensed Consolidated Balance Sheets result from non-cash transactions.

Trading Assets and Liabilities

Merrill Lynch’s trading activities consist primarily of securities brokerage and trading; derivatives dealing and brokerage; commodities trading and futures brokerage; and securities financing transactions. Trading assets and trading liabilities consist of cash instruments (e.g., securities and loans) and derivative instruments used for trading purposes or for managing risk exposures in other trading inventory. See the Derivatives section for additional information on the accounting policy for derivatives. Trading assets and trading liabilities also include commodities inventory.

Trading assets and liabilities are generally recorded on a trade date basis at fair value. Included in trading liabilities are securities that Merrill Lynch has sold but did not own and will therefore be obligated to purchase at a future date (“short sales”). Commodities inventory is recorded at the lower of cost or market value. Changes in fair value of trading assets and liabilities (i.e., unrealized gains and losses) are recognized as principal transactions revenues in the current period. Realized gains and losses and any related interest amounts are included in principal transactions revenues and interest revenues and expenses, depending on the nature of the instrument.

Derivatives

A derivative is an instrument whose value is derived from an underlying instrument or index, such as interest rates, equity securities, currencies, commodities or credit spreads. Derivatives include futures, forwards, swaps, option contracts and other financial instruments with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies). Derivative activity is subject to Merrill Lynch’s overall risk management policies and procedures.

SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (“embedded derivatives”) and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the Condensed Consolidated Balance Sheets and measure those instruments at fair value. The fair value of all derivatives is recorded on a net-by-counterparty basis on the Condensed Consolidated Balance Sheets where management believes a legal right of setoff exists under an enforceable netting agreement.

The accounting for changes in fair value of a derivative instrument depends on its intended use and if it is designated and qualifies as an accounting hedging instrument under SFAS No. 133.

Merrill Lynch enters into derivatives to facilitate client transactions, for proprietary trading and financing purposes, and to manage risk exposures arising from trading assets and liabilities. Derivatives entered into for these purposes are recognized at fair value on the Condensed Consolidated Balance Sheets as trading assets and liabilities, and changes in fair value are reported in current period earnings as principal transactions revenues.

Merrill Lynch also enters into derivatives in order to manage risk exposures arising from assets and liabilities not carried at fair value as follows:

1.	Merrill Lynch routinely issues debt in a variety of maturities and currencies to achieve the lowest cost financing possible. In addition, Merrill Lynch’s regulated bank entities accept time deposits of varying rates and maturities. Merrill Lynch enters into derivative transactions to hedge these liabilities. Derivatives used most frequently include swap agreements that:

•	Convert fixed-rate interest payments into variable-rate interest payments;
•	Change the underlying interest rate basis or reset frequency; and
•	Change the settlement currency of a debt instrument.

2.	Merrill Lynch enters into hedges on marketable investment securities to manage the interest rate risk, currency risk, and net duration of its investment portfolios.

3.	Merrill Lynch has fair value hedges of long-term fixed rate resale and repurchase agreements to manage the interest rate risk of these assets and liabilities. Subsequent to the adoption of SFAS No. 159, Merrill Lynch elects to account for these instruments on a fair value basis rather than apply hedge accounting.

4.	Merrill Lynch uses foreign-exchange forward contracts, foreign-exchange options, currency swaps, and foreign-currency-denominated debt to hedge its net investments in foreign operations. These derivatives and cash instruments are used to mitigate the impact of changes in exchange rates.

5.	Merrill Lynch enters into futures, swaps, options and forward contracts to manage the price risk of certain commodity inventory.

Derivatives entered into by Merrill Lynch to hedge its funding, marketable investment securities and net investments in foreign subsidiaries are reported at fair value in other assets or interest and other payables on the Condensed Consolidated Balance Sheets. Derivatives used to hedge commodity inventory are included in trading assets and trading liabilities on the Condensed Consolidated Balance Sheets.

Derivatives that qualify as accounting hedges under the guidance in SFAS No. 133 are designated as one of the following:

1.	A hedge of the fair value of a recognized asset or liability (“fair value” hedge). Changes in the fair value of derivatives that are designated and qualify as fair value hedges of interest rate risk, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest revenue or expense. Changes in the fair value of derivatives that are designated and qualify as fair value hedges of commodity price risk, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings in principal transactions.

2.	A hedge of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow” hedge). Changes in the fair value of derivatives that are designated and qualify as effective cash flow hedges are recorded in accumulated other comprehensive loss until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic interest accruals on a variable-rate asset or liability are recorded in earnings).

3.	A hedge of a net investment in a foreign operation. Changes in the fair value of derivatives that are designated and qualify as hedges of a net investment in a foreign operation are recorded in the foreign currency translation adjustment account within accumulated other comprehensive loss.

Changes in the fair value of the hedge instruments that are associated with the difference between the spot translation rate and the forward translation rate are recorded in current period earnings in other revenues.

Merrill Lynch formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, Merrill Lynch discontinues hedge accounting. Under the provisions of SFAS No. 133, 100% hedge effectiveness is assumed for those derivatives whose terms meet the conditions of SFAS No. 133 “short-cut method.”

As noted above, Merrill Lynch enters into fair value and cash flow hedges of interest rate exposure associated with certain investment securities and debt issuances. Merrill Lynch uses interest rate swaps to hedge this exposure. Hedge effectiveness testing is required for certain of these hedging relationships on a quarterly basis. For fair value hedges, Merrill Lynch assesses effectiveness on a prospective basis by comparing the expected change in the price of the hedge instrument to the expected change in the value of the hedged item under various interest rate shock scenarios. For cash flow hedges, Merrill Lynch assesses effectiveness on a prospective basis by comparing the present value of the projected cash flows on the variable leg of the hedge instrument against the present value of the projected cash flows of the hedged item (the “change in variable cash flows” method) under various interest rate, prepayment and credit shock scenarios. In addition, Merrill Lynch assesses effectiveness on a retrospective basis using the dollar-offset ratio approach. When assessing hedge effectiveness, there are no attributes of the derivatives used to hedge the fair value exposure that are excluded from the assessment. Ineffectiveness associated with these hedges was immaterial for all periods presented.

Merrill Lynch also enters into fair value hedges of commodity price risk associated with certain commodity inventory. For these hedges, Merrill Lynch assesses effectiveness on a prospective and retrospective basis using regression techniques. The difference between the spot rate and the contracted forward rate which represents the time value of money is excluded from the assessment of hedge effectiveness and is recorded in principal transactions revenues. The amount of ineffectiveness related to these hedges reported in earnings was not material for all periods presented.

Netting of Derivative Contracts

Where Merrill Lynch has entered into a legally enforceable netting agreement with counterparties, it reports derivative assets and liabilities, and any related cash collateral, net in the Condensed Consolidated Balance Sheets in accordance with FIN No. 39, Offsetting Amounts Related to Certain Contracts (“FIN No. 39”). Derivative assets and liabilities are presented net of cash collateral of approximately $25.0 billion and $49.3 billion, respectively, at June 27, 2008 and $13.5 billion and $39.7 billion, respectively, at December 28, 2007.

Derivatives that Contain a Significant Financing Element

In the ordinary course of trading activities, Merrill Lynch enters into certain transactions that are documented as derivatives where a significant cash investment is made by one party. Certain derivative instruments that contain a significant financing element at inception and where Merrill Lynch is deemed to be the borrower are included in financing activities in the Condensed Consolidated Statements of Cash Flows. The cash flows from all other derivative transactions that do not contain a significant financing element at inception are included in operating activities.

Investment Securities

Investment securities consist of marketable investment securities and non-qualifying investments. Refer to Note 5 for further information.

Marketable Investments

ML & Co. and certain of its non-broker-dealer subsidiaries, including Merrill Lynch banks, follow the guidance in SFAS No. 115 when accounting for investments in debt and publicly traded equity securities. Merrill Lynch classifies those debt securities that it has the intent and ability to hold to maturity as held-to-maturity securities. Held-to-maturity securities are carried at cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is reduced. For Merrill Lynch, the trading classification under SFAS No. 115 generally includes those securities that are bought and held principally for the purpose of selling them in the near term, securities that are economically hedged, or securities that may contain a bifurcatable embedded derivative as defined in SFAS No. 133. Securities classified as trading are marked to fair value through earnings. All other qualifying securities are classified as available-for-sale and held at fair value with unrealized gains and losses reported in accumulated other comprehensive loss. Any unrealized losses that are deemed other-than-temporary are included in current period earnings and removed from accumulated other comprehensive loss.

Realized gains and losses on investment securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the average cost method.

Merrill Lynch regularly (at least quarterly) evaluates each available-for-sale security whose value has declined below amortized cost to assess whether the decline in fair value is other-than-temporary. A decline in a debt security’s fair value is considered to be other-than-temporary if it is probable that not all amounts contractually due will be collected or management determines that it does not have the intent and ability to hold the security for a period of time sufficient for a forecasted market price recovery up to or beyond the amortized cost of the security.

Merrill Lynch’s impairment review generally includes:

•	Identifying securities with indicators of possible impairment;
•	Analyzing individual securities with fair value less than amortized cost for specific factors including:

•	An adverse change in cash flows
•	The estimated length of time to recover from fair value to amortized cost
•	The severity and duration of the fair value decline from amortized cost
•	Evaluating the financial condition of the issuer;

•	Discussing evidential matter, including an evaluation of the factors that could cause individual securities to qualify as having other-than-temporary impairment;
•	Determining whether management intends to hold the security through to recovery. To the extent that Merrill Lynch has the ability and intent to hold the securities, no impairment charge will be recognized; and
•	Documenting the analysis and conclusions.

Non-Qualifying Investments

Non-qualifying investments are those investments that are not within the scope of SFAS No. 115 and primarily include private equity investments accounted for at fair value and securities carried at cost or under the equity method of accounting.

Private equity investments that are held for capital appreciation and/or current income are accounted for under the AICPA Accounting and Auditing Guide, Investment Companies (the “Investment Company Guide”) and carried at fair value. Additionally, certain private equity investments that are not accounted for under the Investment Company Guide may be carried at fair value under the fair value option election in SFAS No. 159. The carrying value of private equity investments reflects expected exit values based upon market prices or other valuation methodologies including expected cash flows and market comparables of similar companies.

Merrill Lynch has minority investments in the common shares of corporations and in partnerships that do not fall within the scope of SFAS No. 115 or the Investment Company Guide. Merrill Lynch accounts for these investments using either the cost or the equity method of accounting based on management’s ability to influence the investees (See Consolidation Accounting Policies section for more information).

For investments accounted for using the equity method, income is recognized based on Merrill Lynch’s share of the earnings or losses of the investee. Dividend distributions are generally recorded as reductions in the investment balance. Impairment testing is based on the guidance provided in APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock, and the investment is reduced when an impairment is deemed other-than-temporary.

For investments accounted for at cost, income is recognized as dividends are received. Impairment testing is based on the guidance provided in FASB Staff Position Nos. SFAS 115-1 and SFAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and the cost basis is reduced when an impairment is deemed other-than-temporary.

Loans, Notes, and Mortgages, Net

Merrill Lynch’s lending and related activities include loan originations, syndications, and securitizations. Loan originations include corporate and institutional loans, residential and commercial mortgages, asset-based loans, and other loans to individuals and businesses. Merrill Lynch also engages in secondary market loan trading (see Trading Assets and Liabilities section) and margin lending. Loans included in loans, notes, and mortgages are classified for accounting purposes as loans held for investment and loans held for sale.

Loans held for investment are carried at amortized cost, less an allowance for loan losses. The provision for loan losses is based on management’s estimate of the amount necessary to maintain the allowance for loan losses at a level adequate to absorb probable incurred loan losses and is included in interest revenue in the Condensed Consolidated Statements of (Loss)/Earnings. Management’s estimate of loan losses is influenced by many factors, including adverse situations that may affect the borrower’s ability to repay, current economic conditions, prior loan loss experience, and the estimated fair value of any underlying collateral. The fair value of collateral is generally determined by third-party appraisals in the case of residential mortgages, quoted market prices for securities, or other types of estimates for other assets.

Management’s estimate of loan losses includes judgment about collectibility based on available information at the balance sheet date, and the uncertainties inherent in those underlying assumptions.

While management has based its estimates on the best information available, future adjustments to the allowance for loan losses may be necessary as a result of changes in the economic environment or variances between actual results and the original assumptions.

In general, loans are evaluated for impairment when they are greater than 90 days past due or exhibit credit quality weakness. Loans are considered impaired when it is probable that Merrill Lynch will not be able to collect the contractual principal and interest due from the borrower. All payments received on impaired loans are applied to principal until the principal balance has been reduced to a level where collection of the remaining recorded investment is not in doubt. Typically, when collection of principal on an impaired loan is not in doubt, contractual interest will be credited to interest income when received.

Loans held for sale are carried at lower of cost or fair value. The fair value option in SFAS No. 159 has been elected for certain held for sale loans, notes and mortgages. Estimation is required in determining these fair values. The fair value of loans made in connection with commercial lending activity, consisting mainly of senior debt, is primarily estimated using the market value of publicly issued debt instruments or discounted cash flows. Merrill Lynch’s estimate of fair value for other loans, notes, and mortgages is determined based on the individual loan characteristics. For certain homogeneous categories of loans, including residential mortgages, automobile loans, and home equity loans, fair value is estimated using a whole loan valuation or an “as-if” securitized price based on market conditions. An “as-if” securitized price is based on estimated performance of the underlying asset pool collateral, rating agency credit structure assumptions and market pricing for similar securitizations previously executed. Declines in the carrying value of loans held for sale and loans accounted for at fair value under the fair value option are included in other revenues in the Condensed Consolidated Statements of (Loss)/Earnings.

Nonrefundable loan origination fees, loan commitment fees, and “draw down” fees received in conjunction with held for investment loans are generally deferred and recognized over the contractual life of the loan as an adjustment to the yield. If, at the outset, or any time during the term of the loan, it becomes probable that the repayment period will be extended, the amortization is recalculated using the expected remaining life of the loan. When the loan contract does not provide for a specific maturity date, management’s best estimate of the repayment period is used. At repayment of the loan, any unrecognized deferred fee is immediately recognized in earnings. If the loan is accounted for as held for sale, the fees received are deferred and recognized as part of the gain or loss on sale in other revenues. If the loan is accounted for under the fair value option, the fees are included in the determination of the fair value and included in other revenue.

New Accounting Pronouncements

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. FSP EITF 03-6-1, which will apply to Merrill Lynch because it grants instruments to employees in share-based payment transactions that meet the definition of participating securities, is effective retrospectively for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Merrill Lynch is currently evaluating the impact of FSP EITF 03-6-1 on the Condensed Consolidated Financial Statements.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which clarifies that convertible instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 which will apply to Merrill Lynch due to the issuance of contingently convertible liquid yield option notes (“LYONs”) is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and is to be applied retrospectively for all periods that are presented in the annual financial statements for the period of adoption. Merrill Lynch is currently evaluating the impact of FSP APB 14-1 on the Condensed Consolidated Financial Statements.

In March 2008, the FASB issued SFAS No. 161, Disclosure about Derivative Instruments and Hedging Activities, an Amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133. It also applies to non-derivative hedging instruments and all hedged items designated and qualifying as hedges under SFAS No. 133. SFAS No. 161 amends the current qualitative and quantitative disclosure requirements for derivative instruments and hedging activities set forth in SFAS No. 133 and generally increases the level of disaggregation that will be required in an entity’s financial statements. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. SFAS No. 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.

In February 2008, the FASB issued FSP FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions. Under the guidance in FSP FAS 140-3, there is a presumption that the initial transfer of a financial asset and subsequent repurchase financing involving the same asset are considered part of the same arrangement (i.e. a linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing will be evaluated as two separate transactions under SFAS No. 140. FSP FAS 140-3 is effective for new transactions entered into in fiscal years beginning after November 15, 2008. Early adoption is prohibited. Merrill Lynch is currently evaluating the impact of FSP FAS 140-3 on the Condensed Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 requires noncontrolling interests in subsidiaries (formerly known as “minority interests”) initially to be measured at fair value and classified as a separate component of equity. Under SFAS No. 160, gains or losses on sales of noncontrolling interests in subsidiaries are not recognized, instead sales of noncontrolling interests are accounted for as equity transactions. However, in a sale of a subsidiary’s shares that results in the deconsolidation of the subsidiary, a gain or loss is recognized for the difference between the proceeds of that sale and the carrying amount of the interest sold and a new fair value basis is established for any remaining ownership interest. SFAS No. 160 is effective for Merrill Lynch beginning in 2009; earlier application is prohibited. SFAS No. 160 is required to be adopted prospectively, with the exception of certain presentation and disclosure requirements (e.g., reclassifying noncontrolling interests to appear in equity), which are required to be adopted retrospectively. Merrill Lynch is currently evaluating the impact of SFAS No. 160 on the Condensed Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS No. 141R”), which significantly changes the financial accounting and reporting for business combinations. SFAS No. 141R will require:

•	More assets and liabilities to be measured at fair value as of the acquisition date,
•	Liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period with changes reflected in earnings and not goodwill, and
•	All acquisition-related costs to be expensed as incurred by the acquirer.

SFAS No. 141R is required to be adopted on a prospective basis concurrently with SFAS No. 160 and is effective for business combinations beginning in fiscal 2009. Early adoption is prohibited. Merrill Lynch is currently evaluating the impact of SFAS No. 141R on the Condensed Consolidated Financial Statements.

In June 2007, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 07-1, Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies (“SOP 07-1”). The intent of SOP 07-1 is to clarify which entities are within the scope of the AICPA Audit and Accounting Guide, Investment Companies (the “Guide”). For those entities that are investment companies under SOP 07-1, the SOP also addresses whether the specialized industry accounting principles of the Guide (referred to as “investment company accounting”) should be retained by the parent company in consolidation or by an investor that accounts for the investment under the equity method because it has significant influence over the investee. On October 17, 2007, the FASB proposed an indefinite delay of the effective dates of SOP 07-1 to allow the Board to address certain implementation issues that have arisen and possibly revise SOP 07-1.

In April 2007, the FASB issued FSP No. FIN 39-1, Amendment of FASB Interpretation No. 39 (“FSP FIN 39-1”). FSP FIN 39-1 modifies FIN No. 39 and permits companies to offset cash collateral receivables or payables with net derivative positions. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. Merrill Lynch adopted FSP FIN 39-1 in the first quarter of 2008. FSP FIN 39-1 did not have a material effect on the Condensed Consolidated Financial Statements as it clarified the acceptability of existing market practice, which Merrill Lynch applied, for netting of cash collateral against net derivative assets and liabilities.

In February 2007, the FASB issued SFAS No. 159, which provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument-by-instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted. Merrill Lynch early adopted SFAS No. 159 in the first quarter of 2007. In connection with this adoption management reviewed its treasury liquidity portfolio and determined that Merrill Lynch should decrease its economic exposure to interest rate risk by eliminating long-term fixed rate assets from the portfolio and replacing them with floating rate assets. The fixed rate assets had been classified as available-for-sale and the unrealized losses related to such assets had been recorded in accumulated other comprehensive loss. As a result of the adoption of SFAS No. 159, the loss related to these assets was removed from accumulated other comprehensive loss and a loss of approximately $185 million, net of tax, primarily related to these assets, was recorded as a cumulative-effect adjustment to beginning retained earnings, with no material impact to total stockholders’ equity. Refer to Note 3 to the 2007 Annual Report for additional information.

In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure about fair value measurements. SFAS No. 157 nullifies the guidance provided by EITF 02-3 that prohibits recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable. In addition, SFAS No. 157 prohibits the use of block discounts for large positions of unrestricted financial instruments that trade in an active market and requires an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted provided that the entity has not yet issued financial statements for that fiscal year, including any interim periods. The provisions of SFAS No. 157 are to be applied prospectively, except that the provisions related to block discounts and existing derivative financial instruments measured under EITF 02-3 are to be applied as a one-time cumulative effect adjustment to opening retained earnings in the year of adoption. Merrill Lynch early adopted SFAS No. 157 in the first quarter of 2007. The cumulative-effect adjustment to beginning retained earnings was an increase of approximately $53 million, net of tax, primarily representing the difference between the carrying amounts and fair value of derivative contracts valued using the guidance in EITF 02-3. The impact of adopting SFAS No. 157 was not material to the Condensed Consolidated Statement of (Loss)/Earnings. Refer to Note 3 to the 2007 Annual Report for additional information.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the overfunded or underfunded status of its defined benefit pension and other postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation as an asset or liability in its statement of financial condition. Upon adoption, SFAS No. 158 requires an entity to recognize previously unrecognized actuarial gains and losses and prior service costs within accumulated other comprehensive loss, net of tax. In accordance with the guidance in SFAS No. 158, Merrill Lynch adopted this provision of the standard for year-end 2006. The adoption of SFAS No. 158 resulted in a net credit of $65 million to accumulated other comprehensive loss recorded on the Consolidated Financial Statements at December 29, 2006. SFAS No. 158 also requires defined benefit plan assets and benefit obligations to be measured as of the date of the company’s fiscal year-end. Merrill Lynch has historically used a September 30 measurement date. As of the beginning of fiscal year 2008, Merrill Lynch changed its measurement date to coincide with its fiscal year end. The impact of adopting the measurement date provision of SFAS No. 158 was not material to the Condensed Consolidated Financial Statements.

In June 2006, the FASB issued FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Merrill Lynch adopted FIN 48 in the first quarter of 2007. The impact of the adoption of FIN 48 resulted in a decrease to beginning retained earnings and an increase to the liability for unrecognized tax benefits of approximately $66 million. See Note 14 to the 2007 Annual Report for further information.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”). SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of amortized cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. Prior to adoption of SFAS No. 156 Merrill Lynch accounted for servicing assets and servicing liabilities at the lower of amortized cost or market. Merrill Lynch adopted SFAS No. 156 on December 30, 2006. Merrill Lynch has not elected to subsequently fair value those mortgage servicing rights (“MSR”) held as of the date of adoption or those MSRs acquired or retained after December 30, 2006. The adoption of SFAS No. 156 did not have a material impact on the Condensed Consolidated Financial Statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). SFAS No. 155 clarifies the bifurcation requirements for certain financial instruments and permits hybrid financial instruments that contain a bifurcatable embedded derivative to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instruments and the fair value of the combined hybrid financial instruments is recognized as a cumulative-effect adjustment to beginning retained earnings. Merrill Lynch adopted SFAS No. 155 on a prospective basis beginning in the first quarter of 2007. Since SFAS No. 159 incorporates accounting and disclosure requirements that are similar to SFAS No. 155, Merrill Lynch applies SFAS No. 159, rather than SFAS No. 155, to its fair value elections for hybrid financial instruments.

Note 2.  Segment and Geographic Information

Segment Information

Merrill Lynch’s operations are organized into two business segments: Global Markets and Investment Banking (“GMI”) and Global Wealth Management (“GWM”). GMI provides full service global markets and origination products and services to corporate, institutional, and government clients around the world. GWM creates and distributes investment products and services for individuals, small- to mid-size businesses, and employee benefit plans.

Merrill Lynch also records revenues and expenses within a “Corporate” category. Corporate results primarily include the impact of junior subordinated notes (related to trust preferred securities), gains and losses related to ineffective interest rate hedges on certain qualifying debt, and the impact of certain hybrid financing instruments accounted for under SFAS No. 159. Net revenues and pre-tax losses recorded within Corporate for the second quarter of 2008 were negative $156 million as compared with negative net revenues and pre-tax losses of $79 million and $90 million, respectively, in the prior year period.

Net revenues and pre-tax losses recorded within Corporate for the six months ended June 27, 2008 were negative $131 million and $130 million, as compared with negative net revenues of $169 million and pre-tax losses of $180 million in the prior year period.

The following segment results represent the information that is relied upon by management in its decision-making processes. Management believes that the following information by business segment provides a reasonable representation of each segment’s contribution to Merrill Lynch’s consolidated net revenues and pre-tax earnings or loss from continuing operations.

(dollars in millions)

	GMI	GWM	Corporate	Total

Three Months Ended June 27, 2008
Non-interest revenues	$(3,822)	$2,749	$(406)	$(1,479)
Net interest (loss)/profit(1)	(1,497)	610	250	(637)

Revenues, net of interest expense	(5,319)	3,359	(156)	(2,116)
Non-interest expenses(2)	3,240	2,755	-	5,995

Pre-tax (loss)/earnings from continuing operations(3)	$(8,559)	$604	$(156)	$(8,111)

Quarter-end total assets	$869,312	$96,472	$426	$966,210

Three Months Ended June 29, 2007
Non-interest revenues	$6,066	$2,977	$(61)	$8,982
Net interest (loss)/profit(1)	(82)	577	(18)	477

Revenues, net of interest expense	5,984	3,554	(79)	9,459
Non-interest expenses	4,047	2,575	11	6,633

Pre-tax earnings/(loss) from continuing operations(3)	$1,937	$979	$(90)	$2,826

Quarter-end total assets(4)	$983,246	$92,651	$427	$1,076,324

Six Months Ended June 27, 2008
Non-interest revenues	$(5,515)	$5,709	$(848)	$(654)
Net interest (loss)/profit(1)	(494)	1,249	717	1,472

Revenues, net of interest expense	(6,009)	6,958	(131)	818
Non-interest expenses(2)	6,597	5,634	(1)	12,230

Pre-tax (loss)/earnings from continuing operations(3)	$(12,606)	$1,324	$(130)	$(11,412)

Six Months Ended June 29, 2007
Non-interest revenues	$11,722	$5,715	$(64)	$17,373
Net interest (loss)/profit(1)	621	1,173	(105)	1,689

Revenues, net of interest expense	12,343	6,888	(169)	19,062
Non-interest expenses	8,199	5,125	11	13,335

Pre-tax earnings/(loss) from continuing operations(3)	$4,144	$1,763	$(180)	$5,727

(1)	Management views interest and dividend income net of interest expense in evaluating results.
(2)	Includes restructuring charges recorded in the second quarter of 2008 of $311 million and $134 million for GMI and GWM, respectively. See Note 17 for further information.
(3)	See Note 15 to the Condensed Consolidated Financial Statements for further information on discontinued operations.
(4)	Amounts have been restated to reflect goodwill balances in the respective business segments. Such amounts ($3,350 million in GMI and $294 million in GWM) were previously included in Corporate.

Geographic Information

Merrill Lynch conducts its business activities through offices in the following five regions:

•	United States;
•	Europe, Middle East, and Africa;
•	Pacific Rim;
•	Latin America; and
•	Canada.

The principal methodologies used in preparing the geographic information below are as follows:

•	Revenues and expenses are generally recorded based on the location of the employee generating the revenue or incurring the expense without regard to legal entity;
•	Pre-tax earnings or loss from continuing operations include the allocation of certain shared expenses among regions; and
•	Intercompany transfers are based primarily on service agreements.

The information that follows, in management’s judgment, provides a reasonable representation of each region’s contribution to the consolidated net revenues and pre-tax loss or earnings from continuing operations:

(dollars in millions)

	For the Three Months Ended		For the Six Months Ended

	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Revenues, net of interest expense
Europe, Middle East, and Africa	$1,420	$2,120	$2,405	$4,223
Pacific Rim	729	1,493	1,546	2,680
Latin America	402	363	867	750
Canada	79	120	135	292

Total Non-U.S.	2,630	4,096	4,953	7,945
United States(1)(2)	(4,746)	5,363	(4,135)	11,117

Total revenues, net of interest expense	$(2,116)	$9,459	$818	$19,062

Pre-tax (loss)/earnings from continuing operations
Europe, Middle East, and Africa	$197	$703	$(164)	$1,479
Pacific Rim	150	766	330	1,286
Latin America	201	162	369	358
Canada	30	62	28	176

Total Non-U.S.	578	1,693	563	3,299
United States(1)(2)	(8,689)	1,133	(11,975)	2,428

Total pre-tax (loss)/earnings from continuing operations(3)	$(8,111)	$2,826	$(11,412)	$5,727

(1)	Corporate net revenues and adjustments are reflected in the U.S. region.
(2)	U.S. net revenues for the three and six months ended June 27, 2008 include net losses of $9.5 billion and $15.9 billion, respectively, related to U.S. ABS CDOs, credit valuation adjustments related to hedges with financial guarantors, losses in the investment portfolio of Merrill Lynch’s U.S. banks and other residential mortgage exposures. Losses for the six months ended June 27, 2008 were partially offset by gains of $2.2 billion that resulted from the widening of Merrill Lynch’s credit spreads on the carrying value of certain of our long-term debt liabilities.
(3)	See Note 15 for further information on discontinued operations.

Note 3.  Fair Value

Fair Value Measurements

Fair Value Hierarchy

In accordance with SFAS No. 157, Merrill Lynch has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the Condensed Consolidated Balance Sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1.	Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that Merrill Lynch has the ability to access (examples include active exchange-traded equity securities, exchange-traded derivatives, most U.S. Government and agency securities, and certain other sovereign government obligations).

Level 2.	Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:

a)	Quoted prices for similar assets or liabilities in active markets (for example, restricted stock);

b)	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (examples include certain residential and commercial mortgage-related assets, including loans, securities and derivatives).

Level 3.	Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include certain private equity investments, certain residential and commercial mortgage-related assets (including loans, securities and derivatives), and long-dated or complex derivatives (including certain equity and currency derivatives and long-dated options on gas and power)).

As required by SFAS No. 157, when the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. For example, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore gains and losses for such assets and liabilities categorized within the Level 3 table below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3). Further, it should be noted that the following tables do not take into consideration the effect of offsetting Level 1 and 2 financial instruments entered into by Merrill Lynch that economically hedge certain exposures to the Level 3 positions.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the quarter in which the reclassifications occur. Refer to the recurring and non-recurring sections within this Note for further information on the net transfers in and out during the quarter.

Recurring Fair Value

The following tables present Merrill Lynch’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of June 27, 2008 and December 28, 2007, respectively.

(dollars in millions)
	Fair Value Measurements on a Recurring Basis
	as of June 27, 2008
				Netting
	Level 1	Level 2	Level 3	Adj(1)	Total

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$1,727	$6,788	$-	$-	$8,515
Receivables under resale agreements(2)	-	105,047	-	-	105,047
Receivables under securities borrowed transactions	-	1,201	-	-	1,201
Trading assets, excluding derivative contracts	43,107	67,850	20,190	-	131,147
Derivative contracts	5,930	686,792	33,127	(639,357)	86,492
Investment securities	2,843	45,419	4,589	-	52,851
Securities received as collateral	45,869	5,636	-		51,505
Loans, notes, and mortgages	-	1,205	172	-	1,377
Other assets(3)	30	1,035	-	(17)	1,048
Liabilities:
Payables under repurchase agreements(2)	-	81,193	-	-	81,193
Short-term borrowings	-	3,078	34	-	3,112
Trading liabilities, excluding derivative contracts	35,404	4,664	-	-	40,068
Derivative contracts	5,767	680,413	34,419	(654,691)	65,908
Obligation to return securities received as collateral	45,869	5,636	-	-	51,505
Long-term borrowings(4)	-	81,575	12,749	-	94,324
Other payables — interest and other(3)	-	487	-	(17)	470

(1)	Represents counterparty and cash collateral netting.
(2)	Resale and repurchase agreements are shown gross of counterparty netting.
(3)	Primarily represents certain derivatives used for non-trading purposes.
(4)	Includes bifurcated embedded derivatives carried at fair value.

Level 3 trading assets primarily include U.S. super senior ABS CDOs of $10.1 billion, corporate bonds and loans of $6.9 billion and auction rate securities of $1.6 billion.

Level 3 derivative contracts (assets) primarily relate to derivative positions on U.S. super senior ABS CDOs of $9.9 billion, $13.6 billion of other credit derivatives that incorporate unobservable correlation, and $9.2 billion of equity, currency, interest rate and commodity derivatives that are long-dated and/or have unobservable correlation.

Level 3 investment securities primarily relate to certain private equity and principal investment positions of $4.3 billion.

Level 3 derivative contracts (liabilities) primarily relate to derivative positions on U.S. super senior ABS CDOs of $15.4 billion, $10.8 billion of other credit derivatives that incorporate unobservable correlation, and $6.6 billion of equity and currency derivatives that are long-dated and/or have unobservable correlation.

Level 3 long-term borrowings primarily relate to structured notes with embedded equity and commodity derivatives of $10.7 billion that are long-dated and/or have unobservable correlation and

$1.7 billion related to certain non-recourse long-term borrowings issued by consolidated special purpose entities (“SPEs”).

(dollars in millions)
	Fair Value Measurements on a Recurring Basis
	as of December 28, 2007
				Netting
	Level 1	Level 2	Level 3	Adj(1)	Total

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$1,478	$5,595	$84	$-	$7,157
Receivables under resale agreements(2)	-	100,214	-	-	100,214
Trading assets, excluding derivative contracts	71,038	81,169	9,773	-	161,980
Derivative contracts	4,916	522,014	26,038	(480,279)	72,689
Investment securities	2,240	53,403	5,491	-	61,134
Securities received as collateral	42,451	2,794	-	-	45,245
Loans, notes, and mortgages	-	1,145	63	-	1,208
Other assets(3)	7	1,739	-	(24)	1,722
Liabilities:
Payables under repurchase agreements(2)	-	89,733	-	-	89,733
Trading liabilities, excluding derivative contracts	43,609	6,685	-	-	50,294
Derivative contracts	5,562	526,780	35,107	(494,155)	73,294
Obligation to return securities received as collateral	42,451	2,794	-	-	45,245
Long-term borrowings(4)	-	75,984	4,765	-	80,749
Other payables — interest and other(3)	2	287	-	(13)	276

(1)	Represents counterparty and cash collateral netting.
(2)	Resale and repurchase agreements are shown gross of counterparty netting.
(3)	Primarily represents certain derivatives used for non-trading purposes.
(4)	Includes bifurcated embedded derivatives carried at fair value.

Level 3 Assets and Liabilities as of December 28, 2007

Level 3 trading assets primarily include corporate bonds and loans of $5.4 billion and U.S. ABS CDOs of $2.4 billion, of which $1.0 billion was sub-prime related.

Level 3 derivative contracts (assets) primarily relate to derivative positions on U.S. ABS CDOs of $18.9 billion, of which $14.7 billion is sub-prime related, and $5.1 billion of equity derivatives that are long-dated and/or have unobservable correlation.

Level 3 investment securities primarily relate to certain private equity and principal investment positions of $4.0 billion, as well as U.S. ABS CDOs of $834 million that are accounted for as trading securities under SFAS No. 115.

Level 3 derivative contracts (liabilities) primarily relate to derivative positions on U.S. ABS CDOs of $25.1 billion, of which $23.9 billion relates to sub-prime, and $8.3 billion of equity derivatives that are long-dated and/or have unobservable correlation.

Level 3 long-term borrowings primarily relate to structured notes with embedded long-dated equity and currency derivatives.

The following tables provide a summary of changes in fair value of Merrill Lynch’s Level 3 financial assets and liabilities for the three and six months ended June 27, 2008 and June 29, 2007, respectively.

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Three Months Ended June 27, 2008
		Total Realized and Unrealized
		Gains or (Losses)			Total Realized and	Purchases,
		included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$80	$-	$-	$-	$-	$(80)	$-	$-
Trading assets	18,225	(2,624)	-	37	(2,587)	2,134	2,418	20,190
Investment securities	4,932	(343)	70	-	(273)	(53)	(17)	4,589
Loans, notes, and mortgages	205	-	(3)	(3)	(6)	(12)	(15)	172
Liabilities:
Short-term borrowings	-	-	-	-	-	34	-	34
Derivative contracts, net	3,003	(1,122)	-	-	(1,122)	(4,125)	1,292	1,292
Long-term borrowings	8,118	(1,169)	14	-	(1,155)	400	3,076	12,749

Net losses in principal transactions during the quarter ended June 27, 2008 were due primarily to $5.8 billion of net losses related to U.S. super senior ABS CDO positions.

The increase in Level 3 trading assets and the decrease in derivative contracts, net due to purchases, issuances and settlements is primarily attributable to the recording of assets for which the exposure was previously recognized as derivative liabilities (total return swaps) at March 28, 2008. In the second quarter of 2008, Merrill Lynch purchased the assets underlying the total return swaps as the assets were downgraded and could no longer be held by the counterparty to the swap.

The Level 3 net transfers in for trading assets primarily relates to decreased observability of inputs on certain corporate bonds and loans. The Level 3 net transfers in for long-term borrowings were primarily due to decreased observability of inputs on certain long-dated equity linked notes.

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Six Months Ended June 27, 2008
		Total Realized and Unrealized
		Gains or (Losses)			Total Realized and	Purchases,
		included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$84	$-	$-	$1	$1	$(79)	$(6)	$-
Trading assets	9,773	(3,047)	-	81	(2,966)	10,399	2,984	20,190
Investment securities	5,491	(748)	13	-	(735)	98	(265)	4,589
Loans, notes, and mortgages	63	-	(1)	(3)	(4)	119	(6)	172
Liabilities:
Short-term borrowings	-	-	-	-	-	34	-	34
Derivative contracts, net	9,069	(1,057)	-	5	(1,052)	(12,119)	3,290	1,292
Long-term borrowings	4,765	(1,617)	14	-	(1,603)	1,465	4,916	12,749

Net losses in principal transactions for the six months ended June 27, 2008 were due primarily to $9.0 billion of net losses related to U.S. super senior ABS CDO positions, offset by $2.8 billion in gains on other credit derivatives that incorporate unobservable correlation.

The increase in Level 3 trading assets and the decrease in derivative contracts, net for the six months ended June 27, 2008 due to purchases, issuances and settlements is primarily attributable to the recording of assets for which the exposure was previously recognized as derivative liabilities (total return swaps) at December 28, 2007. In the first quarter of 2008, Merrill Lynch recorded certain of these positions as trading assets as a result of consolidating certain SPEs that held the underlying assets on which the total return swaps were referenced. As a result of the consolidation of the SPEs the total return swaps were eliminated in consolidation. In the second quarter of 2008, Merrill Lynch purchased the assets underlying the total return swaps as the assets were downgraded and could no longer be held by the counterparty to the swap.

The Level 3 net transfers in for trading assets primarily relates to decreased observability of inputs on certain corporate bonds and loans. The Level 3 net transfers in for derivative contracts were primarily due to the impact of the counterparty credit valuation adjustments to U.S. super senior ABS CDO positions. The Level 3 net transfers in for long-term borrowings were primarily due to decreased observability of inputs on certain long-dated equity linked notes.

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Three Months Ended June 29, 2007
		Total Realized and Unrealized
		Gains or (Losses)			Total Realized and	Purchases,
		included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Trading assets	$2,324	$259	$-	$32	$291	$483	$550	$3,648
Investment securities	5,922	(295)	185	5	(105)	568	(601)	5,784
Loans, notes, and mortgages	6	-	(5)	-	(5)	(1)	4	4
Liabilities:
Derivative contracts, net	1,357	416	5	1	422	(249)	(915)	(229)
Long-term borrowings	-	-	-	-	-	-	282	282

(dollars in millions)
	Level 3 Financial Assets and Liabilities
	Six Months Ended June 29, 2007
		Total Realized and Unrealized
		Gains or (Losses)			Total Realized and	Purchases,
		included in Income			Unrealized Gains	Issuances
	Beginning	Principal	Other		or (Losses)	and	Transfers	Ending
	Balance	Transactions	Revenue	Interest	included in Income	Settlements	in (out)	Balance

Assets:
Trading assets	$2,021	$253	$-	$28	$281	$503	$843	$3,648
Investment securities	5,117	(430)	480	5	55	1,204	(592)	5,784
Loans, notes, and mortgages	7	-	(9)	-	(9)	(2)	8	4
Liabilities:
Derivative contracts, net	2,030	571	5	6	582	(807)	(870)	(229)
Long-term borrowings	-	-	-	-	-	-	282	282

The following tables provide the portion of gains or losses included in income for the three and six months ended June 27, 2008 and June 29, 2007 attributable to unrealized gains or losses relating to those Level 3 assets and liabilities still held at June 27, 2008 and June 29, 2007, respectively.

(dollars in millions)
	Unrealized Gains or (Losses) for Level 3 Assets and Liabilities Still Held at June 27, 2008
	Three Months Ended June 27, 2008				Six Months Ended June 27, 2008

	Principal	Other			Principal	Other
	Transactions	Revenue	Interest	Total	Transactions	Revenue	Interest	Total

Assets:
Securities segregated for regulatory purposes or deposited with clearing organizations	$-	$-	$-	$-	$-	$-	$1	$1
Trading assets	(2,623)	-	59	(2,564)	(3,047)	-	103	(2,944)
Investment securities	(318)	66	-	(252)	(723)	9	-	(714)
Loans, notes, and mortgages	-	-	(3)	(3)	-	6	(3)	3
Liabilities:
Derivative contracts, net	(1,209)	-	-	(1,209)	(1,115)	-	5	(1,110)
Long-term borrowings	(1,126)	14	-	(1,112)	(1,575)	14	-	(1,561)

Net losses in principal transactions for the three months ended June 27, 2008 were primarily due to $5.8 billion of net losses on U.S. super senior ABS CDO related assets and liabilities.

For the six months ended June 27, 2008, net unrealized losses were primarily due to $9.0 billion of net losses on U.S. super senior ABS CDO related assets and liabilities. These losses were offset by $2.8 billion in gains on other credit derivatives that incorporate unobservable correlation.

(dollars in millions)
	Unrealized Gains or (Losses) for Level 3 Assets and Liabilities Still Held at June 29, 2007
	Three Months Ended June 29, 2007				Six Months Ended June 29, 2007

	Principal	Other			Principal	Other
	Transactions	Revenue	Interest	Total	Transactions	Revenue	Interest	Total

Assets:
Trading assets	$234	$-	$32	$266	$203	$-	$28	$231
Investment securities	(295)	189	5	(101)	(430)	396	5	(29)
Loans, notes, and mortgages	-	1	-	1	-	3	-	3
Liabilities:
Derivative contracts, net	336	5	1	342	460	-	6	466

Non-recurring Fair Value

Certain assets and liabilities are measured at fair value on a non-recurring basis and are not included in the tables above. These assets and liabilities primarily include loans and loan commitments held for sale and reported at lower of cost or market and loans held for investment that were initially measured at cost and have been written down to fair value as a result of an impairment. The following table shows the fair value hierarchy for those assets and liabilities measured at fair value on a non-recurring basis as of June 27, 2008 and December 28, 2007, respectively.

(dollars in millions)
					Gains / (Losses)	Gains / (Losses)
	Non-Recurring Basis as of June 27, 2008				Three Months Ended	Six Months Ended
	Level 1	Level 2	Level 3	Total	June 27, 2008	June 27, 2008

Assets:
Loans, notes, and mortgages	$-	$15,080	$6,117	$21,197	$(53)	$(1,275)
Liabilities:
Other liabilities	-	651	-	651	45	(7)

(dollars in millions)
	Non-Recurring Basis
	as of December 28, 2007
	Level 1	Level 2	Level 3	Total

Assets:
Loans, notes, and mortgages	$-	$32,594	$7,157	$39,751
Liabilities:
Other liabilities	-	666	-	666

Loans, notes, and mortgages include held for sale loans that are carried at the lower of cost or market and for which the fair value was below the cost basis at June 27, 2008 and/or December 28, 2007. It also includes certain impaired held for investment loans where an allowance for loan losses has been calculated based upon the fair value of the loans or collateral. Level 3 assets as of June 27, 2008 primarily relate to U.K. residential real estate loans of $5.2 billion that are classified as held for sale where there continues to be significant illiquidity in the securitization market. The losses on the Level 3 loans were calculated primarily by a fundamental cash flow valuation analysis. This cash flow analysis includes cumulative loss and prepayment assumptions derived from multiple inputs including mortgage remittance reports, property prices and other market data. Level 3 assets as of December 28, 2007 primarily related to residential and commercial real estate loans that are classified as held for sale in the United Kingdom of $4.1 billion.

Other liabilities include amounts recorded for loan commitments at lower of cost or fair value where the funded loan will be held for sale, particularly leveraged loan commitments in the U.S. The losses were calculated by models incorporating significant observable market data.

Fair Value Option

SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. Changes in fair value for assets and liabilities for which the election is made will be recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. As discussed above, certain of Merrill Lynch’s financial instruments are required to be accounted for at fair value under SFAS No. 115 and SFAS No. 133, as well as industry level guidance. For certain financial instruments that are not accounted for at fair value under other applicable accounting guidance, the fair value option has been elected.

The following tables provide information about where in the Condensed Consolidated Statements of (Loss)/Earnings changes in fair values of assets and liabilities, for which the fair value option has been elected, are included for the three and six months ended June 27, 2008 and June 29, 2007, respectively.

(dollars in millions)
	Changes in Fair Value For the Three			Changes in Fair Value For the Six
	Months Ended June 27,			Months Ended June 27,
	2008, for Items Measured at Fair Value			2008, for Items Measured at Fair Value
	Pursuant to Fair Value Option			Pursuant to Fair Value Option
	Gains/		Total	Gains/		Total
	(losses)	Gains/(losses)	Changes	(losses)	Gains/(losses)	Changes
	Principal	Other	in Fair	Principal	Other	in Fair
	Transactions	Revenues	Value	Transactions	Revenues	Value

Assets:
Receivables under resale agreements	$(178)	$-	$(178)	$(209)	$-	$(209)
Receivables under securities borrowed transactions	-	-	-	-	-	-
Investment securities	247	(1)	246	(83)	(39)	(122)
Loans, notes, and mortgages	11	-	11	3	12	15
Liabilities:
Payables under repurchase agreements	63	-	63	48	-	48
Short-term borrowings	379	-	379	182	-	182
Long-term borrowings	1,263	370	1,633	4,509	869	5,378

(dollars in millions)
	Changes in Fair Value For the Three			Changes in Fair Value For the Six
	Months Ended June 29,			Months Ended June 29,
	2007, for Items Measured at Fair			2007, for Items Measured at Fair
	Value Pursuant to Fair Value Option			Value Pursuant to Fair Value Option
	Gains/	Gains/	Total	Gains/	Gains/	Total
	(losses)	(losses)	Changes	(losses)	(losses)	Changes
	Principal	Other	in Fair	Principal	Other	in Fair
	Transactions	Revenues	Value	Transactions	Revenues	Value

Assets:
Receivables under resale agreements	$6	$-	$6	$5	$-	$5
Investment securities	210	8	218	210	21	231
Loans, notes, and mortgages	-	20	20	2	40	42
Liabilities:
Payables under repurchase agreements	7	-	7	17	-	17
Long-term borrowings	985	-	985	838	-	838

The following describes the rationale for electing to account for certain financial assets and liabilities at fair value, as well as the impact of instrument-specific credit risk on the fair value.

Resale and repurchase agreements:

Merrill Lynch elected the fair value option on a prospective basis for certain resale and repurchase agreements. The fair value option election was made based on the tenor of the resale and repurchase agreements, which reflects the magnitude of the interest rate risk. The majority of resale and repurchase agreements collateralized by U.S. government securities were excluded from the fair value option election as these contracts are generally short-dated and therefore the interest rate risk is not considered significant. Amounts loaned under resale agreements require collateral with a market value equal to or in excess of the principal amount loaned resulting in minimal credit risk for such transactions.

Securities borrowed transactions:

Merrill Lynch elected the fair value option for certain Japanese government bond borrowing transactions during the second quarter of 2008. Fair value changes related to such transactions were immaterial for the three and six months ended June 27, 2008.

Investment securities:

At June 27, 2008 investment securities primarily represented non-marketable convertible preferred shares for which Merrill Lynch has economically hedged a majority of the position with derivatives.

Loans, notes, and mortgages:

Merrill Lynch elected the fair value option for automobile and certain corporate loans because the loans are risk managed on a fair value basis. The change in the fair value of loans, notes, and mortgages for which the fair value option was elected that was attributable to changes in borrower-specific credit risk was not material for the three and six months ended June 27, 2008 and for the three and six months ended June 29, 2007.

For those loans, notes and mortgages for which the fair value option has been elected, the aggregate fair value of loans that are 90 days or more past due and in non-accrual status are not material to the Condensed Consolidated Financial Statements.

Short-term and long-term borrowings:

Merrill Lynch elected the fair value option for certain short-term and long-term borrowings that are risk managed on a fair value basis, including structured notes, and for which hedge accounting under SFAS No. 133 had been difficult to obtain. The changes in the fair value of liabilities for which the fair value option was elected that was attributable to changes in Merrill Lynch credit spreads were estimated gains of $91 million and $2.2 billion for the three and six months ended June 27, 2008, respectively. The changes in the fair value of liabilities for which the fair value option was elected that were attributable to changes in Merrill Lynch credit spreads were not material for the three and six months ended June 29, 2007. Changes in Merrill Lynch specific credit risk are derived by isolating fair value changes due to changes in Merrill Lynch’s credit spreads as observed in the secondary cash market.

The fair value option was also elected for certain non-recourse long-term borrowings issued by consolidated SPEs. The fair value of these long-term borrowings is unaffected by changes in Merrill Lynch’s creditworthiness.

The following tables present the difference between fair values and the aggregate contractual principal amounts of receivables under resale agreements, receivables under securities borrowed transactions, loans, notes, and mortgages and short-term and long-term borrowings for which the fair value option has been elected as of June 27, 2008 and December 28, 2007, respectively.

(dollars in millions)
		Principal
	Fair Value	Amount
	at	Due Upon
	June 27, 2008	Maturity	Difference

Assets:
Receivables under resale agreements	$105,047	$104,970	$77
Receivables under securities borrowed transactions	1,201	1,201	-
Loans, notes and mortgages(1)	1,204	1,395	(191)
Liabilities:
Payables under repurchase agreements	81,193	81,233	(40)
Short-term borrowings	3,112	3,158	(46)
Long-term borrowings(2)	91,667	93,635	(1,968)

(1)	The majority of the difference relates to loans purchased at a substantial discount from the principal amount.
(2)	The majority of the difference relates to the impact of the widening of Merrill Lynch’s credit spreads, the change in fair value of non-recourse debt, and zero coupon notes issued at a substantial discount from the principal amount.

(dollars in millions)
	Fair Value	Principal
	at	Amount
	December 28,	Due Upon
	2007	Maturity	Difference

Assets:
Receivables under resale agreements	$100,214	$100,090	$124
Loans, notes and mortgages(1)	1,149	1,355	(206)
Liabilities:
Long-term borrowings(2)	76,334	81,681	(5,347)

(1)	The majority of the difference relates to loans purchased at a substantial discount from the principal amount.
(2)	The majority of the difference relates to the impact of the widening of Merrill Lynch’s credit spreads, the change in fair value of non-recourse debt, and zero coupon notes issued at a substantial discount from the principal amount.

Trading Risk Management

Trading activities subject Merrill Lynch to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. Specifically, the independent risk and control groups work to ensure that these risks are properly identified, measured, monitored, and managed throughout Merrill Lynch. Refer to Note 3 of the 2007 Annual Report for further information on trading risk management.

Concentration of Risk to the Mortgage Markets

At June 27, 2008, Merrill Lynch had sizeable exposure to the mortgage market through securities, derivatives, loans and loan commitments. This included:

•	Net exposures of $33.7 billion in U.S. Prime residential mortgage-related positions and $10.0 billion in other residential mortgage-related positions, excluding Merrill Lynch’s U.S. banks investment securities portfolio;
•	Net exposure of $4.5 billion in super senior U.S. ABS CDOs and related secondary trading exposures;
•	Net exposure of $18.0 billion in Merrill Lynch’s U.S. banks investment securities portfolio; and
•	Net exposure of $14.9 billion in commercial real estate related positions, excluding First Republic, and $2.7 billion in First Republic commercial real estate related positions.

Valuation of these exposures will continue to be impacted by external market factors including default rates, rating agency actions, and the prices at which observable market transactions occur. Merrill Lynch’s ability to mitigate its risk by selling or hedging its exposures is also limited by the market environment. Merrill Lynch’s future results may continue to be materially impacted by the valuation adjustments applied to these positions.

Concentration of Risk to Monoline Financial Guarantors

To economically hedge certain U.S. super senior ABS CDOs and U.S. sub-prime mortgage positions, Merrill Lynch entered into credit derivatives with various counterparties, including financial guarantors. At June 27, 2008, Merrill Lynch’s short exposure (i.e., purchases of credit protection) from credit default swaps with financial guarantors to economically hedge certain U.S. super senior ABS CDOs was $9.6 billion, which represented credit default swaps with a notional amount of $18.7 billion that have been adjusted for mark-to-market gains of $9.1 billion. The fair value of these credit default swaps at June 27, 2008 was $2.9 billion, after taking into account life-to-date credit valuation adjustments of $6.2 billion related to certain financial guarantors. Merrill Lynch also has credit derivatives with financial guarantors on other referenced assets. The fair value of these credit derivatives at June 27, 2008 was $3.6 billion, after taking into account life-to-date credit valuation adjustments of $2.8 billion.

Subsequent to the end of the second quarter of 2008, Merrill Lynch entered into an agreement to sell $30.6 billion gross notional amount of U.S. super senior ABS CDOs. These CDOs were carried at $11.1 billion at the end of the second quarter of 2008. Additionally, Merrill Lynch agreed to terminate all of its CDO-related hedges with monoline guarantor XL Capital Assurance Inc. (“XL”) and is in the process of negotiating settlements on certain contracts with other monoline counterparties. Refer to Note 18 for further details.

Note 4.  Securities Financing Transactions

Merrill Lynch enters into secured borrowing and lending transactions in order to meet customers’ needs and earn residual interest rate spreads, obtain securities for settlement and finance trading inventory positions.

Under these transactions, Merrill Lynch either receives or provides collateral, including U.S. Government and agencies, asset-backed, corporate debt, equity, and non-U.S. governments and agencies securities. Merrill Lynch receives collateral in connection with resale agreements, securities borrowed transactions, customer margin loans, and other loans. Under many agreements, Merrill Lynch is permitted to sell or repledge the securities received (e.g., use the securities to secure repurchase agreements, enter into securities lending transactions, or deliver to counterparties to cover short positions). At June 27, 2008 and December 28, 2007, the fair value of securities received as collateral where Merrill Lynch is permitted to sell or repledge the securities was $865 billion and $853 billion, respectively, and the fair value of the portion that has been sold or repledged was $622 billion and $675 billion, respectively. Merrill Lynch may use securities received as collateral for resale agreements to satisfy regulatory requirements such as Rule 15c3-3 of the SEC. The fair value of collateral used for this purpose was $16.7 billion and $19.3 billion at June 27, 2008 and December 28, 2007, respectively.

Merrill Lynch additionally receives securities as collateral in connection with certain securities transactions in which Merrill Lynch is the lender. In instances where Merrill Lynch is permitted to sell or repledge securities received, Merrill Lynch reports the fair value of such securities received as collateral and the related obligation to return securities received as collateral in the Condensed Consolidated Balance Sheets.

Merrill Lynch pledges assets to collateralize repurchase agreements and other secured financings. Pledged securities that can be sold or repledged by the secured party are parenthetically disclosed in trading assets and investment securities on the Condensed Consolidated Balance Sheets. The parenthetically disclosed amount for December 28, 2007 relating to trading assets has been restated from approximately $79 billion (as previously reported) to approximately $45 billion to properly reflect the amount of pledged securities that can be sold or repledged by the secured party. The carrying value and classification of securities owned by Merrill Lynch that have been pledged to counterparties where those counterparties do not have the right to sell or repledge at June 27, 2008 and December 28, 2007 are as follows:

(dollars in millions)

	June 27,	Dec. 28,
	2008	2007

Trading asset category
Mortgages, mortgage-backed, and asset-backed securities	$20,881	$11,873
U.S. Government and agencies	5,729	11,110
Corporate debt and preferred stock	16,170	17,144
Non-U.S. governments and agencies	1,606	2,461
Equities and convertible debentures	7,906	9,327
Municipals and money markets	733	450

Total	$53,025	$52,365

Note 5.  Investment Securities

Investment securities on the Condensed Consolidated Balance Sheets include:

•	SFAS No. 115 investments held by ML & Co. and certain of its non-broker-dealer entities, including Merrill Lynch banks. SFAS No. 115 investments consist of:

•	Debt securities, including debt held for investment and liquidity and collateral management purposes that are classified as available-for-sale, debt securities held for trading purposes, and debt securities that Merrill Lynch intends to hold until maturity;
•	Marketable equity securities, which are generally classified as available-for-sale.

•	Non-qualifying investments are those that do not fall within the scope of SFAS No. 115. Non-qualifying investments consist principally of:

•	Equity investments, including investments in partnerships and joint ventures. Included in equity investments are investments accounted for under the equity method of accounting, which consist of investments in (i) partnerships and certain limited liability corporations where Merrill Lynch has more than minor influence (i.e. generally defined as greater than a three percent interest) and (ii) corporate entities where Merrill Lynch has the ability to exercise significant influence over the investee (i.e. generally defined as ownership and voting interest of 20% to 50%). For information related to our investments accounted for under the equity method, please refer to Note 5 of the 2007 Annual Report. Also included in equity investments are private equity investments that Merrill Lynch holds for capital appreciation and/or current income and which are accounted for at fair value in accordance with the Investment Company Guide, as well as private equity investments accounted for at fair value under the fair value option election in SFAS No. 159. The carrying value of private equity investments reflects expected exit values based upon market prices or other valuation methodologies including discounted expected cash flows and market comparables of similar companies.
•	Deferred compensation hedges, which are investments economically hedging deferred compensation liabilities and are accounted for at fair value.

Investment securities reported on the Condensed Consolidated Balance Sheets at June 27, 2008 and December 28, 2007 are as follows:

(dollars in millions)

	June 27,	Dec. 28,
	2008	2007

Investment securities
Available-for-sale(1)	$43,819	$50,922
Trading	3,848	5,015
Held-to-maturity	271	267
Non-qualifying(2)
Equity investments(3)	27,889	29,623
Deferred compensation hedges(4)	1,639	1,710
Investments in trust preferred securities and other investments	435	438

Total	$77,901	$87,975

(1)	At June 27, 2008 and December 28, 2007, includes $6.6 billion and $5.4 billion, respectively, of investment securities reported in cash and securities segregated for regulatory purposes or deposited with clearing organizations.
(2)	Non-qualifying for SFAS No. 115 purposes.
(3)	Includes Merrill Lynch’s investment in BlackRock.
(4)	Represents investments that economically hedge deferred compensation liabilities.

Included in available-for-sale investment securities above are certain mortgage- and asset-backed securities held in Merrill Lynch’s U.S. banks investment securities portfolio. The fair values of most of these mortgage- and asset-backed securities have declined below the respective security’s amortized cost basis. Changes in fair value are initially captured in the financial statements by reporting the securities at fair value with the cumulative change in fair value reported in accumulated other comprehensive (loss)/income, a component of shareholder’s equity. Merrill Lynch regularly (at least quarterly) evaluates each security whose value has declined below amortized cost to assess whether the decline in fair value is other-than-temporary. If the decline in fair value is determined to be other-than-temporary, the cost basis of the security is reduced to an amount equal to the fair value of the security at the time of impairment (the new cost basis), and the amount of the reduction in cost basis is recorded in earnings.

A decline in a debt security’s fair value is considered to be other-than-temporary if it is probable that not all amounts contractually due will be collected. In assessing whether it is probable that not all amounts contractually due will be collected, Merrill Lynch considers the following:

•	Whether there has been an adverse change in the estimated cash flows of the security;
•	The period of time over which it is estimated that the fair value will increase from the current level to at least the amortized cost level, or until principal is estimated to be received;
•	The period of time a security’s fair value has been below amortized cost;
•	The amount by which the security’s fair value is below amortized cost;
•	The financial condition of the issuer; and
•	Management’s ability and intent to hold the security until fair value recovers or until the principal is received.

The determination of whether a security is other-than-temporarily impaired is based, in large part, on estimates and assumptions related to the prepayment and default rates of the loans collateralizing the securities, the loss severities experienced on the sale of foreclosed properties, and other matters affecting the security’s underlying cash flows. The cash flow estimates and assumptions used to assess whether an adverse change has occurred as well as the other factors affecting the other-than-temporary determination are regularly reviewed and revised, incorporating new information as it becomes available and due to changes in market conditions.

For all securities including those securities that are deemed to be other-than-temporarily impaired based on specific analysis described above, management must conclude on whether it has the intent and ability to hold the securities to recovery. To that end, management has considered its ability and intent to hold available-for-sale securities relative to the cash flow requirements of Merrill Lynch’s operating, investing and financing activities and has determined that it has the ability and intent to hold the securities with unrealized losses until the fair value recovers to an amount at least equal to the amortized cost or principal is received.

Other-than-temporary impairments related to Merrill Lynch’s U.S. banks investment securities portfolio, which are recorded within other revenues on the Condensed Consolidated Statement of (Loss)/Earnings, have been recognized for the three and six month periods ended June 27, 2008 as follows:

(dollars in millions)

	Three Months Ended	Six Months Ended
	June 27, 2008	June 27, 2008

Security Description
Prime	$223	$227
Alt A	1,373	1,544
Sub-prime	80	94
CDOs	28	221

Total	$1,704	$2,086

The cumulative pre-tax balance in other comprehensive loss related to the U.S. banks investment securities portfolio was approximately negative $4.7 billion as of June 27, 2008.

Note 6.  Securitization Transactions and Transactions with Special Purpose Entities (“SPEs”)

Securitizations

In the normal course of business, Merrill Lynch securitizes commercial and residential mortgage loans, municipal, government, and corporate bonds, and other types of financial assets. SPEs, often referred to as VIEs are often used when entering into or facilitating securitization transactions. Merrill Lynch’s involvement with SPEs used to securitize financial assets includes: structuring and/or establishing SPEs; selling assets to SPEs; managing or servicing assets held by SPEs; underwriting, distributing, and making loans to SPEs; making markets in securities issued by SPEs; engaging in derivative transactions with SPEs; owning notes or certificates issued by SPEs; and/or providing liquidity facilities and other guarantees to, or for the benefit of, SPEs.

Merrill Lynch securitized assets of approximately $16.0 billion and $126.3 billion for the six months ended June 27, 2008 and June 29, 2007, respectively. For the six months ended June 27, 2008 and June 29, 2007, Merrill Lynch received $17.0 billion and $128.1 billion, respectively, of proceeds, and other cash inflows, from securitization transactions, and recognized net securitization gains of $6 million and $206.5 million, respectively, in Merrill Lynch’s Condensed Consolidated Statements of (Loss)/Earnings.

The table below summarizes the cash inflows received by Merrill Lynch from securitization transactions related to the following underlying asset types:

(dollars in millions)

	Six Months Ended
	June 27,	June 29,
	2008	2007

Asset category
Residential mortgage loans	$10,386	$81,172
Municipal bonds	4,703	36,588
Commercial loans and corporate bonds	1,483	8,869
Other	413	1,474

Total	$16,985	$128,103

In certain instances, Merrill Lynch retains interests in the senior tranche, subordinated tranche, and/or residual tranche of securities issued by certain SPEs created to securitize assets. The gain or loss on the sale of the assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, if any, based on their relative fair value at the date of transfer.

Retained interests are recorded in the Condensed Consolidated Balance Sheets at fair value. To obtain fair values, observable market prices are used if available. Where observable market prices are unavailable, Merrill Lynch generally estimates fair value initially and on an ongoing basis based on the present value of expected future cash flows using management’s best estimates of credit losses, prepayment rates, forward yield curves, and discount rates, commensurate with the risks involved. Retained interests are either held as trading assets, with changes in fair value recorded in the Condensed Consolidated Statements of (Loss)/Earnings, or as securities available-for-sale, with changes in fair value included in accumulated other comprehensive loss. Retained interests held as available-for-sale are reviewed periodically for impairment.

Retained interests in securitized assets were approximately $3.5 billion and $6.1 billion at June 27, 2008 and December 28, 2007, respectively, which related primarily to residential mortgage loan, municipal bond, and commercial loan and corporate bond securitization transactions. As a result of the illiquidity in the mortgage-backed securities market, the majority of the mortgage-backed securities retained interest balance had limited price transparency at June 27, 2008 and December 28, 2007. The majority of these retained interests include mortgage-backed securities that Merrill Lynch had expected to sell to investors in the normal course of its underwriting activity. However, the timing of any sale is subject to current and future market conditions. A portion of the retained interests represent residual interests in U.S. sub-prime mortgage securitizations and is included in the Level 3 U.S. ABS CDO exposure disclosed in Note 3 to the Condensed Consolidated Financial Statements.

The following table presents information on retained interests, excluding the offsetting benefit of financial instruments used to hedge risks, held by Merrill Lynch as of June 27, 2008 arising from Merrill Lynch’s residential mortgage loan, municipal bond, and commercial loan and corporate bond securitization transactions. The pre-tax sensitivities of the current fair value of the retained interests to immediate 10% and 20% adverse changes in assumptions and parameters are also shown.

(dollars in millions)

	Residential		Commercial Loans
	Mortgage	Municipal	and Corporate
	Loans	Bonds	Bonds

Retained interest amount	$1,417	$1,108	$977
Weighted average credit losses (rate per annum)	0.7%	0.0%	1.0%
Range	0-7.8%	0.0%	0-5.0%
Impact on fair value of 10% adverse change	$(7)	$-	$(2)
Impact on fair value of 20% adverse change	$(14)	$-	$(4)
Weighted average discount rate	11.9%	2.3%	3.5%
Range	0-100%	1.6-8.2%	0-35.0%
Impact on fair value of 10% adverse change	$(43)	$(51)	$(11)
Impact on fair value of 20% adverse change	$(92)	$(99)	$(23)
Weighted average life (in years)	5.0	9.9	4.8
Range	0-28.4	7.2-11.5	0-9.1
Weighted average prepayment speed (CPR)(1)	18.5%	29.0%	25.0%
Range(1)	0-54%	0-35.9%	0-96%
Impact on fair value of 10% adverse change	$(27)	$-	$(3)
Impact on fair value of 20% adverse change	$(50)	$-	$(5)

CPR=Constant Prepayment Rate

(1)	Relates to select securitization transactions where assets are prepayable.

The preceding sensitivity analysis is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. Further, changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not include the offsetting benefit of financial instruments that Merrill Lynch utilizes to hedge risks, including credit, interest rate, and prepayment risk, that are inherent in the retained interests. These hedging strategies are structured to take into consideration the hypothetical stress scenarios above such that they would be effective in principally offsetting Merrill Lynch’s exposure to loss in the event these scenarios occur.

The weighted average assumptions and parameters used initially to value retained interests relating to securitizations that were still held by Merrill Lynch as of June 27, 2008 are as follows:

	Residential		Commercial Loans
	Mortgage	Municipal	and Corporate
	Loans	Bonds	Bonds

Credit losses (rate per annum)	0.6%	0.0%	0.6%
Weighted average discount rate	5.8%	4.6%	2.6%
Weighted average life (in years)	4.9	7.8	5.6
Prepayment speed assumption (CPR)(1)	26.6%	9.0%	15.5%

CPR = Constant Prepayment Rate

(1)	Relates to select securitization transactions where assets are prepayable.

For residential mortgage loan and commercial loan and corporate bond securitizations, the investors and the securitization trust generally have no recourse to Merrill Lynch upon the event of a borrower default. See Note 11 to the Condensed Consolidated Financial Statements for information related to representations and warranties.

For municipal bond securitization SPEs, in the normal course of dealer market-making activities, Merrill Lynch acts as liquidity provider. Specifically, the holders of beneficial interests issued by municipal bond securitization SPEs have the right to tender their interests for purchase by Merrill Lynch on specified dates at a specified price. Beneficial interests that are tendered are then sold by Merrill Lynch to investors through a best efforts remarketing where Merrill Lynch is the remarketing agent. If the beneficial interests are not successfully remarketed, the holders of beneficial interests are paid from funds drawn under a standby liquidity letter of credit issued by Merrill Lynch.

In addition to standby letters of credit, Merrill Lynch also provides default protection or credit enhancement to investors in securities issued by certain municipal bond securitization SPEs. Interest and principal payments on beneficial interests issued by these SPEs are secured by a guarantee issued by Merrill Lynch. In the event that the issuer of the underlying municipal bond defaults on any payment of principal and/or interest when due, the payments on the bonds will be made to beneficial interest holders from an irrevocable guarantee by Merrill Lynch. Additional information regarding these commitments is provided in Note 11 to the Condensed Consolidated Financial Statements.

Mortgage Servicing Rights

In connection with its residential mortgage business, Merrill Lynch may retain or acquire servicing rights associated with certain mortgage loans that are sold through its securitization activities. These loan sale transactions create assets referred to as mortgage servicing rights, or MSRs, which are included within other assets on the Condensed Consolidated Balance Sheets.

Retained MSR’s are accounted for in accordance with SFAS No. 156, which requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of amortized cost or market. Merrill Lynch has not elected to subsequently fair value retained MSRs.

Retained MSRs are initially recorded at fair value and subsequently amortized in proportion to and over the period of estimated future net servicing revenues. MSRs are assessed for impairment, at a minimum, on a quarterly basis. Management’s estimates of fair value of MSRs are determined using the net discounted present value of future cash flows, which consists of projecting future servicing cash flows and discounting such cash flows using an appropriate risk-adjusted discount rate. These valuations require various assumptions, including future servicing fees, servicing costs, credit losses, discount rates and mortgage prepayment speeds. Due to subsequent changes in economic and market conditions, these assumptions can, and generally will, change from quarter to quarter.

Changes in Merrill Lynch’s MSR balance are summarized below:

(dollars in millions)

Carrying Value

Mortgage servicing rights, December 28, 2007 (fair value was $476)	$389
Additions	1
Amortization	(71)
Valuation allowance adjustments	(46)

Mortgage servicing rights, June 27, 2008 (fair value was $333)	$273

The amount of contractually specified revenues for the three and six months ended June 27, 2008 and June 29, 2007, which are included within managed accounts and other fee-based revenues in the Condensed Consolidated Statements of (Loss)/Earnings include:

(dollars in millions)

	For the Three		For the Six
	Months Ended		Months Ended

	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Servicing fees	$115	$92	$202	$166
Ancillary and late fees	14	16	32	30

Total	$129	$108	$234	$196

The following table presents Merrill Lynch’s key assumptions used in measuring the fair value of MSRs at June 27, 2008 and the pre-tax sensitivity of the fair values to an immediate 10% and 20% adverse change in these assumptions:

(dollars in millions)

Fair value of capitalized MSRs	$333
Weighted average prepayment speed (CPR)	22.3%
Impact on fair value of 10% adverse change	$(20)
Impact on fair value of 20% adverse change	$(42)
Weighted average discount rate	17.5%
Impact on fair value of 10% adverse change	$(13)
Impact on fair value of 20% adverse change	$(26)

The sensitivity analysis above is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of MSRs is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another factor, which may magnify or counteract the sensitivities. Further changes in fair value based on a single variation in assumptions generally cannot be extrapolated because the relationship of the change in a single assumption to the change in fair value may not be linear.

Variable Interest Entities

FIN 46R requires an entity to consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the variability of the VIE’s expected losses, receive a majority of the variability of the VIE’s expected residual returns, or both. The entity required to consolidate a VIE is known as the primary beneficiary. A QSPE is a type of VIE that holds financial instruments and distributes cash flows to investors based on preset terms. QSPEs are commonly used in mortgage and other securitization transactions. In accordance with SFAS No. 140 and FIN 46R, Merrill Lynch typically does not consolidate QSPEs. Information regarding QSPEs can be found in the Securitization section of this Note and the Guarantees section in Note 11 to the Condensed Consolidated Financial Statements.

Where an entity is a significant variable interest holder, FIN 46R requires that entity to disclose its maximum exposure to loss as a result of its interest in the VIE. It should be noted that this measure does not reflect Merrill Lynch’s estimate of the actual losses that could result from adverse changes because it does not reflect the economic hedges Merrill Lynch enters into to reduce its exposure.

The following tables summarize Merrill Lynch’s involvement with certain VIEs as of June 27, 2008 and December 28, 2007, respectively. The table below does not include information on QSPEs or those VIEs where Merrill Lynch is the primary beneficiary and holds a majority of the voting interests in the entity.

(dollars in millions)

			Significant Variable
	Primary Beneficiary		Interest Holder

	Net	Recourse	Total
	Asset	to Merrill	Asset	Maximum
	Size(4)	Lynch(5)	Size(6)	Exposure

June 27, 2008
Loan and real estate VIEs	$6,945	$6,051	$-	$-
Guaranteed and other funds(1)	1,667	162	324	171
Credit-linked note and other VIEs(2)	138	265	-	-
Tax planning VIEs(3)	1	3,473	152	5

December 28, 2007
Loan and real estate VIEs	$15,420	$-	$307	$232
Guaranteed and other funds(1)	4,655	928	246	23
Credit-linked note and other VIEs(2)	83	-	5,438	9,081
Tax planning VIEs(3)	1	-	483	15

(1)	The maximum exposure for guaranteed and other funds is the fair value of Merrill Lynch’s investments, derivatives entered into with the VIEs if they are in an asset position, and liquidity and credit facilities with certain VIEs.
(2)	The maximum exposure for credit-linked note and other VIEs is the notional amount of total return swaps that Merrill Lynch has entered into with the VIEs. This assumes a total loss on the referenced assets underlying the total return swaps. The maximum exposure may be different than the total asset size due to the netting of certain derivatives in the VIE.
(3)	The maximum exposure for tax planning VIEs reflects indemnifications made by Merrill Lynch to investors in the VIEs.
(4)	This column reflects the size of the assets held in the VIE after accounting for intercompany eliminations and any balance sheet netting of assets and liabilities as permitted by FIN 39.
(5)	This column reflects the extent, if any, to which investors have recourse to Merrill Lynch beyond the assets held in the VIE. For certain loan and real estate and tax planning VIEs, recourse to Merrill Lynch represents the notional amount of derivatives that Merrill Lynch has on the assets in the VIEs.
(6)	This column reflects the total size of the assets held in the VIE.

Merrill Lynch has entered into transactions with a number of VIEs in which it is the primary beneficiary and therefore must consolidate the VIE or is a significant variable interest holder in the VIE. These VIEs are as follows:

Loan and Real Estate VIEs

•	Merrill Lynch has investments in VIEs that hold loans or real estate. Merrill Lynch may be either the primary beneficiary which would result in consolidation of the VIE, or may be a significant variable interest holder. These VIEs include entities that are primarily designed to provide financing to clients, to invest in real estate or obtain exposure to mortgage related assets. These VIEs include securitization vehicles that Merrill Lynch is required to consolidate because QSPE status has not been met and Merrill Lynch is the primary beneficiary as it retains the residual interests. This was a result of Merrill Lynch’s inability to sell mortgage related securities because of the illiquidity in the securitization markets. Merrill Lynch’s inability to sell certain securities disqualified the VIEs as QSPEs thereby resulting in Merrill Lynch’s consolidation of the VIEs. Depending upon the continued illiquidity in the securitization market, these transactions and future transactions that could fail QSPE status may require consolidation and related disclosures. Merrill Lynch also is the primary beneficiary for certain VIEs as a result of total return swaps over the assets (primarily mortgage related) in the VIE.

For consolidated VIEs that hold loans or mortgage related assets, the assets of the VIEs are recorded in trading assets-mortgages, mortgage-backed and asset-backed, other assets, or loans, notes, and mortgages in the Condensed Consolidated Balance Sheets. For consolidated VIEs that hold real estate investments, these real estate investments are included in other assets in the Condensed Consolidated Balance Sheets. In certain instances, the beneficial interest holders in these VIEs have no recourse to the general credit of Merrill Lynch; their investments are paid exclusively from the assets in the VIE. However, investors have recourse to Merrill Lynch in instances where Merrill Lynch retains all the exposure to the assets in the VIE through total return swaps. These transactions resulted in an increase in recourse to Merrill Lynch at June 27, 2008 as compared to year end 2007. The net assets of loan and real estate VIEs decreased as Merrill Lynch sold mortgage-related securities, resulting in the associated VIEs qualifying as QSPEs; therefore, Merrill Lynch no longer consolidates these securitization vehicles.

Guaranteed and Other Funds

•	Merrill Lynch is the sponsor of funds that provide a guaranteed return to investors at the maturity of the VIE. This guarantee may include a guarantee of the return of an initial investment or of the initial investment plus an agreed upon return depending on the terms of the VIE. Investors in certain of these VIEs have recourse to Merrill Lynch to the extent that the value of the assets held by the VIEs at maturity is less than the guaranteed amount. In some instances, Merrill Lynch is the primary beneficiary and must consolidate the fund. Assets held in these VIEs are primarily classified in trading assets. In instances where Merrill Lynch is not the primary beneficiary, the guarantees related to these funds are further discussed in Note 11 to the Condensed Consolidated Financial Statements.

•	Merrill Lynch has made certain investments in alternative investment fund structures that are VIEs. Merrill Lynch is the primary beneficiary of these funds as a result of its substantial investment in the vehicles. Merrill Lynch records the assets in these VIEs in investment securities in the Condensed Consolidated Balance Sheets.

•	Merrill Lynch has established two asset-backed commercial paper conduits (“Conduits”), one of which remains active. Merrill Lynch’s variable interests in the active Conduit are in the form of 1) a liquidity facility that protects commercial paper holders against short term changes in the fair value of the assets held by the Conduit in the event of a disruption in the commercial paper market, and 2) a credit facility to the Conduit that protects commercial paper investors against credit losses for up to a certain percentage of the portfolio of assets held by the Conduit. Merrill Lynch also provided a liquidity facility with a third Conduit that it did not establish and Merrill Lynch had purchased all the assets from this Conduit at December 28, 2007.

At June 27, 2008, Merrill Lynch had liquidity and credit facilities outstanding or maximum exposure to loss with the active Conduit for $924 million. The maximum exposure to loss assumes a total loss on the assets in the Conduit. The underlying assets in the Conduit are primarily auto and equipment loans and lease receivables totaling $523 million. The Conduit also has unfunded loan commitments for $343 million. This Conduit remained active and continued to issue commercial paper, although during the latter half of 2007 there were instances when it was required to draw on its liquidity facility with Merrill Lynch. Merrill

Lynch had purchased loans and asset backed securities under these facilities of $1.4 billion in 2007. The facilities were not drawn upon and Merrill Lynch did not purchase any assets in the second quarter of 2008. Merrill Lynch carries these assets as investment securities — available-for-sale. Merrill Lynch also periodically purchases commercial paper issued by this Conduit and held $81 million of commercial paper at June 27, 2008. These purchases resulted in reconsideration events under FIN 46R that required Merrill Lynch to reassess whether it must consolidate the Conduit.

As of the last reconsideration event, Merrill Lynch concluded it was not the primary beneficiary and does not hold a significant variable interest at June 27, 2008 and it was not the primary beneficiary and did not have a significant variable interest in this Conduit at year-end 2007. In July 2008, this Conduit became inactive as Merrill Lynch purchased the remaining assets. Merrill Lynch does not intend to utilize this Conduit in the future.

The liquidity and credit facilities are further discussed in Note 11.

Credit-Linked Note and Other VIEs

•	Merrill Lynch has entered into transactions with VIEs where Merrill Lynch typically purchases credit protection from the VIE in the form of a derivative in order to synthetically expose investors to a specific credit risk. These are commonly known as credit-linked note VIEs. Merrill Lynch also takes synthetic exposure to the underlying investment grade collateral held in these VIEs, which primarily includes super senior U.S. sub-prime ABS CDOs, through total return swaps. As a result of a reconsideration event during the first quarter of 2008, Merrill Lynch’s exposure to these vehicles declined such that at June 27, 2008, Merrill Lynch no longer held a significant variable interest in these vehicles. The decrease in Total Asset Size and Maximum Exposure as compared to year end 2007 is due to Merrill Lynch no longer holding a significant variable interest in these vehicles. Merrill Lynch recorded its transactions with these VIEs as trading assets/liabilities-derivative contracts in the Condensed Consolidated Financial Statements.

•	In 2004, Merrill Lynch entered into a transaction with a VIE whereby Merrill Lynch arranged for additional protection for directors and employees to indemnify them against certain losses that they may incur as a result of claims against them. Merrill Lynch is the primary beneficiary and consolidates the VIE because its employees benefit from the indemnification arrangement. As of June 27, 2008 and December 28, 2007 the assets of the VIE totaled approximately $16 million, representing a purchased credit default agreement, which is recorded in other assets on the Condensed Consolidated Balance Sheets. In the event of a Merrill Lynch insolvency, proceeds of $140 million will be received by the VIE to fund any claims. Neither Merrill Lynch nor its creditors have any recourse to the assets of the VIE.

Tax Planning VIEs

•	Merrill Lynch has entered into transactions with VIEs that are used, in part, to provide tax planning strategies to investors and/or Merrill Lynch through an enhanced yield investment security. These structures typically provide financing to Merrill Lynch and/or the investor at enhanced rates. Merrill Lynch may be either the primary beneficiary of and consolidate the VIE, or may be a significant variable interest holder in the VIE. Recourse increased during the period as a result of new transactions where Merrill Lynch consolidated the VIEs and investors have recourse to Merrill Lynch through derivatives entered into either directly with Merrill Lynch or through the VIE.

Note 7.  Loans, Notes, Mortgages and Related Commitments to Extend Credit

Loans, notes, mortgages and related commitments to extend credit include:

•	Consumer loans, which are substantially secured, including residential mortgages, home equity loans, and other loans to individuals for household, family, or other personal expenditures.

•	Commercial loans including corporate and institutional loans (including corporate and financial sponsor, non-investment grade lending commitments), commercial mortgages, asset-based loans, small- and middle-market business loans, and other loans to businesses.

Loans, notes, mortgages and related commitments to extend credit at June 27, 2008 and December 28, 2007, are presented below. This disclosure includes commitments to extend credit that, if drawn upon, will result in loans held for investment or loans held for sale.

(dollars in millions)

	Loans		Commitments(1)

	June 27,	Dec. 28,	June 27,	Dec. 28,
	2008	2007	2008(2)(3)	2007(3)

Consumer:
Mortgages	$31,122	$26,939	$10,064	$7,023
Other	1,816	5,392	1,347	3,298
Commercial and small- and middle-market business:
Investment grade	17,548	18,917	33,532	36,921
Non-investment grade	29,286	44,277	14,286	30,990

	79,772	95,525	59,229	78,232
Allowance for loan losses	(602)	(533)	-	-
Reserve for lending-related commitments	-	-	(1,594)	(1,408)

Total, net	$79,170	$94,992	$57,635	$76,824

(1)	Commitments are outstanding as of the date the commitment letter is issued and are comprised of closed and contingent commitments. Closed commitments represent the unfunded portion of existing commitments available for draw down. Contingent commitments are contingent on the borrower fulfilling certain conditions or upon a particular event, such as an acquisition. A portion of these contingent commitments may be syndicated among other lenders or replaced with capital markets funding.
(2)	See Note 11 to the Condensed Consolidated Financial Statements for a maturity profile of these commitments.
(3)	In addition to the loan origination commitments included in the table above, at June 27, 2008, Merrill Lynch entered into agreements to purchase $302 million of loans that, upon settlement of the commitment, will be classified in loans held for investment and loans held for sale. Similar loan purchase commitments totaled $330 million at December 28, 2007. See Note 11 to the Condensed Consolidated Financial Statements for additional information.

Activity in the allowance for loan losses is presented below:

(dollars in millions)

	Six Months Ended

	June 27,	June 29,
	2008	2007

Allowance for loan losses, at beginning of period	$533	$478
Provision for loan losses	170	11
Charge-offs	(104)	(43)
Recoveries	6	9

Net charge-offs	(98)	(34)
Other	(3)	(20)

Allowance for loan losses, at end of period	$602	$435

Consumer loans, which are substantially secured, consisted of approximately 221,500 individual loans at June 27, 2008. Commercial loans consisted of approximately 14,800 separate loans. The principal balance of non-accrual loans was $585 million at June 27, 2008 and $607 million at December 28, 2007. The investment grade and non-investment grade categorization is determined using the credit rating agency equivalent of internal credit ratings. Non-investment grade counterparties are those rated lower than the BBB− category. In some cases Merrill Lynch enters into single name and index credit default swaps to mitigate credit exposure related to funded and unfunded commercial loans. The notional value of these swaps totaled $14.1 billion and $16.1 billion at June 27, 2008 and December 28, 2007, respectively. For information on credit risk management see Note 3 of the 2007 Annual Report.

The above amounts include $24.7 billion and $49.0 billion of loans held for sale at June 27, 2008 and December 28, 2007, respectively. Loans held for sale are loans that management expects to sell prior to maturity. At June 27, 2008, such loans consisted of $8.9 billion of consumer loans, primarily residential mortgages and automobile loans, and $15.8 billion of commercial loans, approximately 12% of which are to investment grade counterparties. At December 28, 2007, such loans consisted of $11.6 billion of consumer loans, primarily residential mortgages and automobile loans, and $37.4 billion of commercial loans, approximately 19% of which were to investment grade counterparties.

Note 8.  Goodwill and Intangibles

Goodwill

Goodwill is the cost of an acquired company in excess of the fair value of identifiable net assets at acquisition date. Goodwill is tested annually (or more frequently under certain conditions) for impairment at the reporting unit level in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

The following table sets forth the changes in the carrying amount of Merrill Lynch’s goodwill by business segment for the six months ended June 27, 2008:

(dollars in millions)

	GMI	GWM	Total

Goodwill:
December 28, 2007	$2,970	$1,620	$4,590
Translation adjustment and other	24	2	26

June 27, 2008	$2,994	$1,622	$4,616

Intangible Assets

Intangible assets at June 27, 2008 and December 28, 2007 consist primarily of value assigned to customer relationships and core deposits. Intangible assets with definite lives are tested for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”) whenever certain conditions exist which would indicate the carrying amounts of such assets may not be recoverable. Intangible assets with definite lives are amortized over their respective estimated useful lives.

The gross carrying amounts of intangible assets were $633 million and $644 million as of June 27, 2008 and December 28, 2007, respectively. Accumulated amortization of other intangible assets amounted to $191 million and $143 million at June 27, 2008 and December 28, 2007, respectively.

Amortization expense for the three and six months ended June 27, 2008 was $29 million and $53 million, respectively. Amortization expense for the three and six months ended June 29, 2007 was $22 million and $43 million, respectively.

Note 9.  Borrowings and Deposits

ML & Co. is the primary issuer of all of Merrill Lynch’s debt instruments. For local tax or regulatory reasons, debt is also issued by certain subsidiaries.

The value of Merrill Lynch’s debt instruments as recorded on the Condensed Consolidated Balance Sheets does not necessarily represent the amount that will be repaid at maturity. This is due to the following:

•	Certain debt issuances are issued at a discount to their redemption amount, which will accrete up to the redemption amount as they approach maturity;

•	Certain debt issuances are accounted for at fair value and incorporate changes in Merrill Lynch’s creditworthiness as well as other underlying risks (see Note 3);

•	Certain structured notes whose coupon or repayment terms are linked to the performance of debt and equity securities, indices, currencies or commodities will take into consideration the fair value of those risks; and

•	Certain debt issuances are adjusted for the impact of the application of fair value hedge accounting (see Note 1).

Total borrowings at June 27, 2008 and December 28, 2007, which are comprised of short-term borrowings, long-term borrowings and junior subordinated notes (related to trust preferred securities), consisted of the following:

(dollars in millions)

	June 27,	Dec. 28,
	2008	2007

Senior debt issued by ML & Co.	$159,573	$148,190
Senior debt issued by subsidiaries — guaranteed by ML & Co.	11,906	14,878
Senior structured notes issued by ML & Co.	43,341	45,133
Senior structured notes issued by subsidiaries — guaranteed by ML & Co.	42,931	31,401
Subordinated debt issued by ML & Co.	12,944	10,887
Junior subordinated notes (related to trust preferred securities)	5,193	5,154
Other subsidiary financing — not guaranteed by ML & Co.	12,628	5,597
Other subsidiary financing — non-recourse(1)	6,252	29,801

Total	$294,768	$291,041

(1)	Other subsidiary financing — non-recourse is primarily attributable to debt issued to third parties by consolidated entities that are VIEs. Additional information regarding VIEs is provided in Note 6 to the Condensed Consolidated Financial Statements.

Borrowings and deposits at June 27, 2008 and December 28, 2007, are presented below:

(dollars in millions)

	June 27,	Dec. 28,
	2008	2007

Short-term borrowings
Commercial paper	$8,620	$12,908
Promissory notes	-	2,750
Secured short-term borrowings	1,656	4,851
Other unsecured short-term borrowings	8,863	4,405

Total	$19,139	$24,914

Long-term borrowings(1)
Fixed-rate obligations(2)	$117,161	$102,020
Variable-rate obligations(3)(4)	151,520	156,743
Zero-coupon contingent convertible debt (LYONs®)	1,599	2,210
Other Zero-coupon obligations	156	-

Total	$270,436	$260,973

Deposits
U.S.	$72,065	$76,634
Non U.S.	28,393	27,353

Total	$100,458	$103,987

(1)	Excludes junior subordinated notes (related to trust preferred securities).
(2)	Fixed-rate obligations are generally swapped to floating rates.
(3)	Variable interest rates are generally based on rates such as LIBOR, the U.S. Treasury Bill Rate, or the Federal Funds Rate.
(4)	Included are various equity-linked, credit-linked or other indexed instruments.

At June 27, 2008, long-term borrowings mature as follows:

(dollars in millions)

Less than 1 year	$79,159	29%
1 - 2 years	34,053	13
2+ - 3 years	20,772	8
3+ - 4 years	26,611	10
4+ - 5 years	21,808	8
Greater than 5 years	88,033	32

Total	$270,436	100%

Certain long-term borrowing agreements contain provisions whereby the borrowings are redeemable at the option of the holder (“put” options) at specified dates prior to maturity. These borrowings are reflected in the above table as maturing at their put dates, rather than their contractual maturities. Management believes, however, that a portion of such borrowings will remain outstanding beyond their earliest redemption date.

A limited number of notes whose coupon or repayment terms are linked to the performance of debt and equity securities, indices, currencies or commodities maturities may be accelerated based on the value of a referenced index or security, in which case Merrill Lynch may be required to immediately settle the obligation for cash or other securities. These notes are included in the portion of long-term debt maturing in less than a year.

Except for the $1.6 billion of aggregate principal amount of floating rate zero-coupon contingently convertible liquid yield option notes (“LYONs®”) that were outstanding at June 27, 2008, senior and subordinated debt obligations issued by ML & Co. and senior debt issued by subsidiaries and guaranteed by ML & Co. do not contain provisions that could, upon an adverse change in ML & Co.’s credit rating, financial ratios, earnings, cash flows, or stock price, trigger a requirement for an early payment, additional collateral support, changes in terms, acceleration of maturity, or the creation of an additional financial obligation.

On March 13, 2008, approximately $0.6 billion of LYONs® were submitted to Merrill Lynch for repurchase at an accreted price of $1,089.05, resulting in no gain or loss to Merrill Lynch. Following the repurchase, $1.6 billion of LYONs® remain outstanding. Merrill Lynch amended the terms of its outstanding LYONs® in March 2008 to include the following:

•	An increase in the number of shares into which the LYONs® convert from 14.0915 shares to 16.5 shares,

•	An extension of the call protection in the LYONs®, which would otherwise have terminated on March 13, 2008, thru March 13, 2014,

•	The inclusion of two additional dates, September 13, 2010 and March 13, 2014, on which investors can require Merrill Lynch to repurchase the LYONs®.

The modified conversion price (and the accreted conversion price) for LYONs® as of March 28, 2008 is $66. Shares will not be included in diluted earnings per share until Merrill Lynch’s share price exceeds the accreted conversion price. All other features of the LYONs® remain unchanged (see Note 9 of Merrill Lynch’s 2007 Annual Report for further information). In accordance with EITF Issue No. 06-6, Debtor’s Accounting for Modification (or Exchange) of Convertible Debt Instruments, the change to the terms of Merrill Lynch’s outstanding LYONs® resulted in a debt extinguishment and a new issuance of long-term borrowings in the first quarter of 2008. The amount of the loss on the debt extinguishment was not material to Merrill Lynch’s Condensed Consolidated Statements of (Loss)/Earnings.

The effective weighted-average interest rates for borrowings at June 27, 2008 and December 28, 2007 (excluding structured notes) were as follows:

	June 27,	Dec. 28,
	2008	2007

Short-term borrowings	3.36%	4.64%
Long-term borrowings	4.57	4.35
Junior subordinated notes (related to trust preferred securities)	6.82	6.91

See Note 9 of the 2007 Annual Report for additional information on Borrowings.

Merrill Lynch also obtains standby letters of credit from issuing banks to satisfy various counterparty collateral requirements, in lieu of depositing cash or securities collateral. Such standby letters of credit aggregated $5.6 billion and $5.8 billion at June 27, 2008 and December 28, 2007, respectively.

Note 10.  Stockholders’ Equity and Earnings Per Share

Preferred Stock Issuance

On April 29, 2008, Merrill Lynch issued $2.7 billion of new perpetual 8.625% Non-Cumulative Preferred Stock, Series 8.

Mandatory Convertible Preferred Stock Issuance

On various dates in January and February 2008, Merrill Lynch issued an aggregate of 66,000 shares of newly issued 9% Non-Voting Mandatory Convertible Non-Cumulative Preferred Stock (the “convertible preferred stock”), Series 1, par value $1.00 per share and liquidation preference $100,000 per share, to several long-term investors at a price of $100,000 per share, for an aggregate purchase price of approximately $6.6 billion. If not converted earlier, the convertible preferred stock will automatically convert into Merrill Lynch common stock on October 15, 2010, based on the 20 consecutive trading day volume weighted average price of Merrill Lynch common stock ending the day immediately preceding the mandatory conversion date (“the current stock price”). If Merrill Lynch’s current stock price at the mandatory conversion date is greater than or equal to the initial threshold appreciation price of $61.30, a holder will receive 1,631 common shares for each share of convertible preferred stock. If Merrill Lynch’s current stock price at the mandatory conversion date is less than or equal to the initial minimum conversion price of $52.40, a holder will receive 1,908 shares of common stock for each share of convertible preferred stock. If Merrill Lynch’s current stock price at the mandatory conversion date is less than $61.30 but greater than $52.40, a holder will receive a variable number of shares equal to the value of its initial investment. The conversion rates are subject to certain anti-dilution provisions. Holders may elect to convert anytime prior to October 15, 2010 into 1,631 common shares, which represents the minimum number of shares permitted under the conversion formula. In addition, Merrill Lynch has the ability to force conversion in the event that the convertible preferred stock no longer qualifies as Tier 1 capital for regulatory purposes. Upon a forced conversion, a holder will receive 1,908 shares, which represents the maximum number of shares permitted under the conversion formula. Upon a forced conversion, Merrill Lynch will also pay to the holder of the convertible preferred stock an amount equal to the present value of the remaining fixed dividend payments through and including the original mandatory conversion date. Dividends on the convertible preferred stock, if and when declared, are payable in cash on a quarterly basis in arrears on February 28, May 28, August 28 and November 28 of each year through the mandatory conversion date. Merrill Lynch may not declare dividends to its common stockholders unless dividends have been declared on the convertible preferred stock.

The convertible preferred stock also contains a reset feature which may result in an adjustment to the conversion formula. In the case that Merrill Lynch receives aggregate gross proceeds of greater than $1 billion related to the issuance of its stock, or securities convertible into its common stock (subject to certain exclusions), between January 15, 2008 and January 15, 2009, at a price less than the initial minimum conversion price of $52.40, the initial minimum conversion price of $52.40 and the initial threshold appreciation price of $61.30 will adjust, resulting in the holder receiving more shares than that stated above.

The convertible preferred stock is reported in Preferred Stockholders’ Equity in the Condensed Consolidated Balance Sheet.

On July 28, 2008, Merrill Lynch announced initiatives to enhance its capital position, which included the conversion of a portion of the outstanding convertible preferred stock into common stock. The reset feature for all securities exchanged has been eliminated. Refer to Note 18 for further details.

Common Stock Issuance

On December 24, 2007, Merrill Lynch reached agreements with each of Temasek Capital (Private) Limited (“Temasek”) and Davis Selected Advisors LP (“Davis”) to sell an aggregate of 116.7 million shares of newly issued common stock, par value $1.33 1/3 per share, at $48.00 per share, for an aggregate purchase price of approximately $5.6 billion.

Davis purchased 25 million shares of Merrill Lynch common stock on December 27, 2007 at a price per share of $48.00, or an aggregate purchase price of $1.2 billion. Temasek purchased 55 million shares on December 28, 2007 and the remaining 36.7 million shares on January 11, 2008 for an aggregate purchase price of $4.4 billion. In addition, Merrill Lynch granted Temasek an option to purchase an additional 12.5 million shares of common stock under certain circumstances. This option was exercised, with 2.8 million shares issued on February 1, 2008 and 9.7 million shares issued on February 5, 2008, in each case at a purchase price of $48.00 per share for an aggregate purchase price of $600 million.

In connection with the Temasek transaction, if Merrill Lynch sells or agrees to sell any common stock (or equity securities convertible into common stock) within one year of closing at a purchase, conversion or reference price per share less than $48.00, then it must make a payment to Temasek to compensate Temasek for the aggregate excess amount per share paid by Temasek, which is settled in cash or common stock at Merrill Lynch’s option.

On July 28, 2008, Merrill Lynch announced initiatives to enhance its capital position, which included the issuance of common stock through a public offering. This public offering has established an obligation for Merrill Lynch under the reset provisions contained in its agreement with Temasek. Refer to Note 18 for further details.

Earnings Per Share

Basic EPS is calculated by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding. Diluted EPS is similar to basic EPS, but adjusts for the effect of the potential issuance of common shares. The following table presents the computations of basic and diluted EPS:

(dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended

	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Net (loss)/earnings from continuing operations	$(4,634)	$2,010	$(6,603)	$4,040
Net (loss)/earnings from discontinued operations	(20)	129	(13)	257
Preferred stock dividends	(237)	(72)	(411)	(124)

Net (loss)/earnings applicable to common shareholders — for basic and diluted EPS(1)	$(4,891)	$2,067	$(7,027)	$4,173

(shares in thousands)
Weighted-average basic shares outstanding(2)(8)	984,091	833,804	978,463	837,551
Effect of dilutive instruments:
Employee stock options(3)	-	39,712	-	40,829
FACAAP shares(3)	-	20,736	-	20,483
Restricted shares and units(3)	-	24,424	-	23,084
Convertible LYONs®(4)	-	4,645	-	4,819
ESPP shares(3)	-	9	-	12

Dilutive potential common shares	-	89,526	-	89,227

Diluted Shares(5)(6)(8)	984,091	923,330	978,463	926,778

Basic EPS from continuing operations	$(4.95)	$2.32	$(7.17)	$4.67
Basic EPS from discontinued operations	(0.02)	0.16	(0.01)	0.31

Basic EPS	$(4.97)	$2.48	$(7.18)	$4.98

Diluted EPS from continuing operations	$(4.95)	$2.10	$(7.17)	$4.22
Diluted EPS from discontinued operations	(0.02)	0.14	(0.01)	0.28

Diluted EPS	$(4.97)	$2.24	$(7.18)	$4.50

Common shares outstanding at period end(7)(8)	985,376	862,559	985,376	862,559

(1)	Due to the net loss for the three and six months ended June 27, 2008, inclusion of the incremental shares on the Mandatory Convertible Preferred Stock would be antidilutive and have not been included as part of the Diluted EPS calculation. See Mandatory Convertible Preferred Stock Issuance section above for additional information.
(2)	Includes shares exchangeable into common stock.
(3)	See Note 13 of the 2007 Annual Report for a description of these instruments.
(4)	See Note 9 to the Condensed Consolidated Financial Statements and Note 9 of the 2007 Annual Report for additional information on LYONs®.
(5)	Excludes 243 thousand of instruments for the three and six month periods ended June 29, 2007 and 281 thousand for the six months ended June 29, 2007 that were considered antidilutive and thus were not included in the above calculations.
(6)	Due to the net loss for the three and six months ended June 27, 2008, the Diluted EPS calculation excludes 126 million of incremental shares related to the mandatory convertible preferred stock, 122 million of employee stock options, 40 million of FACAAP shares, 45 million of restricted shares and units, and 311 thousand of ESPP shares, as they were antidilutive.
(7)	Increase in outstanding shares primarily related to Temasek and Davis issuances.
(8)	Subsequent to the end of the second quarter of 2008, Merrill Lynch issued common stock through a public offering. Refer to Note 18 for further details.

Note 11.  Commitments, Contingencies and Guarantees

Litigation

Merrill Lynch has been named as a defendant in various legal actions, including arbitrations, class actions, and other litigation arising in connection with its activities as a global diversified financial services institution.

Some of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or otherwise in financial distress. Merrill Lynch is also involved in investigations and/or proceedings by governmental and self-regulatory agencies.

Merrill Lynch believes it has strong defenses to, and where appropriate, will vigorously contest, many of these matters. Given the number of these matters, some are likely to result in adverse judgments, penalties, injunctions, fines, or other relief. Merrill Lynch may explore potential settlements before a case is taken through trial because of the uncertainty, risks, and costs inherent in the litigation process. In accordance with SFAS No. 5, Accounting for Contingencies, Merrill Lynch will accrue a liability when it is probable of being incurred and the amount of the loss can be reasonably estimated. In many lawsuits and arbitrations, including almost all of the class action lawsuits, it is not possible to determine whether a liability has been incurred or to estimate the ultimate or minimum amount of that liability until the case is close to resolution, in which case no accrual is made until that time. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases in which claimants seek substantial or indeterminate damages, Merrill Lynch cannot predict or estimate what the eventual loss or range of loss related to such matters will be. Merrill Lynch continues to assess these cases and believes, based on information available to it, that the resolution of these matters will not have a material adverse effect on the financial condition of Merrill Lynch as set forth in the Condensed Consolidated Financial Statements, but may be material to Merrill Lynch’s operating results or cash flows for any particular period and may impact ML & Co.’s credit ratings.

Commitments

At June 27, 2008, Merrill Lynch’s commitments had the following expirations:

(dollars in millions)

		Commitment expiration
		Less than
	Total	1 year	1 - 3 years	3+- 5 years	Over 5 years

Commitments to extend credit	$59,229	$18,535	$11,525	$21,454	$7,715
Purchasing and other commitments	9,181	2,819	1,058	1,391	3,913
Operating leases	4,096	674	1,270	1,003	1,149
Commitments to enter into forward dated resale and securities borrowing agreements	64,790	64,614	176	-	-
Commitments to enter into forward dated repurchase and securities lending agreements	76,529	76,365	164	-	-

Commitments to Extend Credit

Merrill Lynch primarily enters into commitments to extend credit, predominantly at variable interest rates, in connection with corporate finance, corporate and institutional transactions and asset-based lending transactions. Clients may also be extended loans or lines of credit collateralized by first and second mortgages on real estate, certain liquid assets of small businesses, or securities. These commitments usually have a fixed expiration date and are contingent on certain contractual conditions that may require payment of a fee by the counterparty. Once commitments are drawn upon, Merrill Lynch may require the counterparty to post collateral depending upon creditworthiness and general market conditions. See Note 7 for additional information.

The contractual amounts of these commitments represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of the existing collateral becomes worthless. The total amount of outstanding commitments may not represent future cash requirements, as commitments may expire without being drawn upon.

For lending commitments where the loan will be classified as held for sale upon funding, liabilities associated with unfunded commitments are calculated at the lower of cost or fair value, capturing declines in the fair value of the respective credit risk. For loan commitments where the loan will be classified as held for investment upon funding, liabilities are calculated considering both market and historical loss rates. Loan commitments held by entities that apply broker-dealer industry level accounting are accounted for at fair value.

Purchasing and Other Commitments

In the normal course of business, Merrill Lynch enters into institutional and margin-lending transactions, some of which are on a committed basis, but most of which are not. Margin lending on a committed basis only includes amounts where Merrill Lynch has a binding commitment. These binding margin lending commitments totaled $937 million at June 27, 2008 and $693 million at December 28, 2007.

Merrill Lynch had commitments to purchase partnership interests, primarily related to private equity and principal investing activities, of $2.7 billion and $3.1 billion at June 27, 2008 and December 28, 2007, respectively. Merrill Lynch also has entered into agreements with providers of market data, communications, systems consulting, and other office-related services. At June 27, 2008 and December 28, 2007, minimum fee commitments over the remaining life of these agreements totalled $482 million and $453 million, respectively. Merrill Lynch entered into commitments to purchase loans of $4.3 billion (which upon settlement of the commitment will be included in trading assets, loans held for investment or loans held for sale) at June 27, 2008. Such commitments totaled $3.0 billion at December 28, 2007. Other purchasing commitments amounted to $0.8 billion and $0.9 billion at June 27, 2008 and December 28, 2007, respectively.

In the normal course of business, Merrill Lynch enters into commitments for underwriting transactions. Settlement of these transactions as of June 27, 2008 would not have a material effect on the consolidated financial condition of Merrill Lynch.

In connection with trading activities, Merrill Lynch enters into commitments to enter into resale and securities borrowing and also repurchase and securities lending agreements that are primarily secured by collateral.

Operating Leases

Merrill Lynch has entered into various non-cancelable long-term lease agreements for premises that expire through 2024. Merrill Lynch has also entered into various non-cancelable short-term lease agreements, which are primarily commitments of less than one year under equipment leases.

Guarantees

Merrill Lynch issues various guarantees to counterparties in connection with certain leasing, securitization and other transactions. In addition, Merrill Lynch enters into certain derivative contracts that meet the accounting definition of a guarantee under FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indebtedness of Others (“FIN 45”). FIN 45 defines guarantees to include derivative contracts that contingently require a guarantor to make payment to a guaranteed party based on changes in an underlying (such as changes in the value of interest rates, security prices, currency rates, commodity prices, indices, etc.), that relate to an asset, liability or equity security of a guaranteed party. Derivatives that meet the FIN 45 definition of guarantees include certain written options and credit default swaps (contracts that require Merrill Lynch to pay the counterparty the par value of a referenced security if that referenced security defaults). Merrill Lynch does not track, for accounting purposes, whether its clients enter into these derivative contracts for speculative or hedging purposes. Accordingly, Merrill Lynch has disclosed information about all credit default swaps and certain types of written options that can potentially be used by clients to protect against changes in an underlying, regardless of how the contracts are used by the client. These guarantees and their maturity at June 27, 2008 are summarized as follows:

(dollars in millions)

	Maximum
	Payout /	Less than			Over	Carrying
	Notional	1 year	1 - 3 years	3+- 5 years	5 years	Value

Derivative contracts	$4,152,925	$519,662	$828,617	$1,412,198	$1,392,448	$234,383
Liquidity, credit and default facilities	19,219	16,813	869	1,537	-	165
Residual value guarantees	846	68	362	96	320	11
Standby letters of credit and other guarantees	46,169	1,758	1,200	927	42,284	621

Derivative Contracts

For certain derivative contracts, such as written interest rate caps and written currency options, the maximum payout could theoretically be unlimited, because, for example, the rise in interest rates or changes in foreign exchange rates could theoretically be unlimited. In addition, Merrill Lynch does not monitor its exposure to derivatives based on the theoretical maximum payout because that measure does not take into consideration the probability of the occurrence. As such, rather than including the maximum payout, the notional value of these contracts has been included to provide information about the magnitude of involvement with these types of contracts. However, it should be noted that the notional value is not a reliable indicator of Merrill Lynch’s exposure to these contracts.

Merrill Lynch records all derivative transactions at fair value on its Condensed Consolidated Balance Sheets. As previously noted, Merrill Lynch does not monitor its exposure to derivative contracts in terms of maximum payout. Instead, a risk framework is used to define risk tolerances and establish limits to help to ensure that certain risk-related losses occur within acceptable, predefined limits. Merrill Lynch economically hedges its exposure to these contracts by entering into a variety of offsetting derivative contracts and security positions. See the Derivatives section of Note 1 for further discussion of risk management of derivatives.

Merrill Lynch also funds selected assets, including CDOs and CLOs, via derivative contracts with third party structures, the majority of which are not consolidated on its balance sheet. Of the total notional amount of these total return swaps, approximately $24 billion is term financed through facilities provided by commercial banks, $21 billion of long term funding is provided by third party special purpose vehicles and $2 billion is financed with asset backed commercial paper conduits. In certain circumstances, Merrill Lynch may be required to purchase these assets, which would not result in additional gain or loss to the Company as such exposure is already reflected in the fair value of the derivative contracts.

Liquidity, Credit and Default Facilities

The liquidity, credit and default facilities in the above table relate primarily to municipal bond securitization SPEs and Conduits.

Merrill Lynch acts as liquidity provider to certain municipal bond securitization SPEs and provides both liquidity and credit default protection to certain other municipal bond securitization SPEs. As of June 27, 2008, the value of the assets held by the SPEs plus any additional collateral pledged to Merrill Lynch exceeded the amount of beneficial interests issued, which provides additional support to Merrill Lynch in the event that the standby facilities are drawn. In certain of these facilities, Merrill Lynch is generally required to provide liquidity support within seven days, while the remainder have third-party liquidity support for between 30 and 364 days before Merrill Lynch is required to provide liquidity. A significant portion of the facilities where Merrill Lynch is required to provide liquidity support within seven days are “net liquidity” facilities where upon draw Merrill Lynch may direct the trustee for the SPE to collapse the SPE trusts and liquidate the municipal bonds, and Merrill Lynch would only be required to fund any difference between par and the sale price of the bonds. “Gross liquidity” facilities require Merrill Lynch to wait up to 30 days before directing the trustee to liquidate the municipal bonds. Beginning in the second half of 2007, Merrill Lynch began reducing facilities that require liquidity in seven days, and the total amount of such facilities was $12.8 billion as of June 27, 2008, down from $40.7 billion as of June 29, 2007. Details of these liquidity and credit default facilities as of June 27, 2008, are illustrated in the table below:

(dollars in millions)

	Merrill Lynch Liquidity Facilities Can Be Drawn:				Municipal Bonds to Which
	In 7 Days with	In 7 Days with	After Up to		Merrill Lynch Has Recourse
	“Net Liquidity”	“Gross Liquidity”	364 Days(1)	Total	if Facilities Are Drawn

Merrill Lynch provides standby liquidity facilities	$6,750	$1,970	$3,022	$11,742	$13,314

Merrill Lynch provides standby liquidity facilities and credit default protection	1,491	2,588	2,039	6,118	6,695

Total	$8,241	$4,558	$5,061	$17,860	$20,009

(1)	Initial liquidity support within 7 days is provided by third parties for a maximum of 364 days.

In addition, Merrill Lynch, through a U.S. bank subsidiary has either provided or provides liquidity and credit facilities to three Conduits. The assets in these Conduits included loans and asset-backed securities. In the event of a disruption in the commercial paper market, the Conduits may draw upon their liquidity facilities and sell certain assets held by the respective Conduits to Merrill Lynch, thereby protecting commercial paper holders against certain changes in the fair value of the assets held by the Conduits. The credit facilities protect commercial paper investors against credit losses for up to a certain percentage of the portfolio of assets held by the respective Conduits at June 27, 2008. Merrill Lynch has remaining exposure to only one of these Conduits as discussed below.

The outstanding amount of the facilities, or Merrill Lynch’s maximum exposure, related to this Conduit is approximately $924 million as of June 27, 2008. The assets remaining in the Conduit are primarily auto and equipment loans and lease receivables totaling $523 million (which approximates their fair value) with unfunded loan commitments for $343 million. The facilities were not drawn upon and Merrill Lynch did not purchase any assets from the Conduit in the second quarter of 2008. In addition, Merrill Lynch periodically purchases commercial paper from this Conduit, and held $81 million of the commercial paper as of June 27, 2008. Merrill Lynch is under no obligation to purchase additional commercial paper. These liquidity and credit facilities are recorded off-balance sheet, unless a liability is deemed necessary when a contingent payment is deemed probable and estimable. In July 2008, this Conduit became inactive, as Merrill Lynch purchased the remaining assets. Merrill Lynch does not intend to utilize this Conduit in the future.

Refer to Note 6 to the Condensed Consolidated Financial Statements for more information on Conduits.

Residual Value Guarantees

The amounts in the above table include residual value guarantees associated with the Hopewell, NJ campus and aircraft leases of $322 million at June 27, 2008.

Stand-by Letters of Credit and Other Guarantees

Merrill Lynch provides guarantees to counterparties in the form of standby letters of credit in the amount of $2.4 billion. At June 27, 2008, Merrill Lynch held marketable securities of $512 million as collateral to secure these guarantees and a liability of $45 million was recorded on the Condensed Consolidated Balance Sheets.

Further, in conjunction with certain principal-protected mutual funds, Merrill Lynch guarantees the return of the initial principal investment at the termination date of the fund. At June 27, 2008, Merrill Lynch’s maximum potential exposure to loss with respect to these guarantees is $376 million assuming that the funds are invested exclusively in other general investments (i.e., the funds hold no risk-free assets), and that those other general investments suffer a total loss. As such, this measure significantly overstates Merrill Lynch’s exposure or expected loss at June 27, 2008. These transactions met the SFAS No. 133 definition of derivatives and, as such, were carried as a liability with a fair value of approximately $7 million at June 27, 2008.

Merrill Lynch also provides indemnifications related to the U.S. tax treatment of certain foreign tax planning transactions. The maximum exposure to loss associated with these transactions at June 27, 2008 is $167 million; however, Merrill Lynch believes that the likelihood of loss with respect to these arrangements is remote, and therefore has not recorded any liabilities in respect of these guarantees.

In connection with residential mortgage loan and other securitization transactions, Merrill Lynch typically makes representations and warranties about the underlying assets. If there is a material breach of any such representation or warranty, Merrill Lynch may have an obligation to repurchase assets or indemnify the purchaser against any loss. For residential mortgage loan and other securitizations, the maximum potential amount that could be required to be repurchased is the current outstanding asset balance. Specifically related to First Franklin activities, there is currently approximately $41 billion (including loans serviced by others) of outstanding loans that First Franklin sold in various asset sales and securitization transactions where management believes we may have an obligation to repurchase the asset or indemnify the purchaser against the loss if claims are made and it is ultimately determined that there has been a material breach related to such loans. Merrill Lynch has recognized a repurchase reserve liability of approximately $565 million at June 27, 2008 arising from these residential mortgage sales and securitization transactions.

See Note 11 of the 2007 Annual Report for additional information on guarantees.

Note 12.	Employee Benefit Plans

Merrill Lynch provides pension and other postretirement benefits to its employees worldwide through defined contribution pension, defined benefit pension, and other postretirement plans. These plans vary based on the country and local practices. Merrill Lynch reserves the right to amend or terminate these plans at any time. Refer to Note 12 of the 2007 Annual Report for a complete discussion of employee benefit plans.

Defined Benefit Pension Plans

Pension cost for the three and six months ended June 27, 2008 and June 29, 2007, for Merrill Lynch’s defined benefit pension plans, included the following components:

(dollars in millions)

	Three Months Ended
	June 27, 2008			June 29, 2007

	U.S.	Non-U.S.		U.S.	Non-U.S.
	Plans	Plans	Total	Plans	Plans	Total

Service cost	$-	$7	$7	$-	$7	$7
Interest cost	24	21	45	24	20	44
Expected return on plan assets	(29)	(21)	(50)	(29)	(20)	(49)
Amortization of net (gains)/losses, prior service costs and other	-	3	3	(1)	8	7

Total defined benefit pension cost	$(5)	$10	$5	$(6)	$15	$9

(dollars in millions)

	Six Months Ended
	June 27, 2008			June 29, 2007

	U.S.	Non-U.S.		U.S.	Non-U.S.
	Plans	Plans	Total	Plans	Plans	Total

Service cost	$-	$14	$14	$-	$14	$14
Interest cost	48	43	91	48	40	88
Expected return on plan assets	(59)	(43)	(102)	(58)	(39)	(97)
Amortization of net (gains)/losses, prior service costs and other	-	6	6	(2)	15	13

Total defined benefit pension cost	$(11)	$20	$9	$(12)	$30	$18

Merrill Lynch disclosed in its 2007 Annual Report that it expected to pay $1 million of benefit payments to participants in the U.S. non-qualified pension plan and Merrill Lynch expected to contribute $11 million and $74 million respectively to its U.S. and non-U.S. defined benefit pension plans in 2008. Merrill Lynch does not expect contributions to differ significantly from amounts previously disclosed.

Postretirement Benefits Other Than Pensions

Other postretirement benefit cost for the three and six months ended June 27, 2008 and June 29, 2007, included the following components:

(dollars in millions)

	Three Months		Six Months
	Ended		Ended

	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Service cost	$2	$1	$3	$3
Interest cost	4	4	7	8
Amortization of net (gains)/losses, prior service costs and other	(9)	(1)	(10)	(3)

Total other postretirement benefits cost	$(3)	$4	$-	$8

Approximately 86% of the postretirement benefit cost components for the period relate to the U.S. postretirement plan.

Note 13.	Income Taxes

Merrill Lynch is under examination by the Internal Revenue Service (“IRS”) and other tax authorities in countries including Japan and the United Kingdom, and states in which Merrill Lynch has significant business operations, such as New York. The tax years under examination vary by jurisdiction. The IRS audit for the year 2004 was completed in the second quarter of 2008 but the statute of limitations for the year does not expire until September, 2008. Adjustments were proposed for two issues which Merrill Lynch will challenge. The issues involve eligibility for the dividend received deduction and foreign tax credits with respect to different transactions. These two issues have also been raised in the ongoing IRS audits for the years 2005 and 2006, which may be completed during the next twelve months. Subsequent to the end of the second quarter, Japan tax authorities completed the audit of the fiscal tax years March 31, 2004 through March 31, 2007. An assessment was issued, which has now been paid, reflecting the Japanese tax authorities’ view that certain income on which Merrill Lynch previously paid income tax to other international jurisdictions, primarily the U.S., should have been allocated to Japan. Similar to the Japan tax assessment received in 2005, Merrill Lynch will utilize the process of obtaining clarification from international authorities (Competent Authority) on the appropriate allocation of income among multiple jurisdictions to prevent double taxation. In the United Kingdom, the audit for the tax year 2005 is in progress. The Canadian tax authorities have commenced the audit of the tax years 2004-2005. New York State and New York City audits are in progress for the years 2002-2006.

Depending on the outcomes of our multi-jurisdictional global audits and the ongoing Competent Authority proceeding with respect to the Japan assessment received in 2005, it is reasonably possible our unrecognized tax benefits may be reduced during the next twelve months, either because our tax positions are sustained on audit or we agree to settle certain issues. While it is reasonably possible that a significant reduction in unrecognized tax benefits may occur within twelve months of June 27, 2008, quantification of an estimated range cannot be made at this time due to the uncertainty of the potential outcomes.

At December 28, 2007, Merrill Lynch had a United Kingdom net operating loss carryforward of approximately $13.5 billion. This net operating loss carryforward at the end of the second quarter is estimated to be $24 billion, or approximately $29 billion after taking into account the sale of U.S super senior ABS CDOs announced subsequent to the end of the second quarter. Refer to Note 18 for further details. The loss has an unlimited carryforward period and a tax benefit has been recognized for the deferred tax asset with no valuation allowance.

Note 14.	Regulatory Requirements

Effective January 1, 2005, Merrill Lynch became a consolidated supervised entity (“CSE”) as defined by the SEC. As a CSE, Merrill Lynch is subject to group-wide supervision, which requires Merrill Lynch to compute allowable capital and risk allowances on a consolidated basis. At June 27, 2008 Merrill Lynch was in compliance with applicable CSE standards.

Certain U.S. and non-U.S. subsidiaries are subject to various securities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These regulatory restrictions may impose regulatory capital requirements and limit the amounts that these subsidiaries can pay in dividends or advance to Merrill Lynch. Merrill Lynch’s principal regulated subsidiaries are discussed below.

Securities Regulation

As a registered broker-dealer, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 (“the Rule”). Under the alternative method permitted by the Rule, the minimum required net capital, as defined, shall be the greater of 2% of aggregate debit items (“ADI”) arising from customer transactions or $500 million in accordance with Appendix E of the Rule. At June 27, 2008, MLPF&S’s regulatory net capital of $4,906 million was approximately 18.9% of ADI, and its regulatory net capital in excess of the SEC minimum required was $4,347 million.

As a futures commission merchant, MLPF&S is also subject to the capital requirements of the Commodity Futures Trading Commission (“CFTC”), which requires that minimum net capital should not be less than 8% of the total customer risk margin requirement plus 4% of the total non-customer risk margin requirement. MLPF&S regulatory net capital of $4,906 million exceeded the CFTC minimum requirement of $691 million by $4,215 million.

Merrill Lynch International (“MLI”), a U.K. regulated investment firm, is subject to capital requirements of the Financial Services Authority (“FSA”). Financial resources, as defined, must exceed the total financial resources requirement set by the FSA. At June 27, 2008, MLI’s financial resources were $23,757 million, exceeding the minimum requirement by $5,905 million.

Merrill Lynch Government Securities Inc. (“MLGSI”), a primary dealer in U.S. Government securities, is subject to the capital adequacy requirements of the Government Securities Act of 1986. This rule requires dealers to maintain liquid capital in excess of market and credit risk, as defined, by 20% (a 1.2-to-1 capital-to-risk standard). At June 27, 2008, MLGSI’s liquid capital of $2,039 million was 254.0% of its total market and credit risk, and liquid capital in excess of the minimum required was $1,077 million.

Merrill Lynch Japan Securities Co. Ltd. (“MLJS”), a Japan-based regulated broker-dealer, is subject to capital requirements of the Japanese Financial Services Agency (“JFSA”). Net capital, as defined, must exceed 120% of the total risk equivalents requirement of the JFSA. At June 27, 2008, MLJS’s net capital was $1,402 million, exceeding the minimum requirement by $796 million.

Banking Regulation

Merrill Lynch Bank USA (“MLBUSA”) is a Utah-chartered industrial bank, regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the State of Utah Department of Financial Institutions (“UTDFI”). Merrill Lynch Bank & Trust Co., FSB (“MLBT-FSB”) is a full service thrift institution regulated by the Office of Thrift Supervision (“OTS”), whose deposits are insured by the FDIC. Both MLBUSA and MLBT-FSB are required to maintain capital levels that at least equal minimum capital levels specified in federal banking laws and regulations. Failure to meet the minimum levels will result in certain mandatory, and possibly additional discretionary, actions by the regulators that, if undertaken, could have a direct material effect on the banks. The following table illustrates the actual capital ratios and capital amounts for MLBUSA and MLBT-FSB as of June 27, 2008.

(dollars in millions)

		MLBUSA		MLBT-FSB

	Well
	Capitalized	Actual	Actual	Actual	Actual
	Minimum	Ratio	Amount	Ratio	Amount

Tier 1 leverage	5%	9.35%	$5,579	8.08%	$2,343
Tier 1 capital	6%	12.45%	5,579	10.58%	2,343
Total capital	10%	14.81%	6,639	12.58%	2,793

As a result of its ownership of MLBT-FSB, ML & Co. is registered with the OTS as a savings and loan holding company (“SLHC”) and is subject to regulation and examination by the OTS as a SLHC. ML & Co. is classified as a unitary SLHC, and will continue to be so classified as long as it and MLBT-FSB continue to comply with certain conditions. Unitary SLHCs are exempt from the material restrictions imposed upon the activities of SLHCs that are not unitary SLHCs. SLHCs other than unitary SLHCs are generally prohibited from engaging in activities other than conducting business as a savings association, managing or controlling savings associations, providing services to subsidiaries or engaging in activities permissible for bank holding companies. Should ML & Co. fail to continue to qualify as a unitary SLHC, in order to continue its present businesses that would not be permissible for a SLHC, ML & Co. could be required to divest control of MLBT-FSB.

Merrill Lynch International Bank Limited (“MLIB”), an Ireland-based regulated bank, is subject to the capital requirements of the Irish Financial Services Regulatory Authority (“IFSRA”). MLIB is required to meet minimum regulatory capital requirements under the European Union (“EU”) banking law as implemented in Ireland by the IFSRA. At June 27, 2008, MLIB’s financial resources were $11,994 million, exceeding the minimum requirement by $1,884 million.

Note 15.  Discontinued Operations

On August 13, 2007, Merrill Lynch announced a strategic business relationship with AEGON in the areas of insurance and investment products. As part of this relationship, Merrill Lynch sold MLIG to AEGON for $1.3 billion in the fourth quarter of 2007, which resulted in an after-tax gain of $316 million. The gain, along with the financial results of MLIG, have been reported within discontinued operations for all periods presented and the assets and liabilities were not considered material for separate presentation. Merrill Lynch previously reported the results of MLIG in the GWM business segment.

On December 24, 2007 Merrill Lynch announced that it had reached an agreement with GE Capital to sell Merrill Lynch Capital, a wholly-owned middle-market commercial finance business. The sale included substantially all of Merrill Lynch Capital’s operations, including its commercial real estate division and closed on February 4, 2008. Merrill Lynch has included results of Merrill Lynch Capital within discontinued operations for all periods presented and the assets and liabilities were not considered material for separate presentation. Merrill Lynch previously reported results of Merrill Lynch Capital in the GMI business segment.

Net losses from discontinued operations for the three and six months ended June 27, 2008 were $20 million and $13 million, respectively. These results compared to net earnings of $129 million and $257 million for the three and six months ended June 29, 2007, respectively.

Certain financial information included in discontinued operations on Merrill Lynch’s Condensed Consolidated Statements of (Loss)/Earnings is shown below:

(dollars in millions)

			For the Six
	For the Three Months Ended		Months Ended

	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Total revenues, net of interest expense	$-	$269	$28	$520

(Losses) / earnings before income taxes	$(32)	$197	$(57)	$391
Income tax (benefit) /expense	(12)	68	(44)	134

Net (loss) / earnings from discontinued operations	$(20)	$129	$(13)	$257

The following assets and liabilities related to discontinued operations are recorded on Merrill Lynch’s Condensed Consolidated Balance Sheets as of June 27, 2008 and December 28, 2007:

(dollars in millions)

	June 27,	Dec. 28,
	2008	2007

Assets:
Loans, notes and mortgages	$215	$12,995
Other assets	38	332

Total Assets	$253	$13,327
Liabilities:
Other payables, including interest	-	489

Total Liabilities	$-	$489

As of June 27, 2008, a small portfolio of commercial real estate loans related to the Merrill Lynch Capital portfolio remain in discontinued operations as they were not part of the GE Capital transaction. Merrill Lynch anticipates selling these loans in the near future.
Note 16.  Cash Flow Restatement

Subsequent to the issuance of the Company’s Condensed Consolidated Financial Statements for the quarter ended June 29, 2007, the Company determined that its previously issued Condensed Consolidated Statements of Cash Flows for the six months ended June 29, 2007 contained an error resulting from the reclassification of certain cash flows from trading liabilities into derivative financing transactions. This error resulted in an overstatement of cash used for operating activities and a corresponding overstatement of cash provided by financing activities for the period described above.

This adjustment to the Condensed Consolidated Statements of Cash Flows does not affect the Company’s Condensed Consolidated Statements of (Loss)/Earnings, Condensed Consolidated Balance

Sheets, and Condensed Consolidated Statements of Comprehensive (Loss)/Income, or cash and cash equivalents. These adjustments also do not affect the Company’s compliance with any financial covenants under its borrowing facilities.

A summary presentation of this cash flow restatement for the six months ended June 29, 2007 is presented below.

(dollars in millions)

	As Previously Presented	Adjustments	As Restated

For the six months ended June 29, 2007(1)
Trading liabilities	$8,744	$12,846	$21,590
Cash used for operating activities	(46,086)	12,846	(33,240)
Derivative financing transactions	12,818	(12,846)	(28)
Cash provided by financing activities	57,527	(12,846)	44,681

(1)	There was no change in cash and cash equivalents for the period restated.

Note 17.	Restructuring

In connection with its previously announced expense reduction initiative, the Company recorded a pre-tax restructuring charge of approximately $445 million ($286 million after-tax) in the second quarter of 2008. This charge was comprised of severance costs of $309 million and expenses related to the accelerated amortization of previous granted equity-based compensation awards of $136 million. These charges were recorded within the GMI and GWM operating segments and were $311 million and $134 million, respectively. The number of full-time employees was reduced by approximately 4,200 during the first half of 2008, largely in the United States, within GMI and support areas.

During the second quarter of 2008, the Company made cash payments, primarily severance related, of approximately $68 million, resulting in a remaining liability balance of approximately $241 million, a majority of which will be settled by the end of 2008. This liability is recorded in other payables on the Condensed Consolidated Balance Sheet at June 27, 2008.

Note 18.	Subsequent Events

Bloomberg, L.P. and Financial Data Services

On July 17, 2008 the Company announced that it had completed the sale of its 20% ownership stake in Bloomberg, L.P. to Bloomberg Inc., for approximately $4.4 billion, and as part of this transaction had entered into a long-term service agreement. As consideration for the sale of its interest in Bloomberg L.P., Merrill Lynch received notes issued by Bloomberg Inc. (the general partner and owner of substantially all of Bloomberg L.P.) with an aggregate face amount of approximately $4.3 billion and cash in the amount of approximately $110 million. The notes represent senior unsecured obligations of Bloomberg Inc. The notes consist of fixed-rate and floating-rate tranches and both tranches have maturities of 10 to 15 years. The notes accrue interest at market rates.

The Company also announced that it was in negotiations and had signed a non-binding letter of intent to sell a controlling interest in Financial Data Services, Inc. (“FDS”), based on an enterprise value for FDS in excess of $3.5 billion. FDS is currently a wholly-owned subsidiary of Merrill Lynch and is a provider of administrative functions for mutual funds, retail banking products and other services within GWM. The expected sale of FDS is currently subject to a non-binding letter of intent and there can be no assurance that a definitive agreement will be completed with the current purchasers, or if a sale is consummated, that it will be on the financial terms described above. Merrill Lynch intends to provide debt financing for the FDS transaction on a commercially reasonable basis.

CDO Sale

On July 28, 2008, Merrill Lynch agreed to sell $30.6 billion gross notional amount of U.S. super senior ABS CDOs (the “Portfolio”) to an affiliate of Lone Star Funds (“Lone Star”) for a purchase price of $6.7 billion. At the end of the second quarter of 2008, these CDOs were carried at $11.1 billion, and in connection with this sale Merrill Lynch will record a pre-tax write-down of $4.4 billion in the third quarter of 2008.

On a pro forma basis, this sale will reduce Merrill Lynch’s aggregate U.S. super senior ABS CDO long exposures from $19.9 billion at June 27, 2008 to $8.8 billion. The pro forma remaining $8.8 billion super senior long exposure is hedged with an aggregate of $7.2 billion of short exposure, of which $6.0 billion are with highly-rated non-monoline counterparties. The remaining net exposure will be $1.6 billion.

Merrill Lynch will provide financing to the purchaser for approximately 75% of the purchase price. The recourse on this loan will be limited to the assets of the purchaser, which will consist solely of the Portfolio. All cash flows and distributions from the Portfolio (including sale proceeds) will be applied in accordance with a specified priority of payments. The loan will be carried at fair value.

Events of default under the loan are customary events of default, including failure to pay interest when due and failure to pay principal at maturity. The transaction is expected to close within 60 days.

Termination of Monoline Hedges

In addition to the CDO sale referenced above, Merrill Lynch also agreed to terminate all of its CDO-related hedges with XL and is in the process of negotiating settlements on certain contracts with other monoline counterparties. These short positions were the hedges on long CDO positions that are part of the announced sale.

Merrill Lynch executed an agreement to terminate all of its CDO-related hedges with XL. The transaction is expected to close in August 2008. When the transaction closes, all of Merrill Lynch’s CDO-related hedges with XL will be terminated in exchange for an upfront cash payment to Merrill Lynch of $500 million. These hedges had a carrying value of approximately $1.0 billion at June 27, 2008. As a result of this transaction, Merrill Lynch will record a pre-tax loss of $528 million during the third quarter of 2008.

Merrill Lynch is also in the process of negotiating settlements on certain other contracts relating to CDO hedges with monoline guarantors. If Merrill Lynch were to receive no payments in connection with the settlement of these hedges, the maximum pre-tax loss Merrill Lynch expects to record would be their current carrying value, $0.8 billion.

Common Stock Offering and Early Conversion of Mandatory Convertible Preferred

On July 28, 2008, Merrill Lynch announced a public offering of 437,000,000 shares of common stock (including the exercise of the over-allotment option) at a price of $22.50 per share, for an aggregate amount of $9.8 billion. On August 1, 2008, Merrill Lynch issued 368,273,954 shares of common stock as part of the announced offering. An additional 68,726,046 shares of common stock will be issued to

Temasek, Merrill Lynch’s largest shareholder, upon obtaining regulatory approvals. Temasek agreed to purchase $3.4 billion of common stock in the offering. In addition, Merrill Lynch’s executive management team purchased approximately 750 thousand shares of common stock in the offering.

In satisfaction of Merrill Lynch’s obligations under the reset provisions contained in the investment agreement with Temasek, Merrill Lynch has agreed to pay Temasek $2.5 billion, 100% of which will be invested in the offering at the public offering price without any future reset protection. The $2.5 billion payment will be recorded as an expense in the Condensed Consolidated Statement of (Loss)/Earnings during the third quarter of 2008.

In addition, holders of $4.9 billion of the $6.6 billion of outstanding mandatory convertible preferred stock have agreed to exchange their preferred stock for approximately 177 million shares of common stock, plus $65 million in cash. Holders of the remaining $1.7 billion of outstanding mandatory convertible preferred stock have agreed to exchange their preferred stock for new mandatory convertible preferred stock. The reset feature for all securities exchanged has been eliminated. In connection with the reset features of the $6.6 billion of outstanding preferred stock, Merrill Lynch will record additional preferred dividends of $2.3 billion in the third quarter of 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of June 27, 2008, and the related condensed consolidated statements of (loss)/earnings and comprehensive (loss)/income for the three-month and six-month periods ended June 27, 2008 and June 29, 2007, and the related condensed consolidated statements of cash flows for the six-month periods ended June 27, 2008 and June 29, 2007. These interim financial statements are the responsibility of Merrill Lynch’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16, the condensed consolidated statement of cash flows for the six-month period ended June 29, 2007 has been restated.

As discussed in Note 18, Merrill Lynch has entered into a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Merrill Lynch as of December 28, 2007, and the related consolidated statements of (loss)/earnings, changes in stockholders’ equity, comprehensive (loss)/income and cash flows for the year then ended (not presented herein); and in our report dated February 25, 2008, we expressed an unqualified opinion on those financial statements and included an explanatory paragraph regarding the change in accounting method in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 28, 2007 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
August 4, 2008